As filed with the Securities and Exchange Commission on April 19, 2022
Registration
No. 333-259040

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hippo Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	32- 0662604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
150 Forest Avenue
Palo Alto, California 94301
(650)
294-8463
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Tracy Bowden
General Counsel
Hippo Holdings Inc.
150 Forest Avenue
Palo Alto, California 94301
(650)
294-9463
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Tad J. Freese
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650)
328-4600

Approximate date of commencement of proposed sale of the securities to the public
: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer		Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section
 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section
 8(a), may determine
.

EXPLANATORY
NOTE
On August 24, 2021, we filed a registration statement on Form
S-1
(File No.
 333-259040)
(the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement was declared effective by the SEC on September 1, 2021. This post-effective amendment is being filed to include information from our Annual Report on Form
10-K
for the year ended December 31, 2021 that was filed on March 14, 2022 and to update certain other information in the Registration Statement.
No additional securities are being registered under this post-effective amendment and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 19, 2022

PROSPECTUS FOR
UP TO 386,233,065 SHARES OF COMMON STOCK AND
UP TO 5,037,463 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
OF
HIPPO HOLDINGS INC.

This prospectus relates to (i) the resale by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”) of up to 316,640,538 shares of common stock, par value $0.0001 per share (the “common stock”) issued in connection with the Merger (as defined below), (ii) the resale by certain of the Selling Securityholders of up to 55,000,000 shares of common stock issued in the PIPE Investment (as defined below), (iii) the issuance by us and resale of 14,592,527 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (iv) the issuance by us and resale of up to 5,037,463 shares of common stock upon the exercise of outstanding warrants. This prospectus also relates to the resale of up to 4,400,000 of our outstanding warrants originally purchased in a private placement by certain of the Selling Securityholders.
On August 2, 2021, Reinvent Technology Partners Z, a Cayman Islands exempted company (“RTPZ”), consummated the business combination pursuant to the Agreement and Plan of Merger, dated as of March 3, 2021 (the “Merger Agreement”), by and among RTPZ, RTPZ Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of RTPZ (“Merger Sub”), and Hippo Enterprises Inc., a Delaware corporation (“Old Hippo”). As contemplated by the Merger Agreement, RTPZ was domesticated as a Delaware corporation and changed its name to “Hippo Holdings Inc.” (the “Domestication”). Following the Domestication, Merger Sub merged with and into Old Hippo, the separate corporate existence of Merger Sub ceased and Old Hippo survived as a wholly owned subsidiary of Hippo Holdings (the “First Merger”). Immediately following the First Merger, Old Hippo (as the surviving corporation of the First Merger) merged with and into Hippo Holdings, the separate corporate existence of Old Hippo ceased, and Hippo Holdings became the surviving corporation (together with the First Merger and the Domestication, the “Business Combination”).
We are registering the resale of shares of common stock and warrants as required by (i) an amended and restated registration rights agreement, dated as of August 2, 2021 (the “Registration Rights Agreement”), entered into by and among Hippo Holdings Inc., Reinvent Sponsor Z LLC, former directors and officers of RTPZ and certain former stockholders of Old Hippo and (ii) the subscription agreements entered into by and between RTPZ and certain qualified institutional buyers and accredited investors relating to the purchase of shares of common stock in private placements consummated in connection with the Business Combination.
We are also registering the (i) resale of other shares of common stock held by certain of our shareholders and affiliates and (ii) the issuance and resale of shares of common stock reserved for issuance upon the exercise of options to purchase shares of common stock held by certain of our current and former employees.
We will receive the proceeds from any exercise of the warrants or options for cash, but not from the resale of the shares of common stock or warrants by the Selling Securityholders.
We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.
Our common stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “HIPO” and our warrants trade on the NYSE under the ticker symbol “HIPO.WS.” On April 14, 2022, the closing sale price of our common stock as reported by the NYSE was $1.98 per share and the closing price of our warrants was $0.32 per warrant.
We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “
Prospectus Summary - Implications of Being an Emerging Growth Company
.”
Investing in shares of our common stock or warrants involves risks that are described in the “
Risk Factors
” section beginning on page 8 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is     , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“Business Combination” are to the Domestication together with the Merger;

•	“Bylaws” are to our amended and restated bylaws;

•	“Cayman Islands Companies Law” are to the Cayman Islands Companies Act (As Revised);

•	“Certificate of Incorporation” are our amended and restated certificate of incorporation;

•	“Closing” are to the closing of the Business Combination;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Domestication” are to the domestication of RTPZ as a corporation incorporated in the State of Delaware;

•	“Effective Time” are to the effective time of the Merger;

•	“ESPP” are to the Hippo Holdings Inc. 2021 Employee Stock Purchase Plan;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” are to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the aggregate fully-diluted number of shares of Hippo Holdings common stock issued and outstanding immediately prior to the First Merger;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“Hippo” are to Hippo Holdings Inc. and its consolidated subsidiaries and businesses, including Spinnaker, after the Business Combination;

•	“Hippo Holdings common stock” are to shares of Hippo Holdings common stock, par value $0.0001 per share;

•	“Hippo Holdings Inc.” or “Hippo Holdings” are to RTPZ after the Domestication and its name change from Reinvent Technology Partners Z to Hippo Holdings Inc.;

•	“Hippo Holdings options” are to options to purchase shares of Hippo Holdings common stock;

•	“Hippo notes” are to the convertible promissory notes issued by Hippo and convertible into shares of Hippo Holdings common stock;

•	“Incentive Award Plan” are to the Hippo Holdings Inc. 2021 Incentive Award Plan;

•	“initial public offering” are to RTPZ’s initial public offering that was consummated on November 23, 2020;

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-249799) filed by RTPZ in connection with its initial public offering, which became effective on November 18, 2020;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Merger” are to the merger of Merger Sub with and into Old Hippo, with Old Hippo surviving the merger as a wholly owned subsidiary of Hippo Holdings;

•	“Merger Sub” means RTPZ Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of RTPZ prior to the Business Combination, which, as a result of the Merger, merged into Old Hippo;

•	“NYSE” are to the New York Stock Exchange;

•
“Old Hippo” are to Hippo Enterprises Inc. prior to the Business Combination, which became a wholly owned subsidiary of Hippo Holdings and later merged into Hippo Holdings as a result of the Business Combination;

•	“Old Hippo capital stock” are to shares of Old Hippo common stock and Old Hippo preferred stock.

•	“Old Hippo common stock” are to shares of Old Hippo common stock, par value $0.00001 per share;

•
“Old Hippo preferred stock” are to the Series
A-1
preferred stock, Series
A-2
preferred stock, Series B preferred stock, Series
C-1
preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock of Old Hippo;

•	“Old Hippo warrants” are to the warrants to purchase shares of Hippo capital stock outstanding prior to the Effective Time;

•	“Organizational Documents” are to the Certificate of Incorporation and the Bylaws;

•	“PIPE Investment” are to the purchase of shares of Hippo Holdings common stock pursuant to the Subscription Agreements;

•	“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•
“private placement warrants” are to the RTPZ private placement warrants outstanding as of the date of this prospectus and the warrants of Hippo Holdings issued as a matter of law upon the conversion thereof at the time of the Domestication;

•
“public shares” are to the RTPZ Class A ordinary shares (including those that underlie the units of RTPZ) that were offered and sold by RTPZ in its initial public offering and registered pursuant to the IPO registration statement and the shares of Hippo Holdings common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication.

•
“public warrants” are to the redeemable warrants (including those that underlie the units of RTPZ) that were offered and sold by RTPZ in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Hippo Holdings issued as a matter of law upon the conversion thereof at the time of the Domestication;

•	“redemption” are to each redemption of public shares for cash pursuant to the Organizational Documents;

•
“Registration Rights Agreement” are to the Registration Rights Agreement entered into by and among Hippo Holdings, the Sponsor and the other holders of RTPZ Class B ordinary shares, certain former stockholders of Hippo, and Reinvent Capital Fund LP, as amended and modified from time to time;

•	“RTPZ” are to Reinvent Technology Partners Z prior to its domestication as a corporation in the State of Delaware;

•	“RTPZ Class A ordinary shares” are to RTPZ’s Class A ordinary shares, par value $0.0001 per share;

•	“RTPZ Class B ordinary shares” are to RTPZ’s Class B ordinary shares, par value $0.0001 per share;

•
“RTPZ founder shares” are to the 5,750,000 RTPZ Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering for an aggregate purchase price of $25,000 (or approximately $0.004 per share), and the RTPZ Class A ordinary shares that will be issued upon the conversion thereof;

•	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Selling Securityholder” are to the selling securityholders named in this prospectus;

•	“Spinnaker” are to Spinnaker Insurance Company;

•	“Sponsor” are to Reinvent Sponsor Z LLC, a Cayman Islands limited liability company;

•	“Sponsor Agreement” are to that certain Sponsor Agreement, dated March 3, 2021, by and between RTPZ and Hippo, as amended and modified from time to time;

•	“Sponsor Shares” are to the RTPZ founder shares that were beneficially owned by the Sponsor as of the Domestication.

•	“Subscription Agreement” are to that certain Sponsor Agreement, dated March 3, 2021, by and between RTPZ and Hippo, as amended and modified from time to time;

•
“Transaction” are to Old Hippo becoming a wholly owned subsidiary of Hippo Holdings as a result of Merger Sub, a direct wholly owned subsidiary of RTPZ, merging with and into Old Hippo, with Old Hippo surviving as a wholly owned subsidiary of Hippo Holdings;

•	“Trust Account” are to the trust account established at the consummation of RTPZ’s initial public offering at JPMorgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•	“Warrant Agreement” is to the Warrant Agreement, dated as of November 18, 2020, by and between RTPZ and Continental, as warrant agent, as amended; and

•	“warrants” are to the public warrants and the private placement warrants.
Additionally, unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to Hippo Holdings Inc. and its subsidiaries following the Closing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for our future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

•	our future results of operations and financial condition and our ability to attain profitability;

•	our ability to grow our business and, if such growth occurs, to effectively manage such growth;

•	customer satisfaction and our ability to attract, retain, and expand our customer base;

•	our ability to maintain and enhance our brand and reputation;

•	our business strategy, including our diversified distribution strategy and our plans to expand into new markets and new products;

•	the effects of seasonal trends on our results of operations;

•	our expectations about our book of business, including our ability to cross-sell and to attain greater value from each customer;

•	our ability to compete effectively in our industry;

•	our ability to maintain reinsurance contracts and our near- and long-term strategies and expectations with respect to cession of insurance risk;

•	our ability to utilize our proprietary technology;

•	our ability to underwrite risks accurately and charge profitable rates;

•	our ability to leverage our data, technology and geographic diversity to help manage risk;

•	our ability to protect our intellectual property;

•	our ability to expand our product offerings or improve existing ones;

•	our ability to attract and retain personnel, including our officers and key employees;

•	potential harm caused by misappropriation of our data and compromises in cybersecurity;

•	potential harm caused by changes in internet search engines’ methodologies;

•	our expected use of cash on our balance sheet, our future capital needs and our ability to raise additional capital;

•	fluctuations in our results of operations and operating metrics;

•	our ability to receive, process, store, use and share data, and compliance with laws and regulations related to data privacy and data security;

•	our ability to stay in compliance with laws and regulation that currently apply, or become applicable, to our business both in the United States and internationally;

v

•	our inability to predict the lasting impacts of COVID-19 to our business in particular, and the global economy generally;

•	our public securities’ liquidity and trading; and

•	other factors detailed in the section titled “ Risk Factors .”
These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”
Our Company
We are a different kind of home protection company, built from the ground up to provide a new standard of care and protection for homeowners. Our goal is to make homes safer and better protected so customers spend less time worrying about the burdens of homeownership and more time enjoying their homes and the life within. Harnessing real-time data, smart home technology, and a growing suite of home services, we have created an integrated home protection platform.
The home insurance industry has long been defined by incumbents that Hippo Holdings believes deliver a passive, high-friction experience to policyholders. Hippo Holdings views these incumbents as constrained by outdated captive-agent distribution models, legacy technology, and strong incentives not to disrupt their businesses. Accordingly, in our view, the industry has not seen meaningful innovation in decades. We believe this results in a flawed customer experience that creates a transactional, adversarial relationship - one that pits insurance companies and their “policyholders” against each other in a zero-sum
game. The outcome of this misalignment is an experience that is out of touch with the needs of modern homeowners.
Modern technology provides an opportunity to transform the $110 billion U.S. home insurance industry, enabling advancements and efficiencies across the customer lifecycle. We believe there is significant opportunity in this market, expected to reach nearly $140 billion by 2025, for a digital-first, customer-centric company like Hippo Holdings.
Hippo Holdings harnesses technology and data to fundamentally rebuild the home insurance experience around the customer’s needs at every stage of the relationship. Hippo Holdings facilitates an active partnership with its customers to help prevent losses, which in turn creates better results for Hippo Holdings and the customer.

•	Hippo Holdings makes policies fast and easy to buy.

•	Hippo Holdings’ policies are designed for the modern homeowner.

•	Hippo Holdings has designed a proactive, human approach to claims, enabled by technology.
Beyond a core insurance experience that is simple, intuitive, and human, Hippo Holdings focuses its resources on its true promise: better outcomes for homeowners. Hippo Holdings has created an integrated home protection platform, which offers a growing suite of proactive features designed to prevent loss and provide greater peace of mind.

•	Hippo Holdings has pioneered what it believes is the most widely adopted Smart Home program in the U.S. industry.

•	Hippo Holdings proactively helps its customers maintain and protect their homes.
This partnership is designed to create a virtuous cycle. By helping to make homes safer, Hippo Holdings helps deliver better risk outcomes and increase customer loyalty, which improves Hippo Holdings’ customer lifetime value (“LTV”). This enables Hippo Holdings to invest in expanding its product offering, customer value proposition, and marketing programs, which should attract more customers. Growth in customers generates more data and insights to fuel further innovation in Hippo Holdings’ product experience and improved underwriting precision. This is designed to result in even safer homes and more loyal customers. We believe this virtuous cycle, combined with our significant existing scale, deep partnerships and compelling unit economics, will propel us to our goal of becoming a trusted household name synonymous with home protection.
Aligned Interest: When our Customers Win, We Win

Background
On August 2, 2021, we consummated the transactions contemplated by the Merger Agreement. As contemplated by the Merger Agreement, RTPZ, a blank check company incorporated on October 2, 2020 as a Cayman Islands exempted company, was domesticated as a Delaware corporation and changed its name to “Hippo Holdings Inc.” on July 30, 2021. Following the Domestication, Merger Sub merged with and into Old Hippo, the separate corporate existence of Merger Sub ceased, and Old Hippo survived as a wholly owned subsidiary of Hippo Holdings. Immediately following the First Merger, Old Hippo (as the surviving corporation of the Merger) merged with and into Hippo Holdings, the separate corporate existence of Old Hippo ceased, and Hippo Holdings became the surviving corporation.
The rights of holders of our common stock and warrants are governed by our Certificate of Incorporation, our Bylaws and the DGCL, and, in the case of the warrants, the Warrant Agreement, as amended. See the section entitled “Description of Securities.”
Risk Factors
Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•	We have a history of net losses and we may not achieve or maintain profitability in the future.

•
Our success and ability to grow our business depend on retaining and expanding our customer base. If we fail to add new customers or retain current customers, our business, revenue, operating results, and financial condition could be harmed.

•	The “Hippo” brand may not become as widely known as incumbents’ or other competitors’ brands or the brand may become tarnished.

•	Denial of claims or our failure to accurately and timely pay claims could materially and adversely affect our business, financial condition, results of operations, and our reputation.

•	Our limited operating history makes it difficult to evaluate our current business performance, implementation of our business model, and our future prospects.

•	We may not be able to manage our growth effectively.

•	Intense competition in the segments of the insurance industry in which we operate could negatively affect current financials and our ability to attain or increase profitability.

•
Reinsurance may be unavailable, including at current coverage, limits, or pricing, which may limit our ability to write new or renew existing business. Furthermore, reinsurance subjects our insurance company subsidiaries to counterparty credit and performance risk and may not be adequate to protect us against losses, each of which could have a material effect on our results of operations and financial condition.

•	Failure to maintain our risk-based capital at the required levels could adversely affect the ability of our insurance company subsidiaries to maintain regulatory authority to conduct our business.

•	Failure to maintain our financial strength ratings could adversely affect the ability of our insurance company subsidiaries to conduct our business as currently conducted.

•	If we are unable to underwrite risks accurately and charge competitive yet profitable rates to our customers, our business, results of operations, and financial condition will be adversely affected.

•	Our proprietary technology, which relies on third-party data, may not operate properly or as we expect it to.

•	Our technology platform may not operate properly or as we expect it to operate.

•	Our future success depends on our ability to continue to develop and implement our technology and to maintain the confidentiality of this technology.

•
New legislation or legal requirements may affect how we communicate with our customers, which could have a material adverse effect on our business model, financial condition, and results of operations.

•
We rely on external data and our digital platform to collect and evaluate information that we utilize in producing, pricing, and underwriting our insurance policies (in accordance with the rates, rules, and forms filed with our regulators, where required), managing claims and customer support, and improving business processes. Any legal or regulatory requirements that might restrict our ability to collect or utilize this data or our digital platform, or an outage by a data vendor, could thus materially and adversely affect our business, financial condition, results of operations, and prospects.

•
We depend on search engines, content based online advertising, and other online sources to attract consumers to our website, which may be affected by third-party interference beyond our control. In addition, our producer and partner distribution channels are significant sources of new customers and could be impacted by third-party interference or other factors. As we grow, our customer acquisition costs may increase.

•	We may require additional capital to grow our business, which may not be available on terms acceptable to us or at all.

•
Interruptions or delays in the services provided by our providers of third-party technology platforms or our internet service providers could impair the operability of our website and may cause our business to suffer.

•
Security incidents or real or perceived errors, failures, or bugs in our systems or website could impair our operations, result in loss of customers’ personal information, damage our reputation and brand, and harm our business and operating results.

•	Misconduct or fraudulent acts by employees, agents, claims vendors, or third parties may expose us to financial loss, disruption of business, regulatory assessments, and reputational harm.

•	Our success depends, in part, on our ability to establish and maintain relationships with quality and trustworthy service professionals.

•	We may be unable to prevent, monitor, or detect fraudulent activity, including policy acquisitions or payments of claims that are fraudulent in nature.

•	We are periodically subject to examinations by our primary state insurance regulators, which could result in adverse examination findings and necessitate remedial actions.

•
We are subject to laws and regulations concerning our collection, processing, storage, sharing, disclosure, and use of customer information and other sensitive data, and our actual or perceived (or alleged) failure to comply with data privacy and security laws and regulations could damage our reputation and brand and harm our business and operating results.

•
We employ third-party licensed data, software, technologies, and intellectual property for use in our business, and the inability to maintain or use these licenses, or errors or defects in the data, software, technologies, and intellectual property we license could result in increased costs or reduced service levels, which would adversely affect our business, financial condition, and results of operations.

•	Failure to protect or enforce our intellectual property rights could harm our business, results of operations, and financial condition.

•
Our services utilize third-party open source software components, which may pose particular risks to our proprietary software, technologies, products, and services in a manner that could negatively affect our business.

•	We may be unable to prevent or address the misappropriation of our data.

•	We rely on the experience and expertise of our founder, senior management team, highly-specialized insurance experts, key technical employees, and other highly skilled personnel.

•
If our customers were to claim that the policies they purchased failed to provide adequate or appropriate coverage, we could face claims that could harm our business, results of operations, and financial condition.

•
We may become subject to claims under Israeli law for remuneration or royalties for assigned invention rights by our Israel-based contractors or employees, which could result in litigation and adversely affect our business.

•	Our company culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.

•	Our exposure to loss activity and regulation may be greater in states where we currently have more of our customers or where we are domiciled.

•
Our product development cycles are complex and subject to regulatory approval, and we may incur significant expenses before we generate revenues, if any, from new or expansion of or changes to existing products.

•	Our success depends upon the continued growth in the use of the internet for purchasing of insurance products.

•	New lines of business or new products and services may subject us to additional risks.

•
Litigation and legal proceedings filed by or against us and our subsidiaries, key vendors, joint ventures, or investments could have a material adverse effect on our business, results of operations, and financial condition.

•
Claims by others that we infringed their proprietary technology or other intellectual property rights could result in litigation which is expensive to support, and if resolved adversely, could harm our business.

•
If we are unable to make acquisitions and investments, or if we are unable to successfully integrate them into our business, our business, results of operations, and financial condition could be adversely affected.

•	We may not be able to utilize a portion of our net operating loss carryforwards (“NOLs”) to offset future taxable income, which could adversely affect our net income and cash flows.

•	Our expansion strategy will subject us to additional costs and risks and our plans may not be successful.

•	We are subject to payment processing risk.

•
We are exposed to risk through our captive reinsurer, RH Solutions Insurance Ltd., which takes a share of the risk underwritten of affiliated and non-affiliated
insurance carriers for business written through a managing general agent (“MGA”).

•	We are exposed to risk through our admitted and non-admitted insurance carriers, which underwrite insurance on behalf of our MGA and other non-affiliated general agents and managing general agents.

•
The insurance business, including the market for homeowners’ insurance, is historically cyclical in nature, and we may experience periods with excess underwriting capacity and unfavorable premium rates, which could adversely affect our business.

•	Our actual incurred losses may be greater than our loss and loss adjustment expense reserves, which could have a material adverse effect on our financial condition and results of operations.

•	We are subject to extensive insurance industry regulations.

•
A regulatory environment that requires rate increases and product forms to be approved and that can dictate underwriting practices and mandate participation in loss sharing arrangements may adversely affect our results of operations and financial condition.

•	State insurance regulators impose additional reporting requirements regarding enterprise risk on insurance holding company systems, with which we must comply as an insurance holding company.

•	The increasing adoption by states of cybersecurity regulations could impose additional compliance burdens on us and expose us to additional liability.

•	The COVID-19 pandemic has caused disruption to our operations and may continue to negatively impact our business, key metrics, or results of operations in numerous ways that remain unpredictable.

•
Severe weather events and other catastrophes, including the effects of climate change, global pandemics, and terrorism, are inherently unpredictable and may have a material adverse effect on our financial results and financial condition.

•
We expect our results of operations to fluctuate on a quarterly and annual basis. In addition, our operating results and operating metrics are subject to seasonality and volatility, which could result in fluctuations in our quarterly revenues and operating results or in perceptions of our business prospects.

•	An overall decline in economic activity could have a material adverse effect on the financial condition and results of operations of our business.

•	Our results of operations and financial condition may be adversely affected due to limitations in the analytical models used to assess and predict our exposure to catastrophe losses.

•	Our insurance company subsidiaries are subject to minimum capital and surplus requirements, and failure to meet these requirements could subject us to regulatory action.

•	Our insurance company subsidiaries are subject to assessments and other surcharges from state guaranty funds and mandatory state insurance facilities, which may reduce our profitability.

•	Performance of our investment portfolio is subject to a variety of investment risks that may adversely affect our financial results.

•
Unexpected changes in the interpretation of our coverage or provisions, including loss limitations and exclusions in our policies, could have a material adverse effect on our financial condition and results of operations.

•
There may not be an active trading market for our common stock, which may make it difficult to sell shares of our common stock, and there can be no assurance that we will be able to comply with the continued listing standards of such exchange.

•	The market price of our common stock and warrants may be highly volatile, which could cause the value of your investment to decline.

•
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our markets, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could materially decline.

•
Some provisions of our Organizational Documents Certificate of Incorporation and Bylaws and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and they may prevent attempts by our stockholders to replace or remove our current management.

•	Applicable insurance laws may make it difficult to effect a change of control.

•
Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

•	Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

•	Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our common stock less attractive to investors.

•	Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

•	We depend on the ability of our subsidiaries to transfer funds to us to meet our obligations, and our insurance company subsidiaries’ ability to pay dividends to us is restricted by law.

•	We do not currently expect to pay any cash dividends.

•
The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, and the listing standards of NYSE, may strain our resources, increase our costs, and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner. In addition, key members of our management team have limited experience managing a public company.

•	Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.

•	Warrants are exercisable for Hippo Holdings common stock, which increases the number of shares eligible for future resale in the public market and could result in dilution to our stockholders.

•	We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•	Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and we have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Hippo Holdings common stock that is held by non-affiliates
exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible
debt in the prior three-year period or (iv) December 31, 2025, and we expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Corporate Information
Our principal executive office is located at 150 Forest Avenue, Palo Alto, California 94301. Our telephone number is (650)
294-8463.
Our website address is www.hippo.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to Our Business
We have a history of net losses and we may not achieve or maintain profitability in the future.
We incurred net losses on an annual basis since our incorporation in 2015 and had an accumulated deficit of $628.0 million and $256.6 million, as of December 31, 2021, and December 31, 2020, respectively. We incurred net losses of $367.9 million and $141.5 million in the years ended December 31, 2021 and December 31, 2020, respectively. We expect to make significant investments to further develop and expand our business. In particular, we expect to continue to expend substantial financial and other resources on marketing and advertising as part of our strategy to increase our customer base. The marketing and advertising expenses that we incur are typically expensed immediately, while most revenues that the expenses generate are recognized ratably over the
12-month
term of each insurance policy that we write. This timing difference can, therefore, result in expenses that exceed the related revenue generated in any given year and create a net loss. In addition, we expect to continue to increase our headcount significantly in the coming years. As a public company, we are also incurring significant legal, accounting, and other expenses that we did not incur as a private company. We expect that our net loss will increase in the near term as we continue to make such investments to grow our business. Despite these investments, we may not succeed in increasing our revenue on the timeline that we expect or in an amount sufficient to lower our net loss and ultimately become profitable. Moreover, if our revenue declines, we may not be able to reduce costs in a timely manner because many of our costs are fixed, at least in the short term. In addition, if we reduce variable costs to respond to losses, this may limit our ability to sign up new customers and grow our revenues. Accordingly, we may not achieve or maintain profitability and we may continue to incur significant losses in the future.
Our success and ability to grow our business depend on retaining and expanding our customer base. If we fail to add new customers or retain current customers, our business, revenue, operating results, and financial condition could be harmed.
We believe that growth of our business and revenue depends upon our ability to continue to grow our business in the geographic markets that we currently serve by retaining our existing customers and adding new customers in our current-as
well as
new-geographic
markets and adding new insurance and
non-insurance
home-related products. Expanding into new geographic markets and introducing new products takes time, requires us to navigate and comply with extensive regulations, and may occur more slowly than we expect or than it has occurred in the past. If we lose customers, our value will diminish. In particular, while loss performance has improved over time as more customers renew their policies and remain customers for longer, a future loss of customers could lead to higher loss ratios, loss ratios that cease to decline, or declining revenue, any of which would adversely impact our profitability. If we fail to remain competitive on customer experience, pricing, or insurance coverage options, our ability to grow and retain our business may also be adversely affected. In addition, we may fail to accurately predict or execute risk segmentation of new and renewal customers or potential customers, which could also reduce our profitability.
While a key part of our business strategy is to retain and add customers in our existing markets, we also intend to expand our operations into new markets and new products. In doing so, we may incur losses or otherwise fail to enter new markets or introduce new products successfully. Our expansion into new markets and new products may place us in unfamiliar competitive environments and involve various risks, including competition, government regulation, the need to invest significant resources, and the possibility that returns on such investments will not be achieved for several years or at all.
There are many factors that could negatively affect our ability to grow our customer base, including if:

•	we fail to effectively use search engines, social media platforms, content-based online advertising, and other online sources for generating traffic to our website;

•	potential customers in a particular marketplace or more generally do not meet our underwriting guidelines;

•	our products are not competitive in terms of customer experience, pricing, or insurance coverage options;

•	our competitors mimic our digital platform or develop other innovative services, causing current and potential customers to purchase their insurance products instead of our products;

•	we lose customers to new market entrants and/or existing competitors;

•
we do not obtain regulatory approvals necessary for expansion into new markets or in relation to our products (such as line, form, underwriting, and rating approvals) or such approvals contain conditions that impose restrictions on our operations (such as limitations on growth);

•	our digital platform experiences disruptions;

•	we suffer reputational harm to our brand resulting from negative publicity, whether accurate or inaccurate;

•	we fail to expand geographically;

•	we fail to offer new and competitive products, to provide effective updates to our existing products or to keep pace with technological improvements in our industry;

•	we are unable to maintain traditional retail agent relationships;

•	customers have difficulty installing, updating or otherwise accessing our website on mobile devices or web browsers as a result of actions by us or third parties;

•	customers are unable or unwilling to adopt or embrace new technology;

•	technical or other problems frustrate the customer experience, particularly if those problems prevent us from generating quotes or paying claims in a fast and reliable manner; or

•	we are unable to address customer concerns regarding the content, data privacy, and security generally or for our digital platform specifically.
Our inability to overcome these challenges could impair our ability to attract new customers and retain existing customers and could have a material adverse effect on our business, revenue, operating results, and financial condition.
The “Hippo” brand may not become as widely known as incumbents’ or other competitors’ brands or the brand may become tarnished.
Many of our competitors have brands that are well recognized. We spend considerable money and other resources to create brand awareness and build our reputation. We may not be able to build brand awareness, and our efforts at building, maintaining, and enhancing our reputation could fail. Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers or business partners, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence in our brand, which could adversely affect our reputation and business. As we expand our product offerings and enter new markets, we need to establish our reputation with new customers, and to the extent we are not successful in creating positive impressions, our business in these newer markets could be adversely affected. There can be no assurance that we will be able to maintain or enhance our reputation, and failure to do so could materially adversely affect our business, results of operations, and financial condition. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations, and financial condition could be materially adversely affected.
Denial of claims or our failure to accurately and timely pay claims could materially and adversely affect our business, financial condition, results of operations, and our reputation.
We must accurately and timely evaluate and pay claims that are made under our policies. Many factors affect our ability to pay claims accurately and timely, including the efficiency of our claims processing, the training and experience of our claims adjusters (including our third-party claims administrators and adjusters), and our ability to develop or select and implement appropriate procedures and systems to support our claims functions.
The speed by which our technology allows us to process and pay claims is a differentiating factor for our business and an increase in the average time to process claims could undermine our reputation and position in the insurance marketplace. Any failure to pay claims accurately or timely could also lead to regulatory and administrative actions or material litigation; lead to loss or reduction in the reinsurance recoveries; or result in damage to our reputation, any one of which could materially and adversely affect our business, financial condition, results of operations, and prospects.
If our claims adjusters or third-party claims administrators are unable to effectively process our volume of claims, our ability to grow our business while maintaining high levels of customer satisfaction could be compromised, which-in
turn-could adversely affect our reputation and operating margins.
Our limited operating history makes it difficult to evaluate our current business performance, implementation of our business model, and our future prospects.
We launched our business to sell homeowners insurance in 2015, began selling policies as an insurance producer in 2017, and began underwriting and retaining risks under insurance policies as an insurance company in 2020. Due to this limited operating history and the rapid growth that we experienced since we began operations, our operating results are hard to predict, and our historical results may not be indicative of, or comparable to, our future results. We also cannot provide any assurance that the data that we collect will provide useful measures for evaluating our business model. Our inability to adequately assess and predict our performance and growth could have a material adverse effect on our brand, business, financial condition, and results of operations.
We may not be able to manage our growth effectively.
Our revenue grew from $51.6 million for the year ended December 31, 2020 to $91.2 million for the year ended December 31, 2021. Our total employees grew from 392 as of December 31, 2020 to 621 employees as of December 31, 2021. In addition, from December 31, 2020 to December 31, 2021, Hippo expanded from offering Hippo’s current insurance policies in 32 states to 37 states. This growth has placed and may continue to place significant demands on our management and our operational and financial resources. Hippo has hired and expects to continue hiring additional personnel to support our rapid growth. Our corporate and organizational structure is becoming more complex as we continue to acquire companies, add additional insurance and non-insurance
products, expand our operations, add and integrate more employees, and invest in joint venture and other strategic investments. We will need to enhance our operational, legal and compliance, financial, and management controls, as well as our reporting systems and procedures to account for our Company’s growth. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas, without undermining our corporate culture of rapid innovation, teamwork, and attention to the insurance-buying experience for the customer. If we cannot manage our growth effectively to maintain the accuracy, quality, and efficiency of our customers’ insurance-buying experience, as well as their experience as ongoing customers, our business could be harmed as a result, and our results of operations and financial condition could be materially and adversely affected.
Intense competition in the segments of the insurance industry in which we operate could negatively affect current financials and our ability to attain or increase profitability.
The homeowners’ insurance market is highly competitive with carriers competing through product coverage, reputation, financial strength, advertising, price, customer service, and distribution.
We face significant competition from traditional insurance companies for homeowners. Competitors include companies such as Allstate, Farmers, Liberty Mutual, State Farm, and Travelers. These companies are larger than us and have significant competitive advantages over us, including greater name recognition, higher financial strength ratings, greater resources, additional access to capital, and more types of insurance coverage to offer-such as auto, umbrella and life-than we currently do (or expect to offer in the future). Our future growth will depend in large part on our ability to grow our homeowners’ insurance business in which traditional insurance companies retain certain advantages. In particular, unlike us, many of these competitors offer consumers the ability to purchase homeowners’ insurance and multiple other types of insurance coverage and “bundle” them together into one policy and-in
certain circumstances-include an umbrella liability policy for additional coverage at competitive prices. Although we expect to continue to grow vertically and offer additional home-related products (including non-insurance
products), we do not currently expect to expand into other types of insurance. New insurance and non-insurance
products could take months or years to be approved by regulatory authorities or may not be approved at all.
Moreover, as we expand into new lines of business and offer additional non-insurance
home-related products beyond homeowners’ insurance, we could face intense competition from companies that are already established in such markets. In non-insurance
products, we face competition from large technology companies, such as Alphabet and Amazon, that have significant resources and long-standing relationships with customers across a variety of products.
Further, various large technology companies and other companies with a large consumer base that have recently started operating in adjacent categories, including insurance, may offer homeowners insurance products in the future. Technology companies may in the future begin operating and offering products with better and more competitive customer experience, pricing, and insurance coverage options than us, which could cause our results of operations and financial condition to be materially and adversely affected. In addition, traditional insurance companies may seek to adapt their businesses to sell insurance by offering modernized coverage or non-insurance
products like we do, including offering home care and maintenance products. Given their size, resources, customer penetration, and other competitive advantages, they may be able to erode any market advantage that we may currently have over them.
We also face competition from existing and new “insurtech” insurance companies, such as Lemonade, and “insurtech” insurance agencies and managing general agents and underwriters whose use of digital platforms (including for sales, underwriting, and claims) are similar to ours. These competitors may be able to introduce new sales, underwriting, and claims systems that are viewed more attractively than ours by insurance consumers. These models require significantly less infrastructure and capital expenditures than traditional insurance businesses and can be operated without the need to be licensed as an insurance company (as we did prior to our acquisition of Spinnaker Insurance Company). Accordingly, the barriers of entry for new insurtech companies may be low and competitors may be able to begin operating and build scale quickly.

Reinsurance may be unavailable, including at current coverage, limits, or pricing, which may limit our ability to write new or renew existing business. Furthermore, reinsurance subjects our insurance company subsidiaries to counterparty credit and performance risk and may not be adequate to protect us against losses, each of which could have a material effect on our results of operations and financial condition.
Reinsurance is a contract by which an insurer, which may be referred to as the ceding insurer, agrees with a second insurer, called a reinsurer, that the reinsurer will cover a portion of the losses incurred by the ceding insurer in the event a claim is made under a policy issued by the ceding insurer, in exchange for a premium. The insurance companies that underwrite our insurance products including, but not limited to, our insurance company subsidiaries, purchase reinsurance to help manage their exposure to property and casualty insurance risks, including attritional and catastrophic risks. Although our reinsurance counterparties are liable to us according to the terms of the reinsurance contracts, we remain primarily liable to our customers as the direct insurer on all risks reinsured. As a result, reinsurance does not eliminate or limit in any way the obligation of insurance companies that underwrite our insurance products, including our insurance company subsidiaries, to pay claims, and we are subject to the risk that one or more reinsurers will be unable or unwilling to honor its obligations, or that the reinsurers will not pay in a timely fashion. Reinsurers may become financially unsound by the time they are called upon to pay amounts due, which may not occur for many years, in which case we may have no legal ability to recover what is due to us under our agreement with such reinsurers. Any disputes with reinsurers regarding coverage under reinsurance contracts could be time consuming, costly, and uncertain of success.
Our primary
non-catastrophe
associated reinsurance contracts generally have a fixed term and caps on liability and may be subject to contingent commission adjustments and loss participation features. Each reinsurer’s share in the interest and liabilities related to the reinsurance contract varies, and the reinsurers are severally-but
not jointly-liable under the applicable reinsurance contract. Further, these reinsurance agreements may not be required to cover renewals of policies that the insurance carrier is required by law to renew or write, and we may not be able to lawfully cancel or non-renew
insurance policies in a manner that assures ongoing reinsurance protection under our reinsurance contracts.
We may change the structure of our reinsurance arrangements in the future, which may impact our overall risk profile and financial and capital condition. We may be unable to negotiate new reinsurance contracts to provide continuous coverage or negotiate reinsurance on the same coverage, limits, pricing, or other terms as are currently available, as such availability depends in part on factors outside of our control. The existing or new contracts may not provide sufficient reinsurance protection. Market forces and external factors (such as significant losses from hurricanes, wildfires, severe weather, or terrorist attacks) or an increase in capital requirements, impact the availability coverage, limits, and pricing of the reinsurance we purchase. If we are unable to maintain our current level of reinsurance coverage, extend our expiring reinsurance contracts, or purchase new reinsurance protection with the coverage, limits, and pricing and in the amounts that we consider sufficient, we would have to either accept an increase in our retained risk exposure, reduce our insurance writings, or develop or seek other alternatives.
The unavailability of acceptable and sufficient reinsurance protection would have an adverse impact on our business model, which depends on reinsurance companies absorbing a portion of the losses incurred by our insurance carriers. If our affiliated and unaffiliated insurance carriers are unable to obtain adequate reinsurance at reasonable rates, we would have to increase our retained risk exposure or reduce the level of our underwriting commitments, each of which could have a material adverse effect upon our business volume and profitability. Alternately, if available, we could elect to pay higher than desired rates for reinsurance coverage, which could have a material adverse effect upon our profitability until policy premium rates could be raised, in most cases subject to prior approval by state insurance regulators, to offset this additional cost.

Failure to maintain our risk-based capital at the required levels could adversely affect the ability of our insurance company subsidiaries to maintain regulatory authority to conduct our business.
Our insurance company subsidiaries must maintain sufficient capital to comply with insurance regulatory requirements and maintain authority to conduct our business. The National Association of Insurance Commissioners (“NAIC”) has developed a system to test the adequacy of statutory capital of U.S.-based insurers, known as risk-based capital that all states have adopted. This system establishes the minimum amount of capital necessary for an insurance company to support its overall business operations. It identifies insurance companies, including property-casualty insurers, that may not be inadequately capitalized by looking at certain inherent risks of each insurer’s assets and liabilities and its mix of net written premiums. Insurers falling below a calculated threshold may be subject to varying degrees of regulatory action, including supervision, rehabilitation, or liquidation. Failure to maintain adequate risk-based capital at the required levels could adversely affect the ability of our insurance company subsidiaries to maintain regulatory authority to conduct their business.
Failure to maintain our financial strength ratings could adversely affect the ability of our insurance company subsidiaries to conduct our business as currently conducted.
Financial strength ratings are an important factor in evaluating and establishing the competitive position of insurance companies. These ratings represent the independent opinion of an insurer’s financial strength, operating performance, and ability to meet policyholder obligations. Rating agencies could downgrade or change the outlook on ratings due to:

•	changes in the financial profile of one of our insurance companies;

•	changes in a rating agency’s determination of the amount of capital required to maintain a particular rating; or

•	increases in the perceived risk of our investment portfolio, a reduced confidence in management or our business strategy, or other considerations that may or may not be under our control.
A downgrade in our insurance company subsidiaries’ financial strength ratings could have a material effect on our sales, competitiveness, customer retention, the marketability of our product offerings, liquidity, access to and cost of borrowing, results of operations, and financial condition.
If we are unable to underwrite risks accurately and charge competitive yet profitable rates to our customers, our business, results of operations, and financial condition will be adversely affected.
In general, the premiums for our insurance policies are established at the time a policy is issued and, therefore, before all of our underlying costs are known. The accuracy of our pricing is subject to our ability to adequately assess risks, estimate losses, and comply with state insurance regulations. Like other insurance companies, we rely on estimates and assumptions in setting our premium rates. We also utilize the data that we gather through our interactions with our customers, as evaluated and curated by our proprietary technology.
Establishing adequate premium rates is necessary, together with investment income, if any, to generate sufficient revenue to offset losses, loss adjustment expenses (“LAE”), acquisition expenses, and other costs. If we do not accurately assess the risks that we underwrite, we may not charge adequate premiums to cover our losses and expenses, which would adversely affect our results of operations and our profitability. Moreover, if we determine that our prices are too low, insurance regulations may preclude us from being able to non-renew
insurance contracts,
non-renew
customers, or raise prices. Alternatively, we could set our premiums too high, which could reduce our competitiveness and lead to lower revenues, which could have a material adverse effect on our business, results of operations, and financial condition.

Pricing involves the acquisition and analysis of historical loss data and the projection of future trends, loss costs and expenses, and inflation trends, among other factors, for each of our products in multiple risk tiers and many different markets. In order to accurately price our policies, we must, among other factors:

•	collect and properly and accurately analyze a substantial volume of data from our customers;

•	develop, test, and apply appropriate actuarial projections and rating formulas;

•	review and evaluate competitive product offerings and pricing dynamics;

•	closely monitor and timely recognize changes in trends; and

•	project both frequency and severity of our customers’ losses with reasonable accuracy.
There are no assurances that we will have success in implementing our pricing methodology accurately in accordance with our assumptions. Our ability to accurately price our policies is subject to a number of risks and uncertainties, including, but not limited to:

•	insufficient, inaccurate, or unreliable data;

•	incorrect or incomplete analysis of available data;

•	uncertainties generally inherent in estimates and assumptions;

•	our failure to establish or implement appropriate actuarial projections and rating formulas or other pricing methodologies;

•	incorrect or incomplete analysis of the competitive environment;

•	regulatory constraints on rate increases or coverage limitations;

•	our failure to accurately estimate investment yields and the duration of our liability for loss and loss adjustment expenses; and

•	unanticipated litigation, court decisions, legislative or regulatory actions, or changes to the existing regulatory landscape.
To address the potential errors or desired or required changes in our current premium rates, we may be compelled to increase the amount allocated to cover policy claims, increased expenses, or to address other economic factors resulting in an increase in future premium rates or to additionally or alternatively adopt different underwriting standards. Any of these changes may result in a decline in new business and renewals and, as a result, have a material adverse effect on our business, results of operations, and financial condition.
Our proprietary technology, which relies on third-party data, may not operate properly or as we expect it to.
We utilize third-party data gathered from the insurance application process to determine whether or not to write a particular policy and, if so, how to price that particular policy. The continuous development, maintenance, and operation of our technology is expensive and complex, and it may involve unforeseen difficulties including material performance problems, undetected defects, or errors, for example, with new capabilities incorporating artificial intelligence. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our technology from operating properly. If our data analytics do not function reliably, we may incorrectly price insurance products for our customers or incorrectly pay or deny claims made by our customers. Either of these situations could result in customer dissatisfaction with us, which could cause customers to cancel their insurance policies with us, prevent prospective customers from obtaining new insurance policies, or cause us to underprice policies or overpay claims. Any of these eventualities could result in a material and adverse effect on our business, results of operations, and financial condition.

Our technology platform may not operate properly or as we expect it to operate.
We utilize our technology platform to gather customer data in order to determine whether or not to write and how to price our insurance products. Additionally, our claims operation utilizes our technology platform to manage claims and we intend to expand our technology platform to further support the processing of some or all of our claims. Our technology platform is expensive and complex; its continuous development, maintenance, and operation may entail unforeseen difficulties, including material performance problems, undetected defects, or errors.
We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our technology from operating properly. If our platform does not function reliably, we may incorrectly select or renew our customers, price insurance and non-insurance
products for our customers, or incorrectly pay or deny claims made by our customers. These errors could result in (i) selecting an uneconomic mix of customers; (ii) customer dissatisfaction with us, which could cause customers to cancel or fail to renew their insurance policies or non-insurance
products with us, or make it less likely that prospective customers obtain new insurance policies; (iii) causing us to underprice policies or overpay claims; or (iv) causing us to incorrectly deny policyholder claims and become subject to liability. Additionally, technology platform errors could result in failure to comply with applicable laws and regulations including, but not limited to, unintentional noncompliance with our rate and form filings, cancellation and non-renewal
requirements, unfair trade and claims practices, and
non-discrimination,
which could subject us to legal or regulatory liability and harm our brand and reputation. Any of these eventualities could result in a material adverse effect on our business, results of operations, and financial condition.
While we believe our
by-peril
pricing model to be more fair to consumers than multi-peril pricing models, it may yield results that customers find unfair. For instance, we may quote certain homeowners higher premiums than our competitors if our pricing model determines that the customer is higher risk even though their higher-risk classification has not resulted in a claim on an individual basis. Such perception of unfairness could negatively impact our brand and reputation.
Our future success depends on our ability to continue to develop and implement our technology and to maintain the confidentiality of this technology.
Existing regulations and changes to existing regulations, their interpretation or implementation, or new regulations could impede our use of this technology or require that we disclose our proprietary technology to our competitors, which could impair our competitive position and result in a material adverse effect on our business, results of operations, and financial condition.
New legislation or legal requirements may affect how we communicate with our customers, which could have a material adverse effect on our business model, financial condition, and results of operations.
State and federal lawmakers and insurance regulators are focusing upon the use of artificial intelligence broadly, including concerns about transparency, deception, and fairness in particular. Changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, specific to the use of artificial intelligence, may decrease our revenues and earnings and may require us to change the manner in which we conduct some aspects of our business. In addition, our business and operations are subject to various U.S. federal, state, and local consumer protection laws, including laws which place restrictions on the use of automated tools and technologies to communicate with wireless telephone subscribers or consumers generally. Although we have taken steps to comply with these laws, no assurance can be given that we will not be exposed to civil litigation or regulatory enforcement. Further, to the extent that any changes in law or regulation further restrict the ways in which we solicit, underwrite, or communicate with prospective or current customers before or during onboarding, customer care, or claims management, these restrictions could result in a material reduction in our customer acquisition and retention, reducing the growth prospects of our business, and adversely affecting our financial condition and future cash flows.

We rely on external data and our digital platform to collect and evaluate information that we utilize in producing, pricing, and underwriting our insurance policies (in accordance with the rates, rules, and forms filed with our regulators, where required), managing claims and customer support, and improving business processes. Any legal or regulatory requirements that might restrict our ability to collect or utilize this data or our digital platform, or an outage by a data vendor, could thus materially and adversely affect our business, financial condition, results of operations, and prospects.
We use external data and our digital platform to collect and evaluate data points that we utilize in marketing, producing, pricing, and underwriting certain of our insurance policies, managing claims and customer support, and improving business processes. To the extent such data points are utilized in the underwriting or rating of our insurance products, these may be subject to prior regulatory filing, review, and approval. If federal or state regulators were to determine that the type or source of data we collect, the process we use for collecting this data, or how we or others use it results in failure to comply with applicable laws and regulations including, but not limited to unfair trade and claims practices or non-discrimination
laws, or otherwise violates existing laws and regulations, these could limit, prohibit, or restrict our collection or use of this data.
In the U.S., the federal Gramm-Leach-Bliley Act and certain federal and state laws and regulations specifically aimed at insurance companies require providers of insurance products to consumers to implement certain measures, including requirements to disclose their privacy practices to consumers, allow consumers to opt-in
or
opt-out,
depending on the state, of the sharing of certain personal information with unaffiliated third parties, and maintain certain security controls to protect their information. State legislatures and regulators have and continue to issue regulations or pass legislation imposing requirements on insurance activities regarding the use of external data sources based on concerns about the potential for unfair discrimination, data privacy, and lack of consumer transparency associated with the use of external consumer data. If such laws or regulations were enacted federally or in a large number of states in which we operate, it could impact the integrity of our pricing and underwriting processes, as well as our customer service and claims management practices. A determination by federal or state regulators that the data points we utilize or the process we use for collecting this data unfairly discriminates against or violates the data privacy of some groups of people could also subject us to fines and other sanctions, including, but not limited to, disciplinary action, revocation and suspension of licenses, and withdrawal of product forms. Any such event could, in turn, materially and adversely affect our business, financial condition, results of operations and prospects, and make it harder for us to be profitable over time. Although we have implemented policies and procedures into our business operations that we feel are appropriately calibrated to our automation-driven operations, these policies and procedures may prove inadequate, resulting in a greater likelihood of inadvertent legal or compliance failures.
Additionally, existing laws, future laws, and evolving attitudes about data privacy protection may impair our ability to collect, use, and maintain data points of sufficient type or quantity to continue to develop our technology in accordance with the current plans. For more information, see the below risk factor - “We are subject to laws and regulations concerning our collection, processing, storage, sharing, disclosure, and use of customer information and other sensitive data, and our actual or perceived failure to comply with data privacy and security laws and regulations could damage our reputation and brand and harm our business and operating results.”
Further, an outage, termination, or discontinuation of the data provided from one of our data vendors could have a material adverse effect on our business, revenue, operating results, and financial condition, especially if the outage frustrates the customer experience or prevents us from generating quotes, selling policies, or paying claims.

We depend on search engines, content based online advertising, and other online sources to attract consumers to our website, which may be affected by third-party interference beyond our control. In addition, our producer and partner distribution channels are significant sources of new customers and could be impacted by third-party interference or other factors. As we grow, our customer acquisition costs may increase.
Our success depends on our ability to attract potential consumers to our website and convert them into customers in a cost-effective manner. We depend, in large part, on search engines, content-based online advertising, and other online sources for traffic to our website, including, to a lesser extent, our social media platforms.
With respect to search engines, we are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and free search listings, which depend on algorithms used by search engines. For paid search listings, if one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumers, and traffic to our website could decrease, any of which could have a material adverse effect on our business, results of operations, and financial condition. For free search listings, if search engines on which we rely for algorithmic listings modify their algorithms, our websites may appear less prominently or not at all in search results, which could result in reduced traffic to our websites.
Our ability to maintain and increase the number of consumers directed to our products from digital platforms is not entirely within our control. Search engines, social media platforms, and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for traffic to our website were to modify its general methodology for how it displays our advertisements or keyword search results, resulting in fewer consumers clicking through to our website, our business and operating results are likely to suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers’ use of ad-blocking
software, or if our competitors bid more aggressively on online advertisements, our business and operating results could suffer.
Additionally, changes in regulations could limit the ability of search engines and social media platforms, including, but not limited to, Google and Facebook, to collect data from customers and engage in targeted advertising, making them less effective in disseminating our advertisements to our target customers. For example, the proposed Designing Accounting Safeguards to Help Broaden Oversight and Regulations on Data (DASHBOARD) Act would mandate annual disclosure to the SEC of the type and “aggregate value” of user data used by harvesting companies, such as, but not limited to, Facebook, Google and Amazon, including how revenue is generated by user data and what measures are taken to protect the data. If the costs of advertising on search engines and social media platforms increase, we may incur additional marketing expenses or be required to allocate a larger portion of our marketing spend to other channels and our business and operating results could be adversely affected. Similarly, insurance brokerage and distribution regulation may limit our ability to rely on third-party digital technology platforms to provide a link to our insurance platform through an application programming interface (“API”) if the third-party distribution platforms are unable to continue to link to our insurance products pursuant to insurance law and regulations.
Besides online
direct-to-consumer
channels, we also leverage other channels to secure customers, which benefits our growth and long-term vision of meeting customers where and when they want to buy. We utilize multiple indirect channels, including agency channels and partner channels, among others, which could be disrupted for a variety of reasons.
The insurance producers we work with also have a direct relationship with their customers and could be incentivized to move them to a competitor. While we have gained significant traction within this channel, due to our innovation, relationships, and technology, we could lose market share through our competitors’ innovation or new products. Competitors may also increase their commissions to increase their ability to attract specific risk-groups or geographic areas, which could slow our ability to grow and increase profitability.

Our partners may attempt to recreate our capabilities independently or move their business to a new insurance partner or add additional insurance partners. Competitors could also develop innovative approaches or significant incentives that could impact our ability to grow, optimize channel economics, or build new relationships.
We may require additional capital to grow our business, which may not be available on terms acceptable to us or at all.
To the extent that our present capital (including the funds generated by the Business Combination) is insufficient to meet future operating requirements (including regulatory capital requirements) or to cover losses, we may need to raise additional funds through financings or curtail our projected growth. Many factors will affect our capital needs, as well as their amount and timing (including our growth and profitability, risk retained, and the availability of reinsurance), market disruptions, and other developments.
Historically, we funded our operations, marketing expenditures, and capital expenditures primarily through equity issuances, including through convertible note financings. Going forward, we intend to evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance, and the condition of the capital markets at the time we seek financing. In addition, regulatory bodies may be required to approve additional equity, equity-linked securities, debt securities, or other forms of financing that we may wish to pursue, and we cannot be certain that these approvals can be obtained. We cannot be certain that additional financing will be available to us on favorable terms or at all.
If we raise additional funds through the issuance of equity, equity-linked securities, or debt securities, those securities may have rights, preferences, or privileges senior to those of our common stock, and our existing stockholders may experience dilution. Any debt financing secured by us in the future could require that a substantial portion of our operating cash flow be devoted to the payment of interest and principal on such indebtedness, which may decrease available funds for other business activities and could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities.
If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, maintain minimum amounts of risk-based capital, and respond to business challenges could be significantly limited, and our business, results of operations, and financial condition could be adversely affected.
Interruptions or delays in the services provided by our providers of third-party technology platforms or our internet service providers could impair the operability of our website and may cause our business to suffer.
We currently rely on multiple providers of cloud infrastructure services, including Google Cloud Platform (“GCP”), Amazon Web Services (“AWS”), Salesforce.com (“SFDC”), and others (collectively, “Cloud Platforms”). We rely on the internet and, accordingly, depend on the continuous, reliable, and secure operation of internet servers, related hardware and software, and network infrastructure. Our operations depend on protecting the virtual cloud infrastructure hosted in Cloud Platforms by maintaining its configuration, architecture, and interconnection specifications, as well as the information stored in these virtual data centers and which third-party internet service providers transmit. Furthermore, we have no physical access or control over the services provided by our Cloud Platforms. Although we have disaster recovery plans that utilize multiple Cloud Platforms locations, the data centers that we use are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, floods, fires, severe storms, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures, and similar events, many of which are beyond our control, and any of which could disrupt our services, prevent customers from accessing our products, destroy customer data, or prevent us from being able to continuously back up and record data. In the event of significant physical damage to one of these data centers, it may take a significant period of time to achieve full resumption of our services, and our disaster recovery planning may not account for all eventualities. Further, a prolonged Cloud Platform service disruption affecting our website for any of the foregoing reasons could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise harm our business. In addition, any changes to our Cloud Platforms’ service levels may adversely affect our ability to meet the requirements of our customers. As our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our offerings. We may also incur significant costs for using alternative platforms or taking other actions in preparation for, or in reaction to, events that damage the Cloud Platform services we use. Damage or interruptions to these data centers could harm our business. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our website. Insurance coverage may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business, that may result from interruptions in our services or products.
Our usage of Cloud Platforms enables us to order and reserve server capacity in varying amounts and sizes distributed across multiple regions. Our Cloud Platform approach provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. Our Cloud Platform providers may terminate the agreement for multiple reasons (including, but not limited to, a requirement to comply with a government request, security risk to others, breach of payment obligations, or breach of contract). Termination of a Cloud Platform agreement may harm our ability to access data centers we need to host our website or to do so on terms as favorable as those we have today.
As we continue to expand the number of customers to whom we provide our products and services, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of Cloud Platforms’ data centers or third-party internet service providers to meet our capacity requirements could result in interruptions or delays in access to our website or impede our ability to scale our operations. In the event that one or more of our Cloud Platform service agreements are terminated or there is a lapse of service, interruption of internet service provider connectivity, or damage to such facilities, we could experience interruptions in access to our website as well as delays and additional expense in arranging new facilities and services, which could harm our business, results of operations, and financial condition.
Security incidents or real or perceived errors, failures, or bugs in our systems or website could impair our operations, result in loss of customers’ personal information, damage our reputation and brand, and harm our business and operating results.
Our continued success is dependent on our systems, applications, and software continuing to operate and to meet the changing needs of our customers and users. We rely on our technology and engineering staff and vendors to successfully implement changes to and maintain our systems and services in an efficient and secure manner. Like all information systems and technology, our website may contain material errors, failures, vulnerabilities, or bugs, particularly when new features or capabilities are released, and it may be subject to computer viruses or malicious code, break-ins,
phishing impersonation attacks, attempts to overload our servers with denial-of-service
or other attacks, ransomware and similar incidents, or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays, or website shutdowns, or could cause loss of critical data, or the unauthorized disclosure, access, acquisition, alteration, or use of personal or other confidential information.
In the ordinary course of business, we collect, store, and transmit information, including personal information, in relation to our current, past, or potential customers, business partners, agents, staff, and contractors. We could be subject to a cyber-incident or other adverse event that threatens the security, confidentiality, integrity, or availability of our information resources, including intentional attacks or unintentional events where parties gain unauthorized access to systems to disrupt operations, corrupt data, or steal confidential information about subscribers, vendors, and employees. For example, unauthorized parties could steal or access our customers’ names, email addresses, physical addresses, phone numbers, and other information that we collect when providing insurance quotes. Outside parties may also attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our information or customers’ information. Further, our vendors are also susceptible to data breaches, including our payment processing vendors who handle customer credit card numbers or other payment information. While we use encryption and authentication technology licensed from third parties designed to effect secure transmission of such information, we cannot guarantee the security of the transfer and storage of personal information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often they are not recognized until launched against a target and may originate from less regulated and remote areas around the world. Accordingly, we may be unable to proactively address these techniques or to implement adequate preventative measures. Despite our efforts and processes to prevent breaches, our products and services, as well as our servers, computer systems, and those of third parties that we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service
attacks, physical or electronic
break-ins,
third-party or employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations, which could lead to interruptions, delays, loss of critical data, unauthorized access to subscriber data, and loss of consumer confidence. In addition, we may be the target of email scams that attempt to acquire personal information or company assets.
Security breaches, including by hackers or insiders, or any other types of data security or privacy-related incidents could expose confidential or personal information, which could result in potential regulatory investigations, fines, penalties, compliance orders, liability, litigation, and remediation costs, as well as reputational harm, any of which could materially adversely affect our business and financial results. It could also trigger claims by affected third parties. Further, even if we do not ourselves experience a cyber-incident, hacking against our competitors or other companies could create the perception among our customers or potential customers that our digital platform is not safe to use.
If we experience compromises to our security that result in technology performance, integrity, or availability problems, the complete shutdown of our website or the loss or unauthorized disclosure, access, acquisition, alteration, or use of confidential information, customers may lose trust and confidence in us, and customers may decrease the use of our website or stop using our services entirely. Further, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our information or customers’ information. A significant impact on the performance, reliability, security, and availability of our systems, software, or services may harm our reputation, impair our ability to operate, impair our ability to retain existing customers or attract new customers, and expose us to legal claims and government action, each of which could have a material adverse impact on our financial condition, results of operations, and growth prospects.
Misconduct or fraudulent acts by employees, agents, claims vendors, or third parties may expose us to financial loss, disruption of business, regulatory assessments, and reputational harm.
We and the insurance industry are inherently susceptible to past and future misconduct or fraudulent activities by employees, representative agents, claims vendors, customers, or other third parties. These activities could include fraud against the company, its employees, and its customers through illegal or prohibited activities unauthorized acts or representations, or the unauthorized use or disclosure of personal or proprietary information.
Our success depends, in part, on our ability to establish and maintain relationships with quality and trustworthy service professionals.
We must continue to attract, retain, and grow the number of skilled and reliable service professionals who can provide services across our products. In addition to skill and reliability, our customers want to work with service professionals and claims adjusters whom they trust to work in their homes and with whom they feel safe.

While we maintain screening processes to try to prevent unsuitable service professionals, these processes have limitations and, even with these safety measures, no assurances can be provided regarding the future behavior of any service provider. Inappropriate and/or unlawful behavior of service professionals generally, particularly any such behavior that compromises the trustworthiness of service providers and/or of the safety of our customers, could result in bad publicity and related damage to our reputation, detriment to our brands and brand-building efforts, and/or actions by governmental and regulatory authorities, criminal proceedings and/or litigation. The occurrence of any of these events could, in turn, adversely affect our business, reputation, financial condition, and results of operations.
We may be unable to prevent, monitor, or detect fraudulent activity, including policy acquisitions or payments of claims that are fraudulent in nature.
If we fail to maintain adequate systems and processes to prevent, monitor, and detect fraud, including employee fraud, agent fraud, fraudulent policy acquisitions, claim vendor fraud, third-party or fraudulent claims activity, or if inadvertent errors occur with such prevention, monitoring, and detection systems due to human or computer error, our business could be materially adversely impacted. In the ordinary course of business in the insurance industry, we have experienced relatively isolated incidents of fraudulent activity that have not had a material impact on our business. However, we cannot be certain that our systems and processes will always be adequate in the face of increasingly sophisticated and ever-changing fraud schemes. We use a variety of tools to protect against fraud, but these tools may not always be successful at preventing such fraud.
We are periodically subject to examinations by our primary state insurance regulators, which could result in adverse examination findings and necessitate remedial actions.
Our primary insurance regulators are responsible for our supervision and examination of our insurance subsidiaries. Spinnaker Insurance Company is currently domiciled in Illinois and Spinnaker Specialty Insurance Company (Spinnaker Specialty) is an
authorized/non-admitted
insurer in Texas, and in the first quarter of 2022, we added Mainsail Insurance Company as an admitted insurer in Texas. RH Solutions Insurance Ltd. (“RHS”) is a Cayman-domiciled insurance captive, and is subject to regulations and supervision imposed by the Cayman Islands.
Periodically, other
non-domestic
insurance regulators perform examinations of insurance companies under their jurisdiction to assess compliance with applicable laws and regulations, financial condition, and the conduct of regulated activities or may conduct targeted investigations. These examinations provide insurance regulators with a significant opportunity to review and scrutinize our business.
If-as
a result of an
examination-an
insurance regulator determines that our financial condition, capital resources, or other aspects of any of our operations are less than satisfactory, or that we are in violation of applicable laws or regulations, an insurance regulator could require us to take one or more remedial actions or otherwise subject us to regulatory scrutiny, impose fines and penalties, or take further actions including suspension or revocation of our licenses. We cannot predict with precision the likelihood, nature, or extent of any necessary remedial actions or financial impact (if any) resulting from such an examination or the associated costs of such remedial actions or regulatory scrutiny. Any regulatory or enforcement action or any regulatory order imposing remedial, injunctive, or other corrective action against us resulting from these examinations could have a material adverse effect on our business, reputation, financial condition, or results of operations.
We are subject to laws and regulations concerning our collection, processing, storage, sharing, disclosure, and use of customer information and other sensitive data, and our actual or perceived (or alleged) failure to comply with data privacy and security laws and regulations could damage our reputation and brand and harm our business and operating results.
In the ordinary course of business, we collect, store, and transmit information, including personal information, in relation to our current, past, or potential customers, business partners, agents, staff, and contractors.

In the U.S., there are numerous federal and state data privacy and protection laws and regulations governing the collection, use, disclosure, protection, and other processing of personal information, including federal and state data privacy laws, data breach notification laws, and consumer protection laws. For example, the California Consumer Privacy Act of 2018 (the “CCPA”), which became effective in January 2020, created new privacy rights for consumers residing in the state of California and imposes obligations on companies that process their personal information, including an obligation to provide certain new disclosures to such residents. Specifically, among other things, the CCPA creates new consumer rights and imposes corresponding obligations on covered businesses relating to the access to, deletion of, and sharing of personal information collected by covered businesses, including California residents’ right to access and delete their personal information, opt out of certain sharing and sales of their personal information, and receive detailed information about how their personal information is used. The law exempts from certain requirements of the CCPA certain information that is collected, processed, sold, or disclosed pursuant to the California Financial Information Privacy Act, the federal Gramm-Leach-Bliley Act, or the federal Driver’s Privacy Protection Act. The definition of “personal information” in the CCPA is broad and may encompass other information that we maintain beyond that excluded under the Gramm-Leach-Bliley Act, the Driver’s Privacy Protection Act, or the California Financial Information Privacy Act exemption. Further, the CCPA allows for the California Attorney General to impose civil penalties for violations and provides a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. In addition, it remains unclear how various provisions of the CCPA will be interpreted and enforced. California voters also recently passed the California Privacy Rights Act (“CPRA”), which will take effect on January 1, 2023. The CPRA significantly modifies the CCPA, including by imposing additional obligations on covered companies and expanding California consumers’ rights with respect to certain sensitive personal information, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Some observers have noted that the CCPA (and the CPRA) could mark the beginning of a trend toward more stringent privacy legislation in the United States, and multiple states have enacted, or are expected to enact, similar or more stringent laws. For example, in 2020, Nevada passed SB 220 which restricts the “selling” of personal information and, in 2021, Virginia passed the Consumer Data Protection Act (“CDPA”), which is set to take effect on January 1, 2023 and grants new privacy rights for Virginia residents. Additionally, we are subject to the federal Telephone Consumer Protection Act, which restricts the making of telemarketing calls and the use of automatic telephone dialing systems. There is also discussion in Congress of a new comprehensive federal data protection and privacy law to which we likely would be subject if it is enacted. Such new laws and proposed legislation, if passed, could have conflicting requirements that could make compliance challenging, require us to expend significant resources to come into compliance, and restrict our ability to process certain personal information. The effects of the CCPA and other similar state laws subsequently enacted, as well as possible future state or federal laws, are potentially significant and may require us to modify our data collection and processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation.
In the event of a data breach, we are also subject to breach notification laws in the jurisdictions in which we operate, including U.S. state laws, and the risk of litigation and regulatory enforcement actions. In addition, a number of federal and state laws and regulations relating to privacy affect and apply to the insurance industry specifically.
We may also face particular privacy, data security, and data protection risks in connection with requirements of the European Union’s (“E.U.”) General Data Protection Regulation 2016/679 (“GDPR”), the United Kingdom (“UK”) GDPR and UK Data Protection Act 2018 (which retains the GDPR in UK national law) and other data protection regulations in the E.U. and UK. Among other stringent requirements, the GDPR restricts transfers of data outside of the E.U. to third countries deemed to lack adequate privacy protections (such as the U.S.), unless an appropriate safeguard specified by the GDPR is implemented. A July 16, 2020 decision of the Court of Justice of the European Union invalidated a key mechanism for lawful data transfer to the U.S. and called into question the viability of its primary alternative. As such, the ability of companies to lawfully transfer personal data from the E.U. to the U.S. is presently uncertain. Other countries have enacted or are considering enacting similar cross-border data transfer rules or data localization requirements. These developments could limit our future ability to deliver our products in the E.U. and other foreign markets. In addition, any failure or perceived failure to comply with these rules may result in regulatory fines or penalties, including orders that require us to change the way we process data.
Additionally, we are subject to the terms of our privacy policies and data privacy-related obligations to third parties. Any failure or perceived failure by us to comply with our privacy policies, our data privacy-related obligations to customers or other third parties, or our other data privacy-related legal obligations, may result in governmental or regulatory investigations, enforcement actions, regulatory fines, compliance orders, litigation, or public statements against us by consumer advocacy groups or others and could cause customers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding data privacy, data protection (in particular those that impact the use of artificial intelligence), and cross-border transfers of customer information could cause us to delay planned uses and disclosures of data to comply with applicable data privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put personal information at risk, which may result in increased regulatory scrutiny and have a material adverse effect to our reputation, business, and operating results.
We employ third-party licensed data, software, technologies, and intellectual property for use in our business, and the inability to maintain or use these licenses, or errors or defects in the data, software, technologies, and intellectual property we license could result in increased costs or reduced service levels, which would adversely affect our business, financial condition, and results of operations.
Our business relies on certain third-party data, software, technology, and intellectual property that we obtain under licenses from other companies including insurance industry proprietary information that we license from Insurance Services Office, Inc. (“ISO”). We anticipate that we will continue to rely on such third-party data, software, technology, and intellectual property and we may license additional third-party data, software, technology, and intellectual property in the future. We cannot assure that these third-party licenses, or support for such licensed software and technologies, will continue to be available to us on commercially reasonable terms, if at all. Although we believe that there are commercially reasonable alternatives to the third-party products we currently license, other than proprietary information provided by ISO, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of new third-party products may require significant work and require substantial investment of our time and resources. Also, should ISO refuse to license its proprietary information to us on the same terms that it offers to our competitors and we are unable to find a comparable replacement, we could be placed at a significant competitive disadvantage. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed software, technology, or other intellectual property. Any of these results could harm our business, results of operations, and financial condition.
Any errors or defects in third-party data, software, technology, and intellectual property that we license could result in errors that could harm our brand and business. We also cannot be certain that our licensors are not infringing the intellectual property rights of others or that our licensors have sufficient rights to the licensed software and technology in all jurisdictions in which we may operate. If we are unable to obtain or maintain rights to any of this software or technology because of intellectual property infringement claims brought by third parties against our licensors or against us, our ability to develop our services containing such software or technology could be severely limited and our business could be harmed. Many of the risks associated with the use of third-party software, technology, and other intellectual property cannot be eliminated, and these risks could negatively affect our business.

Failure to protect or enforce our intellectual property rights could harm our business, results of operations, and financial condition.
Our success is dependent in part on protecting our intellectual property rights and technology, including any source code, proprietary information, data, processes and other forms of information, know how, and technology. We rely on a combination of patents, copyrights, trademarks, service marks, and trade secret laws to establish and protect our intellectual property. We also seek to control access to our proprietary information by entering into a combination of invention assignment agreements and nondisclosure agreements with our employees, consultants, and with our third-party providers and strategic partners. While these agreements will give us contractual remedies upon any unauthorized use or disclosure of our proprietary business information or intellectual property, we cannot assure you that these agreements will be effective in controlling access to, and use and distribution of, our platform and proprietary information, and we may not always be able to effectively monitor or prevent such unauthorized use of disclosure.
We also seek to protect our proprietary information and intellectual property though contractual restrictions in our commercial agreements with third-party licensees, partners, and other third parties. However, some license provisions that protect against unauthorized use, copying, transfer, and disclosure of our technology may be unenforceable under the laws of certain jurisdictions and foreign countries. Certain arrangements with joint development partners may limit our ability to protect, maintain, enforce, or commercialize such intellectual property rights, including requiring agreement with or payment to our joint development partners before protecting, maintaining, licensing, or initiating enforcement of such intellectual property rights, and may allow such joint development partners to register, maintain, enforce, or license such intellectual property rights in a manner that may affect the value of the jointly-owned intellectual property or our ability to compete in the market.
We have filed, and may continue in the future to file, trademark, and patent applications to protect certain of our innovations and intellectual property. However, we cannot guarantee that patents will issue on our pending patent applications or that we will be successful in registering our trademarks. Our existing intellectual property, and any intellectual property granted to us or that we otherwise acquire in the future, may be contested, circumvented, or invalidated, and we may not be able to prevent third parties from infringing our rights to our intellectual property. Therefore, the exact effect of the protection of this intellectual property cannot be predicted with certainty. In addition, given the costs, effort, risks, and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations. Any failure to adequately obtain such patent protection, or other intellectual property protection, could later prove to adversely impact our business.
While software and other of our proprietary works may be protected under copyright law, we have chosen not to register any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.
We currently hold various domain names relating to our brand, including hippo.com and hippoinsurance.com, among others. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our website. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon, or otherwise decrease the value of our trademarks and other proprietary rights.
While we take precautions designed to protect our intellectual property, there are steps that we have not yet taken to protect our intellectual property on a global basis. Additionally, the steps that we have already taken to protect our intellectual property may not be sufficient or effective. Third parties may knowingly or unknowingly infringe our proprietary rights and third parties may challenge proprietary rights held by us and we may not be able to prevent infringement or misappropriation of our proprietary rights without incurring substantial expense.

If third parties copy our technology and use our proprietary brand, content, and information to create or enhance competing solutions and services, the value of our brand and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to customers and potential customers may become confused, and our ability to attract customers may be adversely affected. We may need to engage in litigation to enforce our rights. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could impair the functionality of our platform, delay introductions of enhancements to our platform, result in our substituting inferior or more costly technologies into our platform, or harm our reputation or brand.
Our services utilize third-party open source software components, which may pose particular risks to our proprietary software, technologies, products, and services in a manner that could negatively affect our business.
The software powering our technology systems incorporates open source software and will continue to use open source software in the future. Use and distribution of open source software may entail greater risks than the use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. To the extent that our services depend upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our platform, delay new solutions introductions, result in a failure of our platform, and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches. In addition, the public availability of such software may make it easier for others to compromise our platform.
Furthermore, some open source licenses contain requirements that we make available source code for modifications or derivative works that we create based upon the type of open source software we use or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release or license the source code of our proprietary software to the public. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code or re-engineer
all or a portion of our technology systems, each of which could reduce or eliminate the value of our technology systems. Such risk could be difficult or impossible to eliminate and could adversely affect our business, financial condition, and results of operations.
We may be unable to prevent or address the misappropriation of our data.
From time to time, third parties may misappropriate our data through website scraping, bots, or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites may have attempted to and may in the future attempt to misappropriate data and imitate our brand or the functionality of our website. If we become aware of such websites, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites operating outside of the United States, our available remedies may not be adequate to protect us against the effect of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations, or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.

We rely on the experience and expertise of our founder, senior management team, highly-specialized insurance experts, key technical employees, and other highly skilled personnel.
Our success depends upon the continued service of Assaf Wand, our co-founder,
Chief Executive Officer and a member of our board of directors; our senior management team; our highly-specialized insurance experts and key technical employees; and our ability to continue to attract and retain additional highly qualified personnel. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain, and integrate highly skilled personnel for all areas of our organization. If we are unable to attract the requisite personnel, our business and prospects may be adversely affected. Each of our co-founder,
executive officers, specialized insurance experts, key technical personnel, and other employees could terminate his or her relationship with us at any time. The loss of our CEO or any other member of our senior management team, specialized insurance experts, or key personnel might significantly delay or prevent the achievement of our strategic business objectives and could harm our business. We rely on a small number of highly-specialized insurance experts, the loss of any one of whom could have a disproportionate impact on our business. Competition in our industry for qualified employees is intense. Our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Moreover, if and when the stock options or other equity awards are substantially vested, employees under such equity arrangements may be more likely to leave, particularly when the underlying shares have seen a value appreciation.
Furthermore, several members of our management team were hired recently. If we are not able to integrate these new team members or if they do not perform adequately, our business may be harmed.
We face significant competition for personnel, particularly in California, where our headquarters is located and in Texas, where many of our technical employees are located. To attract top talent, we have to offer, and believe we will need to continue to offer, competitive compensation and benefits packages. We may also need to increase our employee compensation levels in response to competitor actions. If we are unable to hire new employees quickly enough to meet our needs or otherwise fail to effectively manage our hiring needs or successfully integrate new hires, including our recently hired management team members, our efficiency, ability to meet forecasts, and our employee morale, productivity and retention could suffer, which in turn could have an adverse effect on our business, results of operations, and financial condition.
If our customers were to claim that the policies they purchased failed to provide adequate or appropriate coverage, we could face claims that could harm our business, results of operations, and financial condition.
Although we aim to provide adequate and appropriate coverage under each of our policies, customers could purchase policies that prove to be inadequate or inappropriate. If such customers were to bring a claim or claims alleging that we failed in our responsibilities to provide them with the type or amount of coverage that they sought to purchase, we could be found liable, resulting in an adverse effect on our business, results of operations, and financial condition. While we maintain errors and omissions insurance coverage to protect us against such liability, such coverage may be insufficient or inadequate.
We may become subject to claims under Israeli law for remuneration or royalties for assigned invention rights by our Israel-based contractors or employees, which could result in litigation and adversely affect our business.
We enter into assignment of invention agreements with employees and contractors, pursuant to which such employees and contractors assign to us all rights to any inventions created during and as a result of their employment or engagement with us. Under the Israeli Patents Law, 5727-1967 (the “Israeli Patents Law”), inventions conceived by an employee during and as a result of such employee’s employment are regarded as “Service Inventions,” which belong to the employer absent an agreement between the employee and employer providing otherwise.

The Israeli Patents Law also provides that if there is no agreement between an employer and an employee determining whether the employee is entitled to receive consideration for service inventions and on what terms, this will be determined by the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Israel Patents Law. Current case law clarifies that the right to receive consideration for Service Inventions can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case
basis, the general contractual framework between the parties, using interpretation rules of general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Israeli Patents Law.
In addition, with respect to contractors, there is no clear arrangement under the Israeli Patents Law with respect to contractors’ ownership in inventions developed by them. Therefore, it is considered best practice to include, in the contractor’s engagement agreement, a provision whereby the parties agree that the company engaging such contractor shall own all intellectual property rights conceived or developed by the contractor during and as a result of such contractor’s engagement with the company, including a clear and explicit assignment provision with respect thereto and a waiver to receive additional consideration.
Although we generally enter into agreements with our contractors and employees pursuant to which they (i) assign to us all rights in and to inventions developed by them during and as a result of their employment or engagement with us; and (ii) waive any right to receive royalties, compensation or additional consideration in connection therewith (including, with respect to employees, waiver under Section 134 of the Israeli Patents Law), we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former contractors or employees, or be forced to litigate such monetary claims, which could negatively affect our business.
Our company culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.
We believe that our company culture has been critical to our success. We not only seek to engender a trusting relationship between our brand and our customers, but also among our employees. Our ability to continue to cultivate and maintain this culture is essential to our growth and continued success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:

•	failure to identify, attract, reward and retain people in leadership positions in our organization who share and further our culture, values, and mission;

•	the increasing size and geographic diversity of our workforce and our ability to promote a uniform and consistent culture across all our offices and employees;

•	competitive pressures to move in directions that may divert us from our mission, vision, and values;

•	the continued challenges of a rapidly evolving industry; and

•	the increasing need to develop expertise in new areas of business that affect us.
Our unique culture is one of our core characteristics that helps us to attract and retain key personnel. If we are not able to maintain our culture, we would have to incur additional costs and find alternative methods to recruit key employees, which in turn could cause our business, results of operations, and financial condition to be adversely affected.
Our exposure to loss activity and regulation may be greater in states where we currently have more of our customers or where we are domiciled.
A large portion of our business originates from customers in California and Texas. As a result of this concentration, if a significant catastrophe event or series of catastrophe events occur, such as a natural disaster, severe weather (such as the Texas hail storms in 2019 or the Texas winter storm in February 2021 (“Uri”)), or a disease outbreak or pandemic (such as the
COVID-19
pandemic) and cause material losses in California and Texas, our business, financial condition, and results of operations could be materially adversely affected. Further, as compared to our competitors who operate on a wider geographic scale, any adverse changes in the regulatory or legal environment affecting property and casualty insurance in California and Texas may expose us to more significant risks. In addition, as Spinnaker is domiciled in Illinois, any adverse changes in the regulatory environment affecting property and casualty insurance in Illinois may also expose us to more significant risks.
Our product development cycles are complex and subject to regulatory approval, and we may incur significant expenses before we generate revenues, if any, from new or expansion of or changes to existing products.
Because our insurance products require regulatory approvals, development cycles can take time. Moreover, development projects can be technically challenging and expensive, and may be delayed or defeated by the inability to obtain licensing or other regulatory approvals. The nature of these development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we generate revenues, if any, from such expenses. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of products that are competitive in the marketplace, this could materially and adversely affect our business and results of operations. Additionally, anticipated customer demand for a product we are developing could decrease after the development cycle has commenced. Such decreased customer demand may cause us to fall short of our sales targets, and we may nonetheless be unable to avoid substantial costs associated with the product’s development. If we are unable to complete product development cycles successfully and in a timely fashion and generate revenues from such future products, the growth of our business may be harmed.
Our success depends upon the continued growth in the use of the internet for purchasing of insurance products.
We provide homeowners’ insurance products through our website that competes with traditional offline counterparts. While we also offer insurance through traditional, offline producers, the continued growth and acceptance of our products and services will depend, to a large extent, on the continued growth in commercial use of the internet and our ability to innovate and distinguish our products and services from traditional markets.
Purchasers of insurance may develop the perception that purchasing insurance products online is not as effective as purchasing such products through a producer or other traditional offline methods, and the homeowners’ insurance markets may not migrate online as quickly as (or at the levels that) we expect. Moreover, if, for any reason, an unfavorable perception develops that data automation is less efficacious than traditional offline methods of purchasing insurance, underwriting, claims processing, and other functions that use data automation, our business, results of operations, and financial condition could be adversely affected.
New lines of business or new products and services may subject us to additional risks.
From time to time, we may implement or acquire new lines of business, including those outside of the insurance industry, or offer new products and services within existing lines of business. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed or are evolving. In developing and marketing new lines of business and new products and services, we may invest significant time and resources. In addition, new business ventures may require different strategic management competencies and risk considerations compared to those of a traditional insurance company or compared to those of our existing management team. External factors, such as regulatory compliance obligations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have an adverse effect on our business, results of operations, and financial condition.

Litigation and legal proceedings filed by or against us and our subsidiaries, key vendors, joint ventures, or investments could have a material adverse effect on our business, results of operations, and financial condition.
Litigation and other proceedings may include, but are not limited to, complaints from or litigation by vendors, employees, customers, our insurance companies, or reinsurers, related to alleged breaches of contract or otherwise. As our market share increases, competitors may pursue litigation to require us to change our business practices or offerings and limit our ability to compete effectively. As is typical in the insurance industry, we continually face risks associated with litigation of various types arising in the normal course of our business operations, including disputes relating to insurance claims under our policies, as well as other general commercial and corporate litigation. Although we are not currently involved in any material litigation with our customers, members of the insurance industry are the target of class action lawsuits and other types of litigation, some of which involve claims for substantial or indeterminate amounts, and the outcomes of which are unpredictable. This litigation is based on a variety of issues, including the sale of insurance and unfair trade or claim settlement practices. In addition, because we utilize our own and third-party data, it is possible that customers or consumer groups could bring individual or class action claims, and regulators could bring actions alleging that our methods of collecting data and pricing risk are impermissibly discriminatory. We cannot predict with any certainty whether we will be involved in such litigation in the future or what impact such litigation would have on our business. If we were to be involved in litigation and it was determined adversely, it could require us to pay significant damages amounts or to change aspects of our operations, either of which could have a material adverse effect on our financial results. Even claims without merit can be time-consuming and costly to defend and may divert management’s attention and resources away from our business and adversely affect our business, results of operations, and financial condition. Additionally, lawsuits over claims that are not individually material could in the future become material if aggregated with a substantial number of similar lawsuits. In addition to increasing costs, a significant volume of customer complaints or litigation could adversely affect our brand and reputation, regardless of whether such allegations are valid or whether we are liable. We cannot predict with certainty the costs of defense, the costs of prosecution, applicability or adequacy of insurance coverage, or the ultimate outcome of litigation or other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other proceedings may harm our business and financial condition. See “
Business — Legal Proceedings
.”
Claims by others that we infringed their proprietary technology or other intellectual property rights could result in litigation which is expensive to support, and if resolved adversely, could harm our business.
Companies in the internet and technology industries are frequently subject to litigation based on allegations of infringement or other violations of trademarks, copyrights, patents, and other intellectual property rights. As we gain an increasingly high public profile, the possibility of intellectual property rights claims against us grows and, from time to time, third parties may assert claims of infringement of intellectual property rights against us. There can be no assurance that we will be successful in defending against these allegations or reaching a business resolution that is satisfactory to us. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may therefore provide little or no deterrence or protection. Many potential litigants, including some of our competitors and patent-holding companies, may now and in the future have significantly larger and more mature patent portfolios than us and have the ability to dedicate substantial resources to assert their intellectual property rights. Any claim of infringement by a third-party, even those without merit, could cause us to incur substantial costs defending against the claim, could distract our management from our business, and could require us to cease use of such intellectual property. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, we risk compromising our confidential information during this type of litigation. We may be required to settle such litigation on terms that are unfavorable to us. Similarly, we may be subject to an unfavorable judgment which may not be reversible or is not reversed upon appeal. The terms of such settlement or judgment may require us to pay substantial damages, royalties, or other fees, or subject us to an injunction or other restrictions that prevent us from using or distributing our intellectual property, or from operating under our brand, each of which could adversely affect our business, results of operations, and financial condition. Even if third-party allegations of infringement do not result in litigation or are resolved in our favor or without significant expenses, the time and resources necessary to resolve them could harm our business, results of operations, financial condition, and reputation.
With respect to any intellectual property rights claim, we may have to seek out a license to continue operations found to violate such rights, which may not be available on favorable or commercially reasonable terms and may significantly increase our operating expenses. Some licenses may be non-exclusive,
and therefore our competitors may have access to the same technology licensed to us. If a third-party does not offer us a license to its intellectual property on reasonable terms, or at all, we may be required to develop alternative, non-infringing
technology, which could require significant time (during which we would be unable to continue to offer our affected offerings), effort, and expense and may ultimately not be successful. Any of these events could adversely affect our business, results of operations, and financial condition.
If we are unable to make acquisitions and investments, or if we are unable to successfully integrate them into our business, our business, results of operations, and financial condition could be adversely affected.
As part of our business strategy, we will continue to consider a wide array of potential strategic transactions, including acquisitions of, investments in, and organizations of new businesses, new technologies, services, and other assets and strategic investments that complement our business. We may evaluate target companies and make acquisitions in the future. There is no assurance that such businesses will be successfully integrated into our existing business or generate substantial revenue.
Acquisitions and investments involve numerous risks, any of which could harm our business and negatively affect our financial condition and results of operations, including:

•	intense competition for suitable acquisition targets, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;

•	failure or material delay in closing a transaction, including as a result of regulatory review and approvals;

•	inadequacy of reserves for losses and loss expenses;

•	quality of their data and underwriting processes;

•	conditions imposed by regulatory agencies that make the realization of cost-savings through integration of operations more difficult;

•	difficulties in obtaining regulatory approvals on our ability to be an acquirer;

•	a need for additional capital that was not anticipated at the time of the acquisition;

•	transaction-related lawsuits or claims;

•	difficulties in integrating the technologies, operations, existing contracts, and personnel of an acquired company;

•	difficulties in retaining key employees or business partners of an acquired company;

•	diversion of financial and management resources from existing operations or alternative acquisition opportunities;

•	failure to realize the anticipated benefits or synergies of a transaction;

•
failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, accounting practices, or employee or user issues;

•	risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;

•	theft of our trade secrets or confidential information that we share with potential acquisition candidates;

•	risk that an acquired company or investment in new offerings cannibalizes a portion of our existing business;

•	adverse market reaction to an acquisition;

•	significant attention from management and disruption to our business; and

•	potential dilution in value to our stockholders.
If we fail to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services, and other assets and strategic investments, or if we fail to successfully integrate such acquisitions or investments, our business, results of operations, and financial condition could be adversely affected.
We may not be able to utilize a portion of our net operating loss carryforwards (“NOLs”) to offset future taxable income, which could adversely affect our net income and cash flows.
We are subject to federal and state income and
non-income
taxes in the United States. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating these taxes. Our effective tax rates could be affected by numerous factors, such as entry into new businesses and geographies, changes to our existing business and operations, acquisitions and investments and how they are financed, changes in our stock price, changes in our deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles and interpretations. We are required to take positions regarding the interpretation of complex statutory and regulatory tax rules and on valuation matters that are subject to uncertainty, and the IRS or other tax authorities may challenge the positions that we take.
As of December 31, 2021, we had U.S. federal and state NOL carryforwards of approximately $373.8 million and $136.6 million, respectively, available to offset our future taxable income, if any, prior to consideration of annual limitations that may be imposed under Section 382 of the Internal Revenue Code of 1986 (the “Code”), or otherwise. Of our U.S. federal NOL carryforwards, $62.4 million of losses will begin to expire in 2035 and $311.4 million of losses can be carried forward indefinitely. Under the Tax Cuts and Jobs Act of 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act, U.S. federal NOL carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such NOL carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income.
We may be unable to fully use our NOL carryforwards, if at all. Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage point change, by value, in the corporation’s equity ownership by certain shareholders or groups of shareholders over a rolling three-year period), the corporation’s ability to use its pre-ownership
change NOLs to offset its post-ownership change income may be limited. We have experienced two historical ownership changes (in 2016 and 2018) and we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including as a result of the transaction with RTPZ, some of which may be outside of our control. If we undergo a future ownership change, we may be prevented from fully utilizing our NOL carryforwards existing at the time of the ownership change prior to their expiration. Future regulatory changes could also limit our ability to utilize our NOL carryforwards. To the extent we are not able to offset future taxable income with our NOL carryforwards, our net income and cash flows may be adversely affected.

Our expansion strategy will subject us to additional costs and risks and our plans may not be successful.
Our success depends in significant part on our ability to expand into additional markets. Currently, Spinnaker is licensed to write limited lines of business in 50 states and the District of Columbia, and Hippo Analytics Inc. is licensed as an insurance agency in 50 states and the District of Columbia. We have targeted writing homeowners business across all 50 states, but we cannot guarantee that we will be able to provide nationwide coverage in the near term or at all. As of December 31, 2021, our insurance program was approved to be sold in 37 states. Moreover, one or more states could revoke our license to operate or implement additional regulatory hurdles that could inhibit or limit our ability to obtain or maintain our license or grow our business in such states.
As we seek to expand, we may incur significant operating expenses, although our expansion may not be successful for a variety of reasons, including because of, among other things:

•	barriers to obtaining the required government approvals, licenses, or other authorizations, including seasoning or other limitations imposed by a state;

•	failures in identifying and entering into joint ventures with strategic partners or entering into joint ventures that do not produce the desired results;

•
challenges in, and the cost of, complying with various laws and regulatory standards, including with respect to the insurance business and insurance distribution, capital and outsourcing requirements, data privacy, tax and regulatory restrictions;

•	competition from incumbents that already own market share, better understand the market, may market and operate more effectively, and may enjoy greater affinity or awareness; and

•	differing demand dynamics, which may make our product offerings less successful.
Expansion into new markets will require additional investments by us in both securing regulatory approvals and marketing. These incremental costs may include hiring additional personnel, as well as engaging third-party service providers and other research and development costs. If we grow our geographic footprint or product offering at a slower rate than expected, our business, results of operations, and financial condition could be materially and adversely affected.
We are subject to payment processing risk.
We currently rely on a limited number of payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if any of these vendors becomes unwilling or unable to provide these services to us and we are unable to find a suitable replacement on a timely basis. If we or our processing vendors fail to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our customers’ credit cards on a timely basis or at all, our business, revenue, results of operations, and financial condition could be harmed.
The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly more sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations, and financial condition.
We are exposed to risk through our captive reinsurer, RHS, which takes a share of the risk underwritten of affiliated and non-affiliated
insurance carriers for business written through MGA.
In January 2020, Hippo Holdings began assuming insurance risk of policies underwritten by Hippo through a wholly-owned Cayman domiciled insurance captive, RHS. We retain approximately 12% of the proportional risk through Spinnaker or RHS.
Because RHS is a Cayman domiciled insurance captive, it is subject to regulations and supervision imposed by the Cayman Islands. Noncompliance with applicable Cayman regulations may subject us to regulatory action or private litigation. Further, applicable laws, regulations, and administrative practices in the Cayman Islands may be subject to significant change, with or without notice, due to economic, political, and other conditions.
We are exposed to risk through our admitted and
non-admitted
insurance carriers, which underwrite insurance on behalf of our MGA and other non-affiliated
general agents and managing general agents.
In September of 2020, we acquired Spinnaker Insurance Company. We have since formed a domestic surplus lines carrier that will underwrite policies on surplus lines business. Carriers that are subsidiaries of Hippo Holdings only write business on a program basis through our MGA and through other nonaffiliated general agents and managing general agents. We could, in the future, form or acquire additional carriers. All unaffiliated programs written through our carriers are reinsured and, as a result, our carriers retain a limited amount of risk. Specifically, we currently retain not more than 23% of the risk for any one program. However, because reinsurance includes limits and exclusions, may be subject to termination (including cutoff of certain liabilities at termination), and further may be subject to collection risk, we are subject to the risk that we will retain more risk than we anticipate.
Additionally, because insurance companies are highly regulated by their states of domicile and by each state in which it is authorized to do business, we are subject to regulatory action and private litigation. Further, applicable laws, regulations, and administrative practices in the one or more states in the United States in which we do business may be subject to significant change, with or without notice, due to economic, political, and other conditions.
Risks Related to Our Industry
The insurance business, including the market for homeowners’ insurance, is historically cyclical in nature, and we may experience periods with excess underwriting capacity and unfavorable premium rates, which could adversely affect our business.
Historically, insurance carriers writing homeowners insurance have experienced significant fluctuations in operating results due to competition, frequency and severity of catastrophic events, levels of capacity, adverse litigation trends, regulatory constraints, general economic conditions, and other factors. The supply of insurance is related to prevailing prices, the level of insured losses, and the level of capital available to the industry that, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance industry. As a result, the homeowners insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity, as well as periods when shortages of capacity increased premium levels. Demand for insurance depends on numerous factors, including the frequency and severity of catastrophic events, levels of capacity, the introduction of new capital providers, and general economic conditions. All of these factors fluctuate and may contribute to price declines generally in the insurance industry.

We cannot predict with certainty whether market conditions affecting the homeowners’ insurance market and the insurance market in general will improve, remain constant, or deteriorate. Negative market conditions may impair our ability to underwrite insurance at rates we consider appropriate and commensurate relative to the risk assumed. Additionally, negative market conditions could result in a decline in policies sold, an increase in the frequency or severity of claims and premium defaults, and an uptick in the frequency of fraud, including the falsification of claims. If we cannot underwrite insurance at appropriate rates, our ability to transact business will be materially and adversely affected. Any of these factors could lead to an adverse effect on our business, results of operations and financial condition.
Our actual incurred losses may be greater than our loss and loss adjustment expense reserves, which could have a material adverse effect on our financial condition and results of operations.
Our financial condition and results of operations depend on our ability to accurately assess potential loss and loss adjustment expenses under the terms of the policies we underwrite for homeowners. Reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what the expected ultimate settlement and administration of claims will cost, and the ultimate liability may be greater or less than the current estimate. In our industry, there is always the risk that reserves may prove inadequate, as it is possible for us to underestimate the cost of claims and claims administration.
We base our estimates on our assessment of known facts and circumstances, as well as estimates of future trends in claim severity, claim frequency, judicial theories of liability, and other factors. These variables are affected by both internal and external events that could increase our exposure to losses, including changes in the mix of customers and jurisdictions, changes in actuarial projections, claims handling procedures, inflation, severe weather, climate change, economic and judicial trends, and legislative changes. Increases in claims severity can be impacted by increased costs including construction costs, availability of supplies, and other economic factors; and by litigation trends and precedent. We regularly monitor reserves using new information on reported claims and a variety of statistical techniques to update our current estimate. Our estimates could prove to be inadequate, and this underestimation could have a material adverse effect on our financial condition.
Recorded claim reserves, including case reserves and incurred but not reported (“IBNR”) claims reserves, are based on our estimates of losses after considering known facts and interpretations of the circumstances, including settlement agreements. Additionally, models that rely on the assumption that past loss development patterns will persist into the future are used. Internal factors are considered, including our experience with similar cases, actual claims paid, historical trends involving claim payment patterns, pending levels of unpaid claims, loss management programs, product mix, contractual terms and changes in claim reporting, and settlement practices. External factors are also considered, such as court decisions, changes in law, and litigation imposing unintended coverage. We also consider benefits, such as disallowing the use of benefit payment schedules, requiring coverage designed to cover losses that occur in a single policy period to losses that develop continuously over multiple policy periods, or requiring the availability of multiple limits. Regulatory requirements and economic conditions are also considered.
Since reserves are estimates of the unpaid portion of losses that have occurred, including IBNR losses, the establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain and complex process that is regularly refined to reflect current estimation processes and practices. The ultimate cost of losses may vary materially from recorded reserves, and such variance may adversely affect our results of operations and financial condition as the reserves and reinsurance recoverables are reestimated.
If any of our insurance reserves should prove to be inadequate for the reasons discussed above, or for any other reason, we will be required to increase reserves, resulting in a reduction in our net income and stockholders’ equity in the period in which the deficiency is identified. Future loss experience substantially in excess of established reserves could also have a material adverse effect on future earnings and liquidity and financial strength rating, which would affect our ability to attract new business or to retain existing customers.

We are subject to extensive insurance industry regulations.
Currently, Spinnaker is licensed to write limited lines of business in 50 states and the District of Columbia, and Hippo Analytics Inc. is licensed as an insurance agency in 50 states and the District of Columbia. We have targeted writing homeowners business across all 50 states, but we cannot guarantee that we will be able to provide nationwide coverage in the near term or at all. As of December 31, 2021, our insurance program is approved to be sold in 37 states.
Each U.S. state regulator retains the authority to license insurance producers and insurance companies in their states, and a producer or company generally may not operate in a state in which it is not licensed. Accordingly, we are not permitted to sell or underwrite insurance to residents of the remaining states and territories of the United States for lines or products for which we are not authorized, which is likely to put us at a disadvantage among many of our competitors that have been in business much longer than us and are licensed to sell their insurance products in most, if not all, U.S. jurisdictions.
Additionally, RHS is domiciled in Cayman, and as such noncompliance with applicable Cayman regulations may subject us to regulatory action or private litigation. Further, applicable laws, regulations, and administrative practices in the Cayman Islands may be subject to significant change, with or without notice, due to economic, political, and other conditions.
We are subject to extensive regulation and supervision in the states in which we transact business by the individual state insurance departments. This regulation is generally designed to protect the interests of consumers, and not necessarily the interests of insurers or producers, their shareholders, or other investors. Numerous aspects of our insurance business are subject to regulation, including, but not limited to, premium rates, mandatory covered risks, limitations on the ability to non-renew
or to cancel or elect not to renew business, prohibited exclusions, licensing and appointment of agents, restrictions on the size of risks that may be insured under a single policy, reserves and provisions for unearned premiums, losses and other obligations, deposits of securities for the benefit of customers, investments and capital, policy forms and coverages, advertising and other conduct, including restrictions on the use of credit information and other factors in underwriting, as well as other production, underwriting and claims practices. To the extent we decide to expand our current product offerings to include other insurance products, this would subject us to additional regulatory requirements and scrutiny in each state in which we elect to offer such products. States have also adopted legislation defining and prohibiting unfair methods of competition and unfair or deceptive acts and practices in the business of insurance. Prohibited practices include, but are not limited to, misrepresentations, false advertising, coercion, disparaging other insurers, unfair claims settlement procedures, discrimination in the business of insurance, and offering illegal inducements in connection with insurance sales. Noncompliance with any of such state statute may subject us to regulatory action by the relevant state insurance regulator, and, in certain states, private litigation. States also regulate various aspects of the contractual relationships between insurers and licensed agents and brokers.
Such laws, rules, and regulations are usually overseen and enforced by the various state insurance departments, as well as through private rights of action and by state attorneys general. Such regulations or enforcement actions are often responsive to current consumer and political sensitivities, such as homeowners’ insurance rates and coverage forms, which may arise after a major event. Such rules and regulations may result in rate suppression, limit our ability to manage our exposure to unprofitable or volatile risks, or lead to fines, premium refunds, or other adverse consequences. The federal government also may regulate aspects of our businesses, such as the protection of consumer confidential information or the use of consumer insurance (credit) scores to underwrite and assess the risk of customers under the Fair Credit Reporting Act (“FCRA”). Among other things, the FCRA requires insurance companies to have a permissible purpose before obtaining and using a consumer report for underwriting purposes, as well as comply with related notice and recordkeeping requirements. Failure to comply with federal requirements under the FCRA or any other applicable federal laws would subject us to regulatory fines and other sanctions. In addition, given our short operating history to-date
and rapid speed of growth, we are particularly vulnerable to regulators identifying errors in the policy forms we use,

the rates we charge, and our customer communications. As a result of any such noncompliance, regulators could impose fines, rebates, or other penalties, including cease-and-desist
orders for an individual state, or all states, until the identified noncompliance is rectified.
Our ability to retain state licenses depends on our ability to meet licensing requirements enacted or promulgated in each state (sometimes based on model laws and regulations developed by the NAIC), subject to significant variations across states. If we are unable to satisfy the applicable licensing requirements of any particular state, we could lose our license to do business in such state, which would result in the temporary or permanent cessation of our operations in that state. Alternatively, if we are unable to satisfy applicable state licensing requirements, we may be subject to additional regulatory oversight, have our license suspended, face monetary penalties, or be subject to seizure of assets. Any such events could adversely affect our business, results of operations or financial condition.
In addition, as a condition to writing business in certain states, insurance companies are often required to participate in various pools or risk sharing mechanisms or to accept certain classes of risk, regardless of whether such risks meet their underwriting requirements for voluntary business. Some states also limit or impose restrictions on the ability of an insurer to withdraw from certain classes of business. Certain states impose significant restrictions on a company’s ability to materially reduce its exposures, non-renew,
or to withdraw from certain lines of business. State insurance departments can impose significant charges on an insurer in connection with a market withdrawal or refuse to approve withdrawal plans including on the grounds that they could lead to market disruption. Laws and regulations that limit cancellation and non-renewal
of policies or that subject withdrawal plans to prior approval requirements may significantly restrict our ability terminate unprofitable risks or to exit unprofitable markets. Such actions and related regulatory restrictions may limit our ability to reduce our potential exposure including, but not limited to, catastrophe events such as hurricane-related losses.
A regulatory environment that requires rate increases and product forms to be approved and that can dictate underwriting practices and mandate participation in loss sharing arrangements may adversely affect our results of operations and financial condition.
From time to time, political events and positions affect the insurance market, including efforts to reduce rates to a level that may prevent us from being profitable or may not allow us to reach targeted levels of profitability. For example, if our loss ratio compares favorably to that of the industry, state or provincial regulatory authorities may impose rate rollbacks, require us to pay premium refunds to policyholders, or challenge or otherwise delay our efforts to raise rates even if the property and casualty industry generally is not experiencing regulatory challenges to rate increases. Such challenges affect our ability to obtain approval for rate changes that may be required to achieve targeted levels of profitability and returns on equity. In particular and by way of example, due to the
COVID-19
pandemic, state regulators and legislators are under increased political pressure to provide financial relief to policyholders through premium rebates or requiring insurers to pay claims arising from
COVID-19
related losses, regardless of the applicable policy’s exclusions.
In addition, certain states have enacted laws that require an insurer conducting business in that state to participate in assigned risk plans, reinsurance facilities and joint underwriting associations. Certain states also require insurers to offer coverage to all consumers, often restricting an insurer’s ability to charge the price it might otherwise charge. In these markets, we may be compelled to underwrite significant amounts of business at lower-than-desired rates, possibly leading to an unacceptable return on equity. Laws and regulations of many states also limit an insurer’s ability to withdraw from one or more lines of insurance there, except pursuant to a plan that is approved by the state insurance department. Additionally, as addressed above, certain states require insurers to participate in guaranty funds for impaired or insolvent insurance companies. These funds periodically assess losses against all insurance companies doing business in the state. Our business, results of operations or financial condition could be adversely affected by any of these factors.

State insurance regulators impose additional reporting requirements regarding enterprise risk on insurance holding company systems, with which we must comply as an insurance holding company.
In the past decade, various state insurance regulators have increased their focus on risks within an insurer’s holding company system that may pose enterprise risk to the insurer. During the last approximately ten years, the NAIC adopted significant changes to the insurance holding company act and regulations (the “NAIC Amendments”). The NAIC Amendments are designed to respond to perceived gaps in the regulation of insurance holding company systems in the United States. One of the major changes is a requirement that an insurance holding company system’s ultimate controlling person submit annually to its lead state insurance regulator an “enterprise risk report” that identifies activities, circumstances or events involving one or more affiliates of an insurer that, if not remedied properly, are likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole. Other changes include requiring a controlling person to submit prior notice to its domiciliary insurance regulator of a divestiture of control, having detailed minimum requirements for cost sharing and management agreements between an insurer and its affiliates and expanding of the agreements between an insurer and its affiliates to be filed with its domiciliary insurance regulator.
The increasing adoption by states of cybersecurity regulations could impose additional compliance burdens on us and expose us to additional liability.
In response to the growing threat of cyber-attacks in the insurance industry, certain jurisdictions have adopted and others are considering new cybersecurity measures, including the adoption of cybersecurity regulations. On October 24, 2017, the NAIC adopted its Insurance Data Security Model Law, intended to serve as model legislation for states to enact in order to govern cybersecurity and data protection practices of insurers, insurance agents, and other licensed entities registered under state insurance laws. As of the summer of 2020, Alabama, Connecticut, Delaware, Indiana, Louisiana, Michigan, Mississippi, New Hampshire, Ohio, South Carolina, and Virginia have adopted versions of the NAIC Insurance Data Security Model Law, each with a different effective date, and other states may adopt versions of the NAIC Insurance Data Security Model Law in the future. Although we take steps to comply with financial industry cybersecurity regulations and believe we are materially compliant with their requirements, our failure to comply with new or existing cybersecurity regulations could result in regulatory actions and other penalties. In addition, efforts to comply with new or existing cybersecurity regulations could impose significant costs on our business, which could materially and adversely affect our business, financial condition or results of operations.
The
COVID-19
pandemic has caused disruption to our operations and may negatively impact our business, key metrics, or results of operations in numerous ways that remain unpredictable.
In March 2020, the outbreak of
COVID-19
was recognized as a pandemic by the World Health Organization. Public and private sector policies and initiatives to reduce the transmission of
COVID-19,
such as the imposition of travel restrictions and the adoption of remote working, may continue to impact our operations if our employees are unable to work effectively, including because of illness, quarantines, government actions, facility closures or other restrictions. We continue to assess and update our business continuity plans in the context of this pandemic, including taking steps to help keep our employees healthy and safe. The spread of
COVID-19
has caused us to modify our business practices (including employee travel, employee work locations in certain cases and cancellation of physical participation in meetings, events and conferences and to increase our use of web-based
solutions for business processes like meetings and working remote solutions).
Beginning in early March 2020, the
COVID-19
pandemic and the measures imposed to contain this pandemic have severely impacted businesses worldwide, including many in the insurance sector. Insurers of travel, events or business interruption may continue to be directly and adversely affected by claims with respect to
COVID-19
or the lock-down it engendered. Other insurers, in lines of business that are not directly impacted by
COVID-19,
may nevertheless be dependent on office-based brokers,
in-person
inspections, or teams that are

poorly equipped to work from home - all of which can translate into value erosion. Finally, the broader financial crisis may continue to hurt insurers in other ways. With interest rates near all-time
lows, we, along with many insurers, have seen a decline on the return on capital.
The
COVID-19
pandemic is expected to continue to impact our loss ratios as homes are being used more intensively due to the remote working environment. Home infrastructure and equipment breakdown are occurring more frequently due to increased use.
COVID-19
has delayed our recoverability of premiums where moratoriums have been imposed and has delayed the launch of some of our Hippo Home Care products.
Furthermore, the
COVID-19
pandemic has impacted and may further impact the broader economies of affected countries, including negatively impacting economic growth, the proper functioning of financial and capital markets, foreign currency exchange rates and interest rates. An economic slowdown of potentially extended duration or a global recession could result in an increase in fraudulent claims or a decrease in home sales, an increase in costs associated with claims under our policies, as well as an increase in the number of customers experiencing difficulty paying premiums, any of which could have a material adverse effect on our business and results of operations. Due to the speed with which the
COVID-19
situation has developed and is continuing to develop, the global breadth of its spread, including the emergence of variants, the range of governmental and community health and safety measures in response to the pandemic, and wide variation in vaccine availability and uptake, uncertainty around the duration and ultimate impact of the pandemic persists, and the related financial impact on our business could change and cannot be accurately predicted at this time. For a further discussion of the effects of the
COVID-19
pandemic on our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations -
COVID-19
Impact.”
Severe weather events and other catastrophes, including the effects of climate change, global pandemics, and terrorism, are inherently unpredictable and may have a material adverse effect on our financial results and financial condition.
Our homeowners’ insurance business is exposed to the risk of severe weather conditions and other catastrophes. Severe weather events include, but are not limited to, winter storms, tornadoes, hurricanes, rain, hail, and high winds. The incidence and severity of weather conditions are largely unpredictable. Catastrophes can be caused by various events, such as wildfires, tornadoes, tsunamis, hurricanes, tropical storms, earthquakes, windstorms, hailstorms, severe thunderstorms, fires, and other non-natural
events such as explosions, civil unrest, terrorism or war. Additionally, seasonal weather patterns impact the level and amount of claims we receive. These patterns include hurricanes, wildfires and coastal storms in the fall, cold weather patterns and changing home heating needs in the winter, and tornados and hailstorms in the spring and summer. The mix of geographic exposure and products within our customer base impacts our exposure to these weather patterns and as we diversify our base of premium such that our exposure more closely resembles the industry exposure, we should see the impact of these events on our business more closely resemble the impact on the broader industry.
The incidence and severity of severe weather conditions and catastrophes are inherently unpredictable and the occurrence of one catastrophe does not render the possibility of another catastrophe greater or lower. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. In particular, severe weather and other catastrophes could significantly increase our costs due to a surge in claims following such events and/or legal and regulatory changes in response to catastrophes that may impair our ability to limit our liability under our policies. Severe weather conditions and catastrophes can cause greater losses for us, which can cause our liquidity and financial condition to deteriorate. Resulting reductions in our capital could materially adversely affect our ability to underwrite new or renew existing insurance policies. In addition, we may not be able to obtain reinsurance coverage at reasonable rates and in amounts or with coverages adequate to mitigate the risks associated with severe weather conditions and other catastrophes. While we only work with reinsurers whom we believe have acceptable credit, if our reinsurers are unable to pay for the claims for which they are responsible, we could be exposed to additional liability, which could have a material adverse effect on our business and results of operations. Catastrophic losses, such as the

2021 storms in Texas, may result in our insurance companies incurring losses greater than those experienced in prior years, the expected level of losses including modeled losses, and current reinsurance limits.
Climate change may affect the occurrence of certain natural events, such as an increase in the frequency or severity of snow, wind and thunderstorm events, and tornado or hailstorm events due to increased convection in the atmosphere; more frequent wildfires in certain geographies; higher incidence of deluge flooding and the potential for an increase in severity of the hurricane events due to higher sea surface temperatures. Additionally, climate change may cause an impact on the demand, price and availability of homeowners insurance and reinsurance coverages, as well as the value of our investment portfolio. Due to significant variability associated with future changing climate conditions, we are unable to predict the impact climate change will have on our business.
We expect our results of operations to fluctuate on a quarterly and annual basis. In addition, our operating results and operating metrics are subject to seasonality and volatility, which could result in fluctuations in our quarterly revenues and operating results or in perceptions of our business prospects.
Our revenue and results of operations could vary significantly from period to period and may fail to match expectations as a result of a variety of factors, some of which are outside of our control. Our results may vary as a result of fluctuations in the number of customers purchasing our insurance products and fluctuations in the timing and amount of our expenses. In addition, the insurance industry, and particularly homeowners’ insurance, are subject to their own cyclical trends and uncertainties, including extreme weather which is often seasonal and may result in volatility in claims reporting and payment patterns. Fluctuations and variability across the industry may affect our revenue. As a result of the potential variations in our revenue and results of operations, period-to-period
comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price.
We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues and resulting fluctuations in our rate of growth as a result of insurance spending patterns. Specifically, our revenues may be proportionately higher in our third fiscal quarter due to the seasonality of when homeowners purchase and move into new homes, which historically occurs at higher rates in the months of July, August, and September. Accordingly, the amount of growth we experience may also be greater in the third quarter. As our business expands and matures, other seasonality trends may develop and the existing seasonality and customer behavior that we experience may change. Volatility in our key operating metrics or their rates of growth could have a negative impact on our financial results and investor perceptions of our business prospects and a failure to achieve our quarterly forecasts or to meet or exceed the expectations of research analysts or investors will cause our stock price to decline.
An overall decline in economic activity could have a material adverse effect on the financial condition and results of operations of our business.
The demand for property and casualty insurance generally rises as the overall level of household income increases and generally falls as household income decreases, affecting premiums, commissions and fees generated by our business. Some new accounts are sourced by referral sources tied to home closing transactions, and major slowdowns in the various housing markets we serve could impact our ability to generate new business. The economic activity that impacts property and casualty insurance is most closely correlated with employment levels, corporate revenue, and asset values.
Our results of operations and financial condition may be adversely impacted by environmental, social and governance (“ESG”) requirements.
Our financial and operational results could be impacted by emerging risk and changes to the regulatory landscape in areas like ESG requirements. While we closely monitor and respond to topics like social, environmental, and demographic changes that include longer lifespans, income and wealth inequalities, environmental challenges and opportunities to expand global access to the financial system across all segments of the population, updated and changing regulatory and societal environment requirements could impact financial and operational results.
Changes and uncertainty in U.S. and
non-U.S.
legislation, policy or regulation regarding climate risk management or other ESG practices may result in higher regulatory costs, compliance costs and increased capital expenditures, and changes in regulations may impact security asset prices, resulting in realized or unrealized losses on our investments. Physical risks and transitional risks could increase the company’s cost of doing business and actual or perceived failure to adequately address ESG expectations of our various stakeholders could lead to a tarnished reputation and loss of customers and clients.
Our results of operations and financial condition may be adversely affected due to limitations in the analytical models used to assess and predict our exposure to catastrophe losses.
Along with others in the insurance industry, models developed internally and by third-party vendors are used along with our own historical data in assessing property insurance exposure to catastrophe losses. These models assume various conditions and probability scenarios; however, they do not necessarily accurately predict future losses or measure losses currently incurred. Further, the accuracy of such models may be negatively impacted by changing climate conditions, including increased weather severity patterns. Catastrophe models use historical information and scientific research about natural events, such as hurricanes and earthquakes, as well as detailed information about our in-force
business. This information is used in connection with pricing and risk management activities. However, since actual catastrophic events vary considerably, there are limitations with respect to its usefulness in predicting losses in any reporting period. Other limitations are evident in significant variations in estimates between models, material increases and decreases in results due to model changes and refinements of the underlying data elements and actual conditions that are not yet well understood or may not be properly incorporated into the models.
Our insurance company subsidiaries are subject to minimum capital and surplus requirements, and failure to meet these requirements could subject us to regulatory action.
Our insurance company subsidiaries are subject to risk-based capital standards and other minimum capital and surplus requirements. The risk-based capital standards, based upon the Risk-based Capital Model Act developed by the NAIC and adopted in all states, including our insurance subsidiaries’ states of domicile, require our insurance company subsidiaries to report results of risk-based capital calculations to their domestic regulator. These risk-based capital standards provide for different levels of regulatory attention depending upon the ratio of an insurance company’s total adjusted capital, as calculated in accordance with the NAIC’s RBC formula, to its authorized control level risk-based capital. Authorized control level risk-based capital is determined using the NAIC’s risk-based capital formula, which measures the minimum amount of capital that an insurance company needs to support its overall business operations.
An insurance company with total adjusted capital that is less than 200% of its authorized control level risk-based capital is at a company action level, which would require the insurance company to file a risk-based capital plan that, among other things, contains proposals of corrective actions the company intends to take that are reasonably expected to result in the elimination of the company action level event. Additional action level events occur when the insurer’s total adjusted capital falls below 150%, 100%, and 70% of its authorized control level risk-based capital. The lower the percentage, the more severe the regulatory response, including, in the event of a mandatory control level event (total adjusted capital falls below 70% of the insurer’s authorized control level risk-based capital), placing the insurance company into receivership. As of December 31, 2021, Spinnaker Insurance Company’s risk-based capital ratio was well in excess of minimum statutory requirements.
In addition, our insurance company subsidiaries are required to maintain certain minimum capital and surplus and generally must keep their net written premiums within specified multiples of its surplus that regulators customarily view as prudent. The insurance company subsidiaries could exceed these ratios if their volume increases faster than anticipated or if their surplus declines due to catastrophe or non-catastrophe
losses or excessive underwriting and operational expenses.
Any failure by our insurance company subsidiaries to meet the applicable risk-based capital or minimum statutory capital requirements or the writings ratio limitations regulators customarily use where we currently or may in the future conduct business could subject us to further examination or corrective action imposed by state regulators, including limitations on our writing of additional business, state supervision or liquidation.
Any changes in existing risk-based capital requirements, minimum statutory capital requirements, or customary writings ratios may require us to increase our statutory capital levels, which we may be unable to do.
Our insurance company subsidiaries are subject to assessments and other surcharges from state guaranty funds and mandatory state insurance facilities, which may reduce our profitability.
The insurance laws of many states subject property and casualty insurers doing business in those states to statutory property and casualty guaranty fund assessments. The purpose of a guaranty fund is to protect customers by requiring that solvent property and casualty insurers pay the insurance claims of insolvent insurers. These guaranty associations generally pay these claims by assessing solvent insurers proportionately based on each insurer’s share of voluntary premiums written in the state. While most guaranty associations provide for recovery of assessments through subsequent rate increases, surcharges or premium tax credits, there is no assurance that insurers will ultimately recover these assessments, which could be material, particularly following a large catastrophe or in markets which become disrupted.
Maximum contributions required by law in any one year vary by state. We cannot predict with certainty the amount of future assessments because they depend on factors outside our control, such as insolvencies of other insurance companies. Significant assessments could have a material adverse effect on our financial condition and results of operations.
Performance of our investment portfolio is subject to a variety of investment risks that may adversely affect our financial results.
Our results of operations depend, in part, on the performance of our investment portfolio. We seek to hold a diversified portfolio of investments in accordance with our investment policy and routinely reviewed by our investment committee. However, our investments are subject to general economic and market risks as well as risks inherent to particular securities.
Our primary market risk exposures are to changes in interest rates and overall debt markets given that a majority of our portfolio is invested in debt securities, treasury bills, municipal bonds and mortgage- and asset-backed securities. We have limited exposure to equities but may in the future increase our portfolio’s allocation to equities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Quantitative and Qualitative Disclosure About Market Risk.” In recent years, interest rates have been at or near historic lows. A protracted low interest rate environment would continue to place pressure on our net investment income, particularly as it relates to fixed income securities and short-term investments, which, in turn, may adversely affect our operating results. Future increases in interest rates could cause the values of our fixed income securities portfolios to decline, with the magnitude of the decline depending on the duration of securities included in our portfolio and the amount by which interest rates increase. Some fixed income securities have call or prepayment options, which create possible reinvestment risk in declining rate environments. Other fixed income securities, such as mortgage-backed and asset-backed securities, carry prepayment risk or, in a rising interest rate environment, may not prepay as quickly as expected.
The value of our investment portfolio is subject to the risk that certain investments may default or become impaired due to deterioration in the financial condition of one or more issuers of the securities we hold, or due to deterioration in the financial condition of an insurer that guarantees an issuer’s payments on such investments. Downgrades in the credit ratings of fixed maturities also have a significant negative effect on the market valuation of such securities.
Such factors could reduce our net investment income and result in realized investment losses. Our investment portfolio is subject to increased valuation uncertainties when investment markets are illiquid. The valuation of investments is more subjective when markets are illiquid, thereby increasing the risk that the estimated fair value (i.e., the carrying amount) of the securities we hold in our portfolio does not reflect prices at which actual transactions would occur.
We may also invest in marketable equity securities. These securities are carried on the balance sheet at fair market value and are subject to potential losses and declines in market value.
Risks for all types of securities are managed through the application of our investment policy, which establishes investment parameters that include, but are not limited to, maximum percentages of investment in certain types of securities and minimum levels of credit quality, which we believe are within applicable guidelines established by the NAIC.
Although we seek to preserve our capital, we cannot be certain that our investment objectives will be achieved, and results may vary substantially over time. In addition, although we seek to employ investment strategies that are not correlated with our insurance and reinsurance exposures, losses in our investment portfolio may occur at the same time as underwriting losses and, therefore, exacerbate the adverse effect of the losses on us.
Unexpected changes in the interpretation of our coverage or provisions, including loss limitations and exclusions in our policies, could have a material adverse effect on our financial condition and results of operations.
There can be no assurances that specifically negotiated loss limitations or exclusions in our policies will be enforceable in the manner we intend. As industry practices and legal, judicial, social, and other conditions change, unexpected and unintended issues related to claims and coverage may emerge. While these limitations and exclusions help us assess and mitigate our loss exposure, it is possible that a court or regulatory authority could nullify or void a limitation or exclusion, or legislation could be enacted modifying or barring the use of such limitations or exclusions. These types of governmental actions could result in higher than anticipated loss and loss adjustment expenses, which could have a material adverse effect on our financial condition or results of operations. In addition, court decisions, such as the 1995 Montrose decision in which the California Supreme Court eliminated long standing coverage limitations by a narrow reading of policy exclusions. In these cases, insurers are required to create and write new exclusions to establish the intended coverage. These types of cases and the issues they raise may adversely affect our business by either broadening coverage beyond our underwriting intent or by increasing the frequency or severity of claims. In some instances, these changes may not become apparent until sometime after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued.
Risks Related to Ownership of Our Common Stock
There may not be an active trading market for our common stock, which may make it difficult to sell shares of our common stock, and there can be no assurance that we will be able to comply with the continued listing standards of such exchange.
We have listed Hippo Holdings common stock and Hippo Holdings warrants on the NYSE under the symbols “HIPO” and “HIPO.WS,” respectively. However, it is possible that an active trading market will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell shares of our common stock at an attractive price or at all.

The market price of our common stock and warrants may be highly volatile, which could cause the value of your investment to decline.
Even if an active trading market develops, the trading price of our common stock could be volatile, and you could lose all or part of your investment. The following factors, in addition to other factors described in this “Risk Factors” section, may have a significant impact on the market price of our common stock:

•	the occurrence of severe weather conditions and other catastrophes;

•	our operating and financial performance, quarterly or annual earnings relative to similar companies;

•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations, or withdrawal of research coverage by securities analysts;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	announcements by us or our competitors of acquisitions, business plans or commercial relationships;

•	any major change in our board of directors or senior management, including the departure of our CEO;

•
sales of our common stock by us, our directors, executive officers, principal shareholders, our CEO and/or the PIPE Investors, or expectations of such sales given the release of shares from applicable lock-ups
over time;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	short sales, hedging and other derivative transactions in our common stock;

•
exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance-linked investments;

•	our creditworthiness, financial condition, performance, and prospects;

•	changes in the fair values of our financial instruments (including certain warrants assumed in connection with the Business Combination);

•	our dividend policy and whether dividends on our common stock have been, and are likely to be, declared and paid from time to time;

•	perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	regulatory or legal developments;

•	changes in general market, economic, and political conditions;

•	conditions or trends in our industry, geographies, or customers;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the impact of the COVID-19 pandemic on our management, employees, partners, customers, operating results, and the general market and economy; and

•	threatened or actual litigation or government investigations.
In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our markets, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could materially decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our markets, or our competitors. We cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could materially decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to materially decline.
Some provisions of our Certificate of Incorporation and Bylaws and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and they may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our Certificate of Incorporation and Bylaws, as well as provisions of the Delaware General Corporation Law (“DGCL”), could make it more difficult for a third-party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	our board of directors is classified into three classes of directors with staggered three-year terms, and directors are only able to be removed from office for cause;

•	nothing in our Certificate of Incorporation precludes future issuances without stockholder approval of the authorized but unissued shares of our common stock;

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

•	our stockholders are only able to take action at a meeting of stockholders and not by written consent;

•	only our chairman of the board of directors, our chief executive officer, our president, or a majority of the board of directors are authorized to call a special meeting of stockholders;

•	no provision in our Certificate of Incorporation or Bylaws provides for cumulative voting, which limits the ability of minority stockholders to elect director candidates;

•	certain amendments to our Certificate of Incorporation requires the approval of two-thirds of the then outstanding voting power of our capital stock;

•
our Bylaws provide that the affirmative vote of
two-thirds
of the then-outstanding voting power of our capital stock, voting as a single class, is required for stockholders to amend or adopt any provision of our Bylaws;

•
our Certificate of Incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued, without the approval of the holders of our capital stock; and

•	certain litigation against us can only be brought in Delaware.
Our Certificate of Incorporation states that we shall not engage in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds
of the outstanding voting stock which is not owned by the interested stockholder.

These anti-takeover defenses could discourage, delay, or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire. For more information, see “
Description of Our Securities
.”
Applicable insurance laws may make it difficult to effect a change of control.
Under applicable state insurance laws and regulations, no person may acquire control of a domestic insurance company until written approval is obtained from the state insurance commissioner on the proposed acquisition. Such approval would be contingent upon the state insurance commissioner’s consideration of a number of factors including, among others, the financial strength of the proposed acquiror, the acquiror’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. For example, pursuant to both the Illinois Holding Company Act and the Texas Holding Company Act, a person must either (a) seek regulatory approval from the Director or Commissioner of each state’s insurance regulatory authority prior to acquiring direct or indirect “control” of a domestic insurer by filing a “Form A” application, or (b) obtain an exemption from such requirement from the relevant Director or Commissioner if the transaction does not result in the actual change of “control” as defined in the state’s Holding Company Act. We cannot predict with certainty whether a state will approve applications for exemptions or the timing of such decisions by the states, or whether regulators may impose conditions on or in connection with these applications that might be considered burdensome in nature. If a state insurance regulatory authority were to deny an application for an exemption, we would be required to seek the prior approval of the regulatory authority of the transaction pursuant to a Form A filing. These requirements may discourage potential acquisition proposals and may delay, deter, or prevent a change of control of our insurance company subsidiary, including through transactions that some or all of the stockholders might consider to be desirable.
Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Our Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL, (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. Notwithstanding the foregoing, the Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable in such action.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, in each case, to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that these certificate of incorporation and bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
While we maintain directors’ and officers’ liability insurance, such insurance may not be adequate to cover all liabilities that we may incur, which may reduce our available funds to satisfy third-party claims and may adversely impact our cash position.
Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our common stock less attractive to investors.
The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•	be required to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•
be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•	be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); and

•
be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act.

We currently intend to take advantage of each of the exemptions described above. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price. We could be an emerging growth company for up to five years after this transaction. We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.
Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we are not required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.
As a private company, we did not have any internal audit function. To comply with the requirements of being a public company, we have undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. We could also become subject to investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which could require additional financial and management resources. In addition, if we fail to remedy any material weakness, our financial statements could be inaccurate, and we could face restricted access to capital markets.
We depend on the ability of our subsidiaries to transfer funds to us to meet our obligations, and our insurance company subsidiaries’ ability to pay dividends to us is restricted by law.
We are a holding company that transacts a majority of our business through operating subsidiaries. Our ability to meet our operating and financing cash needs depends on the surplus and earnings of our subsidiaries, and upon the ability of our insurance subsidiaries to pay dividends to us.
Payments of dividends by our insurance company subsidiaries are restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds. The limitations are based on income and surplus determined in accordance with statutory accounting principles, not GAAP. The jurisdictions in which our current insurance company subsidiaries are domiciled impose certain restrictions on the ability of our insurance company subsidiaries to pay dividends to its parent. These restrictions are based, in part, on the prior year’s statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid by giving prior notice to regulators. Dividends in larger amounts, or extraordinary dividends, are subject to a thirty-day
prior notice period unless the insurance commissioner of the relevant state of domicile approves the dividend during that prior notice period. Under the insurance laws of Illinois and Texas, an extraordinary dividend or distribution is defined as a dividend or distribution that, together with other dividends and distributions made within the preceding 12 months, exceeds the greater of (1) 10% of the insurer’s surplus as regards policyholders as of the preceding December 31 and (2) net income for the
12-month
period ending the preceding December 31. In addition, dividends may be paid only from earned surplus of the insurance company.
In addition, our insurance company subsidiaries could be subject to contractual restrictions in the future, including those imposed by indebtedness we may incur in the future. Our insurance company subsidiaries may also face competitive pressures in the future to maintain insurance financial stability or strength ratings. These restrictions and other regulatory requirements would affect the ability of our insurance company subsidiaries to make dividend payments, and we may not receive dividends in the amounts necessary to meet our obligations.
We do not currently expect to pay any cash dividends.
We do not currently expect to pay any cash dividends on our common stock for the foreseeable future. Instead, we intend to retain future earnings, if any, for the future operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations (including our ability to generate cash flow in excess of expenses and our expected or actual net income), liquidity, cash requirements, financial condition, retained earnings and collateral and capital requirements, general business conditions, contractual restrictions, legal, tax and regulatory limitations, the effect of a dividend or dividends upon our financial strength ratings, and other factors that our board of directors deems relevant. For more information, see “
Dividend Policy
.”
Because we are a holding company and all of our business is conducted through our subsidiaries, dividends, distributions and other payments from, and cash generated by, our subsidiaries will be our principal sources of cash to fund operations and pay dividends. Accordingly, our ability to pay dividends to our stockholders is dependent on the earnings and distributions of funds from our subsidiaries. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any of our future debt or preferred equity securities or our subsidiaries. Accordingly, if you purchase shares of our common stock in this transaction, realization of a gain on your investment will depend on the appreciation of the price of shares of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, and the listing standards of NYSE, may strain our resources, increase our costs, and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner. In addition, key members of our management team have limited experience managing a public company.
As a public company, we are subject to the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act and the listing standards of the NYSE. These requirements place a strain on our management, systems and resources, and we have incurred and will continue to incur significant legal, accounting, insurance, and other expenses that we did not incur as a private company. The Exchange Act will require us to file annual, quarterly, and current reports with respect to our business and financial condition within specified time periods and to prepare a proxy statement with respect to our annual meeting of stockholders. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures, and internal controls over financial reporting. The NYSE requires that we comply with various corporate governance requirements. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, and comply with the Exchange Act and NYSE requirements, significant resources and management oversight is required. This may divert management’s attention from other business concerns and lead to significant costs associated with compliance, which could have a material adverse effect on us and the price of our common stock.
We expect these reporting and corporate governance rules and regulations to continue to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or its committees or as our executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of these costs. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action, and potentially civil litigation.
Many members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day
management of our business, which could adversely affect our business, results of operations and financial condition.
Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.
Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could significantly reduce the market price of our common stock and impair our ability to raise adequate capital through the sale of additional equity securities.
Upon the closing of the Business Combination, we entered into lock-up
agreements (the
“Lock-Up
Agreements”) with each of (i) the Hippo Holdings Directors and Officers and (ii) the Major Company Equity holders (each as defined in the Agreement and Plan of Merger, dated as of March 3, 2021, entered into in connection with the Business Combination). Pursuant to the
Lock-Up
Agreements and the Sponsor Agreement, dated March 3, 2021, by and between RTPZ and Old Hippo, as amended and modified from time to time (the

“Sponsor Agreement”), after the consummation of the Business Combination and subject to certain exceptions, the Sponsor (as defined in the Sponsor Agreement), Company Directors and Officers, and the Major Company Equityholders are contractually restricted from selling or transferring any of their shares of Hippo Holdings common stock (other than shares purchased in the public market or pursuant to the subscription agreements, dated as of March 3, 2021, between RTPZ and certain institutional and accredited investors (the “PIPE Investment”) and the shares of Hippo Holdings common stock issuable to the Company Directors and Officers upon settlement or exercise of Hippo Holdings options or other equity awards outstanding as of immediately following the closing of the Business Combination (the
“Lock-up
Shares”). We may permit the Sponsor, the Company Directors and Officers, and/or the Major Company Equityholders to sell shares prior to the expiration of the
Lock-Up
Agreements or the Sponsor Agreement at any time in our sole discretion. Sales of these shares, or perceptions that they will be sold, could cause the trading price of our common stock to decline. After the
Lock-Up
Agreements and/or the Sponsor Agreement expire, as applicable, the
Lock-up
Shares will be eligible for sale in the public market. If these additional shares of Hippo Holdings common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.
Warrants are exercisable for Hippo Holdings common stock, which increases the number of shares eligible for future resale in the public market and could result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 9,000,000 shares of Hippo Holdings common stock are exercisable in accordance with the terms of the Warrant Agreement, dated as of November 18, 2020, by and between RTPZ and the warrant agent named therein, as amended (the “Warrant Agreement”). Under the terms of the Warrant Agreement, these warrants became exercisable 12 months from the closing of RTPZ’s initial public offering, or on November 23, 2021. The exercise price of these warrants is $11.50 per share. To the extent such warrants are exercised, additional shares of Hippo Holdings common stock will be issued, which will result in dilution to the holders of Hippo Holdings common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Hippo Holdings common stock. However, there is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem the outstanding warrants not held by the Sponsor or its permitted transferees for cash at any time prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of Hippo Holdings common stock for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force the warrant holder to: (i) exercise warrants and pay the exercise price at a time when it may be disadvantageous to do so; (ii) sell warrants at the then-current market price when the holder might otherwise wish to hold the warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of the warrants. The Sponsor has agreed, in addition to the existing exercise provisions in the Warrant Agreement, to exercise certain warrants if (a) Hippo Holdings elects to redeem the warrants not held by the Sponsor or its permitted transferees, (b) the Reference Value exceeds $25.00 per share, and (c) there is an effective registration statement covering the issuance of shares of Hippo Holdings common stock issuable upon exercise of the warrants held by the Sponsor or its permitted transferees, and a current prospectus relating thereto, available at the time of such exercise.

In addition, we have the ability to redeem the outstanding warrants (including the warrants held by the Sponsor or its permitted transferees if the Reference Value is less than $18.00 per share) for shares of Hippo Holdings common stock at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Hippo Holdings common stock determined based on the redemption date and the fair market value of our Hippo Holdings common stock. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 shares of Hippo Holdings common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (‘SPACs’)” (the “SEC Statement”).
Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 4,600,000 public warrants and 4,400,000 private placement warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on our consolidated balance sheet as of March 31, 2021 are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash
gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors that are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash
gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

USE OF PROCEEDS
All of the shares of Hippo Holdings common stock and Hippo Holdings warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
We will receive any proceeds from the exercise of the Hippo Holdings warrants or Hippo Holdings options for cash, but not from the sale of the shares of Hippo Holdings common stock issuable upon such exercise.

DIVIDEND POLICY
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

BUSINESS
Our Vision and Mission
Hippo’s Vision: To protect the joy of homeownership.
Hippo’s Mission: To deliver intuitive and proactive protection for homeowners by combining the power of technology with a human touch.
Our Company
Hippo is a different kind of home protection company, built from the ground up to provide a new standard of care and protection for homeowners. Our goal is to make homes safer and better protected so customers spend less time worrying about the burdens of homeownership and more time enjoying their homes and the life within. Harnessing real-time data, smart home technology, and a growing suite of home services, we have created an integrated home protection platform.
The home insurance industry has long been defined by
century-old
incumbents that deliver a passive, high-friction experience to policyholders. Constrained by outdated captive-agent distribution models, large bases of existing customers, legacy technology, and strong incentives not to disrupt their businesses, the industry has not seen meaningful innovation in decades. The result is a flawed customer experience that creates a transactional, adversarial relationship - one that pits insurance companies and their “policyholders” against each other in a zero-sum
game. The outcome of this misalignment is an experience that is out of touch with the needs of modern homeowners.
Modern technology provides an opportunity to transform the $110 billion U.S. home insurance industry, enabling advancements and efficiencies across the customer lifecycle. We believe there is significant opportunity in this market, expected to reach nearly $140 billion by 2025 (according to industry data from William Blair & Company) for a digital-first, customer-centric company like Hippo.
Hippo harnesses technology and data to refocus the home insurance experience around the customer’s needs at every stage of the relationship. We seek to facilitate an active partnership with our customers to help prevent losses, which in turn creates better results for Hippo. The result is a win-win.

•	We make Hippo policies fast and easy to buy .
With incumbent carriers, buying home insurance is an arduous task built around the carrier’s needs, not the customer’s. The process burdens customers with long phone calls, requiring customers to answer up to 60 confusing questions without any online buying capability. Using advanced data approaches, our proprietary underwriting engine allows Hippo to provide a quote in just 60 seconds (and a fully bound policy in less than 5 minutes) and delivers them via omni-channel distribution that meets consumers wherever they shop for insurance.

•	Our policies are designed for the modern homeowner .
Unlike the outdated policies of traditional insurers which force people to pay for coverage they don’t need, Hippo policies are designed for modern lives, offering coverage for crucial items like home office equipment and water back-up.
Our modern coverage means that Hippo customers are less likely to encounter unexpected holes in coverage in the event of a loss, a primary source of frustration with other carriers’ claims experience.

•	We have designed a proactive, human approach to claims, enabled by technology .
Hippo uses live data to anticipate major events, enabling our claims team to reach out in advance of major weather events with comforting advice and information. When a customer does need to file a claim, a Hippo Claims Concierge guides that customer through the process, easing anxiety and improving satisfaction.

Beyond a core insurance experience that is simple, intuitive, and human, we focus our resources on Hippo’s true promise: better outcomes for homeowners. We have created an integrated home protection platform, which offers a growing suite of proactive features designed to prevent loss and provide greater peace of mind.

•	We have pioneered what we believe is the most widely adopted Smart Home program in the industry .
We include smart home devices from trusted and reputable vendors to detect water, fire, and theft, and offer premium discounts to customers who use them. Real-time alerts from smart home devices help customers quickly identify and resolve issues before they grow into major losses.

•	We proactively help our customers maintain and protect their homes .
We offer
on-demand
maintenance advice through Hippo Home Care, through its virtual home concierge service, and access to annual home check-ups
and maintenance. We also use advanced technology and data to assess new risks outside the home and consider underwriting adjustments.
This partnership is designed to create a virtuous cycle. By making homes safer, we help deliver better risk outcomes and increase customer loyalty, which improves our unit economics and customer lifetime value (“LTV”). This enables us to invest in expanding our product offering, customer value proposition, and marketing programs, which helps attract more customers to the Hippo family. This growth generates more data and insights to fuel further innovation in our product experience and improved underwriting precision. The result is even safer homes and more loyal customers. We believe this virtuous cycle, combined with our significant existing scale, deep partnerships, and compelling unit economics, will propel Hippo to become a trusted household name synonymous with proactive home protection.
Aligned Interest: When our Customers Win, We Win

Our Industry / Opportunity
With $110 billion in annual premiums, the U.S. home insurance industry is a deeply fragmented market with only one carrier accounting for more than 10% of the total market share (according to William Blair & Company). This fragmentation in the market sets the stage for positive traction from new entrants - this is not a winner-take-all
industry.
The U.S. home insurance industry has attractive customer dynamics and growth characteristics. According to the Insurance Information Institute, home insurance customers remain with their selected carrier for an average of
8-10
years - more than double the length of time of renters or auto insurance customers. Additionally, home insurance customers average $1,200 in annual premiums, providing insurers with a compelling recurring revenue opportunity. Multiple factors contribute to a strong growth outlook for the industry, including the high rate of new home construction, population growth, increasingly complex homes, and rising labor and material costs.
Despite these industry tailwinds, we believe customers’ needs are not being met. Today’s insurance policies often include coverage for items that modern homeowners do not own, such as fur coats, pewter bowls and paper stock and bond certificates, and exclude coverage for common claim categories such as water-backup, home office equipment and other electronics. Homeowners’ lives and properties have evolved, but too often their coverages have not kept pace. This set-it-and-forget-it
mentality in underwriting can mean that while insurers collect premiums, homeowners discover gaps in coverage only after a loss. Even if consumers proactively recalibrate coverage over time, they are still constrained by outdated policy designs.
We believe the market is poised for rapid transformation with trends emerging in big data, technology, and underwriting that will allow better assessment of home insurance risk resulting in more accurate pricing, proliferation of APIs, and meeting the rising customer expectations for personalized and real-time products. We believe the
COVID-19
pandemic has only accelerated this change, increasing homeowner adoption of digital channels and growing demands on the use of their spaces.
Barriers to Entry
New entrants who work to rebuild the customer experience, with technology, new data and nimble changes, will be better positioned to serve today’s homeowners. For the right company, the opportunity is enormous. However, new entrants must overcome high barriers to entry:

•
Significant initial capital requirements to support insurance risk, challenges finding cost-effective reinsurance without an underwriting track record, expensive off-the-shelf
policy and claims management systems, or resource-intensive investment in developing a proprietary tech stack

•	Complicated and fragmented regulatory landscape with a unique set of rules from each state

•	Significant resource investment in tech and infrastructure to access, collect and validate insurance-related data, in addition to the development of multiple customized APIs

•	Difficulty accessing distribution networks, built upon a legacy, agent-based distribution, or resource-intensive process of creating and scaling new, alternative customer acquisition channels
We believe incumbents face multiple challenges in responding to the ongoing transformation and meeting customer needs, including channel conflict, data stability and veracity (stemming from unverified customer-supplied data), and too much reliance on aging and siloed technology. And with the agent population shrinking (according to McKinsey & Company research), incumbents may find it harder to access new customers who increasingly choose digital, direct-to-consumer
channels.
This leads to incumbents potentially facing a dilemma being forced to choose between maintaining the stability of their current books of business or investing in the innovation that would drive further growth and value to homeowners. We believe they are generally choosing the former. We believe well-positioned new entrants have an opportunity to rise to the challenge and capitalize on growth opportunities more quickly.
We are confident that Hippo’s vision, technology, and innovative approach are positioned to create the change the industry and homeowners need.
The Hippo Business Approach
Hippo set out to solve what it saw as a flawed customer experience in home insurance and deliver intuitive and proactive protection for homeowners by combining the power of technology with a human-touch and empathy.
We started by rebuilding the home insurance experience around the customer’s needs, at every stage of the relationship.

•
We make insurance easy to buy:
Hippo provides a quote in under 60 seconds and allows customers to purchase a policy in about 5 minutes. Rather than rely solely on customer-provided information, we prefill the application based on a variety of trusted data sources, which allows us to better assess and price the risk at the point of purchase.

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We designed our policies for the modern homeowner:
Hippo designed the home insurance policy to offer coverage for items that homeowners expect (such as appliances, home office equipment, and the service line between the house and the street) and limit coverage for obsolete items (such as fur coats, crypts, and mausoleums). We implement granular pricing at the peril (or hazard) level, based on the most current data on risks. This, combined with our broadly adopted Smart Home program, means that we can offer what we believe to be superior coverage compared to standard policies at a better rate on average.

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We crafted a proactive, tech-enabled claims experience, focused on a live, white-glove approach:
Hippo strives to be there to support customers at their time of need, and we designed our claims processes to reflect that objective.

•
Proactive, technology-enabled approach
: We aspire to be there for our customers as soon as the need arises, if possible before they even reach out to us for support. We use live data to help identify major events like fires or storms. When we suspect that our customers’ homes may be impacted, our Claims Concierge team reaches out proactively to help ensure the safety of our customer, their families and their homes. We firmly believe in prioritizing the well-being of our customers and addressing damage to the home quickly, hopefully before things deteriorate or repair costs escalate. If we are effective, customers benefit from superior service in resolving claims, and we gain from better insurance outcomes by mitigating costs and increased customer loyalty.

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Depending on the claim, our Claims Concierge team may use remote (virtual) inspection technology to expedite the claims handling process and, if possible, complete a claim remotely. When a specialist needs to visit the home, we leverage a network of vetted partners whom we work to quickly deploy, seeking to offer our customers full resolution as opposed to just an inspection. This network of trusted partners allows us to save on inspection costs when these partners also perform the work to resolve the issue, benefit from economies of scale in material purchases, and work to ensure quality repair work which reduces the probability of a repeat claim. This approach is designed to align everyone’s incentives and works to drive the best outcome and as fast a resolution as possible.

•	Human attention from live Claims Concierges : We believe that a customer calling about damage to their home, often a very complicated and stressful situation, needs to speak to a human who can be relied upon for help. Our Claims Concierge team eliminates the often-inefficient use of bots or automation, as well as other burdensome processes. Our claims professionals are experienced in both claims handling and customer service. Once a claim is submitted, a Claims Concierge is assigned to the claim and focuses first on ensuring customer safety and alleviating stress. We seek to have the same Claims Concierge remain the key point of contact for the customer throughout the life of the claim.

Building a home insurance experience that is simple, intuitive, and human was just the beginning. Hippo’s real promise is to ultimately create better outcomes for homeowners. We have created an integrated home protection platform through a growing suite of proactive features and offerings that create meaningful touchpoints throughout the life of a policy.

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We employ continuous risk reevaluation and underwriting:
Hippo reassesses risk throughout the life of a policy. We work to uncover changes to the home and proactively reach out to the customer to recommend an update to their policy (for example, increasing liability coverage with the addition of a pool) or to offer a discount (if, for example, an old roof is replaced with a new one). Our goal is to ensure that our customers always have adequate protection for the right price.

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We deploy what we believe is the most widely adopted Smart Home program in the U.S. home insurance space:
Through our Smart Home program, Hippo customers can opt to receive kits that include devices that help mitigate damage from water, fire and theft. These kits come with filed and approved premium discounts at a state level. We partner with the key players in the smart home space to offer our customers these complimentary kits, as well as professionally-monitored kits. We continue to innovate our Smart Home program to more deeply integrate it with home insurance.

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We help customers maintain their homes:
Hippo is playing an increasingly active role in helping homeowners maintain their homes. Every Hippo customer has access to Hippo Home Care, which offers a virtual home concierge service. Customers can reach out at any time to ask for remote support with questions or issues pertaining to their homes. If the Hippo Home Care representative is unable to help resolve an issue remotely, he or she can recommend a local professional for in-home
services. Moreover, Hippo Home Care has been building a proactive home maintenance offering: homeowners can consult with home professionals about specific home care and maintenance questions, or opt for broader virtual checkups focused on key systems around the home.

This suite of proactive offerings is designed to allow Hippo to help customers better protect their homes and reduce losses over time. This enables better pricing across all of Hippo’s services, further enhancing the customer value proposition and attracting even more customers to Hippo. That, in turn, generates more data and insights that inform further home protection innovation. This is the principle our business is built upon:
when our customers win, Hippo wins.
We have built an omni-channel distribution approach which is designed to allow customers to purchase however they want and provides Hippo differentiated access to a positively selected customer base.
We seek to allow customers to buy our policies however they want: online, over the phone, or through an agent. Hippo is not tied to captive agent distribution channels in the way legacy carriers can be, and we seek to leverage this to our advantage in establishing a diverse set of distribution channels:

•
Direct to consumer:
We offer our customers digital purchasing options as well as online management of their account. Creating such a fast and accurate online experience required developing advanced policy and claims management systems, which we benefit from across many areas.

•
Insurance partners (agents / producers):
This channel includes sales through traditional insurance agents and other insurance companies agency affiliates. We offer these partners what we believe is a truly differentiated experience: a dedicated producer portal that enables agents to benefit from the same efficiency and accuracy that our online,
direct-to-consumer
customers enjoy. Our platform is integrated with standard industry tools so agents can leverage the streamlined Hippo experience as part of their normal workflows. This technological foundation allows our producers to focus on valuable tasks rather than on time-consuming tasks like filing forms. We developed thorough onboarding and training processes, as well as marketing assets and playbooks, for this important channel. We see increasingly strong results at a partner level, with Hippo gaining more and more consideration from insurance partners as we continuously augment our investment and innovation in this area.

•
Non-insurance
partners:
This is our fastest growing channel. We partner and integrate with players across the real estate and financial services ecosystems, including national players such as home builders, smart home technology providers, mortgage originators, mortgage servicers, title companies, and realtors. Our portfolio of customized APIs and deep partner integrations enable us to offer customers the best and most efficient home insurance solutions in a contextually relevant way. For example:

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Home builders - we developed an insurance policy for new home construction, as well as a technology product that integrates with builders’ sales systems. These integrations allow us to offer the builder’s customers a simple, personalized insurance product precisely when their customers are in the market for a policy. These policies are heavily tailored to the customer’s property and can be easily purchased online or through our partner agency. Through these partnerships, we are able to access positively selected properties with a fundamentally better risk profile than those associated with older homes. The result is a potentially smoother home purchase experience and higher customer satisfaction for our builder partners.

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Smart home providers - we have been developing proprietary integrations with the leading providers of smart home and security systems to offer their customers better home insurance coverage with meaningful premium discounts. Moreover, these benefits are also available to our partners’ customers if they purchase insurance from Hippo.

Technological, operational and economic moats
Our Technology + Insurance Approach
“Insurtech” is made of two words: Insurance and Technology. We are marrying the best of both worlds to create a superior customer experience with superior business results.
Our full-stack technology systems have been built from the ground up, leveraging the experience of professionals with significant home insurance expertise. We take a similar approach when it comes to the collection and use of available data. In particular, we use machine learning to analyze the large amounts of data we collect, which enables us to draw key insights and learnings about our customers and potential risks to the homes we insure. For example, we considered multiple providers of aerial imagery to support our underwriting processes, and from such data we have been able to determine which sources would be best suited to inform variables like the status of a home’s roof or the presence and size of a swimming pool based on the performance of our book of business over time (including, for example, the type and nature of losses associated with risks in specific areas). Through experience, we have learned that not all data are equally valuable and that each situation requires a unique data approach to achieve the desired outcome. Many data sources provide insight into similar home systems, and our experience and scale have enabled us to utilize our data integrations to achieve accurate views of risk. We believe this provides us a significant advantage over many players in the space.
Beyond the use of data, we believe our use of technology gives us additional advantages over incumbents (who depend on legacy systems) and new entrants with less experience in the space. Examples include:

•	Offering a fast and accurate online purchase flow that meets modern consumers’ expectations

•	Integrating smart home activation status into our policy management system

•	Quickly deploying rate changes in any state or region upon regulatory approval

•	Creating sophisticated feedback loops between internal teams to ensure cross-pollination (for example, fast underwriting improvements based on claims insights)

•	Developing proprietary, channel-specific technology to integrate Hippo’s offerings into partners’ platforms and streamlining their go-to-market efforts
In short, Hippo seeks to digitize operational aspects of the home insurance buying process. This approach creates lasting advantages that enable advancements across business growth, proactive home project, and user experience.
Our Vertically Integrated Insurance Capabilities
The insurance operation we have built provides us with
end-to-end
capabilities and flexibility to move fast, innovate and seek to offer the best value to our customers. In that sense, it also allows us to control our own destiny in how we grow and operate.
As we grow at the state and national levels, our systems have the ability to adjust our policies and rates in a fast and efficient manner. Our actuaries and underwriters leverage data and our in-house
technology solutions to continuously optimize our coverage and work to provide customers the best product possible at the right price.
We have invested in industry-leading sales and customer service organizations, modeled after the best teams across a variety of business sectors. We have equipped them with dedicated tech tools and training that allow them to focus on what matters most.
In 2020, we continued our vertical integration through the acquisition of our largest insurance carrier partner, Spinnaker Insurance Company. Our structure now allows us to balance risk retention with reinsurance capacity in a more flexible manner, not just for Hippo’s core business but also for third-party programs supported by Spinnaker. This also allows us to maintain a capital-light model while retaining risk in a way that aligns our interests with the reinsurance market and also to retain carrier economics. Most importantly, the acquisition enables faster growth and reduced time to market for new offerings, regulatory filings and rate adjustments.
Our Diversified Distribution Strategy
Hippo’s established, diverse distribution channels are designed to allow customers to buy however and wherever they want. We have built channel-specific proprietary technology and bespoke business models to support this strategy. Developing unique technological solutions for partners such as home builders, loan servicers, other insurance companies, and smart home technology providers allows us to not only integrate into other scaled platforms, but to also support our partners’ businesses and achieve great results alongside them and establish deeper relationships with these partners.
Our Smart Home Program
We have deployed what we believe is the most widely adopted Smart Home program in the U.S. home insurance space, which is currently available in almost all the states where we operate. Under our program, customers may opt in to receive a complimentary smart home self-monitoring system or choose to upgrade to a professionally monitored system when they buy a policy through Hippo. These systems include sensors that can detect smoke, carbon monoxide, water, and motion. Overall, our Smart Home program has experienced high customer adoption:

•	The majority of eligible customers opt into the program

•	The vast majority of the customers opting into the program activate their kits

•	Customers who keep their kits active receive meaningful premium discounts

In achieving such wide adoption and activation, we have essentially built a platform that enables us to increasingly focus on risk mitigation and loss ratio improvement, especially as we continue to build out this program (for example, as we evaluate new options such as adding behavior-based discounts and professional monitoring offers).
Hippo Customer Experience
Hippo’s goal is to make homes safer and better protected so customers can enjoy their homes and lives, knowing that we are committed to preserving their properties. Starting with our dedicated sales staff, who streamline the purchase and onboarding experience down from days to minutes, we aim to make every lead and customer touchpoint efficient, transparent and clear.
Our proactive approach, including real-time alerts to homeowners, is designed to help protect our customers and their families. We have also developed an industry leading Claims Concierge service, assigning one, dedicated Concierge for customers filing a claim. We strive to handle each claim with empathy, forethought, and care that can only be provided by a human touch.
Our approach to customer experience and insurance brings our values to the forefront, helping customers protect the joy of homeownership. By better meeting the needs of our customers, we expect our LTV to benefit from increased customer retention and satisfaction.
Our Technology and Architecture

Technology Approach
Hippo built its technology infrastructure, strategy and team to drive better outcomes for homeowners. Our technology is the driving force behind our ability to grow rapidly while managing risk, proactively supporting our customers, pioneering modern insurance and home protection products, and building solutions and services based on our insights quickly and effectively.
Our purpose-built, full-stack approach starts with modern infrastructure and agile software systems. These systems enable us to capture, clean, and analyze data at scale, derive powerful insights, and create meaningful offerings for our customers and partners with speed and efficiency. In a manner consistent with our regulatory filings, we pair this technology with proprietary insurance expert systems, powered by augmented intelligence, to scale our capabilities across actuarial, underwriting, claims, coverages, and fraud prevention. Together, these systems enable us to deploy an intelligent and simple purchase experience that is customized by distribution channel, readily launch new states and partners, and deliver proactive solutions to customers like predicted weather alerts and real-time policy updates. Our technology enables us to iterate quickly and deploy products or features in days that might take an incumbent, relying on legacy systems, months or even years.

In short, Hippo largely digitizes the home insurance process. This fact creates lasting advantages that enable advancements across business growth, proactive home protection, and user experience.

•	Rapid growth across diverse channels .
We have built our systems to scale rapidly and dynamically adapt to growth opportunities across the home insurance landscape. Our proprietary engine employs a constantly-expanding knowledge base alongside dynamic rules and machine learning algorithms to address the ever-changing factors of proactive risk management. This approach enables us to personalize coverage for a specific customer’s needs proactively and automatically. Through adaptable APIs, we can deploy this capability across an ever-increasing number of channels, partners, and geographies quickly. As we accumulate knowledge from additional domains and data sources to fuel our Augmented Intelligence engine, insights are seamlessly deployed across Hippo’s integrated system, ensuring a consistent and unified experience across all distribution points. Additionally, we believe our ability to segment risks based on home characteristics allows us to more efficiently market and price than our competitors.

•	Risk prevention and proactive home protection .
Hippo’s technology is at the heart of our ability to better protect homes. Our process of ongoing underwriting, delivered through advanced algorithms analyzing a vast array of data sources to support Hippo’s offering limits to help protect our customers. We also access differentiated and proprietary data sources. We have deployed hundreds of thousands of sensor kits that monitor temperature, water leaks, door and window opening, and more. Our wide distribution and customer activation of smart home kits could in the future allow us to collect aggregated and anonymized home health data, which is synthesized to support our approach and value-added home protection offerings. We also innovate new approaches to home protection. For example, in launching Hippo Home Care in early 2021, we gained the ability to assemble predictive data from in-home
checkups, including inventory of appliances and drivers of malfunctions of key systems in the home. We have scaled up our Hippo Home Care operation through a Virtual Home Concierge service, in which we leverage mobile device communications to remotely support our customers with
in-home
services. As new approaches create additional data sets, we can more effectively partner with our customers to help them understand, predict and prevent potential losses. In turn, the data we collect will feed into our data science pipeline and trains our models.

•	Better experiences throughout the customer journey .
Hippo harnesses technology and data to deliver intuitive and frictionless experiences for customers at every phase of the insurance journey. In the purchase phase, we use advanced, verified data sources so that customers are not burdened with dozens of questions, enabling a simple and fast purchase experience. Through our partnerships, we can automatically provide electronic proof of insurance to mortgage lenders to save customers potential headaches at closing. With our builder partners, the customized Hippo policy can be purchased by a homeowner in a completely integrated process. Our integrated systems approach also benefits the customer in other ways. For example, Hippo Customer Support specialists and our Claims Concierge can access relevant policy and property information, as well as past claims, to efficiently manage the process to provide the best customer experience. Additionally, third-party partners, like inspectors or contractors, can be dispatched to the home, paid and tracked digitally.
Architecture
Our Technology Architecture approach follows the company’s proactive, customer-first strategy by taking a three-horizon view: enabling swift feature development for customer and partner needs; creating a scalable platform that works to anticipate future needs; and setting the capability framework for innovation.

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Our agile development teams are able to design, deliver and iterate to build product features our customers and partners desire. We have built a flexible and adaptable software architecture and engineering teams to effectively innovate and implement new ideas. This is combined with an agile, iterative approach to experimentation and analytics, working to make sure that we continuously improve our knowledge of what customers want.

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Our underlying software architecture and platform are designed to support future expansion and growth. We are creating data models, algorithms, learning engines, knowledge graphs and cloud platforms that are all intended to support a future set of goals - more ambitious partnerships, wider distribution channels, and larger numbers of customers. By anticipating future growth with a blueprint of technology capabilities and technical platforms, we are proactively preparing for the next step-change in our company’s growth trajectory.

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We are keeping the pace of innovation high by investing in research and development of underlying technologies and capabilities that seek to change how the market operates in protecting homeowners. We launch tests with partners, look at new and proprietary data sources, offer additional virtual and in-home
services, expand the boundaries of expectations on preventative measures, and try out new techniques for customer support and service. All of these are part of our innovation culture and supported by the technology infrastructure to build, experiment, measure, iterate.

Technology is only just beginning to transform the home insurance industry. Hippo’s unified and integrated systems ensure that, even as homeowners’ needs shift and grow, we will continue to set new standards for customer experience, modern insurance and joyful homeownership.

Our Economic Model

There are four key components to our economic model. First, as a managing general agent (“MGA”), we manage the entire customer-facing experience, including sales and marketing, underwriting, policy issuance and administration, and claims administration. In exchange for these services, we earn recurring commissions and fees associated with the policies we sell. While we have underwriting authority and responsibility for administering policies and claims, we do not take the bulk of the risk associated with the Hippo policies on our own balance sheet. Rather, we work with a diversified panel of highly rated insurance and reinsurance companies who pay us commissions in exchange for the opportunity to take that risk on their own balance sheets.
We also earn commission income as a licensed insurance agency selling non-Hippo
policies to our customers. Today, we earn agency commission income when we cross sell automobile policies to our homeowners customers, when a customer seeking homeowners insurance is an area where Hippo policies are unavailable, in which case we place them with another carrier, or when a particular home does not meet our underwriting criteria, in which case we also place these customers with another carrier when possible. As we broaden our product offerings, we expect to distribute additional types of insurance offered by other carriers, which will contribute to growth in this element of our economic model. Commission income on these policies recur as the policies renew allowing us to earn margin relative to our customer acquisition cost.
We earn income in a third way, using our carriers platforms to offer insurance-as-a-service
to other MGAs. The economic benefits to Hippo of providing this service extend beyond profit margins on these premiums and include capital efficiency benefits as the diversity of insurance offered allows Hippo to more efficiently manage its regulatory capital requirements through recognition of diversification benefits. Given our diverse portfolio of homeowners insurance, the regulatory capital we are required to set aside for premiums generated by these third parties is lower than these parties would need to set aside if they were to provide their own capital.
Finally, we earn margin on premiums we retain on policies we issue after ceding the majority of the insurance risk to our panel of high quality, reinsurance partners, some of whom have made multi-year commitments. We cede the majority of risk associated with these policies as part of our long-term capital-light strategy. And though the quantum of risk we cede in any year will fluctuate with reinsurance market pricing, we anticipate our long-term strategy will include cession of the majority of the insurance risk we generate.

Looking towards the future, we anticipate generating additional economic benefits through our offering of value-added services such as monitoring and home maintenance.
Our Asset-Light Capital Strategy
We have always pursued an asset-light capital strategy to support the growth of our business. Even though we acquired Spinnaker, a licensed carrier, in 2020, we generally retain only as much risk on our balance sheet as is necessary to secure attractive terms from the reinsurers who bear the risk of the policies we sell. Those reinsurers usually require that companies like Hippo retain some risk to ensure alignment of interests. For policies written in 2021, we retained approximately 12% of the risk associated with Hippo homeowners policies on our own balance sheet and expect to see this increase modestly over time.
This strategy also helps support our growth: third-party reinsurance helps decrease the statutory capital required to support new business growth. As a result, we are able to grow at an accelerated pace with lower capital investments upfront. We have a successful track record of securing strong reinsurance treaties, providing a solid foundation for a long-term, sustainable model.
Growth Strategy
As we grow, we expect to remain focused on the homeowners space and on making homes safer and better protected. Beyond growing our core product, we plan to grow vertically into adjacent insurance offerings as well as non-insurance
areas, towards an
all-inclusive
home protection platform:

Core Product Growth
We are focused on the U.S. market, where the homeowners insurance industry represents $110 billion in annual premiums, growing at approximately
$4.5-5 billion
annually (according to William Blair & Company). Our product portfolio includes: standalone homes, condos, investment properties, and new home construction, and each of these is its own unique insurance product. Hippo has so far introduced its products in 37 states, covering over 80% of the US population.
We believe expanding our core business alone in this market represents a significant opportunity. For perspective, our market share is currently less than 1% of the US home insurance market. We plan to increase our penetration in the states where we already offer our homeowners insurance product. In parallel we plan to continue launching new states in 2022. We are at the same time building our brand and raising awareness among homeowners throughout the country. We will continue enhancing our direct-to-consumer
capabilities, while expanding our relationships with new and existing partners.
Adjacent Insurance Offerings
We plan to offer additional insurance products to further protect and support homeowners in the US market. Where we feel we can create differentiated offerings leveraging our capabilities and assets, we will build such new products much the same way we did our modern homeowners insurance product. We may also leverage partners to offer best of breed solutions in our capacity as an agent.
We also expect to expand the portfolio of third-party programs that Spinnaker supports as a carrier. With the scalable assets we have built to support Hippo’s growth, we believe we are well-positioned to offer ancillary services across distribution, support and other areas to grow these programs.
Adjacent
Non-Insurance
Offerings
We are deepening our relationships with homeowners by offering broader home protection services to complement our core insurance products. We have built the first, integrated insurance and home protection platform with our Smart Home program and home maintenance offerings, including virtual home services and remote support. We plan to expand these offerings to include additional protection products such as Home Warranty and innovative solutions tied to home inspections that streamline home transactions. Such products and services can introduce additional sources of recurring revenue and non-risk-based
revenue, accelerating capital efficient growth.
Competition
We face competition from established national brand names that offer competing products. These more established competitors have advantages such as brand recognition, greater access to capital, breadth of product offering, and scale of resources. We also face competition from select and new insurtechs that offer digital platforms. However, the market is fragmented, with just one carrier over 10% market share according to William Blair & Company. This allows for multiple large and growing players to coexist with differentiated products and approaches.
Hippo’s distinctive customer experience, vertical focus on complete home protection, and purpose-built, full stack technology infrastructure differentiate our model from our larger and smaller competitors alike. Though incumbents collect vast amounts of data, we believe their legacy systems are not as flexible and dynamic as our integrated technology. Our full stack system allows us to better implement data into our business model and realize the benefits in underwriting, claims, and profitability. This system also enables us to deploy Hippo’s proprietary quoting and underwriting engine (via API) across Hippo’s diversified distribution channels and partners to gain market share.
We believe our strategy to deliver the first
all-in
home protection platform is unique and differentiated and that our competitive advantages across smart home, technology, and distribution will make it difficult for competitors - old or new - to emulate our approach.
Our Values and People
As of December 31, 2021, we had a total of 621 employees, of which 598 were located in the United States and 23 located internationally. We engage temporary workers and independent contractors when necessary in connection with a particular project, to meet increases in demand or to fill vacancies while recruiting a permanent employee. None of our employees are currently represented by a labor union or are covered by a collective bargaining agreement with respect to his or her employment. To date we have not experienced any work stoppages, and we consider our relationship with our employees to be good. Our people team is focused on identifying and retaining top talent and building a world class organization. We use recognition and rewards including compensation and equity to attract and retain our talent.
Seasonality
We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues and resulting fluctuations in our rate of growth as a result of insurance spending patterns. Specifically, our revenues may be proportionately higher in our third fiscal quarter due to the seasonality of when homeowners purchase and move into new homes, which historically occurs at higher rates in the months of July, August and September. As our business expands and matures, other seasonality trends may develop and the existing seasonality and customer behavior that we experience may change.
Additionally, seasonal weather patterns impact the level and amount of claims we receive. These patterns include hurricanes, wildfires, and coastal storms in the fall, cold weather patterns and changing home heating needs in the winter, and tornados and hailstorms in the spring and summer. The mix of geographic exposure and products within our customer base impacts our exposure to these weather patterns and as we diversify our base of premium such that our exposure more closely resembles the industry exposure, we should see the impact of these events on our business more closely resemble the impact on the broader industry.
Data Privacy and Protection Laws
Since we receive, use, transmit, disclose and store personal data, we are subject to numerous state and federal laws and regulations that address privacy, data protection and the collection, storing, sharing, use, transfer, disclosure and protection of certain types of data. In the U.S., insurance companies are subject to the privacy provisions of the federal Gramm-Leach-Bliley Act and the NAIC Insurance Information and Privacy Protection Model Act, to the extent adopted and implemented by various state legislatures and insurance regulators. The regulations implementing these laws require insurance companies to disclose their privacy practices to consumers, allow customers to opt-in
or
opt-out,
depending on the state, of the sharing of certain personal information with unaffiliated third parties, and maintain certain security controls to protect their information. Additionally, we are subject to the Telephone Consumer Protection Act which restricts the making of telemarketing calls and the use of automatic telephone dialing systems. Violators of these laws face regulatory enforcement action, substantial civil penalties, injunctions, and in some states, private lawsuits for damages.
Privacy and data security regulation in the U.S. is rapidly evolving. For example, California recently enacted the California Consumer Privacy Act (“CCPA”), which came into force in 2020. The CCPA and related regulations give California residents expanded rights to access and request deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used and shared. The CCPA allows for the California Attorney General to impose civil penalties for violations, as well as providing a private right of action for certain data breaches. California voters also recently passed the California Privacy Rights Act (“CPRA”), which will take effect on January 1, 2023. The CPRA significantly modifies the CCPA, including by imposing additional obligations on covered companies and expanding California consumers’ rights with respect to certain personal information. In addition to increasing our compliance costs and potential liability, the CCPA’s restrictions on “sales” of personal information may restrict our use of cookies and similar technologies for advertising purposes. The CCPA excludes information covered by Gramm-Leach-Bliley Act, the Driver’s Privacy Protection Act, the Fair Credit Reporting Act, and the California Financial Information Privacy Act from the CCPA’s scope, but the CCPA’s definition of “personal information” is broad and may encompass other information that we maintain. The CCPA likely marked the beginning of a trend toward more stringent privacy legislation in the U.S., and multiple states have enacted or proposed similar laws. For example, in 2020, Nevada enacted SB 220 which restricts the “selling” of personal information and, in 2021, Virginia passed the CDPA which is set to take effect on January 1, 2023 and grant new privacy rights for Virginia residents. In addition, California voters approved the November 2020 ballot measure which will enact the CPRA, substantially expanding the requirements of the CCPA. As of January 1, 2023, the CPRA will give consumers the ability to limit use of precise geolocation information and other categories of information classified as “sensitive.” There is also discussion in Congress of new comprehensive federal data protection and privacy law to which we likely would be subject if it is enacted.
Various regulators are interpreting existing state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of other personal data. Courts may also adopt the standards for fair information practices which concern consumer notice, choice, security and access. Consumer protection laws require us to publish statements that describe how we handle personal information and choices individuals may have about the way we handle their personal data. If such information that we publish is considered untrue, we may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal data secure may constitute unfair acts or practices in or affecting commerce.
Insurance Regulation
Hippo is subject to extensive regulation, primarily at the state level. These laws are generally intended to protect the interests of purchasers or users of insurance (which regulators refer to as policyholders), rather than the holders of securities we issue.
The method, extent, and substance of such regulation vary by state but are generally set out in statutes, regulations and orders that establish standards and requirements for conducting the business of insurance and that delegate authority for the regulation of insurance to a state agency. These laws, regulations and orders have a substantial impact on our business and relate to a wide variety of matters including insurer solvency and statutory surplus sufficiency, reserve adequacy, insurance company licensing, examination, investigation, agent and adjuster licensing, agent and broker compensation, policy forms, rates, and rules, the nature and amount of investments, claims practices, trade practices, participation in shared markets and guaranty funds, transaction with affiliates, the payment of dividends, underwriting standards, withdrawal from business, statutory accounting methods, data privacy and data security regulation, corporate governance, internal and external risk management, moratoriums (including of lawful actions), and other matters. In addition, state legislatures and insurance regulators continue to examine the appropriate nature and scope of state insurance regulations, including adopting new laws and regulations, and reinterpreting existing ones.
As part of an effort to strengthen the regulation of the financial services market, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was enacted in 2010. Dodd-Frank created the Federal Insurance Office (“FIO”) within the U.S. Department of the Treasury (“Treasury”). The FIO monitors the insurance industry, provides advice to the Financial Stability Oversight Council (“FSOC”), represents the U.S. on international insurance matters, and studies the current regulatory system. Additional regulations or new requirements may emerge from the activities of various regulatory entities, including the Federal Reserve Board, FIO, FSOC, the NAIC, and the International Association of Insurance Supervisors (“IAIS”), that are evaluating solvency and capital standards for insurance company groups. In addition, the NAIC adopts and will continue to adopt model laws and regulations that will be adopted by various states. We cannot predict whether any specific state or federal measures will be adopted to change the nature or scope of the regulation of insurance or what effect any such measures would have on Hippo.
Spinnaker, and its subsidiaries’s ability to pay dividends without regulatory notice or in the case of certain dividends, regulatory approval, is restricted by Illinois and Texas law. Additionally, Spinnaker in the future may become commercially domiciled in additional jurisdictions depending on the amount of premiums written in those states. The laws of these other jurisdictions contain similar limitations on the payment of dividends by insurance companies that are domiciled in that state, and such laws may be more restrictive than Illinois and Texas.

In addition, the NAIC has recently developed a group capital calculation covering all entities of the insurance company group for use in solvency monitoring activities. Any increase in the amount of capital or reserves our insurance subsidiaries are required to hold could reduce the amount of future dividends such subsidiaries are able to distribute to the holding company.
In particular, the NAIC has developed a system to test the adequacy of statutory capital and surplus of U.S.-based insurance companies, known as risk-based capital, which all states have adopted. This system establishes the minimum amount of capital and surplus necessary for an insurance company to support its overall business operations in consideration of its size and risk profile. Any reduction in the risk-based capital ratios of our insurance subsidiaries could require us to take remedial actions to increase our insurance subsidiaries capital and could also adversely affect their financial strength ratings as determined by statistical rating agencies.
The NAIC has been examining the use of artificial intelligence in the insurance industry, such as the sources of some of the data Hippo uses in marketing and underwriting its products. In August 2020, the NAIC adopted a statement of “high-level guiding principles,” calling on industry participants to be “fair and ethical, accountable, compliant, transparent, and secure, safe, and robust” in connection with the use of artificial intelligence. These principles do not have the force and effect of law, but could lead to the NAIC or individual states to take action in the future that might restrict our use of artificial intelligence in our business.
Spinnaker is, and any insurance companies that we would form in the future would be, part of an insurance holding company system and as such is subject to regulation in the jurisdictions in which these insurance subsidiaries are domiciled. These holding company laws generally provide that the acquisition or change of “control” of a domestic or commercially domiciled insurer or of any person that controls such an insurer cannot be consummated without the prior approval of the relevant insurance regulator. In general, a presumption of “control” arises from the ownership, control, possession with the power to vote, or possession of proxies with respect to ten percent or more of the voting securities of an insurer or of a person who controls an insurer. In addition, certain state insurance laws require pre-acquisition
notification and approval of a state where our insurance subsidiaries are merely licensed.
Facilities and Office Space
As of December 31, 2021, our principal executive office is located in Palo Alto, California and consists of approximately 15,000 square feet of space under a lease that expires August 15, 2026. In addition to our headquarters, we lease space in Austin, Texas; Dallas, Texas; Bedminster, New Jersey; Israel; and Poland.
We lease all our facilities and do not own any real property. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.
Intellectual Property
We consider the Hippo brand and those of our subsidiaries to be among our most valuable assets. Our future success depends to a large degree upon our ability to defend the Hippo brand and its associated sub-brands
from infringement and, to a limited extent, to protect our other intellectual property. We rely on a combination of copyright, trademark, patent and other intellectual property laws and confidentiality procedures and contractual provisions such as non-disclosure
terms to protect our intellectual property.
As of December 31, 2021, our patent portfolio consisted of two utility patents covering autonomous cancellation of insurance policies using a multi-tiered data structure and real time rate monitoring, and 10 pending patent applications, including utility, invention, utility model and design patents in the United States. Our patents expire on June 24, 2039 and May 23, 2038, respectively. As of December 31, 2021, our trademark portfolio consisted of 42 trademarks. These include the registration of the Hippo name as a trademark in Algeria,

Armenia, Australia, Bhutan, Bosnia & Herzegovina, Cambodia, Columbia, the European Union, Georgia, Iceland, India, Indonesia, Israel, Japan, Kazakhstan, Laos, Liechtenstein, Monaco, Mongolia, Montenegro, New Zealand, Norway, Philippines, Republic of Korea, Republic of Moldova, Russian Federation, San Marino, Serbia, Singapore, Switzerland, Turkmenistan, Ukraine, United Kingdom, United States of America and Vietnam.
The expansion of our business has required us to protect our trademarks, domain names, copyrights and patents and, to the extent that we expand our business into new geographic areas, we may be required to protect our trademarks, domain names, copyrights, patents and other intellectual property in an increasing number of jurisdictions, a process that is expensive and sometimes requires litigation. If we are unable to protect our trademarks, domain names, copyrights, patents and other intellectual property rights, or prevent third parties from infringing upon them, our business may be adversely affected, perhaps materially.
For additional information, see “Risk Factors - Risks Related to Our Business - Failure to protect or enforce our intellectual property rights could harm our business, results of operations and financial condition” and “- Claims by others that we infringed their proprietary technology or other intellectual property rights could result in litigation which are expensive to support, and if resolved adversely, could harm our business.”
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings. We are routinely named in litigation involving claims from policyholders. Legal proceedings relating to claims are reserved in the normal course of business. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
On November 19, 2021, Hippo and its Chief Executive Officer were named in a civil action brought by Eyal Navon in San Francisco Superior Court. Mr. Navon seeks a declaratory judgment and asserts a cause of action for fraud against Hippo, and asserts breach of fiduciary duty, breach of contract, promissory estoppel, fraud, negligent misrepresentation, and constructive fraud causes of action against Hippo’s Chief Executive Officer. The dispute primarily concerns a loan and call option that Mr. Navon entered into with a third party defendant, Innovius Capital Canopus I, L.P. (“Innovius”), pursuant to which certain of Mr. Navon’s shares were transferred to Innovius, and whether Hippo’s Chief Executive Officer made certain promises to Mr. Navon.
On January 20, 2022, Hippo filed a demurrer, moving to dismiss the claims alleged in the complaint against Hippo. The Court tentatively sustained Hippo’s demurrer on March 8, 2022, dismissing all claims against Hippo without prejudice, and Mr. Navon did not contest the ruling. Subject to court approval, the parties have stipulated that any amended complaint must be filed within 10 days of the Court entering a final order sustaining Hippo’s demurrer. Hippo’s Chief Executive Officer has yet to be properly served in the matter, and filed a motion to quash the attempted service of the complaint on February 16, 2022. On March 21, 2022, the Court granted the motion to quash the attempted service. The lawsuit is in the early stages and, at this time, we are unable to predict the outcome and we cannot estimate the likelihood or magnitude of our possible or potential loss contingency.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that Hippo’s management believes is relevant to an assessment and understanding of Hippo’s consolidated results of operations and financial condition. The discussion should be read together with the audited annual consolidated financial statements as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, and the respective notes thereto, included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Hippo’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.
Overview
Hippo is a different kind of home protection company, built from the ground up to provide a new standard of care and protection for homeowners. Our goal is to make homes safer and better protected so that customers spend less time worrying about the burdens of homeownership and more time enjoying their homes and the life within. Harnessing real-time data, smart home technology, and a growing suite of home services, we have created an integrated home protection platform.
The home insurance industry has long been defined by incumbents that we believe deliver a passive, high- friction experience to policyholders. We view these incumbents as constrained by outdated captive-agent distribution models, legacy technology, and strong incentives not to disrupt their businesses. Accordingly, the industry has not seen meaningful innovation in decades. We believe this results in a flawed customer experience that creates a transactional, adversarial relationship-one
that pits insurance companies and their “policyholders” against each other in a zero-sum
game. The outcome of this misalignment is an experience that is out of touch with the needs of modern homeowners.
As a digital-first, customer-centric company, we offer an improved customer value proposition and are well-positioned to succeed in this growing, $110 billion market. By making our policies fast and easy to buy, designing coverages around the needs of modern homeowners, and offering a proactive, white-glove claims experience, we have created an active partnership with our customers to better protect their homes, which saves our customers money and is expected to deliver a better economic outcome for Hippo.
Beyond a core insurance experience that is simple, intuitive, and human, we focus our resources on Hippo’s true promise: better outcomes for homeowners. Through our unique Smart Home program, customers may detect and address water, fire, and other issues before they become major losses. And we help our customers maintain their homes with on-demand
maintenance advice and access to home
check-ups
designed to reduce the probability of future losses. In short, we have created an integrated home protection platform, which offers a growing suite of proactive features designed to prevent loss and provide greater peace of mind.
Our partnership with our customers is designed to create a virtuous cycle. By making homes safer, we help deliver better risk outcomes and increase customer loyalty, which improves our unit economics and LTV. This enables us to invest in expanding our product offering, customer value proposition, and marketing programs, which help attract more customers to the Hippo family. This growth generates more data and insights to fuel further innovation in our product experience and improved underwriting precision. The result is even safer homes and more loyal customers. We believe this virtuous cycle, combined with our significant existing scale, deep partnerships, and compelling unit economics, will propel Hippo to become a trusted household name synonymous with home protection.

Our Business Model
There are four key components to our economic model. First, as a MGA, we manage the customer-facing experience of insurance, including sales and marketing, underwriting, policy issuance and administration, and claims administration. In exchange for these services, we earn recurring commission and fees associated with the policies we sell. While we have underwriting authority and responsibility for administering policies and claims, we do not take the bulk of the risk associated with these policies on our own balance sheet. Rather, we work with a diversified panel of highly-rated insurance companies who pay us commission in exchange for the opportunity to take the insurance risk on their own balance sheets.
We also earn commission income as a licensed insurance agency selling non-Hippo
policies to our customers. Today, we earn agency commission income when we cross sell automobile, flood, earthquake, umbrella, and other policies to our homeowners customers. When a customer seeking homeowners insurance is located in an area where Hippo policies are unavailable, we work to place them with another carrier. When a particular home does not meet our underwriting criteria, we also work to place these customers with another carrier when possible. As we broaden our agency offerings, we expect to distribute additional types of insurance products offered by other carriers, which we expect will contribute to growth of this business. Commission income on these policies recurs as the policies renew, allowing us to earn margin relative to our customer acquisition cost.
The third way we generate revenue is through our carriers insurance platforms offering insurance-as-a-service
to other MGAs who are willing to share economics with a carrier that can provide the capital and regulatory licenses needed for their business, commonly referred to as “fronting fees.” The economic benefits to us of providing this service extend beyond profit margins on these premiums and include capital efficiency benefits as the diversity of insurance offered allows us to secure more cost-effective reinsurance coverage. Given our diverse portfolio of homeowners insurance, the regulatory capital we are required to set aside for premium generated by these third parties is lower than these parties would need to set aside if they were to provide their own capital.
Finally, we earn revenue in the form of earned premium when we retain risk on our own balance sheet rather than ceding it to third-party reinsurers.
In the future, we anticipate generating additional revenue through our offering of value-added services such as home monitoring and maintenance.
Our Asset-Light Capital Model and Reinsurance
We have historically pursued an asset-light capital strategy to support the growth of our business. Even though we acquired a licensed carrier in 2020, we generally retain only as much risk on our balance sheet as is necessary to secure attractive terms from the reinsurers who bear the risk of the policies we sell. Those reinsurers usually insist that insurance companies like ours retain some risk to ensure alignment of interests. For policies written in 2021, we retained approximately 12% of the premium associated with Hippo homeowners policies on our own balance sheet and expect to see this increase modestly over time.
This strategy also helps support our growth: third-party reinsurance helps decrease the statutory capital required to support new business growth. As a result, we expect to be able to grow at an accelerated pace with lower capital investments upfront than we would otherwise require. We have a successful track record of securing strong reinsurance treaties, providing a solid foundation for a long-term, sustainable model.
Reinsurance
We utilize reinsurance primarily to support the growth of our new and renewal insurance business, to reduce the volatility of our earnings, and to optimize our capital management.

As a MGA, we underwrite homeowners insurance policies on behalf of our insurance company subsidiaries (Spinnaker Insurance Company and Spinnaker Specialty Insurance Company) and other non-affiliated
third-party insurance carriers. These carriers purchase reinsurance from a variety of sources and in a variety of structures. In the basic form of this arrangement, fronting insurance carriers will typically cede a large majority of the total insurance premium they earn from customers, in return for a proportional amount of reinsurance protection. This is known as “ceding” premium and losses through a “quota share” reinsurance treaty.
The fronting carrier and the MGA are paid a percentage of the ceded premium as compensation for sales and marketing, underwriting, insurance, support, claims administration, and other related services (in totality, known as a ceding commission). As additional protection against natural catastrophes or other large loss events, the fronting carrier frequently purchases additional, non-proportional
reinsurance.
Without reinsurance protection, the insurer would shoulder all of the insurance risk itself and would need incremental capital to satisfy regulators and rating agencies. Reinsurance allows a carrier to write more business while reducing its balance sheet exposure and volatility of earnings.
Proportional Reinsurance Treaties - Hippo
For our primary homeowners reinsurance treaty commencing in 2021, we secured proportional reinsurance from a diverse panel of nine third-party reinsurers with AM Best ratings of
“A-”
or better. We retain approximately 12% of the premium through our insurance company subsidiaries or our captive reinsurance company, RHS. Additionally, the reinsurance contracts are subject to contingent commission adjustments and loss participation features, which aligns our interests with those of our reinsurers. We also seek to further reduce our risk retention through purchases of non-proportional
reinsurance described below in the section titled
“Non-Proportional
Reinsurance.”
Non-Proportional
Reinsurance - Hippo
In 2021, we also purchased two forms of
non-proportional
reinsurance: excess of loss (“XOL”) and
per-risk.
Through our ownership of our insurance company subsidiaries, we are exposed to the risk of larger losses and natural catastrophe events that could occur on the risks we are assuming from policies underwritten by us or other MGAs. We are also exposed to this risk through our captive reinsurer, which takes on a share of the risk underwritten by our MGA business.
Our XOL program provides protection to us from catastrophes that could impact a large number of insurance policies. We buy XOL so that the probability of losses exceeding the protection purchased is no more than 0.4%, or equivalent to a 1:250 year return period. This reinsurance also caps losses at a level which protects us from all but the most severe catastrophic events.
Our
per-risk
program protects us from large, individual claims that are less likely to be associated with catastrophes, such as house fires. We have purchased this coverage for the benefit of our retained shares for losses on single policies in excess of $500,000.
Reinsurance - Other Spinnaker MGA Programs
As the fronting carrier for other MGAs, Spinnaker has reinsurance in place for several other MGA programs. Those programs are supported by a diversified panel of high-quality reinsurers similar to those on Hippo’s panel. The treaties are a mix of quota share and XOL in which approximately 80% to 100% of the risk is ceded. Spinnaker’s catastrophic risk retention is managed to a 1:250 year loss event across all programs.
With all our reinsurance programs, we are not relieved of our primary obligations to policyholders in the event of a default or the insolvency of our reinsurers. As a result, a credit exposure exists to the extent that any reinsurer fails to meet its obligations assumed in the reinsurance agreements. To mitigate this exposure to reinsurance insolvencies, we evaluate the financial condition of our reinsurers and, in certain circumstances, hold substantial collateral (in the form of funds withheld, qualified trusts, and letters of credit) as security under the reinsurance agreements.
Fiscal Year 2022 Reinsurance Programs
Proportional Reinsurance Treaties - Hippo
For our primary homeowners reinsurance treaty commencing in 2022, we secured proportional, quota share reinsurance from a diverse panel of eleven third-party reinsurers. All reinsurers are either rated
“A-”
Excellent
or better by AM Best, or are appropriately collateralized. We expect to retain approximately 10% of the premium through our insurance company subsidiaries or our captive reinsurance company, RHS. Additionally, the reinsurance contracts are subject to contingent commission adjustments and loss participation features, which aligns our interests with those of our reinsurers. Similar to the prior year, in the fiscal year 2022 reinsurance programs we saw increased use of loss participation features in the reinsurance agreements, which may increase the amount of risk retained by our insurance company subsidiaries in excess of our pro rata participation. We also seek to further reduce our risk retention through purchases of non-proportional
reinsurance described below in the section titled
“Non-Proportional
Reinsurance.”
Non-Proportional
Reinsurance - Hippo
We also purchase
non-proportional
XOL reinsurance. Through our ownership of our insurance company subsidiaries, we are exposed to the risk of natural catastrophe events that could occur on the risks we are assuming from policies underwritten by us or other MGAs. We are also exposed to this risk through our captive reinsurer, which takes on a share of the risk underwritten by our MGA business.
Our XOL program provides protection to us from catastrophes that could impact a large number of insurance policies. We buy XOL so that the probability of losses from a single occurrence exceeding the protection purchased is no more than 0.4%, or equivalent to a 1:250 year return period. This reinsurance protects us from all but the most severe catastrophic events.
Business Combination and Public Company Costs
On August 2, 2021, we completed the Business Combination and the PIPE Investment. For more information, see Notes 1 and 2 in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.
The Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, Hippo Enterprises Inc. has been deemed the accounting “acquirer” or predecessor and Hippo Holdings Inc. is the successor SEC registrant, which means that Hippo Enterprises Inc.’s financial statements for periods prior to the Business Combination will be disclosed in Hippo Holdings Inc.’s periodic reports filed with the SEC.
As a consequence of the Business Combination, we need to continue to hire additional personnel and implement procedures and processes to satisfy regulatory requirements and customary practices applicable to an
SEC-registered
and NYSE-listed company. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
COVID-19
Impact
The
COVID-19
pandemic and the measures imposed to contain it severely impacted businesses worldwide, including many in the insurance sector. Insurers of travel, events, or business interruption have been directly and adversely affected by claims from
COVID-19
or the lock-down it engendered. Other insurance businesses, including property and casualty lines, have also been indirectly impacted in varying ways, including the dependency on in-person
inspections during a time when such
in-person
interactions have been discouraged. In addition, insurance businesses dependent on office-based brokers and teams that are poorly equipped to work from home have been negatively impacted. The broader economic volatility may hurt insurers in other ways. For instance, with interest rates near all-time
lows, many insurers have and may continue to see their return on capital drop, while those selling premium or discretionary products may see an increase in churn and a decrease in demand.
The magnitude and duration of the global pandemic and the impact of actions taken by governmental authorities, businesses and consumers, including the availability and acceptance of vaccines, to mitigate health risks continue to create significant uncertainty, particularly as new strains of the virus emerge.
Despite the
COVID-19
pandemic, our business has continued to grow.

•	We write and place home insurance and other insurance products from our agencies that have so far been largely unaffected by COVID-19.

•
Our systems are entirely cloud-based and accessible to our teams from any browser anywhere in the world. Customers’ phone calls are routed to our team’s laptops and answered and logged from wherever they happen to be. Internal communication has been via email, Slack, and Zoom since our founding. Our teams are able to access systems, support customers and collaborate with each other from anywhere, much as they did before the pandemic.

•	Our customers’ experience has also been largely unaffected by COVID-19 related disruptions.

•
We have initiated virtual inspections for our underwriting requirements and claims processing to keep our employees, agents, policy holders and potential policy holders safe. We are closely monitoring the impact of the
COVID-19
pandemic and related economic effects on all aspects of our business, including how it will impact our production, loss ratios, recoverability of premium, our operations, and the fair value of our investment portfolio.

We are closely monitoring the impact of the
COVID-19
pandemic and related economic effects on all aspects of our business, including how it will impact our production, loss ratios, recoverability of premium, operations, and the fair value of our investment portfolio.
Production, Loss Ratios, and Recoverability of Premium
COVID-19
has reduced our ability to perform interior home inspections on risks we underwrite and may impact loss ratios as time at home has increased and has impacted collection of premium where moratoriums have been imposed restricting cancellation of policies for non-payment.
During 2020 and 2021, we also witnessed increased cost of labor and costs associated with materials like timber. These higher costs have a direct impact to the cost of handling claims and result in more than normal loss expenses.
Operations
The
COVID-19
pandemic has also had and continues to have a significant impact on our business operations, including with respect to employee availability and productivity, temporary increases in regulatory restrictions on operating activities (e.g., moratoria, rate actions or claim practices) that may impact our profitability, the availability and performance of third-party vendors, including technology development, home inspections and repairs, and marketing programs. We may also be impacted by cybersecurity risks related to our new dependency on a remote workforce.

Our Investment Portfolio
We seek to hold a high-quality, diversified portfolio of investments. During economic downturns, certain investments may default or become impaired due to deterioration in the financial condition of an insurer that guarantees an issuer’s payments on such investments. Given the conservative nature of our investment portfolio, we do not expect a material adverse impact on the value of our investment portfolio or a long-term negative impact on our financial condition, results of operations or cash flows as it relates to
COVID-19.
For more information on our operations and risks related to health epidemics, including the
COVID-19
pandemic, please see the section of this prospectus entitled “
Risk Factors
”.
Key Factors and Trends Affecting our Operating Results
Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following:
Our Ability to Attract New Customers
Our long-term growth will depend, in large part, on our continued ability to attract new customers to our platform. We intend to continue to drive new customer growth by highlighting our consumer-focused approach to homeowners insurance across multiple distribution channels. In particular:

•
Our growth strategy is centered around accelerating our existing position in markets that we already serve by increasing our direct-to-consumer
advertising, increasing the number of agents selling Hippo policies, and growing our network of partners within existing partner channels.

•
In addition to efforts in states where we are currently selling insurance, we also expect to drive growth by expanding into new markets across the United States and by continuing to develop new strategic partnerships with key players involved in the real estate transaction ecosystem.

•
Finally, we plan to deepen our relationships with our customers by offering value-added services, both directly and through partners, that are not specifically insurance products, such as home maintenance, home monitoring, and home appliance warranties.

Our ability to attract new customers depends on the pricing of our products, the offerings of our competitors, our ability to expand into new markets, and the effectiveness of our marketing efforts. Our ability to attract customers also depends on maintaining and strengthening our brand by providing superior customer experiences through our proactive, tech-enabled strategy.
We face competition from traditional insurers who have more diverse product offerings and longer established operating histories, as well as from new, technology-driven entrants who may pursue more horizontal growth strategies. These competitors may mimic certain aspects of our digital platform and offerings and have more types of insurance products and can offer customers the ability to “bundle” multiple coverage types together, which may be attractive to many customers.
Our Ability to Retain Customers
Our ability to derive significant lifetime value from our customer relationships depends, in part, on our ability to retain our customers over time. Strong retention allows us to build a recurring revenue base, generating additional premium term over term without material incremental marketing costs. Our customers typically become more valuable to us over time because retention rates have historically increased with the age of customer cohorts and because non-catastrophic
loss frequency declines as cohorts mature.
As we expect to broadly retain our customers, we expect our book of business to evolve to be weighted more towards renewals versus new business over time, as is the case with our more mature competitors. We expect that this would enable us to benefit from the higher premium retention rates and inherently lower frequency of losses that characterize renewed premiums.
Our ability to retain customers will depend on a number of factors, including our customers’ satisfaction with our products, offerings of our competitors, and our ability to continue delivering exceptional customer service and support.
Our Ability to Expand Nationally Across the United States
We believe that national expansion will be a key driver of the long-term success of our business. As of December 31, 2021, we were authorized to sell Hippo Homeowners policies in 37 states. We expect to apply our highly scalable model nationally, with a tailored approach to each state that is driven by the regulatory environment and local market dynamics. We hope to expand rapidly and efficiently across different geographies while maintaining a high level of control over the specific strategy within each state.
We expect to benefit from our ability to provide insurance across an increasing number of states in the United States. State expansion should create a broader base from which to grow while increasing the geographic diversity in our base of customers and premium. We expect that this greater diversity will reduce the impact of catastrophic weather events in any one geographic region on our overall loss ratio, improving the predictability of our financial results over time as we scale. We believe that increased geographic diversity will also improve our ability to secure attractive terms from reinsurers, which would improve our overall cost structure and profitability.
Our Ability to Expand Fee Income and Premium Through Cross-Sales to Existing Customers
Our strategy to increase the value we are providing to our customers is to offer incremental services to assist our customers in better maintaining and protecting their homes. As we roll out these services, we expect to be able to generate incremental, non-risk-based
service and fee income from our existing customers. We expect these home protection services not only to generate incremental revenue, but also to reduce losses for our customers, and-by implication-our
loss ratios. Our success in expanding revenue and reducing losses by offering these services depends on our ability to market these services, our operational ability to deliver value to our customers, and the ability of these services to reduce the probability of loss for an average homeowner.
We are also in the early stages of cross-selling
non-homeowner
insurance products across our customer base. Cross-sales allow us to generate additional premium per customer, and ultimately higher revenue and fee income, without material incremental marketing spend. Our success in expanding revenue through cross-sales depends on our marketing efforts with new products, offerings of our competitors, additional expansion into new states, and the pricing of our bundled products.
Our Ability to Manage Risk
We leverage data, technology, and geographic diversity to help manage risk. For instance, we obtain dynamic data from various sources and use advanced statistical methods to model that data into our pricing algorithm. Incorporating these external data sources and utilizing the experience gained with our own customer base should lead to better underwriting, reduced loss frequency, and-adjusting
for weather related events-lower loss ratios over time. While our current reinsurance framework helps us manage the volatility of earnings, reducing our overall gross loss ratio is critical to our success. Our ability to incorporate new data sources as they become available and to use them to improve our ability to accurately and competitively price risk is central to our growth strategy.
Seasonality of Customer Acquisition
Seasonal patterns can impact both our rate of customer acquisition and the incurrence of claims losses. Based on historical experience, existing and potential customers move more frequently during the summer months of the year, compared to the rest of the calendar year. As a result, we may see greater demand for new or expanded insurance coverage, and increased engagement resulting in proportionately more growth during the third quarter. We expect that as we grow, expand geographically, and launch new products, the impact of seasonal variability on our rate of growth may decrease.
Additionally, seasonal weather patterns impact the level and amount of claims we receive. These patterns include hurricanes, wildfires, and coastal storms in the fall, cold weather patterns and changing home heating needs in the winter, and tornados and hailstorms in the spring and summer. The mix of geographic exposure and products within our customer base impacts our exposure to these weather patterns, and as we diversify our base of premium such that our exposure more closely resembles the industry exposure, we should see the impact of these events on our business more closely resemble the impact on the broader industry.
A More Diverse and Resilient Business Model
There are four components in our economic model:

1.	MGA

2.	Agency

3.	Insurance as a Service

4.	Risk Retention
Prior to our acquisition of Spinnaker on August 31, 2020, our economics were driven by our MGA and Agency business. We now have a more diverse and resilient model, as well as the infrastructure to support our growth.
This structural evolution of our business model has several implications:
Substantive
: We are retaining more risk on our balance sheet and accordingly both our net earned premium and our net loss and loss adjustment expenses are expected to be higher.
Financial presentation
: The direct acquisition costs associated with the premium written on our carrier will shift from sales and marketing to insurance related expense and will be offset by the corresponding ceding commission and amortized over the lifetime of the policy. Only the excess ceding commission over our direct acquisition costs will be recognized as revenue. All else being equal, for the exact same amount of premium we expect:

•	our excess ceding commission recorded as revenue will be lower

•	our sales and marketing expense will be lower

•	our bottom-line results will be unchanged
When comparing our year-over-year financial results and analyzing trends, we need to take into consideration these structural changes and their implications.
Acquisition of Spinnaker Insurance Company
In August 2020, we completed the acquisition of Spinnaker, giving us direct control over the insurance and reinsurance placement aspect of our business. We believe the Spinnaker acquisition will enable us to maintain a capital-light model while retaining risk in a way that aligns our interests with those of the reinsurance market.

We also believe it will benefit our economics; while we expect to continue writing business on third-party carriers, we will no longer need to pay a fee to third parties for carrier services on the portion of business we write on Spinnaker. Our financial results in 2021 reflect a full year of Spinnaker’s operations compared to a partial year in 2020. For more information, see the section titled “Results of Operations” below.
Prior to the Spinnaker acquisition, Hippo received MGA commission income for the policies placed by Hippo on Spinnaker paper, and we recognized this commission income at the policy effective dates, net of risk retained by Hippo. The expense incurred for third-party sales commissions (i.e., acquisition costs) was presented on a gross basis in the statement of operations for the period January 1, 2020 to August 31, 2020, and was included in a sales and marketing line item and was not offset against the commission revenue.
After the acquisition, we have consolidated the results of Spinnaker, which impact our results of operations as follows:

•	Premium for the risk retained by us is recognized on a pro-rata basis over the policy period.

•
Ceding commission on premium ceded to third-party reinsurers is deferred as a liability and recognized on a pro-rata
basis over the term of the policy, net of acquisition costs. To the extent ceding commission received exceeds direct acquisition costs, the excess is presented as revenue in the commission income, net line on our statements of operations and comprehensive loss. The consolidated company (Hippo and Spinnaker) began to earn ceding commission on premium ceded to third-party reinsurers in September 2020 and the ceding commission is recognized net of acquisition costs, on a pro-rata
basis over the term of the policy.

Acquisition costs incurred to acquire the Spinnaker policies are deferred and amortized over the term of the policies. Those costs include sales commissions, premium taxes, and board and bureau fees. The amortization of deferred acquisition costs is included in insurance-related expenses on the consolidated statements of operations and comprehensive loss.
Loss and LAE incurred, net of losses ceded to reinsurers, will be reflected in the statement of operations for the risk we retain on the Spinnaker policies.
Investment income, net representing interest earned from fixed maturity securities, short-term securities and other investments, and the gains or losses from the sale of investments is presented as part of revenue.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with GAAP as determined by the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), and pursuant to the regulations of the SEC.
Components of Results of Operations
Revenue
Gross Written Premium
Gross written premium is the amount received or to be received for insurance policies written or assumed by us and our affiliates as a carrier, without reduction for policy acquisition costs, reinsurance costs, or other deductions. In addition, gross written premium includes amounts received from our participation in our own reinsurance treaty. The volume of our gross written premium in any given period is generally influenced by:

•	New business submissions;

•	Binding of new business submissions into policies;

•	Bound policies going effective;

•	Renewals of existing policies; and

•	Average size and premium rate of bound policies.
Ceded Written Premium
Ceded written premium is the amount of gross written premium written or assumed by us and our affiliates as a carrier that we cede to reinsurers. We enter into reinsurance contracts to limit our exposure to losses, as well as to provide additional capacity for growth. Ceded written premium is treated as a reduction from gross written premium written during a specific period of time over the reinsurance contract period in proportion to the period of risk covered. The volume of our ceded written premium is impacted by the level of our gross written premium and decisions we make to increase or decrease retention levels.
Net Earned Premium
Net earned premium represents the earned portion of our gross written premium for insurance policies written or assumed by us and less ceded written premium (any portion of our gross written premium that is ceded to third-party reinsurers under our reinsurance agreements). We earn written premiums on a pro-rata
basis over the term of the policies.
Commission Income, Net Includes:
a.
MGA Commission:
We operate as an MGA for multiple insurers. We design and underwrite insurance products on behalf of the insurers culminating in the sale of insurance policies. We earn recurring commission and policy fees associated with the policies we sell. While we have underwriting authority and responsibility for administering claims (see Claim Processing Fee below), we do not take the risk associated with policies on our own balance sheet. Rather, we work with affiliated and unaffiliated carrier platforms and a diversified panel of highly rated reinsurance companies who pay us commission in exchange for the opportunity to take that risk on their balance sheets. Our performance obligation associated with these contracts is the placement of the policy, which is met on the effective date. Upon issuance of a new policy, we charge policy fees and inspection fees (see Service and Fee Income below), retain our share of ceding commission, and remit the balance premium to the respective insurers. Subsequent ceding commission adjustments arising from policy changes such as endorsements are recognized when the adjustments can be reasonably estimated.
b.
Agency Commission:
We also operate licensed insurance agencies that are engaged solely in the sale of policies, including non-Hippo
policies. For these policies, we earn a recurring agency commission from the carriers whose policies we sell, which is recorded in the commission income, net line on our statements of operations and comprehensive loss. Similar to the MGA businesses, the performance obligation from the agency contracts is placement of the insurance policies.
For both MGA and insurance agency activities, we recognize commission received from insurers for the sale of insurance contracts as revenue at a point in time on the policy effective dates. Cash received in advance of policy effective dates is recorded on the consolidated balance sheets, representing our portion of commission and premium due to insurers and reinsurers, and hold this cash in trust for the benefit of the insurers and reinsurers as fiduciary liabilities. The MGA commission is subject to adjustments, higher or lower (commonly referred to as “commission slide”), depending on the underwriting performance of the policies placed by us. We are required to return a portion of our MGA commission due to commission slide received on the policies placed by MGA if the underwriting performance varies due to higher Hippo programs’ loss ratio from contractual performance of the Hippo programs’ loss ratio or if the policies are cancelled before the term of the policy; accordingly, we reserve for commission slide using estimated Hippo programs’ loss ratio performance, and a cancellation reserve is estimated as a reduction of revenue for each period presented in our statement of operations and comprehensive loss.

c.
Ceding Commission:
We receive commission based on the premium we cede to third-party reinsurers for the reimbursement for our acquisition and underwriting services. Excess ceding commission over the cost of acquisition is included in the commission income, net line on our statements of operations and comprehensive loss. For the policies that we write on our own carrier as MGA, we recognize this commission as ceding commission on the statement of operations and comprehensive loss. We earn commission on reinsurance premium ceded in a manner consistent with the recognition of the earned premium on the underlying insurance policies, on a pro-rata
basis over the terms of the policies reinsured. We record the portion of ceding commission income, which represents reimbursement of successful direct acquisition costs related to the underlying policies as an offset to the applicable direct acquisition costs.
d.
Carrier Fronting Fees:
Through our
insurance-as-a-service
business, we earn recurring fees from the MGA programs we support. We earn fronting fees in a manner consistent with the recognition of the earned premium on the underlying insurance policies, on a pro-rata
basis over the terms of the policies. This revenue is included in the commission income, net line on our statements of operations and comprehensive loss.
e.
Claim Processing Fees:
As an MGA, we receive a fee that is calculated as a percent of the premium from the insurers in exchange for providing claims adjudication services. The claims adjudication services are provided over the term of the policy and recognized ratably over the same period. This revenue is included in the commission income, net line on our statements of operations and comprehensive loss.
Service and Fee Income
Service and fee income mainly represents policy fees and other revenue. We directly bill policyholders for policy fees and collect and retain fees per the terms of the contracts between us and our insurers. Similar to the commission revenue, we estimate a cancellation reserve for policy fees using historical information. The performance obligation associated with these fees is satisfied at a point in time upon completion of the underwriting process, which is the policy effective date. Accordingly, we recognize all fees as revenue on the policy effective date.
Net Investment Income
Net investment income represents interest earned from fixed maturity securities, short-term investments and other investments, and the gains or losses from the sale of investments. Our cash and invested assets primarily consist of fixed-maturity securities, and may also include cash and cash equivalents, equity securities, and short-term investments. The principal factors that influence net investment income are the size of our investment portfolio and the yield on that portfolio. As measured by amortized cost (which excludes changes in fair value, such as changes in interest rates), the size of our investment portfolio is mainly a function of our invested equity capital along with premium we receive from our customers less payments on customer claims.
Net investment income also includes an insignificant amount of net realized gains (losses) on investments, which are a function of the difference between the amount received by us on the sale of a security and the security’s amortized cost, as well as any allowances for credit losses recognized in earnings, if any.
Expenses
Loss and Loss Adjustment Expenses
Loss and loss adjustment expenses represent the costs incurred for losses net of amounts ceded to reinsurers. We enter into reinsurance contracts to limit our exposure to potential losses as well as to provide additional capacity for growth. The expenses are a function of the size and term of the insurance policies, the loss experience and loss participation features associated with the underlying risks. LAE are based on actuarial assumptions and management judgements, including losses incurred during the period and changes in estimates from prior periods. Loss and LAE also include employee compensation (including stock-based compensation and benefits) of our claims processing teams, as well as allocated occupancy costs and related overhead based on headcount.
Insurance-Related Expenses
Insurance-related expenses primarily consist of amortization of direct acquisition commission costs and premium taxes incurred on the successful acquisition of business written on a direct basis and credit card processing fees not charged to our customers. Insurance-related expenses also include employee compensation (including stock-based compensation and benefits) of our underwriting teams, as well as allocated occupancy costs and related overhead based on headcount. Insurance-related expenses are offset by a portion of ceding commission income, which represents reimbursement of successful acquisition costs related to the underlying policies. Additionally, insurance-related expenses include the costs of providing bound policies and delivering claims services to our customers. These costs include underwriting technology service costs including software, data services used for performing underwriting, and third-party call center costs in addition to personnel-related costs.
Technology and Development
Technology and development expenses primarily consist of employee compensation (including stock-based compensation and benefits) for our technology staff, which includes technology development, infrastructure support, actuarial, and third-party services. Technology and development also include allocated facility costs and related overhead based on headcount.
We expense development costs as incurred, except for costs related to internal use software development projects, which are capitalized and subsequently depreciated over the expected useful life of the developed software. We expect our technology and development costs to increase for the foreseeable future as we continue to invest in research and develop activities to achieve our technology development roadmap.
Sales and Marketing
Sales and marketing expenses primarily consist of sales commission, advertising costs, and marketing expenditures, as well as employee compensation (including stock-based compensation and benefits) for employees engaged in sales, marketing, data analytics, and customer acquisition. Sales and marketing also include allocated facility costs and related overhead based on headcount.
We plan to continue to invest in sales and marketing to attract and acquire new customers and to increase our brand awareness. We expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to scale our business, increase commission payments to our produces and partners as a result of our premium growth, and invest in developing a nationally-recognized brand. We expect that sales and marketing costs will increase in absolute dollars in future periods and vary from period-to-period
as a percentage of revenue in the near-term. We expect
that-in
the
long-term-our
sales and marketing costs will decrease as a percentage of revenue as we continue to drive customer acquisition efficiencies and as the proportion of renewals to our total business increases.
General and Administrative
General and administrative expenses primarily consist of employee compensation (including stock-based compensation and benefits) for our finance, human resources, legal, and general management functions, as well as facilities, insurance, and professional services. We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC and other regulatory bodies, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.
Interest and Other (Income) Expense
Interest and other (income) expense after the Business Combination in August 2021 primarily consists of fair value adjustments on outstanding warrants. Prior to the Business Combination interest and other (income) expense primarily consisted of interest expense incurred for convertible promissory notes, fair value adjustments on preferred stock warrant liabilities, and fair value adjustments on the embedded derivative on our convertible promissory notes.
Income Taxes
We record income taxes using the asset and liability method. Under this method, we record deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. We measure these differences using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.
We record a valuation allowance to reduce deferred tax assets and liabilities to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations, and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.
Key Operating and Financial Metrics and
Non-GAAP
Measures
We regularly review the following key operating and financial metrics in order to evaluate our business, measure our performance, identify trends in our business, prepare financial projections, and make strategic decisions.
The
non-GAAP
financial measures below have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, Adjusted EBITDA should not be construed as an indicator of our operating performance, liquidity, or cash flows generated by operating, investing, and financing activities, as there may be significant factors or trends that it fails to address. We caution investors that non-GAAP
financial
information-by
its nature-departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.
Our management uses
non-GAAP
financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) review and assess the operating performance of our management team; iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (v) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The results of Spinnaker since the date of acquisition (August 31, 2020) have been consolidated with ours and are reflected in the following table.

	Year Ended December 31,
	2021	2020
	($ in millions)
Total Generated Premium	$606.1	$333.6
Total Revenue	91.2	51.6
Net Loss attributable to Hippo	(371.4)	(141.5)
Adjusted EBITDA	(172.4)	(90.4)
Gross Loss Ratio	138%	109%
Net Loss Ratio	217%	148%
Total Generated Premium
We define Total Generated Premium (“TGP”) as the aggregate written premium placed across all of our business platforms for the period presented. We measure TGP as it reflects the volume of our business irrespective of choices related to how we structure our reinsurance treaties, the amount of risk we retain on our own balance sheet, or the amount of business written in our capacity as an MGA, agency, or as an insurance carrier/reinsurer. We calculate TGP as the sum of:
i) Gross written premium (“GWP”) - a GAAP measure defined below; and
ii) Gross placed premium - premium of policies placed with third-party insurance companies, for which we do not retain insurance risk and for which we earn a commission payment, and policy fees charged by us to the policyholders on the effective date of the policy.
Our Total Generated Premium for the year ended December 31, 2021 grew 82% year-over-year to $606.1 million from $333.6 million for the year ended December 31, 2020. The growth was driven primarily by growth across channels in existing states, expansion into five new states compared to the year ended December 31, 2020, expansion of our independent agent network, launch of new strategic partnerships, maintaining premium retention levels, and growth of non-Hippo
written premium supported by our insurance company Spinnaker.
Our Total Generated Premium for the year ended December 31, 2020 does not include $71.8 million of written premium from non-Hippo
programs written by Spinnaker prior to the acquisition which closed on August 31, 2020.
The following table presents Total Generated Premium for the years ended December 31, (in millions):

	2021	2020	Change
Gross Written Premium	$477.3	$116.1	$361.2
Gross Placed Premium	128.8	217.5	(88.7)

Total Generated Premium	$606.1	$333.6	$272.5

The decrease in Gross Placed Premium is a direct result of the Spinnaker acquisition. After the acquisition, premium that would have been placed as a MGA and included in Gross Placed Premium is now recognized as Gross Written Premium as we take on the risk.
Total Revenue
For the year ended December 31, 2021, total revenue was $91.2 million, an increase of $39.6 million compared to $51.6 million for the year ended December 31, 2020. This increase was driven by increases in net earned premium, commission income, and service and fee income of $21.8 million, $10.4 million, and $8.2 million, respectively. These amounts were partially offset by a decrease in net investment income of $0.8 million.
Net Loss Attributable to Hippo
For the year ended December 31, 2021, net loss attributable to Hippo was $371.4 million, an increase of $229.9 million compared to $141.5 million for the year ended December 31, 2020. This was primarily driven by an increase in interest and other expense of $172.9 million, due to an increase in fair value losses recorded on preferred stock warrants and the derivative liability on our convertible promissory notes, and interest expense. In addition, there was an increase in losses and loss adjustment expense of $59.1 million due the growth in our business in which we retain risk, abnormally high weather-related losses, including the Texas winter storm in February 2021 (“Uri”), and a higher concentration in areas impacted by the weather-related losses. There was also an increase in sales and marketing expense of $25.6 million. These amounts were partially offset by a gain of $47.0 million recognized upon the extinguishment of our convertible promissory notes and related derivative liability and an increase in revenues of $39.6 million.
Adjusted EBITDA
We define Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”), a
non-GAAP
financial measure, as net loss attributable to Hippo excluding net investment income, depreciation and amortization, interest expense, stock-based compensation, other non-cash
fair market value adjustments for outstanding preferred stock warrants and derivative liabilities on the convertible promissory notes, and contingent consideration for one of our acquisitions and other transactions that we consider to be unique in nature, gain on extinguishment of debt, and income taxes.
For the year ended December 31, 2021, adjusted EBITDA loss was $172.4 million, an increase of $82.0 million compared to $90.4 million for the year ended December 31, 2020, due primarily to an increase in our loss and loss adjustment expense due to the growth in our business in which we retain risk, abnormally high weather-related losses, including Uri, and a higher concentration in areas impacted by the weather-related losses. The increase was also due to an increase in employee-related costs, excluding stock-based compensation, driven by an increase in headcount to support our growth.
The following table provides a reconciliation from net loss attributable to Hippo to Adjusted EBITDA for the periods presented (in millions):

	Year Ended December 31,
	2021	2020
Net loss attributable to Hippo	$(371.4)	$(141.5)
Adjustments:
Net investment income	(0.3)	(1.1)
Depreciation and amortization	11.0	6.7
Interest expense	26.1	3.5
Stock-based compensation	24.3	17.2
Fair value adjustments	172.6	22.4
Gain on extinguishment of debt	(47.0)	—
Contingent consideration charge	3.5	3.4
Other one-off transactions	8.1	0.8
Income taxes (benefit) expense	0.7	(1.8)

Adjusted EBITDA	$(172.4)	$(90.4)

Gross Loss Ratio
Gross Loss Ratio, expressed as a percentage, is the ratio of the Gross Losses and LAE to the Gross Earned Premium (in millions).

	Year Ended December 31,
	2021	2020
Gross Losses and LAE	$515.4	$106.9
Gross Earned Premium	374.5	98.0
Gross Loss Ratio	138%	109%
The following table provides a reconciliation of Gross Loss Ratio by named event Property Claims Services (“PCS”) and non-PCS
events.

	Year Ended December 31,
	2021	2020
PCS component of gross loss ratio	71%	48%
Large loss component of the gross loss ratio (1)	13%	11%
Non-PCS, non-large loss component of gross loss ratio	54%	50%

Gross loss ratio	138%	109%

(1)	Defined as the excess portion of non-weather losses in excess of $0.1 million loss per claim
For the year ended December 31, 2021, our Gross Loss Ratio was 138% compared with 109% for the year ended December 31, 2020. The increase was primarily due to the impact of abnormal PCS catastrophic events, including Texas winter storm Uri in February 2021 and an elevated volume of other catastrophic events compared to prior year, with our larger events involving wind, wildfires, and hailstorms. We also experienced unfavorable prior year development of $6.2 million, primarily from Hurricane Sally, related to non-Hippo
program business supported by our carrier, Spinnaker. Texas winter storm Uri was 26 percentage points of our Gross Loss Ratio for the year ended December 31, 2021.
During the fourth quarter of 2021, the company released $15.0 million of reserves as a result of favorable development from prior quarters, partially offset by unfavorable prior year development as mentioned above. As a result, the fourth quarter gross loss ratio improved by 13 percentage points, 4 percentage points of which related to PCS events and 9 percentage points of which related to non-PCS
events. The full year 2021 Gross Loss Ratio was adversely impacted by less than 2 percentage points, primarily from the Hurricane Sally development mentioned above, which was completely ceded to reinsurers.
Net Loss Ratio
Net loss ratio expressed as a percentage, is the ratio of the net losses and LAE, to the net earned premium (in millions).

	Year Ended December 31,
	2021	2020
Net Losses and LAE	$84.4	$25.3
Net Earned Premium	38.9	17.1
Net Loss Ratio	217%	148%

For the year ended December 31, 2021, our Net Loss Ratio was 217% compared with 148% for the year ended December 31, 2020. The increase was due primarily to an increase in our loss and loss adjustment expense as a result of growth in our business where we retain risk, the impact of abnormally high PCS catastrophic events, and loss participation features in several of our proportional reinsurance treaties.
The fourth quarter reserve releases produced a 34 percentage point favorable impact on our fourth quarter net loss ratio, 18 percentage points of which related to PCS events and 16 percentage points of which related to non-PCS
events. There was no impact on the full year 2021 net loss ratio from prior period reserve changes because, as mentioned above, the exposure was completely ceded to reinsurers.
Results of Operations
The following table sets forth our consolidated results of operations data for the periods indicated (dollars in millions):

	Year Ended December 31,
	2021	2020	Change	% Change
Revenue:
Net earned premium	$38.9	$17.1	$21.8	127%
Commission income, net	37.5	27.1	10.4	38%
Service and fee income	14.5	6.3	8.2	130%
Net investment income	0.3	1.1	(0.8)	(73)%

Total revenue	91.2	51.6	39.6	77%
Expenses:
Losses and loss adjustment expenses	84.4	25.3	59.1	234%
Insurance related expenses	41.7	19.3	22.4	116%
Technology and development	36.2	18.0	18.2	101%
Sales and marketing	95.0	69.4	25.6	37%
General and administrative	49.2	36.8	12.4	34%
Interest and other (income) expense	198.9	26.0	172.9	665%
Gain on extinguishment of debt	(47.0)	—	(47.0)	N/A

Total expenses	458.4	194.8	263.6	135%

Loss before income taxes	(367.2)	(143.2)	(224.0)	156%
Income taxes (benefit) expense	0.7	(1.8)	2.5	(139)%

Net loss	(367.9)	(141.4)	(226.5)	160%

Net income attributable to noncontrolling interests, net of tax	3.5	0.1	3.4	3400%

Net loss attributable to Hippo	$(371.4)	$(141.5)	$(229.9)	162%

Other comprehensive income:
Change in net unrealized gain on available-for-sale securities, net of tax	(0.8)	—	(0.8)	N/A

Comprehensive loss attributable to Hippo	$(372.2)	$(141.5)	$(230.7)	163%

Comparison of the Year Ended December 31, 2021 and 2020
Net Earned Premium
For the year ended December 31, 2021, net earned premium was $38.9 million, an increase of $21.8 million compared to $17.1 million for the year ended December 31, 2020. The increases are due to year-over-year growth of our total book of business and our acquisition of Spinnaker, which closed on August 31, 2020.
The following table presents gross written premium, ceded written premium, net written premium, change in unearned premium, and net earned premium for the years ended December 31, 2021 and 2020 (in millions).

	Year Ended December 31,
	2021	2020	Change
Gross written premium	$477.3	$116.1	$361.2
Ceded written premium	(434.8)	(78.4)	(356.4)

Net written premium	42.5	37.7	4.8
Change in unearned premium	(3.6)	(20.6)	17.0

Net earned premium	$38.9	$17.1	$21.8

Commission Income, Net
For the year ended December 31, 2021, commission income was $37.5 million, an increase of $10.4 million, or 38%, compared to $27.1 million for the year ended December 31, 2020. The increase was due primarily to an increase in ceding commission and agency commissions of $20.1 million and $3.9 million, respectively. This amount was partially offset by a decrease in our MGA commission of $13.5 million as a direct result of the structural change in our business due to the acquisition of Spinnaker.
Service and Fee Income
For the year ended December 31, 2021, service and fee income was $14.5 million, an increase of $8.2 million, or 130%, compared to $6.3 million for the year ended December 31, 2020. The increase was due primarily to increased policy fees and other revenue due to an increase in the volume of policies placed by our MGA services.
Net Investment Income
For the year ended December 31, 2021, net investment income was $0.3 million, a decrease of $0.8 million, compared to $1.1 million for the year ended December 31, 2020. The decrease was due primarily to a decrease in interest rates compared to the same period in the prior year. We mainly invested in corporate securities, residential mortgage-backed securities, and other fixed maturities securities issued by the U.S. government and agencies.
Losses and Loss Adjustment Expenses
For the year ended December 31, 2021, loss and loss adjustment expenses were $84.4 million, an increase of $59.1 million, compared to $25.3 million for the year ended December 31, 2020. The increase was due primarily to an increase in our loss and loss adjustment expense as a result of the growth in our business in which we retain risk as well as loss participation clauses in several of our proportional reinsurance treaties, and a higher concentration in areas impacted by PCS catastrophic-related losses. Despite the Texas winter storm in February 2021 being a large gross event for the Company, our reinsurance protection limited our exposure on a net basis.

Insurance-Related Expenses
For the year ended December 31, 2021, insurance-related expenses were $41.7 million, an increase of $22.4 million or 116%, compared to $19.3 million for the year ended December 31, 2020. The increase was due primarily to a $10.2 million increase in amortization of deferred direct acquisition costs, $4.1 million increase in underwriting costs, $4.2 million increase in employee-related costs, and $2.3 million increase in amortization expense attributable to capitalized internal use software. These amounts were partially offset by a decrease of $3.1 million in profit sharing expenses.
The primary components of insurance related expenses are listed below (in millions):

	Year Ended December 31,
	2021	2020
Amortization of deferred direct acquisition costs, net	$13.9	$3.7
Underwriting costs	8.1	4.0
Employee-related costs (1)	7.2	3.0
Amortization of capitalized internal use software	4.9	2.6
Other (2)	7.6	6.0

Total	$41.7	$19.3

(1)	included in Employee-related costs are $4.2 million and $0.8 million related to our underwriting department, respectively.
(2)	included in Other are $5.3 million and $1.4 million related to overhead allocations, consultants, product filings, agent appointment fees, and other operating expenses, respectively.
Direct acquisition costs were $36.9 million for the year ended December 31, 2021, of which $23.0 million were offset by ceding commission income.
Direct acquisition costs were $4.6 million for the year ended December 31, 2020, of which $0.9 million was offset by ceding commission income.
Technology and Development Expenses
For the year ended December 31, 2021, technology and development expenses were $36.2 million, an increase of $18.2 million, or 101%, compared to $18.0 million for the year ended December 31, 2020. The increase was due primarily to an increase in employee-related costs of $18.9 million, including an increase in stock-based compensation of $6.6 million, driven by an increase in headcount to support our long-term product roadmap and business growth. The increase was also driven by a $1.5 million increase in consulting and professional services in support of our growth initiatives. These amounts were partially offset by an increase in capitalized costs for the development of internal use software of $6.4 million.
Sales and Marketing Expenses
For the year ended December 31, 2021, sales and marketing expenses were $95.0 million, an increase of $25.6 million, or 37%, compared to $69.4 million for the year ended December 31, 2020. The increase was due primarily to an increase in employee-related expenses of $12.5 million, including an increase in stock-based compensation of $2.9 million, driven by an increase in headcount to support our growth, an increase of $16.7 million in advertising costs, an increase of $7.0 million in service fees related to the issuance of a convertible promissory note, and an increase of $1.8 million in licensing fees. These amounts were partially offset by a decrease in direct acquisition costs of $22.2 million, which have now been deferred and the related amortization included in insurance related expenses after the acquisition of Spinnaker in the third quarter of 2020.

General and Administrative Expenses
For the year ended December 31, 2021, general and administrative expenses were $49.2 million, an increase of $12.4 million, or 34%, compared to $36.8 million for the year ended December 31, 2020. The increase was due primarily to an increase in employee-related expenses of $4.6 million, net of a decrease in stock-based compensation of $1.6 million, driven by an increase in headcount to support our growth. The increase was also driven by an increase in corporate and directors and officers insurance expense of $3.5 million and an increase in professional services and consulting expenses of $3.3 million, related to the increased cost of public company requirements.
Gain on extinguishment of debt
For the year ended December 31, 2021, we recorded a gain on the extinguishment of the convertible promissory notes and related derivative liability of $47.0 million compared to none in the prior year.
Interest and Other (Income) Expense
For the year ended December 31, 2021, interest and other (income) expense was $198.9 million, an increase of $172.9 million compared to $26.0 million for the year ended December 31, 2020. The increase was due primarily to an increase in fair value losses recorded on preferred stock warrants of $105.4 million due to the increase in the fair market value of our preferred stock and an increase in fair value losses recorded on the derivative liability on our convertible promissory notes of $54.8 million through the settlement in connection with the Business Combination. In addition, interest expense on the convertible promissory notes increased by $22.5 million. These amounts were partially offset by fair value gains on warrants of $10.3 million.
Income Taxes
For the year ended December 31, 2021, income tax expense was $0.7 million, an increase of $2.5 million, compared to a benefit of $1.8 million for the year ended December 31, 2020. The increase was primarily due to the $2.0 million deferred tax benefit that we recognized in 2020 in connection with the acquisition of Spinnaker, which was partially offset by state income taxes of $0.2 million.
Liquidity and Capital Resources
Sources of Liquidity
In July 2020, we issued shares of our Series E Convertible Preferred Stock for aggregate proceeds of $150 million.
In November and December 2020, we raised an additional $365.0 million of cash by issuing convertible promissory notes.
In August 2021, we completed the Business Combination. In connection with this transaction, we received net proceeds of approximately $450 million. We also received proceeds of $29.0 million from the exercise of preferred stock warrants immediately prior to the Business Combination.
We are a member of the Federal Home Loan Bank (FHLB) of New York, which provides secured borrowing capacity. Our borrowing capacity as of December 31, 2021, is $22.9 million, and there were no outstanding amounts under this agreement.
Our existing sources of liquidity include cash and cash equivalents and marketable securities as of December 31, 2021, we had $818.7 million of cash and restricted cash and $64.0 million of available-for-sale
fixed income securities and short-term investments.

To date, we have funded operations primarily with issuances of convertible preferred stock, convertible promissory notes, and from net proceeds from the PIPE Investment, the Business Combination, and revenue. Until we can generate sufficient revenue and other income to cover operating expenses, working capital, and capital expenditures, we expect the funds raised as discussed above to fund our cash needs. Our capital requirements depend on many factors, including the volume of issuance of insurance policies, the timing and extent of spending to support research and development efforts, investments in information technology systems, and the expansion of sales and marketing activities. In the future, we may raise additional funds through the issuance of debt or equity securities or through borrowing. We cannot assure that such funds will be available on favorable terms, or at all.
Cash Flow Summary
The following table summarizes our cash flows for the periods presented (in millions):

	Year Ended December 31,
	2021	2020	Change
Net cash provided by (used in):
Operating activities	$(124.5)	$(65.4)	$(59.1)
Investing activities	$(30.0)	$(2.3)	$(27.7)
Financing activities	$480.8	$518.1	$(37.3)
Operating Activities
Cash used in operating activities was $124.5 million for the year ended December 31, 2021, an increase of $59.1 million, from $65.4 million for the year ended December 31, 2020. This increase was due primarily to an increase in our loss and loss adjustment expense due to the growth in our business in which we retain risk, abnormally high weather-related losses, including Uri, and a higher concentration in areas impacted by the weather-related losses. The increase was also due to an increase in employee-related costs of $35.7 million, excluding stock-based compensation, driven by an increase in headcount to support our growth. These amounts were partially offset by other changes in working capital.
Investing Activities
Cash used in investing activities was $30.0 million for the year ended December 31, 2021, due primarily to purchases of investments.
Cash used in investing activities was $2.3 million for the year ended December 31, 2020, due primarily to maturities and sales of investments partially offset by cash paid for acquisition, net of cash acquired.
Financing Activities
Cash provided by financing activities was $480.8 million for the year ended December 31, 2021, primarily consisting of net proceeds from the Business Combination of $450.3 million and proceeds from the exercise of preferred stock warrants of $29.0 million.
Cash provided by financing activities was $518.1 million for the year ended December 31, 2020, due primarily to the proceeds from the issuance of preferred stock, net of issuance costs.
Commitments and Contractual Obligations
We are party to various contractual obligations that we will be required to satisfy over the short and long term. The majority are discussed in the Notes to Consolidated Financial Statements and primarily include purchase commitments, lease payments, and unpaid loss and loss adjustment expense. The estimation of the unpaid losses and loss adjustment expenses is based on various complex and subjective judgments. Actual losses paid may differ, perhaps significantly, from the reserve estimates reflected in our consolidated financial statements. Similarly, the timing of payment of our estimated losses is not fixed and there may be significant changes in actual payment activity. The assumptions used in estimating the likely payments due by period are based on our historical claims payment experience and industry payment patterns, but due to the inherent uncertainty in the process of estimating the timing of such payments, there is a risk that the amounts paid can be significantly different from the amounts disclosed.
Critical Accounting Policies and Estimates
We prepared our consolidated financial statements in accordance with GAAP, which requires the use of estimates and assumptions. Our consolidated financial statements include amounts that, either by their nature or due to requirements of GAAP, are determined using best estimates and assumptions. Management has discussed and reviewed the development, selection, and disclosure of critical accounting estimates with the Audit Committee of our board of directors. While we believe that the amounts included in our consolidated financial statements reflect our best judgment, actual amounts could ultimately materially differ from those currently presented.
For further information, see Note 1 - Description of Business and Summary of Significant Accounting Policies in the Notes to the audited consolidated financial statements included elsewhere in this prospectus.
Revenue
For a description of policies with respect to revenue recognition, see “Components of Results of Operations - Revenue” in this section along with Note 1 in the audited consolidated financial statements included elsewhere in this prospectus.
Loss and Loss Adjustment Expense Reserve
Loss and Loss Adjustment Expense Reserves
Recorded loss and loss adjustment expense reserves represents management’s best estimate of the amounts yet to be paid for all loss and loss adjustment expenses that will be paid on claims that occurred during the period and prior, whether those claims are currently known or unknown. We hold a provision for loss and loss adjustment expense reserve as of a given date based on actuarial analysis.
Loss and loss adjustment expense reserves at December 31, 2021 are the amount of ultimate loss and loss adjustment expense less the paid amounts as of December 31, 2021.
Ultimate loss and loss adjustment expense is the sum of the following items:
1.    Loss and loss adjustment expense paid through a given evaluation date
2.    Case reserves for loss and loss adjustment expense for losses that have been reported but not yet paid as of a given evaluation date
3.    IBNR for loss and loss adjustment expense include an estimate for future loss payments on incurred claims not yet reported and for expected development on reported claims
Case reserves are established within the claims adjustment process based on all known circumstances of a claim at the time. In addition, IBNR reserves are established by the Company based on reported loss and loss adjustment expenses and estimates of ultimate loss and loss adjustment expenses based on generally accepted actuarial reserving techniques that consider quantitative loss experience data and qualitative factors as appropriate.
Inherent in the estimates of ultimate loss and loss adjustment expenses are expected trends in claims severity and frequency among other factors that could vary significantly as claims are settled. The Company’s loss and loss adjustment expense reserves are continually reviewed, and adjustments, if any, are reflected in current operations in the consolidated statements of operations and comprehensive loss in the period in which they become known. The establishment of new loss and loss adjustment expense reserves or the adjustment of previously recorded loss and loss adjustment expense reserves could result in significant positive or negative changes to our financial condition for any particular period. While the Company believes that it has made a reasonable estimate of loss and loss adjustment expense reserves, the ultimate loss experience may not be as reliably predicted as may be the case with other insurance expenses, and it is possible that actual loss and loss adjustment expenses will be higher or lower than the loss and loss adjustment reserve amount recorded by the Company.
Information Used in the Determination of the Loss and Loss Adjustment Expense Reserve
In order to estimate the provision for the recorded loss and loss adjustment expense reserves, we use information developed from both internal and independent external sources. This includes internal and external loss and claim count emergence patterns, pricing change information, internal and external loss and exposure trend information, as well as underwriting process changes. In addition, we use commercially available risk analysis models, and overall market share assumptions to estimate our loss and loss adjustment expense reserves related to specific loss events.
Actuarial Methods Used in the Determination of the Loss and Loss Adjustment Expense Reserve
When the applicable information has been obtained, we use several actuarial methods to create estimates of the ultimate incurred losses in connection with the underwritten business. Our actuarial analysis uses inputs from our underwriting and claims departments, including pricing assumptions. The actuarial methods used to estimate loss and loss adjustment expense reserves are reported and/or paid loss and claim count development methods as well as reported and/or paid Bornhuetter-Ferguson methods.
As appropriate, unallocated loss adjustment expenses are estimated using a Paid to Paid Method, whereby, historical paid unallocated loss adjustment expense is compared as a ratio to the paid loss and allocated loss adjustment expense amounts for the same calendar period. Based on this information, selected ratios are applied to the case reserve and estimated IBNR for loss and allocated loss adjustment expenses to estimate the provision for the unpaid unallocated loss adjustment expense.
Based on the methods used for each accident period, estimates of ultimate loss and allocated loss adjustment expenses are selected. The Chief Executive Officer, President, Chief Risk Officer and Chief Financial Officer, meet on a quarterly basis to review the recommendations made by the actuarial department, and determine the best estimate to be recorded for the reserve for loss and loss adjustment expense reserves on the balance sheet.
Significant Assumptions Employed in the Recording of the Loss and Loss Adjustment Expense Reserve
The most significant assumptions used in the determination of the recorded reserve for loss and loss adjustment expenses as of December 31, 2021 are historical aggregate claim reporting and payment patterns, which is assumed to be indicative of future loss development and trends. Additionally, claim counts are used for analyses relating to natural disasters, such as hurricanes, earthquakes, and wildfires as losses from these events are inherently more difficult to estimate due to the potential exposure of the catastrophic events. Other assumptions considered include information developed from internal and independent external sources such as premium, rate and cost trends, litigation and regulatory trends, legislative activity, climate change, social and economic patterns.

The above assumptions most significantly influence our determination of initial expected loss ratios and expected loss reporting and payment patterns which are the key inputs that impact variability in the estimate of the reserve for loss and loss adjustment expenses. While there can be no assurance that any of the above assumptions as utilized will prove to be correct, we believe that these assumptions represent a realistic and appropriate basis for estimating the reserve for loss and loss adjustment expense reserves.
The following table summarizes gross and net reserves for unpaid loss and LAE as of December 31, (in millions):

	December 31, 2021		December 31, 2020
	Gross	Net	Gross	Net
Loss and loss adjustment reserves
IBNR	$195.0	$23.4	$72.1	$8.1
Case reserves	65.8	20.6	32.9	4.9

Total reserves	$260.8	$44.0	$105.1	$13.0

Sensitivity Analysis
The table below shows the impact of reasonably likely changes to our held unpaid amounts after consideration of our proportional and non-proportional
reinsurance as of December 31, 2021.
The following table illustrates the impact on the loss and loss adjustment expense reserve of a 10% increase and decrease applied to the subject ultimate loss and loss adjustment expenses (in millions):

	10% increase in ultimate loss and loss adjustment expenses	10% decrease in ultimate loss and loss adjustment expenses
Impact on:
Loss and loss adjustment expense reserves, net	$10.4	$(11.5)
For additional information refer to Note 10, Loss and Loss Adjustment Expense Reserves, of the audited consolidated financial statements.
Reinsurance Recoverable
We also estimated the amount of reinsurance recoverable from reinsurance contracts. Reinsurance assets include reinsurance recoverable on paid and unpaid loss and loss adjustment expense reserves that are estimated as part of our loss reserving process and, consequently, are subject to similar judgments and uncertainties. This estimate requires significant judgment for which key considerations include:

•	paid and unpaid amounts recoverable;

•	any balances in dispute or subject to legal collection;

•	the financial wellbeing of a reinsurer (i.e. insolvent, liquidated, in receivership or otherwise subject to formal or informal regulatory restriction);

•
the likelihood of collection of the reinsurance recovery considering factors such as, amounts outstanding, length of collection periods, disputes, any collateral or letters of credit held and other relevant factors.

For additional information refer to Note 11, Reinsurance, to the audited consolidated financial statements included elsewhere in this prospectus.
Recoverability of Our Net Deferred Tax Asset
The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion, that it is more likely than not, that all or some portion of the deferred tax asset will be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.
We consider a number of factors to reliably estimate future taxable income so we can determine the extent of our ability to realize net operating loss (“NOL”), foreign tax credits, realized capital loss and other carryforwards. These factors include forecasts of future income for each of our businesses and actual and planned business and operational changes, both of which include assumptions about future macroeconomic and company-specific conditions and events. We subject the forecasts to stresses of key assumptions and evaluate the effect on tax attribute utilization.
As of December 31, 2021, we have U.S. federal and state NOL carryforwards of $373.8 million and $136.6 million, respectively. We have $53.3 million of Dual Consolidating Losses in a 953(d) company, RH Solutions Insurance (Cayman) Ltd. The provisions of the Tax Cuts and Jobs Act of 2017 eliminated the
20-year
carryforward period so that federal NOLs generated in tax years after December 31, 2017 do not expire. For such amounts generated prior to 2018, the
20-year
carryforward periods continue to apply. For additional information refer to Note 18, Income Taxes, to the audited consolidated financial statements included elsewhere in this prospectus.
For additional information refer to Note 18, Income Taxes, to the audited consolidated financial statements included elsewhere in this prospectus.
Business Combinations
We account for business combinations, which requires, among other things, the acquiring entity in a business combination to recognize the fair value of all assets acquired and liabilities assumed; the recognition of acquisition-related costs in the consolidated statement of operations and comprehensive loss for which the acquirer becomes obligated after the acquisition date; and contingent purchase consideration to be recognized at their fair values on the acquisition date with subsequent adjustments recognized in the consolidated statement of operations and comprehensive loss. The excess of the purchase price over the fair value of the identified assets and liabilities is recorded as goodwill. Operating results of the acquired entity are reflected in our consolidated financial statements from date of acquisition.
We perform valuations of assets acquired and liabilities assumed for an acquisition and allocate the purchase price to its respective net tangible and intangible assets. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgement and estimates including the selection of valuation methodologies, estimates of future revenue, costs, and cash flows, discount rates and selection of comparable companies and comparable transactions. For material acquisitions, we engage the assistance of valuations specialists in concluding on fair value measurements of certain assets acquired or liabilities assumed in a business combination. During the measurement period, which is not to exceed one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with corresponding offset to goodwill.
For additional information refer to Note 20, Acquisitions, to the audited consolidated financial statements included elsewhere in this prospectus.

Goodwill and Intangible Assets
Goodwill on our consolidated balance sheets represents the excess of purchase price over the fair value of net assets acquired from our acquisitions. Intangible assets other than goodwill have also been identified as part of our acquisitions when determining the fair value of assets acquired.
Intangible assets other than goodwill included in our Consolidated Balance Sheets primarily include assets related to customer relationships, the value of business acquired, developed technology and agency and carrier relationship. The valuation of these assets used valuation methods appropriate for determining the market value of each asset. These valuation methodologies use various assumptions which included discount rates, the cost of capital, and forecasting, among others.
Goodwill is not amortized, but instead it is assessed for impairment at the reporting unit level on an annual basis or more frequently if indicators of impairment exist.
The goodwill impairment test is performed at the reporting unit level. We initially perform a qualitative analysis to determine if it is more likely than not that the goodwill balance is impaired. If a qualitative assessment is not performed or if a determination is made that it is not more likely than not that their value of the reporting unit exceeds its carrying amount, then we will perform a two-step
quantitative analysis. First, the fair value of each reporting unit is compared to its carrying value. If the fair value of the reporting unit is less than its carrying value, we perform a hypothetical purchase price allocation based on the reporting unit’s fair value to determine the fair value of the reporting unit’s goodwill. Any resulting difference will be recorded as a charge to operations in the consolidated statements of operations and comprehensive loss in the period in which the determination is made.
Intangible assets with a finite life are amortized over the estimated useful life while intangible assets with an indefinite useful life are not amortized. Finite-lived intangibles are reviewed for impairment when indicators of impairment are present and indefinite-lived intangibles are assessed for impairment on an annual basis or more frequently if indicators of impairment exist.
We evaluate the recoverability of intangible assets at least annually or whenever events or changes in circumstances indicate the carrying value of such asset may not be recoverable. Should there be an indication of impairment, we test for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of the asset to the carrying amount of the asset or asset group. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss. As of December 31, 2021, neither our initial valuation nor subsequent valuations have indicated any impairment of our goodwill and intangible assets.
For additional information, refer to Note 6, Goodwill and Note 7, Intangible Assets, in the audited consolidated financial statements included elsewhere in this prospectus.
Fair value of Common Stock
We have historically granted stock options at exercise prices equal to the fair value as approved by our board of directors on the date of grant. In the absence of a public trading market, management considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each stock option grant, including:

•	relevant precedent transactions involving our capital stock;

•	the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to the common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	recent secondary stock sales and tender offers;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.
In addition, our board of directors considered the independent valuations completed by a third-party valuation consultant and approved the fair value of common stock presented by the management. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
In determining the fair value of common stock, we established the enterprise value of our business using the market approach and the income approach. In the cases where a financing took place in close proximity to the Valuation Date, we estimated the enterprise value by reconciling to the most recent round of equity financing. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by our management and a terminal value for the residual period beyond the discrete forecast. Projected cash flows are discounted based on the estimated weighted-average cost of capital in order to estimate the enterprise value. Under the market approach, a group of publicly traded companies with similar financial and operating characteristics to Hippo are selected. Company-specific selected multiples were then ultimately applied to the Company’s historical and projected financial data and incorporated adjustments to reflect differences between the Company and the guideline companies with respect to expected growth, profitability, and business risk.
In allocating the equity value of our business among the various classes of equity securities prior to December 2020, the valuation utilized the option pricing model (“OPM”) method. The OPM analysis assumes that as the value of the Company increases, each equity holder benefits from certain value components. The analysis determined the ranges of equity values at which the various Company stakeholders receive value. The maximum values of these ranges, or “break points,” are based on the full liquidation preference amounts, the points at which option and warrant holders choose to exercise, and the points at which the preferred shareholders would be indifferent between converting their shares into common stock and retaining their preferred shares. Next, the Black-Scholes option pricing model isolated the value allocated to each “range,” calculated as the difference between the option values at each break point. Based on the Company’s capital structure, the analysis calculated the percentage of each range attributable to each share class. For each range, the value allocable to each share class was then calculated by multiplying the value of each range by each security’s respective ownership percentage of the range. For each security, the value derived from each range was summed in order to determine the aggregate value of each share class. The total value of each share class was divided by the security’s respective fully diluted shares outstanding, in order to calculate the per share value for each security on a marketable basis. Lastly, a discount for lack of marketability was applied to the common stock value to conclude on the value on a non-marketable
basis. The exclusive reliance on the OPM until December 2020 was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.
On December 31, 2020 and through August 2, 2021, we used a hybrid method utilizing a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for Hippo, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. We considered two different scenarios: (a) a SPAC Scenario, and (b) a Remain Private Scenario. Under the hybrid/PWERM method, we used the OPM in the Remain Private scenario and the if-converted
method under the SPAC scenario. The
if-converted
method presumes that all shares of our redeemable convertible preferred stock convert into our Common Stock based upon their conversion terms and differences in the rights and preferences of the share of our redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock, which was taken into consideration in the OPM under the Remain Private scenario.
After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock under each scenario. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent secondary transactions that took place involving the common stock (if applicable).
Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Following the Business Combination, it is not necessary to determine the fair value of Hippo Holdings common stock as the shares are traded in a public market.
For additional information refer to Note 17, Stockholders’ Equity, in the audited consolidated financial statements included elsewhere in this prospectus.
Valuation of Embedded Derivatives
Our convertible promissory note contains features determined to be embedded derivatives from its host. Embedded derivatives are separated from the host contract and carried at fair value when the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and a separate, standalone instrument with the same terms would qualify as a derivative instrument. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized on the statement of operations and comprehensive loss.
Our valuation of embedded derivative liabilities has historically been measured using a with or without approach. The key assumptions used for the valuation is estimation of the timing and probability of expected future events, i.e., liquidity, financing, or maturity event.
For additional information refer to Note 13, Convertible Promissory Notes and Derivative Liability, in the audited consolidated financial statements included elsewhere in this prospectus.
Redeemable Convertible Preferred Stock Warrant Liability
Warrants to purchase shares of redeemable convertible preferred stock are classified as a liability as the underlying redeemable convertible preferred stock is considered redeemable and may require us to transfer assets upon exercise. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our redeemable convertible preferred stock warrant liability are recognized in our consolidated statements of operations and comprehensive loss. We will continue to adjust the liability for changes in fair value until the exercise or expiration of the warrants, conversion of our redeemable convertible preferred stock into our common stock or until the redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the redeemable convertible preferred stock warrant liability will be reclassified to redeemable convertible preferred stock or additional paid-in
capital, as applicable.
For additional information refer to Note 16, Convertible Preferred Stock, in the audited consolidated financial statements included elsewhere in this prospectus.
Recent Accounting Pronouncements
For further information on recently issued accounting pronouncements, see Note 1, Description of Business and Summary of Significant Accounting Policies in the accompanying Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Emerging Growth Company Status
We currently qualify as an “emerging growth company” under the JOBS Act. Accordingly, we are provided the option to adopt new or revised accounting guidance either (1) within the same periods as those otherwise applicable to non-emerging
growth companies or (2) within the same time periods as private companies.
We have elected to adopt new or revised accounting guidance within the same time period as private companies, unless management determines that it is preferable to take advantage of early adoption provisions offered within the applicable guidance. Our utilization of these transition periods may make it difficult to compare our financial statements to those of non-emerging
growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.

MANAGEMENT
The following sets forth certain information, as of April 19, 2022, concerning the persons who serve as our directors and executive officers.

Name	Age	Position(s)
Executive Officers
Assaf Wand	47	Chief Executive Officer, Co-Founder and Director
Richard McCathron	50	President and Director
Stewart Ellis	46	Chief Financial Officer
Ran Harpaz	48	Chief Technology Officer
Simon Fleming-Wood	53	Chief Marketing Officer
Non-Employee Directors
Amy Errett (3)	64	Director
Eric Feder (2)	52	Director
Lori Dickerson Fouché (3)	52	Director
Hugh R. Frater (1)	66	Director
Noah Knauf (1)(2)	42	Director
Sam Landman (2)(3)	42	Director
Sandra Wijnberg (1)(3)	65	Director

(1)	Member of the audit, risk and compliance committee (the “Audit Committee”).
(2)	Member of the compensation committee (the “Compensation Committee”).
(3)	Member of the nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”).
Executive Officers
Assaf Wand
is a
co-founder
of Hippo and has served as a member of our board of directors and our Chief Executive Officer since October 2015. Prior to Hippo, Mr. Wand was the founder and Chief Executive Officer of Sabi Inc., a consumer goods company, from May 2009 to October 2015. Mr. Wand also served as a consultant with McKinsey & Company from August 2005 to December 2006. Mr. Wand holds an MBA from the University of Chicago Booth School of Business and a dual degree from the Interdisciplinary Center Herzliya in Israel for a B.A. in finance and an LL.B in law.
Richard McCathron
has served as a member of our board of directors and as our President since February 2017. Prior to Hippo, Mr. McCathron held senior executive positions at various insurance companies including First Connect Insurance as its President and Chief Executive Officer from October 2012 to February 2017, Home Value Protection, Inc. as its Chief Revenue Officer from April 2011 to March 2012, Superior Access Insurance as its President and Chief Executive Officer from June 2007 to October 2010, and Mercury Insurance Group as its Regional Vice President from April 2004 to June 2007. Mr. McCathron is both a Chartered Property and Casualty Underwriter and a Certified Insurance Counselor and sits on the board of directors of Spinnaker Insurance Company and First Connect Insurance. He is an advisor for several other insurtech companies and holds a B.S. in Finance from Oregon State University.
Stewart Ellis
has served as our Chief Financial Officer since February 2019. Prior to joining Hippo, Mr. Ellis served as Chief Financial Officer at Activehours (d/b/a Earnin), a mobile fintech company, from April 2017 to February 2019. From July 2012 to April 2017, Mr. Ellis was employed by BloomReach, Inc., an enterprise software company where he served as Chief Financial Officer. Mr. Ellis also served as Vice President, Finance, and other roles, of 23andMe, Inc. where he was employed from September 2008 to July 2012. Mr. Ellis holds a bachelor’s degree with a concentration in Economics from Harvard College and an MBA from Harvard Business School.

Ran Harpaz
has served as our Chief Technology Officer since May 2019. Prior to Hippo, Mr. Harpaz served as Chief Technology Officer of Globality, Inc. from March 2015 to April 2019 and as Senior Director of Strategy at PayPal from December 2012 to February 2015. Mr. Harpaz served as the Chief Information Officer at Netvision/Cellcom Ltd. from December 2008 to November 2012. Mr. Harpaz holds an MBA, an LL.B. in Law and a B.A. in Economics from
Tel-Aviv
University.
Simon Fleming-Wood
has served as our Chief Marketing Officer since October 2020. Prior to Hippo, Mr. Fleming-Wood served as Chief Experience Officer of Tile, Inc. from February 2018 to April 2020 and as Tile’s Chief Marketing Officer from November 2016 to February 2018. Mr. Fleming-Wood served as the Chief Marketing Officer of Pandora Media, LLC from October 2011 to April 2016. Mr. Fleming-Wood holds a B.A. from Stanford University.
Directors
Amy Errett
has served as a member of our board of directors since June 2021. Ms. Errett has served as Chief Executive Officer and founder of Madison Reed since April 2013, and has served as a partner at True Ventures since June 2015. Ms. Errett has served on the board of directors of The Bay School of San Francisco since June 2019, and the board of directors of the University of Connecticut since December 2015. Ms. Errett holds an MBA from the Wharton School of University of Pennsylvania and a bachelor’s degree from the University of Connecticut.
Eric Feder
has served as a member of our board of directors since October 2018. Mr. Feder has also served as the Managing General Partner and President of LEN X, LLC since 2019, where he oversees Lennar’s innovation and venture capital investing. At LEN X, LLC, Mr. Feder has been instrumental in helping identify, structure, and execute investments for Lennar that have re-defined
the landscape of real estate technology, including Hippo, Doma, Blend, Opendoor, Modsy, and SmartRent. Prior to his current role, Mr. Feder was Vice Chairman at Rialto Capital from 2008 until 2018. From October 2004 to October 2008, Mr. Feder owned Cirrus Capital, LLC, a real estate venture.
Lori Dickerson Fouché
has served as a member of our board of directors since May 2021. Ms. Fouché served as Chief Executive Officer of TIAA Financial Solutions from August 2018 to December 2020 and served in various senior roles at Prudential Financial from July 2013 to July 2018. Prior to that, Ms. Fouché served as President and Chief Executive Officer of Fireman’s Fund Insurance Company from February 2006 to June 2013, and as Senior Vice President of Chubb Specialty Insurance from August 2002 to February 2006. Ms. Fouché holds an MBA from Harvard Business School and a bachelor’s degree from Princeton University.
Hugh R. Frater
has served as a member of our board of directors since April 2018. Mr. Frater is currently the Chief Executive Officer of Fannie Mae, after serving as the interim Chief Executive Officer from October 2018 to March 2019, and serving on their board since 2016. Mr. Frater previously led Berkadia Commercial Mortgage LLC, a national commercial real estate company providing comprehensive capital solutions and investment sales advisory and research services for multifamily and commercial properties. He served as chairman of Berkadia from April 2014 to December 2015, and he served as chief executive officer of Berkadia from 2010 to April 2014. Earlier in his career, Mr. Frater was an executive vice president at PNC Financial Services, where he led the real estate division, and was a founding partner and managing director of BlackRock, Inc. Mr. Frater holds an MBA from Columbia Business School and a bachelor’s degree from Dartmouth College.
Noah Knauf
has served as a member of our board of directors since July 2019. Mr. Knauf has been a General Partner at BOND since 2016. Mr. Knauf was a General Partner of Kleiner Perkins from 2016 to 2019, where he co-led
Kleiner Perkins’ Digital Growth Fund team, which became BOND in 2019. Mr. Knauf focuses on investments in high growth technology companies, with a particular focus on healthcare, fintech, gaming, and frontier technology. He serves on the boards of N3twork, Nurx, and Relativity Space. He received an MBA from Stanford Graduate School of Business, where he was an Arjay Miller scholar, and a B.S.
summa cum laude
in Business Administration from the University of Arizona.

Sam Landman
has served as a member of our board of directors since December 2017. Mr. Landman has also served as a Managing Director of Mastry Inc. since 2021. Mr. Landman served as Managing Director of Comcast Ventures from 2009 to 2021, where he was involved in sourcing, diligencing, and advising portfolio companies across a range of categories, including fintech, commerce, social, video, healthcare, marketing technologies, and cleantech. In addition to his role on the Hippo board, Mr. Landman serves as a member of the board of several private companies. Mr. Landman holds a bachelor’s degree from Bucknell University and a Master of Business Administration from the Tuck School of Business at Dartmouth College.
Sandra Wijnberg
has served as a member of our board of directors since September 2020. From 2015 to 2019, she was an executive advisor of Aquiline Capital Partners, a subsidiary of Aquiline Holdings LLC, a registered investment advisory firm, and from 2007 to 2014 she was a partner and the chief administrative officer of Aquiline Holdings LLC. Previously, Ms. Wijnberg served as Senior Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc., a global professional services company and was treasurer and interim Chief Financial Officer of YUM! Brands, Inc. Prior to that, she held financial management positions with PepsiCo., Inc. and worked in investment banking at Morgan Stanley and Lehman Brothers. Ms. Wijnberg is a director of Automatic Data Processing, Inc., Cognizant Technology Solutions Corporation, and T. Rowe Price Group, Inc., and previously served on the boards of Tyco International plc from 2003 to 2016 and TE Connectivity Ltd. from 2007 to 2009. Ms. Wijnberg holds a bachelor’s degree in English Literature from the University of California, Los Angeles, and an MBA from the University of Southern California, Marshall School of Business.
Classified Board of Directors
The Certificate of Incorporation provides that the board of directors shall be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third
of the board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. Our directors are divided among the three classes as follows:

•	the Class I directors are Eric Feder, Noah Knauf and Sam Landman, and their terms will expire at our 2022 annual meeting of stockholders;

•	the Class II directors are Richard McCathron, Lori Dickerson Fouché and Hugh R. Frater, and their terms will expire at our 2023 annual meeting of stockholders; and

•	the Class III directors are Assaf Wand, Sandra Wijnberg and Amy Errett, and their terms will expire at the 2024 annual meeting of stockholders.
Corporate Governance
Composition of the Board of Directors
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Hippo Holdings’ board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Director Independence
Our board of directors has determined that each of Amy Errett, Eric Feder, Hugh R. Frater, Noah Knauf, Sam Landman, Sandra Wijnberg and Lori Dickerson Fouché qualifies as “independent” as defined under the applicable NYSE rules.

Committees of the Board of Directors
Hippo Holdings’ board of directors direct the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. Hippo Holdings has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance committee, each of which operates under a written charter.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Current copies of Hippo Holdings’ committee charters are posted on its website at investors.hippo.com/governance/governance-documents, as required by applicable SEC and NYSE rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.
Audit Committee
Hippo Holdings’ Audit Committee consists of Sandra Wijnberg, Hugh Frater and Noah Knauf, with Sandra Wijnberg serving as the chair of the committee. Hippo Holdings’ board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule
10A-3
under the Exchange Act and the applicable listing standards of NYSE. Each member of Hippo Holdings’ Audit Committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the board has examined each Audit Committee member’s scope of experience and the nature of their prior and/or current employment.
Hippo Holdings’ board of directors has determined that Sandra Wijnberg qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, Hippo Holdings’ board has considered Sandra Wijnberg’s formal education and previous and current experience in financial and accounting roles. Both Hippo Holdings’ independent registered public accounting firm and management periodically will meet privately with Hippo Holdings’ Audit Committee.
The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	discussing with Hippo’s independent registered public accounting firm their independence from management;

•	reviewing with Hippo’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by Hippo’s independent registered public accounting firm;

•	setting clear hiring policies for employees or former employees of Hippo’s independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management Hippo’s independent registered public accounting firm the interim and annual financial statements that Hippo files with the SEC;

•
overseeing Hippo’s risk assessment and risk management, including with respect to the underwriting and pricing of insurable risks, the settlement of claims, the appropriate levels of retained risk and other insurance-related matters;

•	establishing procedures for the receipt, retention, and treatment of complaints received by Hippo regarding accounting, internal accounting controls, or auditing matters;

•	reporting regularly to the Hippo board of directors regarding the activities of the Audit Committee;

•	reviewing and monitoring Hippo’s earnings releases, accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements; and

•	periodically reviewing and reassessing the audit committee charter.
Compensation Committee
Hippo Holdings’ Compensation Committee consists of Noah Knauf, Sam Landman and Eric Feder, with Noah Knauf serving as the chair of the committee. Noah Knauf, Eric Feder and Sam Landman are non-employee
directors, as defined in Rule
16b-3
promulgated under the Exchange Act. Hippo Holdings’ board of directors has determined that each of Mr. Knauf, Mr. Feder and Mr. Landman are “independent” as defined under the applicable NYSE listing standards, including the standards specific to members of a compensation committee. The Compensation Committee’s responsibilities include, among other things:

•
reviewing and approving corporate goals and objectives relevant to the compensation of Hippo’s Chief Executive Officer, evaluating the performance of Hippo’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to Hippo’s board of directors regarding the compensation of Hippo’s Chief Executive Officer;

•	reviewing and setting or making recommendations to Hippo’s board of directors regarding the compensation of Hippo’s other executive officers;

•	making recommendations to Hippo’s board of directors regarding the compensation of Hippo’s directors;

•	reviewing and approving or making recommendations to Hippo’s board of directors regarding Hippo’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.
Nominating and Corporate Governance Committee
Hippo Holdings’ Nominating and Corporate Governance Committee consists of Lori Dickerson Fouché, Amy Errett, Sandra Wijnberg and Sam Landman. Hippo Holdings’ board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of NYSE and SEC rules and regulations.
The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of Hippo’s Board of Directors, consistent with criteria approved by Hippo’s Board of Directors;

•	recommending to Hippo’s Board of Directors the nominees for election to Hippo’s Board of Directors at annual meetings of Hippo’s stockholders;

•	overseeing the annual self-evaluation of Hippo’s Board of Directors and management;

•	reviewing Board committee structure and recommending directors to serve as committee members; and

•	developing and recommending to Hippo’s Board of Directors a set of corporate governance guidelines.
Hippo Holdings’ board of directors may from time to time establish other committees.
Risk Oversight
The board of directors is responsible for overseeing our risk management process. The board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is also responsible for reviewing and discussing with management our insurance-related and enterprise risk assessment and risk management, as set forth in the audit committee charter.

Code of Ethics
Hippo Holdings has a written Code of Business Conduct and Ethics that applies to all of its officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. The code of ethics is available on Hippo Holdings’ website, https://investors.hippo.com/home. Hippo Holdings intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form
8-K.
Compensation Committee Interlocks and Insider Participation
None of Hippo Holdings’ executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Old Hippo, that has one or more executive officers serving as a member of Hippo Holdings’ board of directors.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for Hippo Holdings’ 2021 named executive officers (“NEOs”). Hippo Holdings’ NEOs for fiscal year ended December 31, 2021 are:

•	Assaf Wand, Co-Founder and Chief Executive Officer;

•	Richard McCathron, President; and

•	Stewart Ellis, Chief Financial Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. As an “emerging growth company” as defined in the JOBS Act, Hippo Holdings is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
2021 Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2020 and December 31, 2021.

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Assaf Wand, Co-Founder and Chief Executive Officer	2021	368,216	—	—	1,204,053	1,572,269
	2020	258,333	—	—	—	258,333
Richard McCathron, President	2021	383,333	1,106,327	1,388,781	—	2,878,441
	2020	300,000	1,369,064	—	31,222	1,700,286
Stewart Ellis, Chief Financial Officer	2021	391,667	1,105,481	1,388,781	1,170,703	4,056,632
	2020	350,000	1,158,035	—	—	1,508,035

(1)
From September to December 2021, compensation amounts received in
non-U.S.
currency have been converted into U.S. dollars using an exchange rate of 3.19 New Israeli Shekel (“NIS”) per dollar (which was the average exchange rate for 2021).

(2)
Amounts reported represent the aggregate grant-date fair value of the stock options awarded to the NEOs, calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17 to our financial statements included elsewhere in this prospectus. The NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(3)
Amounts reported in 2021 represent the aggregate dollar value of the forgiveness of Messrs. Wand’s and Ellis’ loan extended pursuant to that certain Partial Recourse Promissory Note and Stock Pledge Agreement by and between us and Mr. Wand and the applicable NEO all interest accrued thereon has been forgiven upon the consummation of the Business Combination. Amounts reported in 2020 represent travel and lodging expenses in connection with Mr. McCathron’s travel from his home office in Austin, Texas to Hippo’s offices in the Bay Area, California.

Elements of the Company’s Executive Compensation Program
For the year ended December 31, 2021, the compensation for each NEO generally consisted of a base salary, standard employee benefits, equity grants, and a retirement plan. We do not provide annual cash bonuses to our NEOs. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success. Below is a more detailed summary of the current executive compensation program as it relates to our NEOs.

Base Salaries
The NEOs receive a base salary to compensate them for services rendered to our Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. In 2021, Mr. Wand’s base salary was $300,000 (raised to $450,000 in September 2021), Mr. McCathron’s base salary was $350,000 (raised to $450,000 in September 2021), and Mr. Ellis’s base salary was $350,000 (raised to $475,000 in September 2021).
Equity Compensation
We maintain an equity incentive plan, the 2021 Incentive Award Plan, referred to below as the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our NEOs), and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan provides our employees (including the NEOs), consultants, non-employee
directors, and other service providers and those of our affiliates the opportunity to participate in the equity appreciation of our business through the receipt of options to purchase shares of our common stock or restricted stock units. We believe that such stock options encourage a sense of proprietorship and stimulate interest in our development and financial success.
Prior to implementing the 2021 Plan, Hippo granted stock options to its employees, including NEOs, in order to attract and retain them, as well as to align their interest with the interests of Hippo’s stockholders. In order to provide a long-term incentive, these stock options generally vest over four years subject to continued service.
Hippo did not grant any equity awards to Mr. Wand in 2021.
In September 2021, we granted each of Mr. McCathron and Mr. Ellis an option to purchase 633,875 shares of Hippo Holdings common stock for an exercise per share of $5.87, which was the fair market value of Hippo’s common stock on the date of grant, as determined by its board of directors. Each option vests and become exercisable in respect of 1/16 th
of the total number of shares for each of the first four quarters following the September 15, 2021, and thereafter shall vest and become exercisable in respect of 3/16ths of the remaining four quarters, so that 100% of the shares subject to such option shall be vested on September 15, 2023, subject to the applicable NEO’s continued service with us through the applicable vesting date. In addition, in November 2021, we granted each of Mr. McCathron and Mr. Ellis 345,468 restricted stock units, or RSUs. Each award of restricted stock units vest in 1/16 th
of the total number of RSUs for each of the first four quarters following November 15, 2021, and thereafter shall vest in respect of 3/16 th
s of the remaining four quarters, so that 100% of the RSUs vest on November 15, 2023, subject to the applicable NEO’s continued service with us through the applicable vesting date.
Other Elements of Compensation
Retirement Plans
Hippo maintains a 401(k) retirement savings plan for Hippo employees, including the NEOs, who satisfy certain eligibility requirements. The NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Hippo believes that providing a vehicle for tax-deferred
retirement savings though our 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including the NEOs, in accordance with its compensation policies.
All of Hippo’s full-time employees, including the NEOs, are eligible to participate in Hippo’s health and welfare plans. These health and welfare plans include medical, dental and vision benefits; short-term and long-term disability insurance; and supplemental life and AD&D insurance.

Perquisites and Other Personal Benefits
Hippo determines perquisites on a
case-by-case
basis and will provide a perquisite to a NEO when it believes it is necessary to attract or retain the NEO. In 2021, Hippo forgave loans (and all interest accrued thereon) that were extended to Mr. Wand and Mr. Ellis pursuant to a Partial Recourse Promissory Note and Stock Pledge Agreement upon the consummation of the Business Combination in the amounts set forth in the Summary Compensation Table. No other additional perquisites were extended to NEOs in 2021.
No Tax
Gross-Ups
We do not make
gross-up
payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.
Outstanding Equity Awards at Fiscal
Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested ($) (1)
Assaf Wand	10/15/2019 (2)	4,586,013	4,586,020	0.81	10/14/2029	—	—
	1/23/2019 (3)	—	—	—	—	928,719	2,628,275
Richard McCathron	11/15/2021 (4)	—	—	—	—	345,468	977,674
	9/15/2021 (5)	39,617	594,258	5.87	9/10/2031	—	—
	12/1/2020 (6)	—	—	—	—	782,353	2,214,059
	8/27/2020 (7)	231,811	463,622	1.06	9/28/2030	—	—
	5/13/2019 (7)	74,792	307,874	0.34	5/15/2029	—	—
	1/23/2018 (8)	130,992	32,601	0.16	1/23/2028	—	—
Stewart Ellis	11/9/2021 (4)	—	—	—	—	345,468	977,674
	9/15/2021 (5)	39,617	594,258	5.87	9/10/2031	—	—
	12/1/2020 (9)	—	—	—	—	782,353	2,214,059
	2/25/2019 (10)	—	—	—	—	1,041,918	2,948,628

(1)	Represents the fair market value per share of our common stock of $2.83 on December 31, 2021, multiplied by the number of shares that had not vested as of that date.
(2)
1/4th of the shares subject to the option vest on the first anniversary of the vesting commencement date, and 1/16th of the shares subject to the option vest on each quarterly anniversary thereafter, subject to continued service with us through the applicable vesting date. If the NEO’s employment with us is terminated without cause or the NEO’s employment is constructively terminated in connection with a change of control, 50% of the shares subject to the option will vest and become exercisable on the date of termination.

(3)
Mr. Wand purchased 3,429,118 shares upon early exercise of his option prior to vesting. The unvested shares are subject to repurchase by us at the original exercise price of $0.34 per share upon a termination of Mr. Wand’s service. The shares vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date. Notwithstanding the foregoing, 100% of the unvested shares will vest upon a change in control.

(4)
The RSUs shall vest in 1/16th of the total number of RSUs for each of the first four quarters following the Vesting Commencement Date, and thereafter shall vest in respect of 3/16ths of the remaining four quarters, subject to continued service with us through the applicable vesting date.

(5)
1/16th of the shares on each of the first four quarterly anniversary following the vesting commencement date, and 3/16ths of the shares on each of the remaining four quarterly anniversaries thereafter, subject to continued service with us through the applicable vesting date.

(6)
Mr. McCathron purchased 1,043,149 shares upon early exercise of an option prior to vesting. The unvested shares are subject to repurchase by us at the original exercise price of $1.06 per share upon a termination of Mr. McCathron’s service. The shares vest as to 1/48th of the shares vest on each monthly anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date.

(7)	1/48th of the shares subject to the option vest on each monthly anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date.
(8)	1/16th of the shares subject to the option vest on each quarterly anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date.
(9)
Mr. Ellis purchased 1,043,149 shares upon early exercise of his option prior to vesting. The unvested shares are subject to repurchase by us at the original exercise price of $1.06 per share upon a termination of Mr. Ellis’s service. The shares vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date. Notwithstanding the foregoing, 100% of the unvested shares will vest upon a change in control.

(10)
Mr. Ellis purchased 3,334,136 shares upon early exercise of his option prior to vesting. The unvested shares are subject to repurchase by us at the original exercise price of $0.34 per share upon a termination of Mr. Ellis’s service. 1/4th of the shares will vest on the on first anniversary of the vesting commencement date, and the remaining 3/4th vest quarterly over three years subject to continued service with us through the applicable vesting date. Notwithstanding the foregoing, 100% of the unvested shares will vest upon a change in control.

Executive Compensation Arrangements
Employment Arrangements
Assaf Wand
Mr. Wand’s offer letter does not provide for severance or other payments in connection with a termination of employment or change in control of our company.
Richard McCathron
Mr. McCathron’s offer letter provides that 50% of the shares subject to the option granted to him in March 2017 will vest if both (i) our control is transferred in a transaction for cash or liquid securities, and (ii) his employment is constructively terminated or terminated without cause within 12 months thereafter.
Stewart Ellis
Mr. Ellis’s offer letter provides that 100% of the shares subject to the option granted to him in February 2019 will vest if (i) a sale event is consummated, (ii) within 30 days prior to such sale event he continues to have a service relationship, and (iii) his employment is constructively terminated or terminated without cause within 12 months following the consummation of such sale event.
Non-Employee
Director Compensation Program
On August 2, 2021, we adopted a
Non-Employee
Director Compensation Program. Hippo has not historically maintained a formal non-employee
director compensation program and did not pay any director any cash or grant any equity awards in 2021 prior to the adoption of the
Non-Employee
Director Compensation Program. Pursuant to the
Non-Employee
Director Compensation Program, our
non-employee
directors will receive cash compensation as follows:

•
Each
non-employee
director will receive an annual cash retainer in the amount of $35,000 per year. The lead independent director of the board will receive an additional annual cash compensation in the amount of $22,500 per year for such lead independent director’s service on the board.

•
The chairperson of the audit committee will receive additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the audit committee. Each non-chairperson
member of the audit committee will receive additional annual cash compensation in the amount of $10,000 per year for such member’s service on the audit committee.

•
The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $12,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson
member of the compensation committee will receive additional annual cash compensation in the amount of $6,000 per year for such member’s service on the compensation committee.

•
The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $8,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson
member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $4,000 per year for such member’s service on the nominating and corporate governance committee.

Director fees will be payable in cash in arrears in four equal quarterly installments not later than 30 days following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.
Under the
Non-Employee
Director Compensation Program, each
non-employee
director will automatically be granted that number of RSUs calculated by dividing (i) $300,000 by (ii) the grant date value upon the director’s initial appointment or election to our board of directors, referred to as the Initial Grant, and that number of RSUs calculated by dividing (i) $150,000 by (ii) the grant date value automatically on the date of each annual stockholder’s meeting thereafter, referred to as the Annual Grant. Each non-employee
director who was elected to the board within one year of the date of the Business Combination, subject to the registration of the common stock on a Form
S-8,
was granted an Initial Grant automatically on the date following the date on which the registration of our common stock on a Form
S-8
was effective, subject to the director’s continued service through the date of grant. The Initial Grant will vest as to one-third
of the RSUs on each anniversary of the date of grant (or for Initial Grants made effective upon the Form
S-8,
the date when the director commenced services on the board), subject to continued service through each applicable vesting date. The Annual Grant will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the next annual stockholder’s meeting following the date of grant, subject to continued service through each applicable vesting date. All equity awards held by a director will vest in full upon the consummation of a Change in Control (as defined in the 2021 Equity Incentive Plan).
Non-Employee
Director Compensation
The following table sets forth information regarding the compensation earned for service on the Board by our non-employee
directors during the year ended December 31, 2021. The compensation for Messrs. Wand and McCathron as executive officers is set forth above under “
2021 Summary Compensation Table
.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Amy Errett	16,250	132,600	148,850
Eric Feder	17,083	132,600	149,683
Lori Dickerson Fouché	19,583	132,600	152,183
Hugh R. Frater	18,750	132,600	151,350
Noah Knauf	23,750	132,600	156,350
Sam Landman	18,750	132,600	151,350
Sandra Wijnberg	33,958	132,600	166,558

(1)
Amounts reported represent the aggregate grant-date fair value of the restricted stock units awarded to the non-employee directors, calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17 to our financial statements included elsewhere in this prospectus.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2021 by each non-employee
director who was serving as of December 31, 2021.

Name	Stock Awards Outstanding at Year End (#)	Option Awards Outstanding at Year End (#)
Amy Errett	30,000
Eric Feder	30,000
Lori Dickerson Fouché	30,000
Hugh R. Frater	30,000
Noah Knauf	30,000
Sam Landman	30,000
Sandra Wijnberg	30,000	243,401

PRINCIPAL STOCKHOLDERS
The following table sets forth the beneficial ownership of Hippo Holdings common stock on 567,175,909 shares of common stock outstanding as of April 1, 2022 by:

•	each person who is known to be the beneficial owner of more than 5% of shares of Hippo Holdings common stock;

•	each of Hippo Holdings’ current named executive officers and directors; and

•	all current executive officers and directors of Hippo Holdings as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Unless otherwise indicated, Hippo Holdings believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Number of Shares of Hippo Holdings Common Stock	+60 Days Vested	Number of Shares Beneficially Owned	%
Name and Address of Beneficial Owner (1)
Five Percent Holders :
Fifth Wall Ventures, L.P. and affiliates (2)	51,812,546	—	51,812,546	9.14%
LEN FW INVESTOR, LLC and affiliates (3)	77,189,421	—	77,189,421	13.61%
Mitsui Sumitomo Insurance Co., Ltd (4)	39,555,425	—	39,555,425	6.97%
Bond Capital Fund, LP and affiliate (5)	30,003,193	—	30,003,193	5.29%
Named Executive Officers and Directors
Assaf Wand (6)	32,384,660	4,586,013	36,970,673	6.52%
Richard McCathron (7)	2,771,530	651,072	3,422,602	*
Stewart Ellis (8)	3,391,203	39,617	3,430,820	*
Amy Errett	—	—	—	—
Eric Feder (9)	125,000	—	125,000	*
Lori Dickerson Fouché	—	—	—	—
Hugh R. Frater (10)	1,076,362	—	1,076,362	*
Noah Knauf (11)	167,213	—	167,213	*
Sam Landman	11,813	—	11,813	*
Sandra Wijnberg (12)	117,000	101,416	218,416	*
Ran Harpaz (13)	2,104,125	66,582	2,170,707	*
Simon Fleming-Wood	—	544,684	544,684	*
All executive officers and directors as a group	42,148,906	5,989,384	48,138,290	8.49%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is c/o Hippo Holdings Inc., 150 Forest Avenue, Palo Alto, California 94301.
(2)
Based solely on a Schedule 13G filed with the SEC on August 12, 2021 and a Form 4 filed with the SEC on April 12, 2022. Consists of 51,812,546 shares of common stock, of which (i) 25,974,574 are shares of common stock directly held by Fifth Wall Ventures SPV IV, L.P., (ii) 229,302 are common stock directly held by Fifth Wall Ventures SPV XVII, L.P. and (iii) 25,608,670 are shares of common stock directly held by Fifth Wall Ventures, L.P. Fifth Wall Ventures GP, LLC is the general partner of Fifth Wall Ventures SPV XVII, L.P., Fifth Wall Ventures SPV IV, L.P. and Fifth Wall Ventures, L.P., each a Delaware limited partnership (the “Subsidiary Funds”). Fifth Wall Ventures Management, L.P. serves as the sole manager of

Fifth Wall Ventures GP, LLC. Fifth Wall Ventures Management GP, LLC is the general partner of Fifth Wall Ventures Management, L.P. Each of Fifth Wall Ventures GP, LLC, Fifth Wall Ventures Management, L.P. and Fifth Wall Ventures Management GP, LLC expressly disclaims beneficial ownership of the shares held by each Subsidiary Fund. Each Subsidiary Fund expressly disclaims ownership of any shares held by any other Subsidiary Fund. Fifth Wall Ventures SPV IV, L.P. has granted LEN FW Investor, LLC an irrevocable voting proxy in respect of the shares referred to in clause (i) herein, which are held directly by Fifth Wall Ventures SPV IV L.P. The address of the above persons and entities is 6060 Center Drive, Los Angeles, California 90045.
(3)
Based solely on a Schedule 13D/A filed with the SEC on April 12, 2022. Consists of 77,189,421 shares of Hippo Holdings common stock, as to which (i) 51,465,797 are common stock held directly by LEN FW Investor, LLC and (ii) 25,723,623 are common stock held directly by Fifth Wall Ventures SPV IV L.P. Fifth Wall Ventures SPV IV, L.P. has granted LEN FW Investor, LLC an irrevocable voting proxy in respect of the shares referred to in clause (ii) herein, which are held directly by Fifth Wall Ventures SPV IV L.P. Because LEN FW Investor, LLC has agreed not to vote with regard to more than 9.99% of the voting securities of Hippo Holdings, and LEN FW Investor, LLC directly owns or has voting power with regard to more than 9.99% of Hippo Holdings common stock, LEN FW Investor, LLC denies beneficial ownership of the shares as to which it holds an irrevocable proxy to the extent they would increase LEN FW Investor, LLC’s voting power above 9.99%. Eric Feder is currently a member of our board of directors and an officer of the parent of LEN FW Investor, LLC. The address of the above persons and entities is 700 Northwest 107th Avenue, Miami, Florida 33172.

(4)	Based solely on a Schedule 13D filed with the SEC on August 12, 2021. Mitsui Sumitomo Insurance Co., Ltd.’s address is 9, Kanda-Surugadai 3-chome, Chiyoda-Ku, Tokyo, Japan.
(5)
Based solely on a Schedule 13D filed with the SEC on February 9, 2022. Consists of 29,962,810 shares of common stock beneficially owned by BOND Capital Fund, LP and 40,383 shares of Common Stock beneficially owned by BOND Capital Founders Fund, LP, all of which are held of record by BOND Capital Fund, LP as nominee for BOND Capital Fund, LP and BOND Capital Founders Fund, LP (together, the “BOND Funds”). The general partner of the Bond Funds is BOND Capital Associates, LLC. Noah Knauf, a member of our board of directors, is a managing member of BOND Capital Associates, LLC and shares voting and dispositive power over the shares held for the account of the BOND Funds. The address of each of the BOND Funds is 100 The Embarcadero, San Francisco, California 94105.

(6)
Consists of (i) 36,970,673 shares of common stock, of which approximately 17,151,793 shares are held by Mr. Wand and 15,232,867 shares are held by Mr. Wand as trustee of a trust, and (ii) approximately 4,586,013 shares of common stock issuable pursuant to Hippo options, all of which are held directly by Mr. Wand.

(7)
Consists of (i) 3,422,602 shares of Hippo Holdings common stock, of which approximately 2,771,530 shares are held by Mr. McCathron and (ii) 651,072 shares of common stock issuable pursuant to Hippo options.

(8)
Consists of (i) 3,391,203 shares of common stock, of which approximately 3,132,825 shares are held by Mr. Ellis and 258,375 shares are held by Mr. Ellis as trustee of a trust, and (ii) approximately 39,617 shares of common stock issuable pursuant to Hippo options, all of which are held directly by Mr. Ellis.

(9)	125,000 shares of common stock are held under Beep Investment LLC, all of which is own by Eric Feder.
(10)	Consists of 1,076,362 shares of common stock, all of which are held by Mr. Frater as trustee of a trust.
(11)	Noah Knauf, a member of our board of directors, is a managing member of BOND Capital Associates, LLC and shares voting and dispositive power over the shares held for the account of the BOND Funds.
(12)
Consists of (i) 218,416 shares of common stock, of which approximately 177,000 shares are held by Mrs. Wijnberg as trustee of a trust and (ii) 101,416 shares of common stock issuable pursuant to Hippo options

(13)	Consists of (i) 2,170,707 shares of common stock, of which approximately 2,104,125 shares are held by Mr. Harpaz and (ii) 66,582 shares of common stock issuable pursuant to Hippo options.

SELLING SECURITYHOLDERS
The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:

•	up to 55,000,000 PIPE Shares;

•	up to 14,592,527 shares of common stock held by Hippo Holdings holders issuable upon the exercise of equity awards;

•	up to 4,400,000 shares of common stock issuable upon the exercise of private placement warrants;

•	up to 316,640,538 shares of Hippo Holdings common stock; and

•	up to 637,463 shares of common stock issuable upon the exercise of Hippo Holdings warrants; and

•	up to 4,400,000 private placement warrants.
The term “selling securityholders” includes the securityholders listed in the tables below and their permitted transferees.
The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock and warrants of each selling securityholder, the number of shares of common stock and number of warrants that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering.
Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders other than securities that are subject to lock-up, vesting or other restrictions and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
140 Summer Partners Master Fund LP (3)	500,000	500,000	—	—
Ally Financial Inc. (4)	200,000	200,000	—	—
Alyeska Master Fund, L.P. (5)	1,271,007	1,260,000	—	—
Assaf Wand (6)	36,906,828	36,906,828	27,680,121	4.9%
Beagle Limited (7)	25,000	25,000	—	—
BHHP LLC (8)	500,000	500,000	—	—
Bond Capital Fund, LP (9)	30,003,193	30,003,193	15,001,597	2.6%
Byron Auguste (10)	30,000	30,000	—	—
David Mayer de Rothschild (11)	140,000	140,000	—	—

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
Diameter Master Fund LP (12)	881,128	881,128	—	—
EMJ Master Fund LP (13)	777,750	777,750	—	—
Entities Affiliated with Brosh Capital (14)	500,000	500,000	—	—
Entities Affiliated with Clal Insurance (15)	13,880,906	1,000,000	12,880,906	2.3%
Entities Affiliated with Comcast (16)	26,823,284	26,823,284	13,411,642	2.4%
Entities Affiliated with Corbin Capital (17)	600,000	600,000	—	—
Entities Affiliated with Darlington Partners (18)	3,000,000	3,000,000	—	—
Entities Affiliated with Fifth Wall Ventures (19)	51,812,546	51,812,546	25,906,273	4.6%
Entities Affiliated with Horizon (20)	26,872,544	26,872,544	12,436,272	2.2%
Entities Affiliated with Luxor Capital (21)	592,923	524,695	—	—
Entities Affiliated with Park West (22)	4,000,000	4,000,000	—	—
Entities Affiliated with Saba Capital (23)	2,000,000	2,000,000	—	—
Entities Affiliated with Sentinel Dome (24)	1,000,000	1,000,000	—	—
Entities Managed by UBS (25)	300,000	300,000	—	—
Gan Eden Ventures, Inc. (26)	1,000,000	1,000,000	—	—
Garden Fund, LLC (27)	100,000	100,000	—	—
Gores HP, LLC (28)	9,926	9,926	—	—
The HGC Fund LP (29)	500,000	500,000	—	—
Hound Partners, LLC (30)	529,682	529,682	—	—
Hugh R. Frater Irrevocable Trust Dtd 12/11/2012 (31)	1,076,362	1,076,362	807,272	*
Invus Public Equities, L.P. (32)	600,000	600,000	—	—
Julie Hanna (33)	30,000	30,000	—	—
Lee Linden (34)	30,000	30,000	—	—
Len FW Investor, LLC (35)	77,189,421	77,189,421	38,544,711	6.8%
Linda Rottenberg (36)	30,000	30,000	—	—
Madison Rock Investments LP (37)	100,000	100,000	—	—
Octahedron Master Fund, L.P. (38)	250,000	250,000	—	—
Psagot Provident Funds and Pensions Ltd. (39)	1,000,000	1,000,000	—	—
Reinvent Capital Fund LP (40)	1,000,000	1,000,000
Reinvent Sponsor Z LLC (41)	10,030,000	10,030,000	4,222,500	*
Ribbit Capital VI, L.P. (42)	300,000	300,000	—	—
Richard McCathron (43)	3,422,602	3,176,134	2,566,952	*
RPM Ventures III, L.P. (44)	30,644,982	30,644,982	15,322,491	2.7%
Sandra Wijnberg (45)	218,416	81,130	60,848	*
Senator Global Opportunity Master Fund L.P. (46)	2,250,000	2,250,000	—	—
Shapero 2015 Trust (47)	75,000	75,000	—	—
Slate Path Master Fund LP (48)	1,000,000	1,000,000	—	—
Smith’s Point Family Partners LLC (49)	700,000	700,000	—	—
Standard Latitude Master Fund Ltd. (50)	4,000,000	4,000,000	—	—
Stewart Ellis (51)	3,172,442	3,172,442	2,379,332	*
Transcend Partners LLC (52)	200,000	200,000	—	—
West Coast Equity Partners LLC (53)	600,000	600,000	—	—
XN Exponent Master Fund LP (54)	4,500,000	4,500,000	—	—

*	Less than 1%

(1)
This table includes shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act. Included in these amounts are the PIPE Shares, Sponsor Shares, Hippo Holdings holder shares, shares of common stock issuable upon exercise of certain equity awards, shares of common stock issuable upon exercise of the Hippo Holdings Warrants and shares of common stock issuable upon exercise of the private placement warrants (collectively, the “Resale Securities”). We do not know when or in what amounts the selling securityholders will offer the Resale Securities for sale, if at all.

(2)
The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 567,175,909 shares of common stock outstanding, assuming the exercise of all currently outstanding warrants and the sale of all Resale Securities by the selling securityholders.

(3)
Shares offered hereby consist of 500,000 PIPE Shares. The securities to which this filing relates are held directly by 140 Summer Partners Master Fund LP, a Delaware limited partnership (the “Fund”). 140 Summer Partners Fund GP LLC, a Delaware limited liability company, serves as the general partner of 140 Summer Partners Master Fund LP and as such has discretion over the portfolio securities beneficially owned by 140 Summer Partners Master Fund LP. Peter Rosenblum is the managing member of 140 Summer Partners Fund GP LLC and directs 140 Summer Partners Fund GP LLC operations. Each of the reporting persons disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities.

(4)
Shares hereby offered consist of 200,000 PIPE Shares held by Ally Ventures, a business unit of Ally Financial Inc. The business address of Ally Ventures is 300 Park Avenue, 4th Floor, New York, NY 10022.

(5)
Shares hereby offered consist of the 1,000,000 PIPE Shares and 260,000 shares of Hippo Holdings common stock issuable upon the exercise of Hippo Holdings warrants held by Alyeska Master Fund, L.P. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman,
KY1-1104,
Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(6)
Consists of (i) 36,906,828 shares of Hippo Holdings common stock, of which approximately 17,087,948 shares are held by Mr. Wand and 15,232,867 shares are held by Mr. Wand as trustee of a trust, and (ii) approximately 4,586,013 shares of Hippo Holdings common stock issuable pursuant to Hippo options of which all are held by Mr. Wand and none are held by Mr. Wand as trustee of a trust.

(7)
Shares hereby offered consist of 25,000 PIPE Shares held directly by Beagle Limited. Beagle Limited is a corporation organized under the laws of the British Virgin Islands. Giovanni Pigozzi is the beneficial owner of Beagle Limited and has voting and/or investment control over the shares held by Beagle Limited. Mr. Pigozzi disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of Beagle Limited is 50 Rockefeller Plaza, 4th Floor, New York, New York, 10020.

(8)
Shares hereby offered consist of 500,000 PIPE Shares held directly by BHHP LLC. BHHP LLC is a limited partnership organized under Delaware law. Chaim Tvzi Nash and Shmuel Gniwisch are the managers of Kli Capital LLP, a Delaware limited liability company and general partner of BHHP LLC, and have voting and/or investment control over the shares held by BHHP LLC. Mr. Nash and Mr. Gniwisch disclaim beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of BHHP LLC is 1083 Main Street, Champlain, New York 12919.

(9)
Consists of 30,003,193 shares of Hippo Holdings common stock held in the name of BOND Capital Fund, LP, as nominee, for the account of BOND Capital Fund, LP and BOND Capital Founders Fund, LP (together, the “BOND Funds”). Daegwon Chae, Juliet de Baubigny, Noah Knauf, Mary Meeker, Mood Rowghani, Jay Simons and Paul Vronsky are managing members of BOND Capital Associates, LLC, the general partner of the BOND Funds, and share voting and dispositive power over the shares held for the account of the BOND Funds. The address of each of these entities is 100 The Embarcadero, San Francisco, California 94105.
(10)	Consists of 30,000 shares of Hippo Holdings common stock held directly by Byron Auguste.
(11)	Shares hereby offered consist of 140,000 PIPE Shares.
(12)
Shares hereby offered consist of 700,000 PIPE Shares held directly by Diameter Master Fund LP and 181,128 shares of Hippo Holdings common stock issuable upon the exercise of Hippo Holdings warrants, of which (i) 140,064 are held by Diameter Master Fund LP, (ii) 16,700 are held by Diameter SPO Master Fund LP and (iii) 24,364 are held by Diameter Dislocation Master Fund LP. Diameter Capital Partners LP is the investment manager of the Diameter Master Fund LP and, therefore, has investment and voting power over these shares. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of the investment manager, make voting and investment decisions on behalf of the investment manager. As a result, the investment manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of Diameter Master Fund LP is 55 Hudson Yards, 29B, New York, New York 10001.

(13)
Shares hereby offered consist of 700,000 PIPE Shares and 77,750 shares of Hippo Holdings common stock issuable upon the exercise of Hippo Holdings warrants held directly by EMJ Master Fund LP. EMJ Master Fund LP is a limited partnership organized pursuant to the Exempted Limited Partnership Law, 2018 of the Cayman Islands. Eric M. Jackson is the president and founder of EMJ Capital Ltd, an Ontario corporation which acts as Investment Manager to EMJ Master Fund LP and has voting and/or investment control over the shares held by EMJ Master Fund LP. Mr. Jackson disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The legal address of EMJ Master Fund LP is c/o Waystone Governance Ltd., Suite 5B201, 2nd Floor, One Nexus Way, PO Box 2587,
KY1-1103,
Cayman Islands and the business address 1370 Don Mills Road, Suite 300, Toronto, Ontario, Canada M3B 3N7.

(14)
Shares hereby offered consist of 500,000 PIPE Shares, of which (i) 455,000 are held by Brosh Capital Partners L.P., (ii) 22,500 are held by Halman Aldubi on behalf of Roni Biram and (iii) 22,500 are held by Halman Aldubi on behalf of Ester Deutsch. Brosh Capital Partners L.P. is a limited partnership organized under the laws of the Cayman Islands. Amir Efrati is the CEO and Director of Exodus Management Israel Ltd., which is the general partner of Brosh Capital Partners L.P. and has voting and/or investment control over the shares held by Brosh Capital Partners L.P. Mr. Efrati disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for the above-referenced entities is 4 Ariel Sharon Street, Givataim 5320047 Israel.

(15)
Shares hereby offered consist of 1,000,000 PIPE Shares, of which (i) 430,000 are held by Clal Insurance Company Ltd. and (ii) 570,000 are held by Clal Pension and Provident Funds Ltd. (together, the “Clal Insurance Companies”). The Clal Insurance Companies are insurance companies organized under the laws of Israel. Barak Benksi and Dov Caspi are the chief investment officer and deputy chief investment officer of the Clal Insurance Companies, respectively, and have voting and/or investment control over the shares held by the Clal Insurance Companies. Mr. Benski and Mr. Caspi disclaim beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for the above-referenced entities is 4 Ariel Sharon Street, Givataim 5320047 Israel.

(16)
Consists of 26,823,284 shares of Hippo Holdings common stock, of which (i) 26,388,639 are held by Comcast Ventures, LP and (ii) 434,645 are held by Comcast Warranty and Home Insurance. The business address for Comcast Ventures, LP and Comcast Warranty and Home Insurance is 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(17)
Shares hereby offered consist of 600,000 PIPE Shares, of which (i) 246,000 are held by Pinehurst Partners, L.P., (ii) 108,000 are held by Corbin Opportunity Fund, L.P. and (iii) 246,000 are held by Corbin ERISA Opportunity Fund, Ltd. Corbin Capital Partners, L.P. (“CCP”) is the investment manager of Pinehurst Partners, L.P., Corbin Opportunity Fund, L.P. and Corbin ERISA Opportunity Fund, Ltd. Corbin Capital Partners, L.P. and its general partner, Corbin Capital Partners Group, LLC, may be deemed beneficial owners of the Company securities being registered in the Registration Statement on behalf of Corbin ERISA Opportunity Fund, Ltd., Pinehurst Partners, L.P. and Corbin Opportunity Fund, L.P. Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of Pinehurst Partners, L.P., Corbin Opportunity Fund, L.P. and Corbin ERISA Opportunity Fund, Ltd., and accordingly may be deemed to have voting and dispositive power with respect to shares held by Pinehurst Partners, L.P., Corbin Opportunity Fund, L.P. and Corbin ERISA Opportunity Fund, Ltd. Mr. Bergstrom disclaims beneficial ownership of such shares. The business address of each of the above-mentioned funds is 590 Madison Avenue, 31st Floor, New York, New York 10022.

(18)
Shares hereby offered consist of 3,000,000 PIPE Shares, of which (i) 2,655,000 are held by Darlington Partners, LP and (ii) 345,000 are held by Darlington Partners II, LP (together, the “Darlington Funds”). Darlington Partners GP, LLC is the general partner of the Darlington Funds and have voting and/or investment control over the shares held by the Darlington Funds. Darlington Partners GP, LLC disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of the Darlington Funds is 300 Drakes Landing Road, Suite 290, Greenbrae, California 94904.

(19)
Consists of 51,812,546 shares of Hippo Holdings common stock, of which (i) 25,974,574 are common stock directly held by Fifth Wall Ventures SPV IV L.P., (ii) 229.302 are common stock directly held by Fifth Wall Ventures SPV XVII, L.P. and (iii) 25,608,670 are common stock directly held by Fifth Wall Ventures, L.P. Fifth Wall Ventures, L.P. has granted LEN FW Investor, LLC an irrevocable voting proxy in respect of the shares referred to in clause (i) herein, which are held directly by Fifth Wall Ventures SPV IV L.P. The address of the above persons and entities is 6060 Center Drive, Los Angeles, California 90045.

(20)
Shares hereby offered consist of 24,872,544 shares of Hippo Holdings common stock held by Digital Fortune Limited and 2,000,000 PIPE Shares, of which (i) 24,570 are held by Celestial Ally Limited, (ii) 982,801 are held by Eliot International Limited, (iii) 982,801 are held by Famous Giant Limited and (iv) 9,828 are held by Moon Stream Investments Limited. Kang Tzu Ping is the ultimate beneficial owner of Celestial Ally Limited and as such, Ms. Kang may be deemed to beneficially own the PIPE Shares directly held by Celestial Ally Limited. Chau Hoi Shuen Solina Holly is the ultimate beneficial owner of Eliot International Limited and as such, Ms. Chau may be deemed to beneficially own the PIPE Shares directly held by Eliot International Limited. Li Ka Shing is the ultimate beneficial owner of Famous Giant Limited and as such, Mr. Li may be deemed to beneficially own the PIPE Shares directly held by Famous Giant Limited. The business address of each of the above-mentioned entities is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(21)
Shares hereby offered consist of (i) 221,253 PIPE Shares, held by Lugard Road Capital Master Fund, LP (“Lugard”) beneficially owned by Luxor Capital Group, LP, the investment manager of Lugard; (ii) 2,506 PIPE Shares held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long Offshore; (iii) 7,532 PIPE Shares held by Luxor Capital Partners Long, LP (“Luxor Long”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long; (iv) 79,222 PIPE Shares held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Offshore; (v) 126,103 PIPE Shares held by Luxor Capital Partners, LP (“Luxor Capital”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Capital; and (vi) 88,079 PIPE Shares held by Luxor Wavefront, LP (“Luxor Wavefront”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Wavefront. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Long Offshore, Luxor Long, Luxor Offshore, Luxor Capital, and Luxor Wavefront. Jonathan Green, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities held by Lugard. Mr. Leone and Mr. Green each disclaims beneficial ownership of any of the PIPE shares over which each exercises voting and investment power. The mailing address of each of the above-mentioned funds is 1114 Avenue of the Americas, 28th Fl, New York, NY 10036.
(22)
Shares hereby offered consist of 4,000,000 PIPE Shares, of which (i) 3,642,400 are held by Park West Investors Master Fund, Limited and (ii) 357,600 are held by Park West Partners International, Limited (collectively, the “PW Funds”). Park West Asset Management LLC is the investment manager to the PW Funds. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The business address for the PW Funds is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(23)
Shares hereby offered consist of 2,000,000 PIPE Shares, of which (i) 488,200 are held by Saba Capital Master Fund, Ltd., (ii) 1,325,600 are held Saba Capital Master Fund II, Ltd. and (iii) 186,200 are held by Saba Capital Master Fund III, L.P. (the “Saba Funds”). Boaz Weinstein is the managing member of the general partner of the Saba Funds investment manager and accordingly may be deemed to have voting and dispositive power with respect to shares held by the Saba Funds. Mr. Boaz disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of the Saba Funds is c/o Saba Capital Management, LP, 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(24)
Shares hereby offered consist of 1,000,000 PIPE Shares, of which (i) 565,000 are held by SDP Flagship Master Fund, L.P., (ii) 200,000 are held by NPB Manager Fund, SPC., on behalf of and for the account of Segregated Portfolio 103, (iii) 170,000 are held by SDP Opportunities Master Fund, L.P. and (iv) 65,000 are held by NPB Manager Fund, SPC., on behalf of and for the account of Segregated Portfolio 102 (together, the “Sentinel Entities”). Qazi Munirul Alam is the chief investment officer of Sentinel Dome Partners, LLC, the investment adviser to the Sentinel Entities and has voting and/or investment control over the shares held by the Sentinel Entities. The business address of the Sentinel Entities is 3 Embarcadero Center, Suite 1680, San Francisco, California 94111.

(25)
Shares hereby offered consist of 300,000 PIPE Shares, of which (i) 137,970 are held by Nineteen77 Global Multi-Strategy Alpha Master Limited, (ii) 137,970 are held by Nineteen77 Global Merger Arbitrage Master Limited, (ii) 23,040 are held by Nineteen77 Global Merger Arbitrage Opportunity Fund and (iv) 1,020 are held by IAM Investments ICAV - O’Connor Event Driven UCITS Fund (together, the “UBS Entities”). Kevin Russell, the chief investment officer of UBS O’Connor LLC, the investment manager of the UBS Entities, has voting and/or investment control over the shares held by the UBS Entities. Mr. Russell disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for the UBS Entities is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.

(26)
Shares offered hereby consist of 1,000,000 PIPE Shares held directly by Gan Eden Ventures, Inc. Gan Eden Ventures, Inc. is a corporation organized under Canadian law. Mark Chess and Edward Weisz are the directors of Gan Eden Ventures, Inc. and have voting and/or investment control over the shares held by Gan Eden Ventures, Inc. The business address of Gan Eden Ventures, Inc. is 1 Herons Will Way, Toronto, Ontario, Canada M2J O2G.

(27)
Shares offered hereby consist of 100,000 PIPE Shares held directly by Garden Fund, LLC. Garden Fund, LLC is a limited liability company organized under California law. The business address of Garden Fund, LLC is 1 Sansome Street, Suite 3500, San Francisco, California 94104.

(28)
Shares hereby offered consist of 9,926 PIPE Shares held directly by Gores HP, LLC. Gores HP, LLC is a partnership organized under the laws of Delaware. The business address of Gores HP, LLC is 6260 Lookout Road, Boulder, Colorado 80301.

(29)
Shares hereby offered consist of 500,000 PIPE Shares held in trust by Gundy Co for The HGC Fund LP. The HGC Fund LP is a limited partnership organized under the laws of Canada. Sean Kallir is the chief executive officer and primary manager of HGC Investment Management Inc., the investment manager of

The HGC Fund LP and has voting and/or investment control over the shares held by The HGC Fund LP. The business address of The HGC Fund LP is 366 Adelaide St W, Suite 601, Toronto, ON, M5V 1R9.
(30)
Shares hereby offered consist of 500,000 PIPE Shares and 29,682 shares of Hippo Holdings common stock issuable upon the exercise of Hippo Holdings warrants held by clients of Hound Partners, LLC. Hound Partners, LLC is a limited liability company organized under the laws of Delaware. Jonathan Auerbach is the portfolio manager of Hound Partners, LLC and has voting and/or investment control over the shares held by such clients. The business address of Hound Partners, LLC is 101 Park Avenue, 48th Floor, New York, New York 10178.

(31)	Consists of 1,076,362 shares of Hippo Holdings common stock, all of which are held by Mr. Frater as trustee of a trust.
(32)
Shares hereby offered consist of 600,000 PIPE Shares held directly by Invus Public Equities, L.P. Invus Public Equities Advisors, LLC (“Invus PE Advisors”) controls Invus PE, as its general partner and accordingly, may be deemed to beneficially own the shares held by Invus PE. Artal Treasury Limited (“Artal Treasury”) controls Invus PE Advisors, as its managing member and accordingly, may be deemed to beneficially own the shares held by Invus PE. Artal International S.C.A. (“Artal International”) through its Geneva branch, is the sole stockholder of Artal Treasury and may be deemed to beneficially own the 600,000 shares that Artal Treasury may be deemed to beneficially own. Artal International Management S.A. (“Artal International Management”), as the managing partner of Artal International, controls Artal International and accordingly, may be deemed to beneficially own the shares that Artal International may be deemed to beneficially own. Artal Group S.A., as the sole stockholder of Artal International Management, controls Artal International Management and accordingly, may be deemed to beneficially own the shares that Artal International Management may be deemed to beneficially own. Westend S.A. (“Westend”), as the parent company of Artal Group S.A. (“Artal Group”), controls Artal Group and accordingly, may be deemed to beneficially own the shares that Artal Group may be deemed to beneficially own. Stichting Administratiekantoor Westend (the “Stichting”), as majority shareholder of Westend, controls Westend and accordingly, may be deemed to beneficially own the shares that Westend may be deemed to beneficially own. As of August 17,2021 Mr. Amaury Wittouck, as the sole member of the board of the Stichting, controls the Stichting and accordingly, may be deemed to beneficially own the shares that the Stichting may be deemed to beneficially own. The business address of Invus Public Equities, L.P. is 750 Lexington Avenue, 30th Floor, New York, New York 10022.

(33)	Consists of 30,000 shares of Hippo Holdings common stock held directly by Julie Hanna.
(34)	Consists of 30,000 shares of Hippo Holdings common stock held directly by Lee Linden.
(35)
Shares hereby offered consist of 100,000 PIPE Shares owned directly by LEN FW Investor, LLC and 77,089,421 shares of Hippo Holdings common stock, of which (i) 25,723,624 are common stock directly held by Fifth Wall Ventures SPV IV L.P., and (ii) 51,365,797 are common stock directly held by LEN FW Investor, LLC. Fifth Wall Ventures, L.P. has granted LEN FW Investor, LLC an irrevocable voting proxy in respect of the shares referred to in clause (i) herein, which are held directly by Fifth Wall Ventures SPV IV L.P. The address of the above persons and entities is 700 Northwest 107th Avenue, Miami, Florida 33172.

(36)	Consists of 30,000 shares of Hippo Holdings common stock held directly by Linda Rottenberg.
(37)
Shares hereby offered consist of 100,000 PIPE Shares held directly by Madison Rock Investments LP. Madison Rock Investments LP is a partnership organized under the laws of Delaware. The business address of Madison Rock Investments LP is 630 Fifth Avenue, New York, New York 10111.

(38)
Shares hereby offered consist of 250,000 PIPE Shares held directly by Octahedron Master Fund, L.P. Octahedron Master Fund, L.P. is a limited partnership organized under the laws of the Cayman Islands. Octahedron Fund GP LLC is the general partner of Octahedron Master Fund, L.P. Rajaraman Parameswaram is the managing member of Octahedron Fund GP LLC and has voting and/or investment control over the shares held by Octahedron Master Fund L.P. Mr. Parameswaram disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for Octahedron Mater Fund, L.P. is 4126 17th Street, Suite #2, San Francisco, California 94114.

(39)
Shares hereby offered consist of 1,000,000 PIPE Shares held directly by Psagot Provident Funds and Pensions Ltd. Psagot Provident Funds and Pensions Ltd is a management company organized under the laws of Israel. The business address for Psagot Provident Funds and Pensions Ltd is 14 Ahad Ha’am Street, Tel Aviv, Israel 6514211.

(40)
Shares hereby offered consist of 1,000,000 PIPE Shares held directly by Reinvent Capital Fund LP. Reinvent Capital Fund GP LLC is the general partner of Reinvent Capital Fund LP. Due to its relationship with Reinvent Capital Fund LP, Reinvent Capital Fund GP LLC may be deemed to beneficially own the PIPE Shares directly held by Reinvent Capital Fund LP. Mark Pincus and Michael Thompson are the managing members of Reinvent Capital Fund GP LLC and may therefore be deemed to beneficially own the PIPE Shares held directly by Reinvent Capital Fund LP. Mr. Pincus and Mr. Thompson each disclaim beneficial ownership of the PIPE Shares held directly by Reinvent Capital Fund LP except to the extent of their pecuniary interest therein. The business address of Reinvent Capital Fund LP is 215 Park Avenue S, 11th Floor, New York, New York 10023.

(41)
Shares offered hereby consist of (i) 5,630,000 shares of Hippo Holdings common stock held directly by the Sponsor and (ii) 4,400,000 shares of Hippo Holdings common stock issuable upon exercise of the private placement warrants. Each of Reid Hoffman, Mark Pincus, Michael Thompson, David Cohen, and Lee Linden (who are each former directors and/or officers of RTPZ), or entities related thereto, among others, are members of the Sponsor. Messrs. Hoffman and Pincus may be deemed to beneficially own shares held by the Sponsor by virtue of their shared control over the Sponsor. Other than Messrs. Hoffman and Pincus, no member of the Sponsor exercises voting or dispositive control over any of the shares held by the Sponsor. Each of Messrs. Hoffman and Pincus disclaims beneficial ownership of the ordinary shares held by the Sponsor, except to the extent of his pecuniary interest therein. The 4,400,000 private placement warrants offered hereby are held directly by the Sponsor. 5,630,000 shares of Hippo Holdings common stock are subject to a contractual lock-up
as described under “
Certain Relationships and Related Party Transactions - Old Hippo - Lockup Agreements.
” These securities are being registered for resale in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of August 2, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “
Certain Relationships and Related Party Transactions - Old Hippo - Registration Rights Agreement
.”

(42)
Shares hereby offered consist of 300,000 PIPE Shares held directly by Ribbit Capital VI, L.P. Ribbit Capital VI, L.P. is an exempt limited partnership organized under the laws of the Cayman Islands. Ribbit Capital GP VI, Ltd. is the general partner of Ribbit Capital VI, L.P. Meyer Malka is the director of Ribbit Capital GP VI, Ltd. and has voting and/or investment control over the shares held by Ribbit Capital VI, L.P. The business address for Ribbit Capital VI, L.P. is 362 University Avenue, Palo Alto, California 94301.

(43)
Consists of (i) 3,422,602 shares of Hippo Holdings common stock, of which approximately 2,771,530 shares are held by Mr. McCathron and (ii) 651,072 shares of Hippo Holdings common stock issuable pursuant to Hippo options.

(44)
Consists of 30,644,982 shares of Hippo Holdings, of which (i) 26,369,086 are common stock directly held by RPM Ventures III, L.P. and (ii) 4,275,687 are common stock directly held by BGW Ventures II, LP, an affiliate of RPM Ventures III, L.P. The address of the above persons and entities is 320 N. Main Street, Suite 400, Ann Arbor, Michigan 48104.

(45)
Consists of (i) 218,416 shares of common stock, of which approximately 177,000 shares are held by Mrs. Wijnberg as trustee of a trust and (ii) 101,416 shares of common stock issuable pursuant to Hippo options.

(46)
Shares hereby offered consist of 2,250,000 PIPE Shares held directly by Senator Global Opportunity Master Fund L.P. Senator Global Opportunity Master Fund L.P. is a limited partnership organized under the laws of the Cayman Islands. Senator Investment Group LP (“Senator”) is investment manager of Senator Global Opportunity Master Fund L.P. and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling security holder. Mr. Silverman disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as

amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for Senator Global Opportunity Master Fund L.P. is 510 Madison Avenue, 28th Floor, New York, New York 10022.
(47)
Shares hereby offered consist of 75,000 PIPE Shares held directly by Shapero 2015 Trust. Daniel Shapero is the trustee for Shapero 2015 Trust and has voting and/or investment control over the shares held by Shapero 2015 Trust. The business address of Shapero 2015 Trust is 920 Hamilton Avenue, Palo Alto, California 94301.

(48)
Shares hereby offered consist of 1,000,000 PIPE Shares held directly by Slate Path Master Fund LP. Slate Path Master Fund LP is an exempted limited partnership organized under the laws of the Cayman Islands. Slate Path Capital GP LLC is the general partner of Slate Path Master Fund LP. David Greenspan is the managing member of Slate Path Capital GP LLC and has voting and/or investment control over the shares held by Slate Path Master Fund LP. Mr. Greenspan disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for Slate Path Master Fund LP is 717 Fifth Avenue, 16th Floor, New York, New York 10022.

(49)
Shares hereby offered consist of 700,000 PIPE Shares held directly by Smith’s Point Family Partners LLC. Smith’s Point Family Partners LLC is a limited liability company organized under the laws of Pennsylvania. The business address of Smith’s Point Family Partners LLC is PO Box 500, Gladwyne, Pennsylvania 19035.

(50)
Shares hereby offered consist of 4,000,000 PIPE Shares held by Standard Latitude Master Fund Ltd. (formerly known as 40 North Latitude Master Fund Ltd.) (“Latitude”). David Winter and David Millstone are sole managers of Standard Investments LLC, which holds the sole voting power for Latitude. Mr. Winter and Mr. Millstone are sole directors of Latitude. The business address of Latitude is c/o Standard Investments LLC, 9 West 57th Street, 46th floor, New York, NY 10019.

(51)
Consists of (i) 3,172,442 shares of Hippo Holdings common stock, of which approximately 3,132,825 are held by Mr. Ellis and (ii) 39,617 shares of Hippo Holdings common stock issuable pursuant to Hippo options.

(52)
Shares hereby offered consist of 200,000 PIPE Shares held directly by Transcend Partners LLC. Transcend Partners LLC is a limited liability company organized under the laws of Delaware. Malcolm Fairbairn and Emily Fairbairn are members of Transcend Partners LLC and have voting and/or investment control over the shares held by Transcend Partners LLC. The business address of Transcend Partners LLC is 10 Orginda View, Orinda, California 94563.

(53)
Shares hereby offered consist of 600,000 PIPE Shares held directly by West Coast Equity Partners LLC. WCEP Management LLC is the managing company of West Coast Equity Partners LLC. Alexander Lazovsky, Anton Baranchuk and Sergey Yushin are the management members of WCEP Management LLC and have voting and/or investment control over the shares held by West Coast Equity Partners LLC. Mr. Lazovsky, Mr. Baranchuck and Mr. Yushin disclaim beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of West Coast Equity Partners LLC is 703 Crestview Drive, San Carlos, California 94070.

(54)
Shares hereby offered consist of 4,500,000 PIPE Shares held directly by XN Exponent Master Fund LP. XN Exponent Master Fund LP is a limited partnership organized under the laws of the Cayman Islands. XN Exponent Advisors LLC serves as investment manager to XN Exponent Master Fund LP (the “Fund”) and has discretionary authority to make investment decisions and determine how to vote any securities held by the Fund. XN Exponent Advisors LLC is wholly owned by XN LP, a registered investment advisor. The general partner of XN LP is XN Management GP LLC, which is indirectly controlled by Gaurav Kapadia. The principal business address of the entities referenced herein is 412 West 15th Street, 13th Floor, New York, New York.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management” and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•	Hippo was or is to be a participant following the closing of the Business Combination or Old Hippo was a participant prior to the closing of the Business Combination;

•	the amount involved exceeds or will exceed $120,000; and

•
any director, executive officer or beneficial holder of more than 5% of our capital stock of (i) Hippo following the closing of the Business Combination or (ii) Old Hippo prior to the closing of the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Note Purchase Agreement (November 2020)
In November 2020, Old Hippo entered into a note purchase agreement with respect to the issuance of up to an aggregate of $400 million in convertible notes (the “Hippo notes”). The Hippo notes provided for an annual payment-in-kind
interest rate of 2.5%, or 5.0% after the
15-month
anniversary of the interest commencement date if no conversion event had occurred, and 7.5% after the
21-month
anniversary of the interest commencement date if no conversion event had occurred, with a maturity date of November 30, 2023. In connection with the Business Combination, the Hippo notes converted into shares of Hippo common stock equal to ninety percent of the fair market value of the lowest price offered in the private placement in connection with the PIPE investment. Upon conversion of outstanding principal and unpaid, accrued interest under the Hippo notes, $350,000,000 in aggregate principal amount of Hippo notes held by Mitsui Sumitomo Insurance Co., Ltd. was converted into 39,396,604 shares of Hippo common stock. Mitsui Sumitomo Insurance Co., Ltd. is a beneficial owner of more than 5% of Hippo capital stock.
Series E Preferred Stock Financing (July 2020)
In July 2020, Old Hippo issued an aggregate of 7,628,075 shares of Series E preferred stock at $19.6642 per share for aggregate proceeds to Old Hippo of approximately $150 million.
The table below sets forth the number of shares of Series E preferred stock sold to Hippo or Old Hippo directors, executive officers, or owners of more than 5% of a class of Hippo or Old Hippo capital stock, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series E Preferred Stock	Aggregate Purchase Price ($)
Bond Capital Fund, LP (1)	915,369	17,999,999.09
Comcast Ventures, LP (2)	50,853	999,983.57
Fifth Wall Ventures, L.P. (3)	66,109	1,299,980.60
LEN FW Investor, LLC (4)	381,403	7,499,984.88
RPM Ventures III, L.P. (5)	50,853	999,983.57

(1)
Bond Capital Fund, LP and its affiliated funds beneficially owned (in the aggregate) more than 5% of the Old Hippo capital stock outstanding at the time of the Series E preferred stock financing. Noah Knauf is currently, and was at the time of the Series E preferred stock financing, a member of the Hippo or Old Hippo Boards of Directors and a Member of the General Partner of Bond Capital Fund, LP.

(2)
Comcast Ventures, LP and its affiliates beneficially owned (in the aggregate) more than 5% of the Old Hippo capital stock outstanding at the time of the Series E preferred stock financing. Sam Landman is currently, and was at the time of the Series E preferred stock financing, a member of the Hippo or Old Hippo Boards of Directors and is no longer currently, but was at the time, a Managing Director of Comcast Ventures, LP.

(3)
Fifth Wall Ventures, L.P. and their affiliated funds beneficially owned (in the aggregate) more than 5% of the Old Hippo capital stock outstanding at the time of the Series E preferred stock financing.

(4)
LEN FW Investor, LLC beneficially owned more than 5% of the Old Hippo capital stock outstanding at the time of the Series E preferred financing. Eric Feder is an officer of the parent of LEN FW Investor, LLC and is currently, and was at the time of the Series E preferred stock financing, a member of Hippo’s or Old Hippo’s Board of Directors.

(5)	RPM Ventures III, L.P. and its affiliates beneficially owned (in the aggregate) more than 5% of the Old Hippo capital stock outstanding at the time of the Series E preferred stock financing.
Stock Transfer Agreements
Since January 1, 2020, the following directors, executive officers or beneficial owners of more than 5% of a class of Old Hippo capital stock transferred or received shares of Old Hippo capital stock pursuant to certain stock transfer agreements:

•	Stock Transfer Agreement by and between Assaf Wand and the Wand Family Delaware Trust dated May 13, 2020.

•	Stock Transfer Agreement by and between the Wand Family Delaware Trust and Bond Capital Fund, LP dated July 20, 2020.

•	Stock Transfer Agreement by and between the Wand Family Delaware Trust and NPC Opportunity Fund dated July 20, 2020.

•	Stock Transfer Agreement by and between the Wand Family Delaware Trust and Innovius Capital Canopus I, L.P. dated July 21, 2020.

•	Stock Transfer Agreement by and between the Wand Family Delaware Trust and Celestial Ally Limited dated July 27, 2020.

•	Stock Transfer Agreement by and between Ran Harpaz and Innovius Capital Canopus I, L.P. dated July 21, 2020.

•	Stock Transfer Agreement by and between Ran Harpaz and Eric Reiner dated July 23, 2020.

•	Stock Transfer Agreement by and between Stewart Ellis and Innovius Capital Canopus I, L.P. dated July 21, 2020.
Warrants
In December 2018, Hippo issued a warrant to purchase common stock to Comcast Warranty and Home Insurance Agency, LLC (the “Comcast Warrant”), exercisable for up to an aggregate of 4,738,051 shares at a warrant price of $0.01 per share subject to the achievement of certain specified milestones. In December 2020, the warrant was amended to make it exercisable for up to 62,500 shares of Hippo Holdings common stock without any vesting requirements. The Comcast Warrant is no longer outstanding.
In December 2017, Old Hippo issued a warrant to purchase common stock to Fifth Wall Ventures SPV IV, L.P. (the “Fifth Wall Warrant”), as amended in October 2018 and March 2021, for up to an aggregate of 4,738,051 shares at a warrant price of $0.01 per share. The Fifth Wall Warrant is no longer outstanding.
Director and Executive Officer Compensation
Please see “
Executive Compensation
” for information regarding the compensation of Hippo directors and executive officers.

Employment Agreements
Hippo has entered into employment agreements with its executive officers. For more information regarding these agreements, see “
Executive Compensation.”
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
Hippo has entered into indemnification agreements with each of its directors and executive officers. These agreements require Hippo to, among other things, indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of Hippo, arising out of the person’s services as a director or executive officer. Hippo has obtained an insurance policy that insures Hippo’s directors and officers against certain liabilities, including liabilities arising under applicable securities laws. For additional information see “
Description of Our Securities – Limitations on Liability and Indemnification of Officers and Directors
.”
Investors’ Rights Agreement
Old Hippo entered into an amended and restated investors’ rights agreement with the purchasers of Old Hippo preferred stock, including entities with which certain Hippo and Old Hippo directors were or are affiliated. Upon the closing of the Business Combination, the amended and restated investors’ rights agreement terminated.
Voting Agreement
Old Hippo entered into an amended and restated voting agreement with certain holders of Old Hippo common stock and Old Hippo preferred stock. Upon the closing of the Business Combination, the amended and restated voting agreement terminated.
Right of First Refusal and
Co-Sale
Agreement
Old Hippo entered into an amended and restated right of first refusal and co-sale
agreement with certain holders of Old Hippo common stock and Old Hippo preferred stock. Upon the closing of the Business Combination, the amended and restated right of first refusal and co-sale
agreement terminated.
Registration Rights Agreement
At the closing of the Business Combination, Hippo, RTPZ, and the other holders of RTPZ Class B ordinary shares, certain former stockholders of Old Hippo, including certain of Hippo’s directors and officers, and Reinvent Capital Fund entered into the Registration Rights Agreement pursuant to which Hippo agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Hippo Holdings common stock and other equity securities of Hippo that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, Hippo agreed to file a shelf registration statement registering the resale of the Hippo Holdings common stock (including the Hippo warrants and shares of Hippo Holdings common stock issued or issuable upon the exercise of any other equity security) held by a party immediately following the closing (including any securities distributable pursuant to Merger Agreement and any shares of Hippo Holdings common stock purchased pursuant to those certain subscription agreements entered into by and between RTPZ and certain qualified institutional buyers and accredited investors (the “PIPE Investment”) within 30 days of the closing. Up to twice in any
12-month
period, RTPZ, Reinvent Capital Fund and the former stockholders of Old Hippo may each request to sell all or any portion of their Registrable Securities (as defined in the Registration Rights Agreement) in an underwritten offering so long as the total offering price is reasonably expected to exceed $100 million. Hippo also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that Hippo will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Lockup Agreements
At the closing of the Business Combination, Hippo entered into lock-up
agreements with (i) certain of the Company’s directors and officers (as defined in the Merger Agreement) (the “Company D&O
Lock-Up
Agreements”), and (ii) each of the major company equityholders (as defined in the Merger Agreement) (the “Major Company Equityholders
Lock-Up
Agreements”).
The Company D&O
Lock-Up
Agreements contain certain restrictions on transfer with respect to shares of Hippo Holdings common stock held by the Company’s directors and officers immediately following the closing (other than shares purchased in the public market or in the PIPE Investment) and the shares of Hippo Holdings common stock issuable to the Company’s directors and officers upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination in respect of equity awards of Hippo outstanding immediately prior to the closing of the Business Combination (the “D&O
Lock-up
Shares”). Such restrictions began at the closing and end in tranches of 25% of the D&O
Lock-up
Shares on (i) February 2, 2022, (ii) August 2, 2022, (iii) February 2, 2023, and (iv) August 2, 2023. If Hippo completes a transaction that results in a change of control, the D&O
Lock-up
Shares are released from restriction immediately prior to such change of control.
Acquisition
In December 2020, Old Hippo acquired First Connect Insurance Services, a wholesale P&C insurance provider for independent agents interested in gaining access to the advanced quoting platforms that are provided by insurtech companies. One of Hippo’s directors and executive officers, Richard McCathron, was the President and Chief Executive Officer of First Connect Insurance Services from 2012 to 2017 and owned greater than 10% of First Connect Insurance Services prior to the time of the transaction. The Company paid Mr. McCathron $6.4 million for his equity interests in First Connect Insurance Services in connection with the transaction.
Commercial Transactions
Our subsidiary Spinnaker Insurance Company entered into a Homeowners Quota Share Reinsurance Contract with Mitsui Sumitomo Insurance Co., Ltd. effective January 1, 2021 relating to the cession of certain premiums and liabilities for business written by or through Hippo Analytics, Inc. Mitsui Sumitomo Insurance Co., Ltd. is currently and was at the time the agreement was executed a beneficial owner of more than 5% of Hippo or Old Hippo capital stock.
In February 2020, Comcast Neptune, LLC assumed the Master Services Agreement between Loop Labs, Inc. d/b/a Notion and Old Hippo. Comcast Neptune, LLC and/or its affiliated funds are former beneficial owners of more than 5% of outstanding Hippo or Old Hippo capital stock. Old Hippo incurred a total of $3.2 million of expenses during the year ended December 31, 2020 related to this services agreement. Hippo incurred a total of $2.7 million of expenses during the year ended December 31, 2021 related to this services agreement.
In October 2020, Old Hippo entered into a Master Services Agreement with Forecast Labs, LLC, which operates a startup studio for Comcast Ventures, LP, which provides accelerator and incubator services to select portfolio companies of Comcast Ventures. At the time the agreement was executed, Comcast Ventures and its affiliated funds were beneficial owners of more than 5% of outstanding Old Hippo capital stock. Old Hippo incurred a total of $2.2 million of expenses during the years ended December 31, 2020 and 2019 related to this agreement. Hippo incurred a total of $1.7 million of expenses during the year ended December 31, 2021 related to this agreement.
In February 2018, Old Hippo entered into a
Co-Marketing
Program Agreement with Comcast Warranty and Home Insurance Agency, LLC. Comcast Warranty and Home Insurance, LLC and/or its affiliated funds are former beneficial owners of more than 5% of outstanding Hippo or Old Hippo capital stock. Old Hippo incurred a total of $500,000 of expenses during the years ended December 31, 2020, 2019 and 2018 related to this program agreement. Hippo incurred a total of $191,000 of expenses during the year ended December 31, 2021 related to this program agreement.
In April 2019, Old Hippo entered into a Limited Liability Company Agreement with CalAtlantic Title Group, LLC, an affiliate of Lennar Insurance Agency, LLC, in connection with the acquisition of North American Advantage Insurance Services, LLC. Lennar Insurance Agency, LLC and its affiliated funds were beneficial owners of more than 5% of outstanding Old Hippo capital stock. Old Hippo incurred a total of $3.2 million of expenses and $0.6 million of revenues during the years ended December 31, 2021 and 2020 in connection with agreements between Hippo and Lennar Insurance Agency, LLC.
In the years ended December 31, 2020 and 2021, we paid to
Cal-Atlantic
Title Group, LLC, an affiliate of Lennar Insurance Agency, LLC, earnout payments in the amounts of $5.2 million and $3.9 million, respectively, relating to Old Hippo’s 2019 acquisition of North American Advantage Insurance Services, LLC. There is no limit to the maximum potential earnout payments, as the consideration is based on acquired customers. Lennar Insurance Agency, LLC is affiliated with LEN FW Investor, LLC and its affiliates, which together beneficially own more than 5% of Hippo capital stock. Eric Feder is an officer of the parent of LEN FW Investor, LLC and is a member of our Board of Directors. For the years ended December 2020 and 2021 we incurred expenses of $3.7 million due to the signing of Amendment No. 1 to the purchase agreement of North American Advantage Insurance Services, LLC signed in December 2020.
Policies and Procedures for Related Person Transactions
On August 2, 2021, the Board of Directors adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which Hippo (including any of its subsidiaries and affiliates) was, is or will be a participant and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time since the beginning of Hippo’s last fiscal year was, a director or executive officer of Hippo or a nominee to become a director of Hippo;

•	any person who is known to be the beneficial owner of more than 5% of any class of Hippo’s voting securities;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
son-in-law,
daughter-in-law,
brother-
in-law
or
sister-in-law
of a director, executive officer or a beneficial owner of more than 5% of Hippo’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Hippo’s voting stock;

•
any firm, corporation, or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest; and

•	any firm, corporation, or other entity in which any director, executive officer, nominee or more than 5% beneficial owner is employed (whether or not as an executive officer).
Hippo has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee has the responsibility to review related party transactions.

DESCRIPTION OF SECURITIES
The following summary of certain provisions of our securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws, the Warrant Agreement and the provisions of applicable law. Copies of the Certificate of Incorporation, the Bylaws and the Warrant Agreement are attached as exhibits to the registration statement of which this prospectus is a part.
Capital Stock
Authorized Capitalization
General
The total amount of Hippo Holdings’ authorized capital stock consists of 2,000,000,000 shares of Hippo Holdings common stock, par value $0.0001 per share, and 10,000,000 shares of Hippo Holdings preferred stock, par value $0.0001 per share.
The following summary describes all material provisions of Hippo Holdings’ capital stock. Hippo Holdings urges you to read the Certificate of Incorporation and the Bylaws.
Preferred Stock
Hippo Holdings’ board of directors has authority to issue shares of Hippo Holdings’ preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Hippo Holdings’ preferred stock could have the effect of decreasing the trading price of Hippo Holdings’ common stock, restricting dividends on Hippo Holdings’ capital stock, diluting the voting power of Hippo Holdings’ common stock, impairing the liquidation rights of Hippo Holdings’ capital stock, or delaying or preventing a change in control of Hippo Holdings.
Redeemable Warrants
Public Warrants
Public warrants refer to our company’s warrants that were offered and sold in our initial public offering pursuant to a registration statement. As of December 31, 2021, there were 4,600,000 public warrants outstanding. Each whole warrant entitles the registered holder to purchase one share of Hippo Holdings common stock at a price of $11.50 per share, subject to adjustment as discussed below, provided that there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the warrants and a current prospectus relating to them available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise his, her or its warrants only for a whole number of shares of Hippo Holdings common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on August 2, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Hippo Holdings is not obligated to deliver any shares of Hippo Holdings common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Hippo Holdings common stock issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to Hippo Holdings’ satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant is exercisable for cash or on a cashless basis, and Hippo Holdings is not obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
We have agreed to use our commercially reasonable efforts to maintain the effectiveness of a registration statement covering the issuance, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if shares of Hippo Holdings common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Hippo Holdings may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Hippo Holdings so elects, Hippo Holdings will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Hippo Holdings common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Hippo Holdings common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 shares of Hippo Holdings common stock per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Hippo Holdings common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $18.00.
Once the warrants become exercisable, Hippo Holdings may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Hippo Holdings common stock for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which Hippo Holdings send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

Hippo Holdings will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Hippo Holdings common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to that Hippo Holdings common stock is available throughout the
30-day
redemption period. If and when the warrants become redeemable by Hippo Holdings, Hippo Holdings may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The last of the redemption criterion discussed above has been established to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Hippo Holdings issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Hippo Holdings common stock may fall below the $18.00 redemption trigger price (as adjusted for as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $10.00
. Once the warrants become exercisable, Hippo Holdings may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Hippo Holdings common stock except as otherwise described below;

•	if, and only if, the Reference Value (as defined above) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Hippo Holdings common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by Hippo Holdings pursuant to this redemption feature, based on the “fair market value” of Hippo Holdings common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of Hippo Holdings common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Hippo Holdings will provide the warrant holders with the final fair market value no later than one business day after the
10-trading
day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Hippo Holdings Common Stock
Redemption Date (period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361

	Fair Market Value of Hippo Holdings Common Stock
Redemption Date (period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Hippo Holdings common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the volume weighted average price of Hippo Holdings common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Hippo Holdings common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Hippo Holdings common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Hippo Holdings common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Hippo Holdings common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Hippo Holdings pursuant to this redemption feature, since they will not be exercisable for any shares of Hippo Holdings common stock.
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Hippo Holdings common stock is trading at or above $10.00 per share, which may be at a time when the trading price of the Hippo Holdings common stock is below the exercise price of the warrants. This redemption feature has been established to provide Hippo Holdings with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “- Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $18.00.” This redemption right provides Hippo Holdings with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Hippo Holdings will be required to pay the applicable redemption price to warrant holders if it chooses to exercise this redemption right and it will allow Hippo Holdings to quickly proceed with a redemption of the warrants if it determine it is in its best interest to do so. As such, Hippo Holdings would redeem the warrants in this manner when it believe it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, Hippo Holdings can redeem the warrants when the Hippo Holdings common stock is trading at a price starting at $10.00 per share, which is below the exercise price of $11.50 per share, because it will provide certainty with respect to Hippo Holdings’ capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Hippo Holdings chooses to redeem the warrants when the Hippo Holdings common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Hippo Holdings common stock than they would have received if they had chosen to wait to exercise their warrants for Hippo Holdings common stock if and when such Hippo Holdings common stock was trading at a price higher than the exercise price of $11.50.
No fractional shares of Hippo Holdings common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Hippo Holdings will round down to the nearest whole number of the number of shares of Hippo Holdings common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than Hippo Holdings common stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than Hippo Holdings common stock, Hippo Holdings (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption procedures
. A holder of a warrant may notify Hippo Holdings in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Hippo Holdings common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
. If the number of issued and outstanding shares of Hippo Holdings common stock is increased by a capitalization or share dividend payable in shares of Hippo Holdings common stock, or by a split-up
of Hippo Holdings common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up
or similar event, the number of shares of Hippo Holdings common stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of Hippo Holdings common stock. A rights offering made to all or substantially all holders of Hippo Holdings common stock entitling holders to purchase Hippo Holdings common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number shares of Hippo Holdings common stock equal to the product of (1) the number of shares of Hippo Holdings common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Hippo Holdings common stock) and (2) one minus the quotient of (x) the price per share of Hippo Holdings common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Hippo Holdings common stock, in determining the price payable for Hippo Holdings common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Hippo Holdings common stock during the 10 trading day period ending on the trading day prior to the first date on which the Hippo Holdings common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Hippo Holdings, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Hippo Holdings common stock a dividend or make a distribution in cash, securities or other assets to the holders of Hippo Holdings common stock on account of such Hippo Holdings common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Hippo Holdings common stock during the
365-day
period ending on

the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions,
share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Hippo Holdings common stock in respect of such event.
If the number of issued and outstanding shares of Hippo Holdings common stock is decreased by a consolidation, combination, reverse share sub-division
or reclassification of Hippo Holdings common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division,
reclassification or similar event, the number of shares of Hippo Holdings common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Hippo Holdings common stock.
Whenever the number of shares of Hippo Holdings common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Hippo Holdings common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Hippo Holdings common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding Hippo Holdings common stock (other than those described above or that solely affects the par value of such Hippo Holdings common stock), or in the case of a merger or consolidation of Hippo Holdings with or into another corporation (other than a merger or consolidation in which Hippo Holdings is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Hippo Holdings common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Hippo Holdings as an entirety or substantially as an entirety in connection with which Hippo Holdings is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of Hippo Holdings common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act) more than 50% of the issued and outstanding Hippo Holdings common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Hippo Holdings common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Hippo Holdings common stock in such a transaction is payable in the form of RTPZ Class A ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established
over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
You should review a copy of the Warrant Agreement, which was filed as an exhibit to this registration statement, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of Hippo Holdings common stock until they exercise their warrants and receive Hippo Holdings common stock. After the issuance of Hippo Holdings common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Subject to applicable law, any action, proceeding or claim against Hippo Holdings arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Hippo Holdings irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Private placement warrants refer to the warrants issued in a private placement to Reinvent Sponsor Z LLC (the “Sponsor”). As of December 31, 2021, there were 4,400,000 private placement warrants outstanding. The private placement warrants (including the Hippo Holdings common stock issuable upon exercise of the private placement warrants) are not redeemable by Hippo Holdings so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Hippo Holdings in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
Except as described above under the heading “Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Hippo Holdings common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Hippo Holdings common stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) less the exercise price of the warrants by (y) the sponsor fair market value. For these purposes, the “sponsor fair market value” shall mean the average last reported sale price of the Hippo Holdings common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Common Stock
Hippo Holdings common stock does not entitle its holders to preemptive or other similar subscription rights to purchase any of Hippo Holdings’ securities. Hippo Holdings common stock is neither convertible nor redeemable. Unless Hippo Holdings’ board of directors determines otherwise, Hippo Holdings will issue all of Hippo Holdings’ capital stock in uncertificated form.

Voting Rights
Each holder of Hippo Holdings common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Certificate of Incorporation. The Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to amending our Bylaws, the classified board and director liability.
Dividend Rights
Each holder of shares of Hippo Holdings’ capital stock is entitled to the payment of dividends and other distributions as may be declared by Hippo Holdings’ board of directors from time to time out of Hippo Holdings’ assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Hippo Holdings preferred stock, if any, and any contractual limitations on Hippo Holdings’ ability to declare and pay dividends.
Other Rights
The rights of each holder of Hippo Holdings common stock are subject to, and may be adversely affected by, the rights of the holders of any series of Hippo Holdings preferred stock that Hippo Holdings may designate and issue in the future.
Liquidation Rights
If Hippo Holdings is involved in voluntary or involuntary liquidation, dissolution or winding up of Hippo Holdings’ affairs, or a similar event, each holder of Hippo Holdings common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Hippo Holdings preferred stock, if any, then outstanding.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Hippo Holdings. Hippo Holdings expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Hippo Holdings to first negotiate with Hippo Holdings’ board of directors, which Hippo Holdings believes may result in an improvement of the terms of any such acquisition in favor of Hippo Holdings’ stockholders. However, they also give Hippo Holdings’ board of directors the power to discourage mergers that some stockholders may favor.
Undesignated Preferred Stock
The Certificate of Incorporation provides Hippo Holdings’ board of directors with the ability to authorize undesignated preferred stock will make it possible for Hippo Holdings’ board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Hippo Holdings. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Hippo Holdings.

Classified Board of Directors
The Certificate of Incorporation provides that Hippo Holdings’ board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third
of the board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of Hippo Holdings’ board of directors.
Special Meetings of Stockholders
The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of Hippo Holdings’ board of directors, (b) Hippo Holdings’ board of directors, (c) the Chief Executive Officer of Hippo Holdings or (d) the President of Hippo Holdings, provided that such special meeting may be postponed, rescheduled or cancelled by Hippo Holdings’ board of directors or other person calling the meeting.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Action by Written Consent
The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Removal of Directors
Hippo Holdings’ board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of Hippo Holdings entitled to vote at an election of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Certificate of Incorporation, Hippo Holdings opted out of Section 203 of the DGCL, but the Certificate of Incorporation provides other similar restrictions regarding takeovers by interested stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation provides that Hippo Holdings will indemnify Hippo Holdings’ officers and directors to the fullest extent authorized or permitted by applicable law. Hippo Holdings has entered into and expects to continue to enter into agreements to indemnify Hippo Holdings’ directors, executive officers and other employees as determined by Hippo Holdings’ board of directors. Under the Bylaws, Hippo Holdings is required to indemnify each of Hippo Holdings’ directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Hippo Holdings or was serving at Hippo Holdings’ request as a director, officer, employee or agent for another entity. Hippo Holdings must indemnify Hippo Holdings’ officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Hippo Holdings, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require Hippo Holdings to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Hippo Holdings. Any claims for indemnification by Hippo Holdings’ directors and officers may reduce Hippo Holdings’ available funds to satisfy successful third-party claims against Hippo Holdings and may reduce the amount of money available to Hippo Holdings.
Exclusive Jurisdiction of Certain Actions
Our Certificate of Incorporation and Bylaws provide, that: (i) unless Hippo Holdings consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of Hippo Holdings, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of Hippo Holdings’ current or former director, officer, other employee, agent or stockholder to the company or Hippo Holdings’ stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the DGCL or the Certificate of Incorporation, Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless Hippo Holdings consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause Hippo Holdings irreparable harm, and Hippo Holdings will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in the Certificate of Incorporation or Bylaws precludes stockholders that assert claims under the Exchange Act, from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.
Although the Certificate of Incorporation or Bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Transfer Agent
The transfer agent for Hippo Holdings common stock is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Hippo Holdings common stock or Hippo Holdings warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Hippo Holdings at the time of, or at any time during the three months preceding, a sale and (ii) Hippo Holdings is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Hippo Holdings was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Hippo Holdings common stock shares or Hippo Holdings warrants for at least six months but who are affiliates of Hippo Holdings at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Hippo Holdings common stock then outstanding; or

•	the average weekly reported trading volume of Hippo Holdings’ common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Hippo Holdings under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Hippo Holdings.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Hippo Holdings is no longer a shell company and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein, includes donees, pledgees, transferees, distributees or other successors-in-interest
selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•
block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and

•	a combination of any such methods of sale.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.
Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.
A Selling Securityholder that is an entity may elect to make an in-kind
distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.
We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS
Latham & Watkins LLP has passed upon the validity of the securities of Hippo Holdings offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The consolidated financial statements of Hippo at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021 included in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. We have also filed a registration statement on Form
S-1,
including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at www.sec.gov. Those filings are also available to the public on, or accessible through, our investor relations website under the heading “Financials” at investors.hippo.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

HIPPO HOLDINGS INC.

Schedules other than those listed are omitted for the reason that they are not required, are not applicable or that equivalent information has been included in the financial statements or notes thereto or elsewhere herein.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Hippo Holdings Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Hippo Holdings Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2019
San Francisco, California
March 14, 2022

HIPPO HOLDINGS INC.
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31,
	2021	2020
Assets
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost: $55.6 million and $55.9 million, respectively)	$54.9	$56.0
Short-term investments	9.1	—

Total investments	64.0	56.0
Cash and cash equivalents	775.6	452.3
Restricted cash	43.1	40.1
Accounts receivable, net of allowance of $0.4 million and $0.5 million, respectively	56.5	37.1
Reinsurance recoverable on paid and unpaid losses and LAE	266.9	134.1
Prepaid reinsurance premiums	231.6	129.4
Ceding commissions receivable	41.6	21.3
Capitalized internal use software	25.9	14.7
Goodwill	53.5	47.8
Intangible assets	32.2	33.9
Other assets	51.8	12.7

Total assets	$1,642.7	$979.4

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Liabilities:
Loss and loss adjustment expense reserve	$260.8	$105.1
Unearned premiums	253.1	150.3
Reinsurance premiums payable	159.4	86.1
Provision for commission	12.3	28.2
Convertible promissory notes	—	273.0
Derivative liability on notes	—	113.3
Contingent consideration liability	11.6	12.0
Preferred stock warrant liabilities	—	22.9
Accrued expenses and other liabilities	83.8	43.2

Total liabilities	781.0	834.1
Commitments and contingencies (Note 15)
Convertible preferred stock:
Preferred stock, $0.0001 par value per share; 10,000,000 and 323,232,460 shares authorized as of December 31, 2021 and December 31, 2020, respectively; 0 and 305,887,443 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively; Liquidation preferences of $0 and $359.4 million as of December 31, 2021 and December 31, 2020, respectively	—	344.8
Stockholders’ equity (deficit)
Common stock, $0.0001 par value per share; 2,000,000,000 and 582,981,484 shares authorized as of December 31, 2021 and December 31, 2020, respectively; 565,031,129 and 92,547,013 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,488.3	56.9
Accumulated other comprehensive (loss) income	(0.7)	0.1
Accumulated deficit	(628.0)	(256.6)

Total Hippo stockholders’ equity (deficit)	859.6	(199.6)
Noncontrolling interest	2.1	0.1

Total stockholders’ equity (deficit)	861.7	(199.5)

Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$1,642.7	$979.4

See Notes to the Consolidated Financial Statements

HIPPO HOLDINGS INC.
Consolidated Statements of Operations and Comprehensive Loss
(In millions, except share and per share data)

	Year Ended December 31,
	2021	2020
Revenue:
Net earned premium	$38.9	$17.1
Commission income, net	37.5	27.1
Service and fee income	14.5	6.3
Net investment income	0.3	1.1

Total revenue	91.2	51.6
Expenses:
Losses and loss adjustment expenses	84.4	25.3
Insurance related expenses	41.7	19.3
Technology and development	36.2	18.0
Sales and marketing	95.0	69.4
General and administrative	49.2	36.8
Interest and other expense, net	198.9	26.0
Gain on extinguishment of debt	(47.0)	—

Total expenses	458.4	194.8

Loss before income taxes	(367.2)	(143.2)
Income taxes expense (benefit)	0.7	(1.8)

Net loss	(367.9)	(141.4)

Net income attributable to noncontrolling interests, net of tax	3.5	0.1

Net loss attributable to Hippo	$(371.4)	(141.5)

Other comprehensive loss:
Change in net unrealized gain or loss on investments, net of tax	(0.8)	—

Comprehensive loss attributable to Hippo	$(372.2)	$(141.5)

Per share data:
Net loss attributable to Hippo — basic and diluted	$(371.4)	$(141.5)

Weighted-average shares used in computing net loss per share attributable to Hippo — basic and diluted	272,168,933	86,897,893

Net loss per share attributable to Hippo — basic and diluted	$(1.36)	$(1.63)

See Notes
to
the Consolidated Financial Statements

HIPPO HOLDINGS INC.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(In millions, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Hippo Stockholders’ Equity (Deficit)	Non controlling Interests	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	250,604,066	$190.3	83,936,968	$—	$36.7	$0.1	$(115.1)	$(78.3)	$—	$(78.3)
Net loss	—	—	—	—	—	—	(141.5)	(141.5)	0.1	(141.4)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—
Issuance of Series D preferred stock, net of issuance costs	2,235,226	4.8	—	—	—	—	—	—	—	—
Issuance of Series E preferred stock, net of issuance costs	53,048,151	149.7	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	8,205,205	—	2.5	—	—	2.5	—	2.5
Vesting of early exercised stock options	—	—	269,091	—	—	—	—	—	—	—
Vesting of restricted stock awards	—	—	135,749	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	17.7	—	—	17.7	—	17.7

Balance at December 31, 2020	305,887,443	$344.8	92,547,013	$—	$56.9	$0.1	$(256.6)	$(199.6)	$0.1	$(199.5)
Net Loss	—	—	—	—	—	—	(371.4)	(371.4)	3.5	(367.9)
Other comprehensive loss	—	—	—	—	—	(0.8)	—	(0.8)	—	(0.8)
Exercise of preferred stock warrant	17,344,906	173.4	—	—	—	—	—	—	—	—
Convertible preferred stock conversion	(323,232,349)	(518.2)	323,232,349	—	518.2	—	—	518.2	—	518.2
Convertible debt conversion	—	—	43,449,312	—	434.5	—	—	434.5	—	434.5
Issuance of common stock in connection with the Business Combination, net	—	—	54,988,620	—	453.9	—	—	453.9	—	453.9
Acquisition of public and private placement warrants	—	—	—	—	(14.6)	—	—	(14.6)	—	(14.6)
Issuance of common stock in an acquisition	—	—	1,200,000	—	6.2	—	—	6.2	—	6.2
Issuance of common stock upon exercise of stock options and vesting of RSU’s	—	—	22,089,626	—	5.2	—	—	5.2	—	5.2
Vesting of early exercised stock options	—	—	343,370	—	0.8	—	—	0.8	—	0.8
Exercise of common stock warrants, net	—	—	27,202,571	—	—	—	—	—	—	—
Repurchase of common stock	—	—	(21,732)	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	27.2	—	—	27.2	—	27.2
Other	—	—	—	—	—	—	—	—	(1.5)	(1.5)

Balance at December 31, 2021	—	$—	565,031,129	$—	$1,488.3	$(0.7)	$(628.0)	$859.6	$2.1	$861.7
See Notes to the Consolidated Financial Statements

HIPPO HOLDINGS INC.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(367.9)	$(141.4)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11.0	6.7
Stock–based compensation expense	24.3	17.2
Change in fair value of preferred stock warrant liabilities	121.6	16.2
Change in fair value of warrant liability	(10.3)	—
Change in fair value of contingent consideration liability	3.5	3.4
Change in fair value of derivative liability on notes	61.4	6.2
Amortization of debt discount	20.4	—
Gain on extinguishment of debt	(47.0)	—
Non-cash interest expense	5.7	—
Non-cash service expense	7.0	—
Other non-cash items	2.1	1.3
Changes in assets and liabilities:
Accounts receivable, net	(19.5)	(14.7)
Reinsurance recoverable on paid and unpaid losses and LAE	(132.8)	(17.7)
Ceding commissions receivable	(20.3)	(3.4)
Prepaid reinsurance premiums	(102.2)	2.5
Other assets	(32.8)	(7.8)
Provision for commission	(15.9)	15.3
Accrued expenses and other liabilities	35.4	10.9
Loss and loss adjustment expense reserves	155.7	11.8
Unearned premiums	102.8	18.1
Reinsurance premiums payable	73.3	10.0

Net cash used in operating activities	(124.5)	(65.4)
Cash flows from investing activities:
Capitalized internal use software costs	(13.3)	(9.0)
Purchase of intangible assets	(3.3)	—
Purchases of property and equipment	(0.8)	(0.4)
Purchases of investments	(26.2)	(16.7)
Maturities of investments	5.8	76.8
Sales of investments	10.7	30.7
Cash paid for acquisitions, net of cash acquired	(0.6)	(83.7)
Other	(2.3)	—

Net cash used in investing activities	(30.0)	(2.3)
Cash flows from financing activities:
Proceeds from Series D preferred stock, net of issuance costs	—	4.9
Proceeds from Series E preferred stock, net of issuance costs	—	149.7
Proceeds from the exercise of preferred stock warrants	29.0	—
Proceeds from reverse recapitalization, net of redemptions, secondaries and costs	450.3	—
Proceeds from exercise of options	5.5	2.4
Payments of contingent consideration	(2.4)	(3.9)
Proceeds from promissory notes, net of issuance costs	—	365.0
Other	(1.6)	—

Net cash provided by financing activities	480.8	518.1

Net increase in cash, cash equivalents, and restricted cash	326.3	450.4
Cash, cash equivalents, and restricted cash at the beginning of the period	492.4	42.0

Cash, cash equivalents, and restricted cash at the end of the period	$818.7	$492.4

Supplemental disclosures of non-cash financing and investing activities:
Conversion of preferred stock for common stock	$518.2	$—
Conversion of convertible notes for common stock	434.5	—
Acquisition of public and private placement warrants	14.6	—
Convertible promissory notes issued for services	7.0	12.5
Equity issued for acquisitions	6.2	—
See Notes to the Consolidated Financial Statements

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements
1. Description of Business and Summary of Significant Accounting Policies
Description of Business
Hippo Holdings Inc., referred to herein as “Hippo” or the “Company” was originally incorporated under the name Reinvent Technology Partners Z (“RTPZ”), a Cayman Islands exempted company, on October 2, 2020 for the purpose of effecting a merger, capital stock-exchange, asset acquisition, share purchase, reorganization, or similar business combination. On August 2, 2021, RTPZ domesticated as a Delaware corporation and changed its name to “Hippo Holdings Inc.” (the “Domestication”) and consummated the merger (the “First Merger”) of RTPZ Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of RTPZ, with and into Hippo Enterprises Inc., a Delaware corporation (“Old Hippo”), with Old Hippo surviving the Merger as a wholly owned subsidiary of the Company immediately following the First Merger, Old Hippo (as the surviving corporation of the First Merger) was merged with and into the Company, with the Company surviving (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Business Combination”). The Business Combination was completed pursuant to the terms of the Agreement and Plan of Merger, dated as of March 3, 2021, by and among RTPZ, Merger Sub and Old Hippo. For additional information on the Business Combination, refer to Note 2. The Company’s headquarters are located in Palo Alto, California.
The Company’s subsidiary, Hippo Analytics Inc., is a licensed insurance agency that provides various insurance services, including some or all of the following services for affiliated and non-affiliated insurance carriers: soliciting, marketing, servicing, underwriting, or providing claims processing services for a variety of commercial and personal insurance products. The Company’s insurance company subsidiaries, Spinnaker Insurance Company (“Spinnaker”), an Illinois domiciled insurance company, Spinnaker Specialty Insurance Company (“SSIC”), a Texas domiciled authorized surplus lines insurance company, and Mainsail Insurance Company (“MIC”), a Texas domiciled insurance company, underwrite personal and commercial insurance products on a direct basis through licensed insurance agents and surplus lines brokers. Hippo Analytics Inc. offers its insurance products through licensed insurance agents, and direct-to-consumer channels. The insurance products offered through Hippo Analytics Inc. primarily include homeowners’ insurance policies that protect customers from the risks of fire, wind, and theft. Hippo Analytics Inc. is licensed as an insurance agency in 50 states and the District of Columbia and currently underwrites and distributes policies in 37 states as a managing general agent. The Company’s other non-insurance subsidiaries offer service contracts, home health check-ups, and home care advice.
In November of 2019, Old Hippo formed a wholly-owned Cayman domiciled captive insurance company, RH Solutions Insurance (Cayman) Ltd. (“RHS”). In January of 2020, RHS began assuming insurance risk of policies from affiliated and non-affiliated insurance carriers solely for business written through Hippo Analytics Inc.
In August 2020, Old Hippo acquired Spinnaker, which is a licensed property casualty carrier in all 50 states and the District of Columbia. Beginning in September 2020, in connection with the acquisition of Spinnaker, the Company also retains portions of direct insurance risk for programs underwritten by third parties. The amount of risk retention is varied across the different programs. The Company retains approximately 12% of the proportional risk through Spinnaker or RHS.
Basis of Presentation and Consolidation
The consolidated financial statements and accompanying notes of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries where it has controlling financial interests, and any variable interest entities for which the Company is deemed to be the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

As a result of the Business Combination, which was completed on August 2, 2021, prior period share and per share amounts presented in the accompanying Consolidated Financial Statements and these related notes have been converted in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Refer to Note 2 for additional information.
Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, loss and loss adjustment expense (“LAE”) reserves, provision for commission slide and cancellations, reinsurance recoverable on paid and unpaid losses and LAE, the fair values of investments, common stock, stock-based awards, warrant liabilities, contingent consideration liabilities, embedded derivative liabilities, acquired intangible assets and goodwill, deferred tax assets and uncertain tax positions, and revenue recognition. The Company evaluates these estimates on an ongoing basis. These estimates are informed by experience and other assumptions that the Company believes are reasonable under the circumstances. Actual results may differ significantly from these estimates.
Business Combinations
The Company accounts for acquisitions of entities or asset groups that qualify as businesses using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Purchase consideration is allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date, which are measured in accordance with the principles outlined in ASC 820, Fair Value Measurement. The determination of fair value requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature. The excess of the total purchase consideration over the fair value of the identified net assets acquired is recognized as goodwill. The results of the acquired businesses are included in the results of operations beginning from the date of acquisition. Acquisition-related costs are expensed as incurred.
During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the allocation of purchase consideration and to the fair values of assets acquired and liabilities assumed to the extent that additional information becomes available. After this period, any subsequent adjustments are recorded in the Consolidated Statements of Operations and Comprehensive Income (Loss).
The Business Combination on August 2, 2021 was accounted for as a reverse recapitalization. See Note 2 for additional information.
Segment Information
The Company’s chief operating decision maker reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. As such, the Company has a single operating and reportable segment structure. Primarily all the Company’s long-lived assets are in the United States.
Cash, Cash Equivalents, and Restricted Cash
Cash consists of cash on deposit. The Company considers all highly liquid securities readily convertible to cash, that mature within three months or less from the original date of purchase to be cash equivalents. The

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Company’s restricted cash relates to cash restricted to support issued letter of credits and collateral to insurers. The Company’s restricted cash also includes fiduciary assets.
Fiduciary Assets and Liabilities
In its capacity as an insurance agent and broker, the Company collects premiums from insureds and, after deducting its commission, remits the premiums to the respective insurers. The Company also processes claims on behalf of insurers and collects claims from insurers on behalf of insureds. Premiums collected from insureds but not yet remitted to insurance companies and claims collected from insurance companies but not yet remitted to insureds are fiduciary assets. Fiduciary assets are recorded within restricted cash in the Company’s consolidated balance sheets. Unremitted insurance premiums and claims held in a fiduciary capacity and the obligation to remit these funds is recorded as fiduciary liabilities within accrued expenses and other liabilities in the consolidated balance sheets.
Investments
The Company has categorized its investment portfolio as available-for-sale and has reported the portfolio at fair value, adjusted for other-than-temporary declines in fair value, with unrealized gains and losses, net of tax, reported as an amount in other comprehensive loss. Fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Amortization of premium and accretion of discount are computed using the scientific method (constant yield to worst). Realized gains and losses are determined using specific identification method and included in the determination of income. Net investment income includes interest and dividend income, amortization and accretion of investment premiums and discounts, respectively, realized gains and losses on sales of securities, and other-than-temporary declines in the fair value of securities, if any.
The Company regularly reviews all the investments for other-than-temporary declines in fair value. The review includes the consideration of the cause of the impairment, including the creditworthiness of the security issuers, the number of securities in an unrealized loss position, the severity and duration of the unrealized losses, whether the Company has the intent to sell the securities, and whether it is more likely than not the Company will be required to sell the securities before the recovery of their amortized cost basis. When the Company determines that the decline in fair value of an investment is below the accounting basis and the decline is other-than-temporary, it reduces the carrying value of the security and records a loss for the amount of such decline in net investment income in the consolidated statements of operations and comprehensive loss.
Fair Value of Financial Instruments
The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions, and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that are publicly accessible at the measurement date.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

•
Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
The Company’s financial instruments include cash equivalents, restricted cash, fixed maturities, short-term investments, accounts receivable, accounts payable, assumed and ceded reinsurance contracts, preferred stock warrants and public and private warrants. Cash equivalents and restricted cash are principally stated at amortized cost, which approximates their fair value. Short-term investments and preferred stock warrants are reported at fair value. The recorded carrying amount of accounts receivable, assumed and ceded reinsurance contracts, and accounts payable approximates their fair value due to their short-term nature.
Concentration of Credit Risks
Financial instruments that potentially subject the Company to concentrations of credit risk are primarily comprised of cash and cash equivalents, short-term investments, fixed maturities available-for-sale, and reinsurance recoverables. Cash deposits may, at times, exceed amounts insured by the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation. However, its exposure to credit risk in the event of default by the financial institutions is limited to the extent of amounts recorded on the balance sheet. The Company performs evaluations of the relative credit standing of these financial institutions to limit the amount of credit exposure. The Company has not experienced any losses on its deposits of cash and cash equivalents to date. The Company limits its exposure to credit losses by investing in money market funds, U.S. government securities, or securities with average credit quality of AA- or better. Premium receivables are a mix of receivables due from policyholders, agents, and program administrators. The Company has no significant off-balance-sheet concentration of credit risks such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.
The Company enters into quota share and excess of loss contracts which may be susceptible to catastrophe exposure. The ceding of insurance does not legally discharge the Company from its primary liability for the full amount of the policy coverage, and therefore the Company will be required to pay the loss and bear collection risk if the reinsurer fails to meet its obligations under the reinsurance agreement. To minimize exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers, monitors concentrations of credit risk and, in certain circumstances, holds substantial collateral (in the form of funds withheld and letters of credit) as security under the reinsurance agreements.
Accounts Receivable
Accounts receivable consists of premium receivables and commission receivables and is reported net of an allowance for premium amounts or estimated uncollectible commission. Such allowance is based upon an ongoing review of amounts outstanding, length of collection periods, the creditworthiness of the insured and other relevant factors. Amounts deemed to be uncollectible are written off against the allowance. As of December 31, 2021 and 2020, the Company has an allowance of $0.4 million and $0.5 million, respectively. Write-offs of receivables have not been material to the Company during the years ended December 31, 2021 and 2020.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Reinsurance
Reinsurance recoverable, including amounts related to incurred but not reported claims (“IBNR”), represent paid losses and LAE and reserves for unpaid losses and LAE ceded to reinsurers that are subject to reimbursement under reinsurance treaties. To minimize exposure to losses related to a reinsurer’s inability to pay, the financial condition of such reinsurer is evaluated initially upon placement of the reinsurance and periodically thereafter. In addition to considering the financial condition of a reinsurer, the collectability of the reinsurance recoverable is evaluated based upon a number of other factors. Such factors include the amounts outstanding, length of collection periods, disputes, any collateral or letters of credit held and other relevant factors. To the extent that an allowance for uncollectible reinsurance recoverable is established, amounts deemed to be uncollectible would be written off against the allowance for estimated uncollectible reinsurance recoverable. The Company currently has no allowance for uncollectible reinsurance recoverable.
Ceded premium written is recorded in accordance with the applicable terms of the reinsurance contracts and ceded premium earned is charged against revenue over the period of the reinsurance contracts. Ceded losses incurred reduce net loss and LAE incurred over the applicable periods of the reinsurance contracts with third-party reinsurers.
Prepaid reinsurance premiums represents the unearned portion of premiums ceded to reinsurers.
Amounts recoverable from reinsurers are estimated in a manner consistent with the liability associated with the reinsured business and consistent with the terms of the underlying contract.
Deferred Policy Acquisition Costs, net of Ceding Commissions
Incremental direct costs of acquiring insurance contracts and certain costs related directly to the acquisition process are deferred and amortized over the term of the policies or reinsurance treaties to which they relate. Those costs include commissions, premium taxes, and board and bureau fees. Ceding commissions relating to reinsurance agreements are recorded as a reimbursement for both deferrable and non-deferrable acquisition costs. The portion of the ceding commission that is equal to the pro-rata share of acquisition costs based on quota share percentage is recorded as an offset to the direct deferred acquisition costs. Any portion of the ceding commission that exceeds the deferrable acquisition costs of the business ceded is recorded as a deferred liability and amortized over the same period in which the related premiums are earned. The amortization of deferred policy acquisition costs is included in insurance related expenses on the consolidated statements of operations and comprehensive loss.
The Company amortized deferred policy acquisition costs of $13.9 million and $3.7 million for the years ended December 31, 2021 and 2020, respectively.
Premium Deficiency
A premium deficiency is recognized if the sum of expected losses and LAE, unamortized acquisition costs, and policy maintenance costs exceeds the remaining unearned premiums. A premium deficiency would first be recognized by charging any unamortized acquisition costs to expense to the extent required to eliminate the deficiency. If the premium deficiency was greater than unamortized acquisition costs, a liability would be accrued for the excess deficiency. The Company does not consider anticipated investment income when determining if a premium deficiency exists. The Company recognized a $0.3 million and nil premium deficiency at December 31, 2021 and 2020, respectively.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Property and Equipment
Property and equipment is stated at cost, net of accumulated depreciation and is reflected within other assets on the consolidated balance sheets. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful life of three years for furniture, fixtures, and equipment and two years for computer equipment. Leasehold improvements are also depreciated using the straight-line method and are amortized over the shorter of the remaining term of the lease or the useful life of the improvement. Depreciation expense totaled $0.4 million for the years ended December 31, 2021 and 2020, respectively.
Expenditures for improvements are capitalized, and expenditures for maintenance and repairs are expensed as incurred. Upon sale or retirement, the cost and related accumulated depreciation is removed from the related accounts, and the resulting gain or loss, if any, is reflected in interest and other expense in the consolidated statements of operations and comprehensive loss.
Leases
The Company categorizes leases at their inception as either operating or capital leases. As of and for the years ended December 31, 2021 and 2020, the Company’s leases are categorized as operating. In certain lease agreements, the Company may receive rent holidays and other incentives. For operating leases, the Company recognizes lease costs on a straight-line basis once control of the space is achieved, without regard to deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.
Capitalized Internal Use Software
The Company capitalizes the costs to develop its internal use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of five years. Costs incurred prior to meeting these criteria, in addition to costs incurred for training and maintenance, are expensed as incurred.
Goodwill and Intangible Assets
The Company accounts for business combinations using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at their fair values as of the acquisition date on the consolidated balance sheets. Any excess of purchase price over the fair value of net assets acquired is recorded as goodwill. The determination of estimated fair value requires the Company to make significant estimates and assumptions. Transaction costs associated with business combinations are expensed as they are incurred.
Included in the purchase price of an acquisition may be an estimation of the fair value of liabilities associated with contingent consideration. The fair value of contingent consideration is based upon the present value of the expected future payments to be made to the sellers of an acquired business in accordance with the provisions contained in the respective purchase agreements. Subsequent changes in the fair value of contingent consideration are recorded in the consolidated statements of operations and comprehensive loss.
When the Company determines net assets acquired does not meet the definition of a business combination under the acquisition method of accounting, the transaction is accounted for as an acquisition of assets and, therefore, no goodwill is recorded.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Amortization and Impairment
Intangible assets with finite useful lives are amortized over their estimated useful lives in the consolidated statements of operations and comprehensive loss.
Indefinite-lived intangible assets and goodwill are not amortized but are tested for impairment annually, or more frequently if necessary. The goodwill impairment test is performed at the reporting unit level. To review for impairment the Company first assess qualitative factors to determine whether events or circumstances lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. After assessing the totality of events and circumstances, if the Company determines that it is not more likely than not that the fair value of a reporting units is less than its carrying amount, no further assessment is performed. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company calculates the fair value of that reporting unit and compares the fair value to the reporting unit’s net book value. If the fair value of the reporting unit is greater than its net book value, there is no impairment. If the net book value exceeds the reporting unit’s fair value, an impairment loss is recognized, with the loss not exceeding the total amount of goodwill allocated to that reporting unit. Determining the fair value of a reporting unit involves the use of significant estimates and assumptions. Indefinite-lived intangible assets are tested for impairment by comparing the estimated fair value of the asset to the asset’s carrying value. If the carrying value of the asset exceeds its estimated fair value, an impairment loss is recognized, and the asset is written down to its estimated fair value. There were no material impairment losses recognized on indefinite-lived intangible assets or goodwill during the years ended December 31, 2021 and 2020.
The Company evaluates the recoverability of long-lived assets, excluding goodwill and indefinite-lived intangible assets, whenever events or changes in circumstances indicate the carrying value of such asset may not be recoverable. Should there be an indication of impairment, the Company tests for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of the asset to the carrying amount of the asset or asset group. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss. There were no material impairment losses recognized on long-lived assets during the years ended December 31, 2021 and 2020.
Loss and Loss Adjustment Expense Reserve
The reserve for unpaid losses and loss adjustment expenses include estimates for unpaid claims, claims adjustment expenses on reported losses and estimates of losses incurred but not reported (IBNR), net of salvage and subrogation recoveries. The liability is based on the Company’s best estimate of the amounts yet to be paid for all loss and loss adjustment expenses that will be paid on claims that occurred during the period and prior, whether those claims are currently known or unknown.
Loss and loss adjustment reserves at December 31, 2021 are the amount of ultimate loss and loss adjustment expense less the paid amounts as of December 31, 2021.
Ultimate loss and loss adjustment expense is the sum of the following items:

1.	Loss and loss adjustment expense paid through a given evaluation date

2.	Case reserves for loss and loss adjustment expense for losses that have been reported but not yet paid as of a given evaluation date

3.	IBNR for loss and loss adjustment expense include an estimate for future loss payments on incurred claims not yet reported and for expected development on reported claims

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Case reserves are established within the claims adjustment process based on all known circumstances of a claim at the time. In addition, IBNR reserves are established by the Company based on reported loss and loss adjustment expenses and estimates of ultimate loss and loss adjustment expenses based on generally accepted actuarial reserving techniques that consider quantitative loss experience data and qualitative factors as appropriate.
The most significant assumptions used in the determination of the recorded reserve for loss and loss adjustment expenses are historical aggregate claim reporting and payment patterns, which is assumed to be indicative of future loss development and trends. Additionally, claim counts are used for analyses relating to natural disasters, such as hurricanes, earthquakes, and wildfires as losses from these events are inherently more difficult to estimate due to the potential exposure of the catastrophic events. Other assumptions considered include information developed from internal and independent external sources such as premium, rate and cost trends, litigation and regulatory trends, legislative activity, climate change, social and economic patterns.
Inherent in the estimates of ultimate loss and loss adjustment expenses are expected trends in claims severity and frequency among other factors that could vary significantly as claims are settled. The Company’s loss and loss adjustment expense reserves are continually reviewed, and adjustments, if any, are reflected in current operations in the consolidated statements of operations and comprehensive loss in the period in which they become known. The establishment of new loss and loss adjustment expense reserves or the adjustment of previously recorded loss and loss adjustment expense reserves could result in significant positive or negative changes to the Company’s financial condition for any particular period. While the Company believes that it has made a reasonable estimate of loss and loss adjustment expense reserves, the ultimate loss experience may not be as reliably predicted as may be the case with other insurance expenses, and it is possible that actual loss and loss adjustment expenses will be higher or lower than the loss and loss adjustment reserve amount recorded by the Company.
Provision for Commission
Provision for commission includes return commission payable to insurers based on the actual performance of insurance policies issued by the Company against a contractual range of performance targets. The Company’s reserve estimation is based on current and historical performance of the portfolio of insurance policies placed with the insurance carriers.
Provision for commission also includes cancellation reserve which represent the Company’s estimate of return commission payable to insureds based on policy cancellations after the effective date. The Company’s estimation for the reserve uses historical policy cancellation.
The commission slide and cancellation liabilities are based on assumptions and estimates, and while management believes the amount recorded is the Company’s best estimate, the ultimate liability may differ from the amount recorded. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in the period in which they become known.
Revenue Recognition
Net Earned Premium
Net earned premium represents the earned portion of the Company’s gross written premium for insurance policies written or assumed by the Company and less ceded written premium (any portion of the Company’s gross written premium that is ceded to third-party reinsurers under the Company’s reinsurance agreements). The

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Company earns written premiums on a pro-rata basis over the term of the policies. Unearned premium represents the unexpired portion of the Company’s gross written premium. Amounts applicable to reinsurance ceded for unearned premium reserves are reported as a prepaid reinsurance premiums on the consolidated balance sheet.
Commission Income, net
Commission income, net includes:

1.
Managing General Agent (“MGA”) Commission: The Company operates as a MGA for multiple insurers. The Company designs and underwrites insurance products on behalf of the insurers culminating in the sale of insurance policies. The Company earns recurring commission and policy fees associated with the policies, they sell. While the Company has underwriting authority and responsibility for administering claims, the Company does not take the risk associated with policies on the consolidated balance sheets. Rather, the Company works with affiliated and unaffiliated carrier platforms and a diversified panel of highly rated reinsurance companies who pay the Company commission in exchange for the opportunity to take that risk on their balance sheets. The Company’s performance obligation associated with these contracts is the placement of the policy, which is met on the effective data. Upon issuance of a new policy, the Company charges policy fees and inspection fees, retains the share of ceding commission, and remits the balance of premium collected to the respective insurers. Subsequent ceding commission adjustments arising from policy changes such as endorsements, are recognized when the adjustments can be reasonably estimated.

2.
Agency Commission: The Company also operates licensed insurance agencies that are engaged solely in the sale of policies, including non-Hippo policies. For these policies, the Company earns a recurring agency commission from the carriers whose policies the Company sells, which is recorded in the commission income, net line in the consolidated statements of operations and comprehensive loss. Similar to the MGA business, the performance obligation from the agency contracts is the placement of the insurance policies. For both MGA and insurance agency activities, the Company recognizes commission received from insurers for the sale of insurance contracts as revenue at a point in time on the policy effective dates.

3.
Ceding Commission: The Company receives revenue based on the premium it cedes to third-party reinsurers for the compensation reimbursement for the Company’s acquisition and underwriting services. Excess ceding commission over the cost of acquisition and underwriting expenses is included in commission income, net line on the consolidated statements of operations and comprehensive loss. For the policies that the Company write on its own carrier as MGA, the Company recognizes the commission as ceding commission on the consolidated statements of operations and comprehensive loss. The Company earns commission on reinsurance premium ceded in a manner consistent with the recognition of the earned premium on the underlying insurance policies, on a pro-rata basis over the terms of the policies reinsured. The Company records the portion of ceding commission income which represents reimbursement of successful direct acquisition costs related to the underlying policies as an offset to the applicable direct acquisition costs.

4.
Carrier Fronting Fees: Through the Company’s insurance-as-a-service business the Company earns recurring fees from the MGA programs it supports. The Company earns fronting fees in a manner consistent with the recognition of the earned premium on the underlying insurance policies, on a pro-rata basis over the terms of the policies. This revenue is included in the commission income, net line on the consolidated statements of operations and comprehensive loss.

5.	Claim Processing Fees: As a MGA the Company receives a fee, that is calculated as a percent of the premium, from the insurers in exchange for providing claims adjudication services. The claims

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

adjudication services are provided over the term of the policy and recognized ratably over the same period.
Service and Fee Income
Service and fee income mainly represent policy fees and small portion of other revenue. The Company directly bills policyholders for policy fees and collect and retain fees per the terms of the contracts between the Company and its insurers. Similar to the commission revenue, the Company estimates a cancellation reserve for policy fees using historical information. The performance obligation associated with these fees is satisfied at a point in time upon completion of the underwriting process, which is the policy effective date. Accordingly, the Company recognizes all fees as revenue on the policy effective date.
Disaggregated Revenue
The following table disaggregates the Company’s revenues by major source (in millions):

	Year Ended December 31,
	2021	2020
Net earned premium	$38.9	$17.1
Ceding commissions, net	21.3	1.2
Agency commissions, net	12.3	8.4
Policy fees	10.9	2.6
MGA commissions, net	2.6	12.8
Claims processing fees	1.3	4.6
Other revenue	3.6	3.8
Net investment income	0.3	1.1

Total revenue, net	$91.2	$51.6

All revenues for the years ended December 31, 2021, and 2020 are from business conducted in the United States.
Insurance-Related Expenses
Insurance-related expenses primarily consist of amortization of commissions costs and deferred acquisition costs, and credit card processing fees not charged to the Company’s customers. Insurance-related expenses also include employee compensation (including stock-based compensation and benefits) of the Company’s underwriting teams as well as allocated occupancy costs and related overhead based on headcount, and amortization of capitalized internal use software costs. Insurance-related expenses are offset by the portion of ceding commission income which represents reimbursement of successful acquisition costs related to the underlying policies. Additionally, insurance-related expenses are comprised of the costs of providing bound policies and delivering claims services to the Company’s customers. These costs include technology service costs including software, data services, and third-party call center costs in addition to personnel-related costs.
Technology and Development
Technology and development expenses primarily consist of employee compensation (including stock-based compensation and benefits) for the Company’s technology staff, which includes technology development, infrastructure support, actuarial, and third-party services. Technology and development also includes allocated facility costs and related overhead based on headcount.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Sales and Marketing
Sales and marketing expenses primarily consist of sales commissions, advertising costs, and marketing expenditures, as well as employee compensation (including stock-based compensation and benefits) for employees engaged in sales, marketing, data analytics, and customer acquisition. The Company expenses advertising costs as incurred. Sales and marketing also include allocated facility costs and related overhead based on headcount. Advertising costs were $28.9 million and $12.2 million for the years ended December 31, 2021 and 2020, respectively.
General and Administrative
General and administrative expenses primarily consist of employee compensation (including stock-based compensation and benefits) for the Company’s finance, human resources, legal, and general management functions as well as facilities, insurance, and professional services.
Interest and Other (Income) Expense
Interest and other (income) expense after the Business Combination in August 2021 primarily consist of fair value adjustments on outstanding warrants. Prior to the Business Combination, interest and other (income) expense primarily consisted of interest expense incurred for the convertible promissory notes, fair value adjustments on preferred stock warrant liabilities, and fair value adjustments on the embedded derivative on convertible promissory notes.
Gain on extinguishment of debt
The Company recorded a gain on the extinguishment of the convertible promissory notes and related derivative liability of $47.0 million and nil for the years ended December 31, 2021 and 2020, respectively.
Stock-Based Compensation Expense
The Company recognizes stock-based compensation expense based on the estimated fair value of equity-based payment awards on the date of grant using the Black-Scholes-Merton option-pricing model. The Company recognizes stock-based compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards in the Company’s consolidated statements of operations and comprehensive loss. The Company has elected to record forfeitures as they occur.
Certain employees early exercised stock options in exchange for promissory notes. The Company accounted for the promissory notes as nonrecourse in their entirety since the promissory notes are not aligned with a corresponding percentage of the underlying shares. The fair value of the stock option is recognized over the requisite service period through a charge to stock-based compensation expenses. The maturity date of the promissory notes reflects the legal term of the stock option for purposes of valuing the award. These loans and all interest accrued thereon was forgiven upon the consummation of the Business Combination. The forgiveness of the promissory notes were deemed to be exercises.
Income Taxes
The Company accounts for income taxes using the asset and liability method, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between consolidated financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.
The Company accounts for application of the U.S. Global Intangible Low Taxed Income rules by recognizing the tax in the period in which it is incurred.
The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, no amount of benefit attributable to the position is recognized. The tax benefit to be recognized of any tax position that meets the more likely than not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency.
Net Loss Per Share Attributable to Common Stockholders of Hippo Holdings Inc.
Basic and diluted net loss per share attributable to common stockholders of Hippo Holdings Inc. is presented in conformity with the two-class method required for common stock and participating securities. Under the two-class
method, net loss is attributed to common stockholders and participating securities based on their participation rights. The Company considers all series of its convertible preferred stock and unvested common stock, which includes early exercised stock options and restricted stock awards, to be participating securities as holders of such securities have non-forfeitable dividend rights in the event of the Company’s declaration of a dividend for shares of common stock.
Under the two-class method, the net loss attributable to common stockholders of Hippo Holdings Inc. is not allocated to the convertible preferred stock and unvested common stock as these securities do not have a contractual obligation to share in the Company’s losses.
Distributed and undistributed earnings allocated to participating securities are subtracted from net loss in determining net loss attributable to common stockholders. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average shares used in computing net loss per share attributable to common stockholders.
For periods in which the Company reports net losses, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
Emerging Growth Company
The Company currently qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 and is provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies.
The Company has elected to adopt new or revised accounting guidance within the same time period as private companies, unless, indicated below, management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Recent Accounting Pronouncements
Accounting Pronouncements Recently Adopted
Internal Use Software
In August 2018, the FASB issued ASU No. 2018-15,
Intangibles — Goodwill and Other — Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
. The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software as defined in ASC 350-40. ASU 2018-15 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted this new guidance on a prospective basis on January 1, 2021. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.
Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02,
Leases (Topic 842)
, which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via a right of use asset and lease liability, with an optional policy election to not recognize lease assets and lease liabilities for leases with a term of 12 months or less. The amendments also require new disclosures, including qualitative and quantitative disclosures to enable users to understand the amount, timing, and judgements related to leases and the related cash flows. ASU 2016-02 is effective for the annual periods in fiscal years beginning after December 15, 2018, and interim periods therein, using a modified retrospective approach. The Company will apply the provisions of this ASU to lease contracts as of January 1, 2022, using the modified retrospective method of adoption. The Company will use the package of practical expedients which permits to (i) not reassess whether any expired or existing contracts are or contain a lease, (ii) to not reassess historical lease classifications for existing leases, and (iii) to not reassess initial direct costs for existing leases. The Company does not anticipate lease classification of leases to change but does expect to recognize right-of-use assets and lease liabilities. These assets and liabilities are expected to represent approximately 2% of assets and liabilities on the consolidated balance sheets for existing operating leases. The Company expects the new guidance to have minimal impact on the Consolidated Statement of Operations and Consolidated Statement of Cash Flows.
In June 2016, the FASB issued ASU No. 2016-13,
Financial instruments — Credit Losses (Topic 326)
: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for fiscal years, and for interim periods within the fiscal years, beginning after December 15, 2022. The Company expects to adopt Topic 326 effective January 1, 2022 using the modified retrospective approach. Under this method, the Company will recognize the cumulative effect of adopting the standard as an adjustment to the opening balance of retained earnings as of January 1, 2022. The Company does not expect the adoption of this standard to have a material effect on the financial statements.
In January 2020, the FASB issued ASU No. 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. This ASU will be effective for annual periods beginning after December 15, 2020, and interim periods beginning after December 15, 2020. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

interim periods beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt ASU 2019-12 under the private company transition guidance beginning January 1, 2022 and does not expect the adoption of this standard to have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU No. 2020-06,
Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the timing of adoption and the impact on the consolidated financial statements, however, the Company does not expect the adoption of this standard to have a material effect on the financial statements.
2. Business Combinations
Business Combination — Reverse Recapitalization
On August 2, 2021, the Company completed the Business Combination (the “Closing”).
The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, RTPZ was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization was treated as the equivalent of Old Hippo issuing stock for the net assets of RTPZ, accompanied by a recapitalization. Operations prior to the reverse recapitalization were those of Old Hippo.
In connection with the Business Combination:

•
Certain accredited investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors agreed to purchase 55,000,000 shares (the “PIPE Shares”) of the Company’s common stock at a purchase price per share of $10.00 and an aggregate purchase price of $550.0 million (the “PIPE Investment”). The PIPE Investment was consummated concurrently with the Closing.

•	Hippo used $95.0 million to reacquire 9,500,000 shares of common stock from certain stockholders of Old Hippo prior to the Business Combination.

•
Prior to the Business Combination, RTPZ issued an aggregate of 5,750,000 shares of Class B common stock (the “Founder Shares”) to Reinvent Sponsor Z LLC, a Cayman Islands limited liability company (the “Sponsor”) for an aggregate purchase price of $25,000 in cash. All outstanding Founder Shares were automatically converted into shares of the Company’s common stock on a one-for-one basis at the Closing and will continue to be subject to the transfer restrictions applicable to such Founder Shares.

•
Prior to the Closing, holders of 19,261,380 shares of Class A common stock of RTPZ exercised their rights to redeem those shares for cash at an approximate price of $10.00 per share, for an aggregate of approximately $192.6 million which was paid to such holders at Closing. The remaining Class A common stock of RTPZ converted into shares of the Company’s common stock on a one-for-one basis at the Closing.

•	Immediately after giving effect to the Merger and the PIPE Investment, there were 559,731,226 shares of Hippo common stock outstanding.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

The aggregate gross cash consideration received by the Company in connection with the Business Combination and the PIPE investment was $587.7 million, which consisted of proceeds of $550.0 million from the PIPE Investment, plus approximately $37.7 million of cash from the Company’s trust account that held the proceeds from RTPZ’s initial public offering (the “Trust Account”) post-redemption of shares of RTPZ’s Class A common stock from RTPZ’s Class A stockholders. The aggregate cash consideration received was reduced by $95.0 million for the repurchase of common stock and reduced by $42.4 million for the payment of direct transaction costs incurred by Old Hippo and the Company which were reflected as a reduction of proceeds. The remaining consideration consisted of 495,242,606 newly issued shares of the Company’s common stock.
The following table reconciles the elements of the Business Combination and the PIPE investment to the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholders’ Equity (Deficit) for the year ended December 31, 2021:

in millions	Recapitalization
Cash in trust, net of redemptions	$37.7
Cash — PIPE	550.0
Less: Cash used for repurchase of common stock	(95.0)
Less: transaction costs and advisory fees	(42.4)

Net cash received from the Business Combination and PIPE investment	$450.3
Net assets acquired from the Business Combination	3.6

Total	$453.9

The number of shares of common stock issued immediately following the consummation of the Business Combination and the PIPE Investment:

Number of Shares
Class A common stock outstanding prior to Business Combination	23,000,000
Less: Redemption of RTPZ Class A common stock	(19,261,380)

Class A common stock of RTPZ	3,738,620
RTPZ Founder shares — Class B	5,750,000
PIPE Shares	55,000,000

Business Combination and PIPE shares which converted to Hippo common stock	64,488,620
Old Hippo shares, net of repurchase (1)	495,242,606

Total shares of common stock outstanding immediately after Business Combination and PIPE investment	559,731,226

(1)
The number of Old Hippo shares was determined based on Old Hippo common stock outstanding immediately prior to the closing of the Business Combination multiplied by the Exchange Ratio of 6.95433 adjusted for buyback of 9,500,000 shares of common stock. For further details, refer to Note 17, Stockholders’ Equity.

In connection with the Business Combination, preferred stock warrants were exercised for cash proceeds of $29.0 million. See also Note 13, Convertible Promissory Notes and Derivative Liability, Note 14, Public Warrants and Private Placement Warrants, Note 16, Convertible Preferred Stock, and Note 17, Stockholders’ Equity for additional information regarding changes to the instruments as a result of the Business Combination.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

3. Investments
The amortized cost and fair value of fixed maturities securities and short-term investments are as follows (in millions):

	December 31, 2021
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Fixed maturities available-for-sale:
U.S. government and agencies	$9.3	$—	$—	$9.3
States, and other territories	5.8	—	(0.1)	5.7
Corporate securities	17.3	—	(0.2)	17.1
Foreign securities	0.9	—	—	0.9
Residential mortgage-backed securities	10.8	—	(0.2)	10.6
Commercial mortgage-backed securities	4.8	—	(0.1)	4.7
Asset backed securities	6.7	—	(0.1)	6.6

Total fixed maturities available-for-sale	55.6	—	(0.7)	54.9
Short-term investments:
U.S. government and agencies	9.1	—	—	9.1

Total	$64.7	$—	$(0.7)	$64.0

	December 31, 2020
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Fixed maturities available-for-sale:
U.S. government and agencies	$10.1	$—	$—	$10.1
States, and other territories	5.1	—	—	5.1
Corporate securities	17.4	—	—	17.4
Foreign securities	0.8	—	—	0.8
Residential mortgage-backed securities	12.9	—	—	12.9
Commercial mortgage-backed securities	5.4	0.1	—	5.5
Asset backed securities	4.2	—	—	4.2

Total	$55.9	$0.1	$—	$56.0

As of December 31, 2021, no securities have been in a continuous unrealized loss position for greater than 12 months. There were no other-than-temporary impairments recognized for the years ended December 31, 2021 and 2020.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

The amortized cost and fair value of fixed maturities securities by contractual maturity are as follows (in millions):

	December 31, 2021
	Amortized Cost	Fair Value
Due to mature:
One year or less	$10.5	$10.5
After one year through five years	18.3	18.1
After five years	4.5	4.4
Residential mortgage-backed securities	10.8	10.6
Commercial mortgage-backed securities	4.8	4.7
Asset backed securities	6.7	6.6

Total fixed maturities available-for-sale	$55.6	$54.9

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
Net realized gains on fixed maturity securities were insignificant for the years ended December 31, 2021 and 2020, respectively.
The Company’s net investment income is comprised of the following (in millions):

	Year Ended December 31,
	2021	2020
Fixed maturities income	$0.4	$1.1
Short-term investment income	—	—

Total gross investment income	0.4	1.1
Investment expenses	(0.1)	—

Net investment income	$0.3	$1.1

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Pursuant to certain regulatory requirements, the Company is required to hold assets on deposit with various state insurance departments for the benefit of policyholders. These special deposits are included in cash and cash equivalents, or fixed maturities, available-for-sale on the consolidated balance sheets. The following table summarizes special deposits (in millions):

	December 31, 2021		December 31, 2020
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
State
New York	$3.2	$3.2	$3.1	$3.1
Illinois	1.9	1.9	1.6	1.6
Colorado	1.4	1.5	1.5	1.5
Virginia	0.3	0.4	0.4	0.4
North Carolina	0.3	0.3	0.3	0.3
New Mexico	0.3	0.3	0.4	0.4
Vermont	0.3	0.3	0.3	0.3
Florida	0.3	0.3	0.3	0.3
Nevada	0.2	0.2	0.4	0.4
Massachusetts	0.1	0.1	0.1	0.1
Georgia	0.1	0.1	—	—

Total states	$8.4	$8.6	$8.4	$8.4

4. Cash, Cash Equivalents, and Restricted Cash
The following table sets forth the cash, cash equivalents, and restricted cash (in millions):

	December 31, 2021	December 31, 2020
Cash and cash equivalents:
Cash	$219.2	$56.7
Money market funds	556.4	372.1
Treasury bills	—	23.5

Total cash and cash equivalents	775.6	452.3

Restricted cash:
Fiduciary assets	25.0	12.1
Letters of credit and cash on deposit	18.1	28.0

Total restricted cash	43.1	40.1

Total cash, cash equivalents, and restricted cash	$818.7	$492.4

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

5. Fair Value Measurement
The following table summarizes the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis (in millions):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial assets:
Cash equivalents:
Money market funds	$556.4	$—	$—	$556.4

Total cash equivalents	556.4	—	—	556.4

Fixed maturities available-for-sale:
U.S. government and agencies	9.3	—	—	9.3
States, and other territories	—	5.7	—	5.7
Corporate securities	—	17.1	—	17.1
Foreign securities	—	0.9	—	0.9
Residential mortgage-backed securities	—	10.6	—	10.6
Commercial mortgage-backed securities	—	4.7	—	4.7
Asset backed securities	—	6.6	—	6.6

Total fixed maturities available-for-sale	9.3	45.6	—	54.9

Short term investments
U.S. government and agencies	—	9.1	—	9.1

Total financial assets	$565.7	$54.7	$—	$620.4

Financial liabilities:
Contingent consideration liability	$—	$—	$11.6	$11.6
Public warrants	2.2	—	—	2.2
Private placement warrants	—	2.1	—	2.1

Total financial liabilities	$2.2	$2.1	$11.6	$15.9

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial assets:
Cash equivalents:
Money market funds	$372.1	$—	$—	$372.1
Treasury bills	23.5	—	—	23.5

Total cash equivalents	395.6	—	—	395.6

Fixed maturities available-for-sale:
U.S. government and agencies	10.1	—	—	10.1
States, and other territories	—	5.1	—	5.1
Corporate securities	—	17.4	—	17.4
Foreign securities	—	0.8	—	0.8
Residential mortgage-backed securities	—	12.9	—	12.9
Commercial mortgage-backed securities	—	5.5	—	5.5
Asset backed securities	—	4.2	—	4.2

Total fixed maturities available-for-sale	10.1	45.9	—	56.0

Total financial assets	$405.7	$45.9	$—	$451.6

Financial liabilities:
Derivative liability on convertible promissory notes	$—	$—	$113.3	$113.3
Contingent consideration liability	—	—	12.0	12.0
Preferred stock warrant liabilities	—	—	22.9	22.9

Total financial liabilities	$—	$—	$148.2	$148.2

The Company’s policy is to recognize transfers into and transfers out of fair value hierarchy levels at the end of each reporting period. Other than the Private Warrant Liability noted below there were no transfers between levels in the fair value hierarchy during the years ended December 31, 2021 and December 31, 2020.
Preferred Stock Warrant Liabilities
The table below presents changes in the preferred stock warrant liability valued using Level 3 inputs (in millions):

	2021	2020
Balance as of January 1,	$22.9	$6.7
Changes in fair value	121.6	16.2
Settlement of preferred stock warrants	(144.5)	—

Balance as of December 31,	$—	$22.9

Contingent Consideration
The contingent consideration, relating to the Company’s 2019 acquisition of North American Advantage Insurance Services, LLC is re-valued to fair value at the end of each reporting period using the present value of future payments based on an estimate of revenue and customer renewals of the acquiree. North American Advantage Insurance Services, LLC’s ultimate parent company was Lennar Corporation, a related party of the Company. There is no limit to the maximum potential contingent consideration as the consideration is based on

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

acquired customer retention. The table below presents the changes in the contingent consideration liability valued using Level 3 inputs (in millions):

	2021	2020
Balance as of January 1,	$12.0	$13.8
Payments of contingent consideration	(3.9)	(5.2)
Changes in fair value	3.5	3.4

Balance as of December 31,	$11.6	$12.0

Derivative liability on notes
The embedded derivative liabilities on the issued and outstanding convertible promissory notes are re-valued to the current fair value at the end of each reporting period using the income-based approach with or without a 10% discount. As of August 2, 2021, the expected time to conversion used in the final mark to market valuation was 0.0-2.6 years. The table below presents the changes in derivative liability on convertible promissory notes valued using Level 3 inputs (in millions):

	2021	2020
Balance as of January 1,	$113.3	$—
Initial measurement of new derivative	2.8	107.2
Changes in fair value	61.4	6.1
Settlement of derivative liability	(177.5)	—

Balance as of December 31,	$—	$113.3

Warrant liability
The public and private warrants (as noted in Note 14) were acquired as part of the Business Combination and are measured at fair value on a recurring basis at the end of each reporting period within accrued expenses and other liabilities in the consolidated balance sheet.
The Public Warrant Liability is classified as a Level 1 fair value measurement due to the use of an observable market quote in an active market. The Company reclassified the Private Placement Warrants from Level 3 to Level 2 as of December 31, 2021, as the Company considers the fair value of each Private Placement Warrant to be equivalent to that of each Public Warrant, with an immaterial adjustment for short-term marketability restrictions.
The following table presents the changes in the fair value of the warrant liability (Public Warrants and Private Placement Warrants) (in millions):

2021
Balance as of January 1,	$—
Initial measurement of warrants	14.6
Changes in fair value	(10.3)

Balance as of December 31,	$4.3

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

6. Goodwill
The following table represents the changes in goodwill (in millions):

Balance at January 1, 2020	$1.9
Additions from acquisitions	45.9

Balance at December 31, 2020	$47.8
Additions from acquisitions	5.2
Other adjustments	0.5

Balance at December 31, 2021	$53.5

See Note 20 for additional information regarding the Company’s acquisitions including recognition of goodwill.
7. Intangible Assets

		December 31, 2021			December 31, 2020
	Weighted- Average Useful Life Remaining (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
		(in millions)			(in millions)
Agency and carrier relationships	6.9	$13.5	$(1.7)	$11.8	$13.5	$(0.1)	$13.4
State licenses and domain name	Indefinite	10.5	—	10.5	7.1	—	7.1
Customer relationships	3.2	13.7	(6.0)	7.7	13.2	(3.8)	9.4
Developed technology	0.3	3.6	(2.7)	0.9	3.6	(1.4)	2.2
VOBA	0.7	0.1	(0.1)	—	0.1	—	0.1
Other	6.5	2.0	(0.7)	1.3	1.9	(0.2)	1.7

Total intangible assets, net		$43.4	$(11.2)	$32.2	$39.4	$(5.5)	$33.9

Amortization expense related to intangible assets for the years ended December 31, 2021 and 2020 was $5.7 million and $3.7 million, respectively. The amortization expense is included in technology and development expenses for developed technology, sales and marketing expenses for customer relationships, agency relationships, carrier relationships and other. Amortization expense related to value of business acquired (VOBA) is included in general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.
As of December 31, 2021, the projected annual amortization expense for the Company’s intangible assets for the next five years is as follows (in millions):

Year ending December 31,
2022	$5.2
2023	4.2
2024	4.0
2025	2.4
2026	1.7
Thereafter	4.2

Total	$21.7

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

8. Capitalized Internal Use Software
The following table represents the changes in capitalized internal use software:

	December 31, 2021	December 31, 2020
	(in millions)
Capitalized internal use software	$34.5	$18.4
Less: accumulated amortization	(8.6)	(3.7)

Total capitalized internal use software	$25.9	$14.7

Amortization expense totaled $4.9 million and $2.6 million for the years ended December 31, 2021 and 2020, respectively.
9. Accrued Expenses and Other Liabilities

	December 31, 2021	December 31, 2020
	(in millions)
Claim payments outstanding	$23.2	$9.9
Deferred revenue	11.2	1.7
Advances from customers	8.7	4.4
Employee related accruals	8.5	5.0
Accrued licenses and taxes	5.8	2.5
Premium refund liability	4.8	2.6
Warrant liability	4.3	—
Fiduciary liability	3.7	5.0
Other	13.6	12.1

Total accrued expenses and other liabilities	$83.8	$43.2

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

10. Loss and Loss Adjustment Expense Reserves
The reconciliation of the beginning and ending reserve balances for losses and loss adjustment expenses, net of reinsurance is summarized as follows for the year ended December 31, (in millions):

	2021	2020
Reserve for losses and LAE gross of reinsurance recoverables on unpaid losses and LAE as of beginning of the period	$105.1	$—
Reinsurance recoverables on unpaid losses	(92.1)	—

Reserve for losses and LAE, net of reinsurance recoverables as of beginning of the period	13.0	—
Add: Incurred losses and LAE, net of reinsurance, related to:
Current year	85.0	25.3
Prior years	(0.6)	—

Total incurred	84.4	25.3
Deduct: Loss and LAE payments, net of reinsurance, related to:
Current year	43.6	17.0
Prior year	9.8	0.3

Total paid	53.4	17.3
Reserve for losses and LAE, net of reinsurance recoverables acquired from Spinnaker	—	5.0
Reserve for losses and LAE, net of reinsurance recoverables at end of period	44.0	13.0
Add: Reinsurance recoverables on unpaid losses and LAE at end of period	216.8	92.1

Reserve for losses and LAE gross of reinsurance recoverables on unpaid losses and LAE as of end of the period	$260.8	$105.1

Loss development occurs when actual losses incurred vary from the Company’s previously developed estimates, which are established through our reserve analysis processes.
Net incurred losses and LAE experienced favorable development of $0.6 million and nil for the years ended December 31, 2021 and 2020, respectively. The prior period net reserve release of $0.6 million was driven by favorable net loss development relating to the 2020 accident year. While the 2020 accident year had unfavorable gross reserve development of $6.2 million on Hurricane Sally, the net impact for that event was nil due to our reinsurance protection. These changes are generally a result of ongoing analysis of recent loss development trends. Loss and LAE are updated as additional information becomes known.
Unpaid loss and LAE includes anticipated salvage and subrogation recoverable. The amount of anticipated salvage and subrogation recoverable is insignificant as of December 31, 2021.
Incurred loss and LAE, net of reinsurance
The following tables present information about incurred and paid loss development as of December 31, 2021, net of reinsurance, as well as cumulative claim frequency and the total of IBNR reserves. For the purpose of defining claims frequency, the number of reported claims is by loss occurrence and does not include claims that do not result in indemnification of loss. The information about incurred and paid claims development for the years ended prior to December 31, 2021 is presented as unaudited supplementary information. In addition, the

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

following table shows incurred loss and LAE by accident year in aggregate as the Company has one single operating and reportable segment (in millions, except for number of claims):

	December 31,							December 31, 2021
	2015*	2016*	2017*	2018*	2019*	2020*	2021	IBNR	Cumulative Number of Reported Claims
Accident Year
2015	$—	$—	$—	$—	$—	$—	$—	$—	7
2016		2.5	1.9	1.9	1.8	1.8	1.8	—	715
2017			5.2	4.4	4.0	4.0	4.0	—	3,072
2018				7.8	7.2	7.2	7.2	0.5	5,882
2019					4.8	4.9	4.7	—	14,952
2020						28.1	27.7	1.5	28,304
2021							76.7	32.1	38,903

Total incurred Loss and Loss Adjustment Expenses, net							$122.1	$34.1	91,835

*	Presented as unaudited required supplementary information
Cumulative paid loss and LAE, net of reinsurance

	December 31,
	2015*	2016*	2017*	2018*	2019*	2020*	2021
Accident Year
2015	$—	$—	$—	$—	$—	$—	$—
2016		1.2	1.8	1.9	1.8	1.8	1.8
2017			3.0	4.0	4.0	4.0	4.0
2018				5.3	5.7	5.7	5.7
2019					3.2	4.4	4.6
2020						17.1	26.8
2021							35.2

Total paid losses and LAE, net							$78.1
Total unpaid loss and LAE reserves, net							44.0
Ceded unpaid loss and LAE							$216.8

Gross unpaid loss and LAE							$260.8

*	Presented as unaudited required supplementary information
Average annual percentage payout of incurred loss by age, net of reinsurance (unaudited supplementary information)
The following table presents the average annual percentage payout of incurred losses by age, net of reinsurance as of December 31, 2021:

Years	1	2	3	4	5
Property and Casualty	81%	12%	3%	3%	2%

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

The reconciliation of the net incurred and paid loss information in the loss reserve rollforward table and development tables with respect to the 2021 and 2020 accident year is as follows (in millions):

	2021 Current Accident Year
	Incurred	Paid
Development table	$76.7	$35.2
Unallocated loss adjustment expense	8.3	8.3
Other	—	0.1

Rollforward table	$85.0	$43.6

	2020 Current Accident Year
	Incurred	Paid
Development table	$28.1	$17.1
Unallocated loss adjustment expense	2.2	(2.1)
Loss and LAE of Spinnaker prior to the acquisition	(5.0)	2.0

Rollforward table	$25.3	$17.0

11. Reinsurance
The Company’s insurance company subsidiaries have entered into proportional and non-proportional reinsurance treaties, under which the insurance company subsidiaries have ceded some, but not all of, the liabilities to third-party reinsurers including, but not limited to, catastrophe exposure. Additionally, the reinsurance contracts are subject to contingent commission adjustments and loss participation features, which aligns our interests with those of our reinsurers.
For the Company’s primary homeowners reinsurance treaty commencing in 2021, the Company secured proportional reinsurance from a diverse panel of nine third-party reinsurers with AM Best ratings of “A-” or better. A total of approximately 12% of the premium was retained either by Spinnaker or RHS, which aligns interests with third-party reinsurers. Two of the reinsurers, representing approximately one-third of the programs, provided three-year agreements.
As the Company is exposed to the risk of larger losses and natural catastrophe events, the Company obtained excess of loss (“XOL”) and per-risk reinsurance treaties. The XOL program provides protection from catastrophes that could impact a large number of insurance policies, which is expected to reduce the probability of losses exceeding the protection purchased to no more than 0.4%, or equivalent to a 1:250 year return period. This reinsurance also caps losses at a level which protects the Company from all but the most severe catastrophic events.
The per-risk program protects the Company from large, individual claims that are less likely to be associated with catastrophes, such as house fires. The Company purchased this coverage for the benefit of its retained shares for losses on single policies in excess of $0.5 million.
Other Spinnaker reinsurance treaties are a mix of proportional and XOL in which approximately 80% to 100% of the risk is ceded.
With all reinsurance programs, the Company is not relieved of its primary obligations to policyholders in the event of a default or the insolvency of its reinsurers. As a result, a credit exposure exists to the extent that any

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

reinsurer fails to meet its obligations assumed in the reinsurance agreements. To mitigate this exposure to reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and, in certain circumstances, hold substantial collateral (in the form of funds withheld, qualified trusts, and letters of credit) as security under the reinsurance agreements. No amounts have been recorded in the years ended December 31, 2021 and 2020 for amounts anticipated to be uncollectible or for the anticipated failure of a reinsurer to meet its obligations under the contracts.
The following tables reflect amounts affecting the consolidated balance sheets and statements of operations and comprehensive loss for ceded reinsurance as of and for the years ended December 31, 2021, and 2020 (in millions).

	As of December 31,
	2021		2020
	Loss and LAE Reserve	Unearned premiums	Loss and LAE Reserve	Unearned premiums
Direct	$253.4	$246.6	$102.7	$143.7
Assumed	7.4	6.5	2.4	6.6

Gross	260.8	253.1	105.1	150.3
Ceded	(216.8)	(231.6)	(92.1)	(129.4)

Net	$44.0	$21.5	$13.0	$20.9

	For the Year Ended December 31,
	2021			2020
	Written premiums	Earned premiums	Loss and LAE incurred	Written premiums	Earned premiums	Loss and LAE incurred
Direct	$474.0	$364.7	$498.5	$90.0	$88.7	$93.6
Assumed	3.3	9.8	16.9	26.1	9.3	13.3

Gross	477.3	374.5	515.4	116.1	98.0	106.9
Ceded	(434.8)	(335.6)	(431.0)	(78.4)	(80.9)	(81.6)

Net	$42.5	$38.9	$84.4	$37.7	$17.1	$25.3

Amounts recoverable from reinsurers are recognized in a manner consistent with the claims liabilities associated with the reinsurance placement and presented on the balance sheet as reinsurance recoverable on paid and unpaid losses and LAE. Such balance is presented in the table below (in millions).

	December 31,
	2021	2020
Reinsurance recoverable on paid loss	$50.1	$42.0
Ceded unpaid loss and LAE	216.8	92.1

Total reinsurance recoverable	$266.9	$134.1

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

To reduce credit exposure to reinsurance recoverable and prepaid reinsurance premium balances, the Company evaluates the financial condition of its reinsurers and, in certain circumstances holds collateral in the form of funds withheld and letters of credit as security under the terms of its reinsurance contracts. The Company has the following unsecured reinsurance recoverable and prepaid reinsurance premium balances from reinsurers as of December 31, 2021 (in millions):

		December 31,
AM Best Rating	Reinsurer	2021	2020
A+	Everest Insurance Company	$65.7	$4.2
A	Validus Reinsurance (Switzerland) Ltd.	57.5	22.6
A+	Transatlantic Reinsurance Company	46.3	28.8
A+	Renaissance Reinsurance U.S. Inc.	28.9	5.5
A+	Munich Reinsurance America, Inc.	18.3	11.7
A	Validus Reinsurance, Ltd.	9.6	46.9
A++	General Reinsurance Corporation	7.9	14.4

		$234.2	$134.1
	Other reinsurers	86.9	28.4

		$321.1	$162.5

12. Geographical Breakdown of Gross Written Premium
Gross written premium by state is as follows (in millions):

	Year Ended December 31,
	2021		2020
	Amount	% of GWP	Amount	% of GWP
State
Texas	$139.2	29.2%	$43.9	37.8%
California	85.2	17.9%	10.4	9.0%
Florida	26.8	5.6%	7.3	6.3%
Georgia	22.0	4.6%	4.7	4.0%
Illinois	19.1	4.0%	4.9	4.2%
Colorado	13.6	2.8%	2.5	2.2%
Missouri	13.0	2.7%	3.4	2.9%
Arizona	11.4	2.4%	1.6	1.4%
Ohio	10.5	2.2%	3.0	2.6%
New Jersey	10.4	2.2%	3.4	2.9%
Other	126.1	26.4%	31.0	26.7%

Total	$477.3	100%	$116.1	100%

13. Convertible Promissory Notes and Derivative Liability
In November 2020, and December 2020, Old Hippo issued convertible promissory notes totaling $377.5 million that mature in November 2023, and December 2023. In February 2021, Old Hippo issued an additional convertible promissory note of $7.0 million that mature in February 2024 for management services provided. The convertible promissory notes bore interest at 2.5% compounded semi-annually. If a conversion event had not occurred, the annual interest rate would have automatically increased by 2.5% up to 7.5% after

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

certain periods specified in the Purchase Agreement. After 15 months from issuance, if a conversion event had not occurred, interest would accrue at 5% per annum, compounding semi-annually, unless the Company filed an S-1 or signed a letter of intent or definitive agreements with respect to a qualified private round or public issuer merger, in which case the interest rate would have increased to 5% to apply after 21 months from issuance, provided a conversion on event had not occurred. With a prior written consent from the investor, the Company had the ability to repay the convertible promissory notes and interest, in whole or in part, any time in cash before the maturity date without a prepayment penalty. The convertible promissory notes contained an embedded derivative.
The fair value of the embedded derivatives upon issuance of the notes was $110.0 million. Interest expense was accreted on the convertible promissory notes between issuance and maturity dates with the expectation that principal and interest are likely to be settled in shares of common stock of the Company at a variable conversion price calculated at 90% of the price of the common stock of the Company. For additional information on derivative liability, refer to Note 5, Fair Value Measurement of these consolidated financial statements.
In connection with the Closing of the Business Combination on August 2, 2021, the convertible promissory notes converted into 43,449,312 shares of the Company common stock.
The carrying value of the convertible promissory notes at the conversion date was $304.0 million, net of $86.9 million of the deferred discount and issuance costs, and the carrying value of the derivative liability of $177.5 million after the final fair value adjustment on the conversion date were recorded to equity. A gain of $47.0 million was recognized upon the extinguishment of the debt and related derivative liability as the carrying amounts exceeded the value of the shares issued.
14. Public Warrants and Private Placement Warrants
In November 2020, in connection with the RTPZ IPO, RTPZ issued 4,600,000 warrants (the “Public Warrants”) to purchase its Class A ordinary shares at $11.50 per share. Concurrently, RTPZ also issued 4,400,000 warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Public and Private Placement Warrants”) to its Sponsor to purchase its Class A ordinary shares at $11.50 per share. In connection with the Business Combination, the Public and Private Placement warrants converted, on a one-for-one basis, into warrants to purchase Company common stock. All of the Public and Private Placement Warrants were outstanding as of December 31, 2021.
The Company classified the Public and Private Placement Warrants as other liabilities on its consolidated balance sheets as these instruments are precluded from being indexed to our own stock. In certain events outside of our control, the Public Warrant and Private Placement Warrant holders are entitled to receive cash, while in certain scenarios, the holders of the common stock are not entitled to receive cash or may receive less than 100% of any proceeds in cash, which precludes these instruments from being classified within equity. The Public and Private Placement Warrants were initially recorded at fair value on the date of the Business Combination and are subsequently adjusted to fair value at each subsequent reporting date. Changes in the fair value of these instruments are recognized within interest and other (income) expense, net in the Consolidated Statements of Operations and Comprehensive Loss. See Note 5, Fair Value Measurement for additional information on valuation.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

15. Commitments and Contingencies
Operating Leases
The Company leases office space under non-cancelable operating leases with various expiration dates through 2030. Rent expense, which is recognized on a straight-line basis over the lease term was $3.1 million and $2.8 million, during the years ended December 31, 2021 and 2020, respectively.
At December 31, 2021, future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, most of which pertain to real estate leases, are as follows (in millions):

Year ending December 31,
2022	$4.1
2023	5.1
2024	5.2
2025	5.2
2026	4.2
Thereafter	5.2

Total	$29.0

During the year ended December 31, 2021, the Company extended a current lease and leased additional square footage in Texas resulting in additional future payments of approximately $8.0 million extending through 2026.
Purchase Commitments
As of December 31, 2021, the Company has total minimum purchase commitments, which must be made during the next three years, of $34.6 million.
Litigation
From time to time, the Company may become involved in litigation or other legal proceedings. The Company is routinely named in litigation involving claims from policyholders. Legal proceedings relating to claims are reserved in the normal course of business. The Company does not believe it is a party to any pending litigation or other legal proceedings that is likely to have a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
On November 19, 2021, Hippo and its Chief Executive Officer (“CEO”) were named in a civil action in San Francisco Superior Court brought by Eyal Navon. Mr. Navon brings six causes of action against Hippo’s CEO for breach of fiduciary duty, breach of contract, promissory estoppel, fraud, negligent misrepresentation, and constructive fraud surrounding a loan and call option entered into between Innovius Capital Canopus I, L.P. (“Innovius”) and Mr. Navon, as well as alleged promises made by Hippo’s CEO to Mr. Navon while Mr. Navon was an employee of Hippo. Mr. Navon brings two causes of action against Hippo — he repeats the fraud claim that is alleged against the CEO, and also alleges a claim for declaratory judgment, requesting that the Court declare that Mr. Navon properly revoked the call option he entered into with Innovius.
On January 20, 2022, Hippo filed a demurrer, moving to dismiss the claims alleged in the complaint against Hippo. The Court sustained Hippo’s demurrer on March 8, 2022, dismissing all claims against Hippo without

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

prejudice, and Mr. Navon did not contest the
ruling
. Hippo’s CEO has yet to be properly served in the matter, but filed a motion to quash the attempted service of the complaint on February 16, 2022. A hearing on that motion is currently scheduled for March 18, 2022. The lawsuit is in the early stages and, at this time, the Company is unable to predict the outcome and cannot estimate the likelihood or magnitude of our possible or potential loss contingency.
16. Convertible Preferred Stock
Prior to December 31, 2020, Old Hippo issued Series A-1, A-2, B, C, D, and E convertible preferred stock. There were no new issuances of preferred stock during the year ended December 31, 2021, other than the exercise of preferred stock warrants noted below.
Upon the Closing of the Business Combination, after the exercise of preferred stock warrants, all outstanding shares of Old Hippo’s preferred stock automatically converted into 323,232,349 shares of the Company’s common stock after giving effect to the Exchange Ratio. See Note 2, Business Combinations for additional information on the Business Combination.
The following tables summarize the authorized, issued and outstanding convertible preferred stock of the Company (in millions, except share and per share data):

	December 31, 2020
	Issuance Price Per Share	Authorized Shares	Shares Issued and Outstanding	Net Carrying Value	Liquidation Preference
Preferred A-1 Stock	$0.56965	40,959,815	40,959,815	$3.4	$3.4
Preferred A-2 Stock	1.57432	48,790,097	48,590,772	10.9	11.0
Preferred B Stock	3.59757	48,326,627	48,326,627	24.9	25.0
Preferred C Stock	7.04471	69,101,902	69,101,895	56.1	70.0
Preferred C-1 Stock	11.74119	17,145,581	—	—	—
Preferred D Stock	15.16420	45,860,183	45,860,183	99.8	100.0
Preferred E Stock	19.66420	53,048,255	53,048,151	149.7	150.0

Total		323,232,460	305,887,443	$344.8	$359.4

Although the convertible preferred stock was not mandatorily or currently redeemable, a liquidation or winding up of the Company, a merger or consolidation, or a sale of substantially all the Company’s assets would have constituted a redemption event not solely within the Company’s control. Therefore, all shares of convertible preferred stock have been presented outside of permanent equity.
Preferred Stock Warrant Liabilities
In connection with obtaining a line of credit in March 2017, Old Hippo issued 28,662 warrants to purchase Series A-2 Preferred Stock. The warrants vested immediately and were exercisable up to March 13, 2027.
In connection with the issuance of Series C Preferred Stock, in October 2018, Old Hippo issued to an investor 2,465,454 warrants to purchase Series C-1 Preferred Stock. The warrants are exercisable upon vesting. In April 2020, the warrants were fully vested. The warrants will expire at the earliest of a deemed liquidation event, stock sale, or October 25, 2022.
In August 2021, prior to the Business Combination, the holders exercised their warrants for 2,494,116 shares of Old Hippo preferred stock. After giving effect to the Exchange Ratio upon the Closing of the Business Combination, the 2,494,116 shares of Old Hippo preferred stock converted into 17,344,906 shares of the Company’s common stock.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Warrants to purchase shares of redeemable convertible preferred stock were classified as a liability as the underlying redeemable convertible preferred stock was not considered redeemable and would have required us to transfer assets upon exercise. The warrants were recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. The preferred stock warrant liability is remeasured at each reporting period end with changes in fair value upon remeasurement being recorded within interest and other (income) expense in the consolidated statements of operations and comprehensive loss. See Note 5, Fair Value Measurement for additional information on the fair value of preferred stock warrant liability.
Prior to the Business Combination on August 2, 2021, the aggregate fair value of the preferred stock warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.
The Company used the Black-Scholes-Merton option-pricing model, which incorporates assumptions and estimates, to value the preferred stock warrants. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of the Company’s Series A-2 and Series C-1 convertible preferred stock, risk free interest rate, expected dividend yield, expected volatility of the price of the underlying preferred stock, and an expected term of the preferred stock warrants.
The most significant assumption impacting the fair value of the preferred stock warrants is the fair value of the Series A-2 and C-1 Preferred Stock as of each remeasurement date. The Company determined the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its preferred stock, results obtained from third-party valuations, and additional factors that were deemed relevant. The Company used the fair value of its common share per the Business Combination to mark to market the value the warrants upon exercise immediately prior to the Business Combination.
The following assumptions were used in determining fair value of the convertible preferred stock warrant liabilities:

December 31, 2020
Fair value of Series A-2 Preferred Stock	$18.25
Fair value of Series C-1 Preferred Stock	$20.09
Exercise price A-2 Preferred Stock	$1.57
Exercise price C-1 Preferred Stock	$11.74
Expected term (in years)	1.8-6.2
Expected volatility	29.0%-40.7%
Risk-free interest rate	0.1%-0.5%
Expected dividend yield	—%
17. Stockholders’ Equity
Common Stock
On August 2, 2021, the Company’s common stock and warrants began trading on the New York Stock Exchange (“NYSE”) under the ticker symbols “HIPO” and “HIPO.WS”, respectively. Pursuant to Certificate of Incorporation, the Company is authorized to issue 2 billion shares of common stock, with a par value of $0.0001 per share. Each share of common stock is entitled to one vote. The holders of the common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors. No dividends have been declared or paid since inception.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

As described in Note 2, Business Combinations, the Company issued 495,242,606 shares of the Company’s common stock in the Business Combination. The below table shows the conversion of Old Hippo’s outstanding instruments on the date of the Closing that were converted, exercised, or issued as stock consideration.

Description	Balance outstanding prior to the Business Combination	Exchange Ratio	Post Conversion Balances
Old Hippo common stock	15,940,914	6.95433	110,858,374
Old Hippo convertible preferred stock	43,985,178	6.95433	305,887,443
Old Hippo convertible promissory notes	6,247,807	6.95433	43,449,312
Old Hippo preferred stock warrants	2,494,116	6.95433	17,344,906
Old Hippo common stock warrants	3,911,610	6.95433	27,202,571

			504,742,606
Less: Repurchase of common stock			(9,500,000)

Net Old Hippo shares consideration			495,242,606

In connection with the Closing of the Business Combination on August 2, 2021, the Company issued 55,000,000 shares of Common Stock in the PIPE Investment to certain qualified institutional buyers and accredited investors that agreed to purchase such shares, for aggregate consideration of $550.0 million. Refer to Note 2, Business Combinations for more information.
Common Stock Warrants
In December 2017, the Company issued 4,738,051 warrants for common stock to one of its investors. The warrants were subject to performance vesting and are accounted for as stock-based compensation expense when it is probable that the awards will vest. In October 2018 in connection with the issuance of Series C Preferred Stock, these warrants were amended to eliminate the performance vesting conditions and replace it with a time-based condition. Up until the amended date, none of the warrants were probable of being vested and no expense had been recorded. The fair value of the warrant upon the amendment was allocated to additional paid-in capital as part of the issuance of Series C Preferred Stock, net of issuance costs and preferred stock warrants.
In February 2018, the Company issued 4,738,051 warrants for common stock to one of its investors. The warrants are subject to performance vesting and is accounted for as stock-based compensation expense when it is probable that the awards will vest. In December 2020, these warrants were amended, and 62,500 warrants were vested. As a result of the modification, the Company recorded a stock-based compensation charge of $1.0 million to reflect the acceleration of 62,500 shares that would otherwise not have vested. Up until the amended date, none of the remaining warrants were probable of being vested and no expense had been recorded.
On August 2, 2021, 3,911,610 warrants were exercised for shares of Old Hippo common stock and the remaining 5,564,492 warrants were cancelled. After giving effect to the Exchange Ratio and upon the Closing of the Business Combination, the exercised warrants converted into 27,202,571 shares of Hippo Holdings Inc. common stock.
The following common stock warrants were outstanding as of December 31, 2020:

Issue Date	Exercise Price Per Share	Number of Warrants	Expiration Date	Outstanding as of December 31, 2020
December 11, 2017	$0.01	4,738,051	December 31, 2022	4,738,051
February 19, 2018	$0.01	4,738,051	August 19, 2022	4,738,051

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Stock-Based Compensation Plans
2019 Stock Option and Grant Plan
Adopted in 2019, the 2019 Stock Option and Grant Plan (“the 2019 Stock Plan”) provides for the direct award or sale of shares, the grant of options to purchase shares, and the grant of restricted stock units (“RSUs”) to employees, consultants, and outside directors of the Company. Stock options under the plan may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”), with an exercise price of not less than 100% of fair market value on the grant date, with a term less than or equal to ten years. The vesting period of each option and RSU shall be as determined by a committee of the Company’s board of directors but is generally over four years. Upon the closing of the Business Combination, the remaining unallocated share reserve under the 2019 Plan was cancelled and no new awards will be granted under such plan. Awards outstanding under the 2019 Plan were assumed by the Company upon the Closing and continue to be governed by the terms of the 2019 Plan.
2021 Incentive Award Plan
In connection with the Closing of the Business Combination, on August 2, 2021, the Company adopted the 2021 Incentive Award Plan (the “2021 Plan”), which authorized for issuance 78,000,000 shares of common stock. The 2021 Plan provides for the issuance of a variety of stock-based compensation awards, including stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards, performance bonus awards, performance stock unit awards, dividend equivalents, or other stock or cash-based awards. The vesting period of each option and award shall be as determined by a committee of the Company’s board of directors but is generally over two to four years. This reserve increases on January 1 of each year through 2031, by an amount equal to the smaller of: (i) 5% of the number of shares of common stock issued and outstanding on the last day of the immediately preceding fiscal year, or (ii) an amount determined by the board of directors.
Restricted Share Awards
In 2016 and 2015, the Company granted RSAs which were subject to service-based vesting conditions to certain employees, with a vesting period of three or four years. Other than the modification charge noted below, the stock-based compensation charges relating to these awards were not material for the periods presented. The 133,871 shares of awards outstanding at December 31, 2019 were fully vested during the year ended December 31, 2020.
Stock Options
The following table summarizes option activity under the plans:

	Options Outstanding		Weighted-Average Remaining Contract Term (In Years)	Aggregate Intrinsic Value (In Millions)
	Number of Shares	Weighted Average Exercise Price
Outstanding as of January 1, 2021	72,205,242	$0.70	8.90	$108.9
Granted	9,686,589	4.81
Exercised	(22,801,742)	0.33
Cancelled/Expired	(11,551,163)	2.05

Outstanding as of December 31, 2021	47,538,926	$1.39	8.30	$84.8

Vested and exercisable as of December 31, 2021	15,919,802	$0.81	7.88	$32.9

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

The aggregate intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was $41.6 million and $15.4 million, respectively, and is calculated based on the difference between the exercise price and the fair value of the Company’s common stock as of the exercise date. The weighted-average grant date fair value of options granted during the years ended December 31, 2021 and 2020 was $2.16 and $0.70 per share, respectively.
Total unrecognized compensation cost of $28.9 million as of December 31, 2021 is expected to be recognized over a weighted-average period of 2.4 years.
Valuation Assumptions of Stock Options
The fair value of granted stock options was estimated as of the date of grant using the Black-Scholes-Merton option-pricing model, based on the following inputs:

December 31,
	2021	2020
Expected term (in years)	5.4 - 6.5	5.6 - 6.1
Expected volatility	29.6% - 30.1%	22.6% - 29.9%
Risk-free interest rate	0.6% - 1.4%	0.3% - 1.6%
Expected dividend yield	— %	— %
Expected Term
— The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company has opted to use the simplified method for estimating the expected term of options. Accordingly, the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).
Expected Volatility
— Due to the Company’s limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of peer companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.
Risk-Free Interest Rate
— The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the grant’s expected term.
Expected Dividend Yield
— The Company has never paid dividends and does not currently expect to pay dividends.
Fair value of common stock
— Prior to contemplating a public market transaction, the Company established the fair value of common stock by using the option pricing model (Black-Scholes Model based) via the back-solve method and through placing weight on previously redeemable preferred stock transactions. Once the Company made intentional progress toward pursuing a public market transaction, it began applying the probability-weighted expected return method to determine the fair value of its common stock. The probability weightings assigned to certain potential exit scenarios were based on management’s expected near-term and long-term funding requirements and assessment of the most attractive liquidation possibilities at the time of the valuation. Subsequent to the Business Combination, the Company determined the value of its common stock based on the observable daily closing price of its common stock (ticker symbol “HIPO”).

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Early Exercises of Stock Options
In 2019, certain employees early exercised stock options in exchange for promissory notes. The Company accounted for the promissory notes as nonrecourse in their entirety because the promissory notes are not aligned with a corresponding percentage of the underlying shares. The early exercises of options were not deemed to be substantive exercises for accounting purposes. Each of these loans and all interest accrued thereon was forgiven upon the consummation of the Business Combination. The forgiveness of the promissory notes were deemed to be exercises of the 9.4 million stock options with an intrinsic value of $94.0 million on the date of forgiveness. The Company accounted for the forgiveness as a modification to the options granted and incurred an incremental stock-based compensation charge of $2.1 million during the year. The related number of unvested shares subject to repurchase as of December 31, 2021 was 2,948,602.
In 2020 and 2021, certain employees early exercised stock option with cash. On December 31, 2021 and December 31, 2020, the Company had $2.2 million and $2.5 million, respectively, recorded in accrued expenses and other liabilities related to early exercises of the stock options, and the related number of unvested shares subject to repurchase was 2,060,221 and 2,399,245, respectively.
Restricted Stock Units
In August 2021, the Company began granting RSUs under the 2021 Incentive Award Plan. The RSUs granted to employees are measured based on the grant-date fair value. In general, the Company’s RSUs vest over a service period of two to four years. Stock-based compensation expense is recognized based on the straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

	Number of Shares	Weighted Average Grant-Date Fair Value per Share
Unvested and outstanding as of December 31, 2020	—	$—
Granted	28,233,515	3.91
Vested	(187,125)	4.00
Canceled and forfeited	(875,460)	3.97

Unvested and outstanding as of December 31, 2021	27,170,930	3.91

Total unrecognized compensation cost related to unvested RSUs is $106.3 million as of December 31, 2021, and it is expected to be recognized over a weighted-average period of 3.3 years.
Performance Restricted Stock Units
In August 2021 and November 2021, the Company granted performance-based restricted stock units (PRSUs), which become eligible to vest subject to the achievement of specified performance conditions within 18-months of the grant date. Compensation expense for PRSUs reflects the estimated probability that performance conditions will be met. As of December 31, 2021, 1,768,419 PRSUs have been granted with a weighted-average grant date fair value of $5.21, all of which were unvested at period end.
The Company recognized $3.0 million of stock-based compensation expense associated with the PRSUs for the year ended December 31, 2021. Total unrecognized compensation cost related to unvested PRSUs is $6.2 million as of December 31, 2021, and it is expected to be recognized within the next nine months.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

2021 Employee Stock Purchase Plan
In connection with the closing of the Business Combination, the Company adopted the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which authorized 13,000,000 shares of common stock for issuance. The 2021 ESPP became effective on October 25,2021. The 2021 ESPP is designed to allow eligible employees of the Company to purchase shares of our common stock with their accumulated payroll deductions at a price equal to 85% of the lesser of the fair market value on the first business day of the offering period or on the designated purchase date of the offering period up to $25,000 during the calendar year. The ESPP offers a six-month look-back feature as well as an automatic reset feature that provides for an offering period to be reset to a new lower-priced offering if the offering price of the new offering period is less than that of the current offering period. No shares have been issued under the 2021 ESPP as of December 31, 2021. In addition, the number of shares available for issuance under the 2021 ESPP will be annually increased on January 1 of each calendar year beginning in 2021 and ending in 2031, by an amount equal to the lesser of (i) one percent of the shares outstanding (on a converted basis) on the last day of the immediately preceding fiscal year and (ii) such number of shares as may be determined by the board of directors.
Stock-Based Compensation
The company recorded a modification charge of $2.6 million in 2021 relating to the cancellation of options granted to an executive officer of the Company without replacement.
Total stock-based compensation expense, classified in the accompanying consolidated statements of operations and comprehensive loss was as follows (in millions):

	Year Ended December 31,
	2021	2020
Losses and loss adjustment expenses	$0.6	$0.1
Insurance related expenses	1.1	0.2
Technology and development	6.8	2.4
Sales and marketing	5.0	2.1
General and administrative	10.8	12.4

Total stock-based compensation expense	$24.3	$17.2

18. Income Taxes
Income tax expense
The Company and its U.S. subsidiaries file a consolidated federal income tax return. Tax liabilities and benefits realized by the consolidated group are allocated on a separate return basis. The Company’s international subsidiaries file various income tax returns in their respective jurisdictions.
Income (loss) before tax consists of the following (in millions)

	Year Ended December 31,
	2021	2020
United States	$(371.3)	$(143.2)
Foreign	0.6	—

Total	$(370.7)	$(143.2)

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

The components of the total provision for income taxes are as follows (in millions):

	Year Ended December 31,
	2021	2020
Loss before income taxes	$(370.7)	$(143.2)
Income tax benefit from statutory rate	(77.9)	(30.1)
Effect of:
Meals, entertainment & parking	0.1	0.1
Deferred compensation	27.8	8.1
Transaction costs	0.1	0.1
State taxes	(7.2)	(1.1)
Non-deductible interest	5.5	—
Increase in valuation allowance	53.4	19.9
Other	(1.1)	1.2

Income taxes expense (benefit)	$0.7	$(1.8)

The components of the provision for income taxes are as follows (in millions):

	Year Ended December 31,
	2021	2020
Income tax applicable to:
Current
State	$0.2	$0.2
Foreign	0.5	—

Total current provision	$0.7	$0.2
Deferred
Federal	$—	$(1.9)
State	—	(0.1)

Total deferred provision	$—	$(2.0)

Total provision for income taxes	$0.7	$(1.8)

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

Deferred tax
Significant components of the Company’s deferred tax assets and liabilities are as follows (in millions):

	As of December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforward	$87.4	$35.4
Provision for commission	—	5.4
Intangible assets	3.5	3.1
Research and development credit	2.4	0.2
Deferred compensation	2.2	0.3
Unearned premium reserve	1.2	1.0
Loss reserve discount	0.6	0.1
Unrealized losses	0.2	—
Deferred rent	0.2	0.1
Other accruals	3.5	0.9
Interest expense limitation	—	0.6

Total deferred tax assets	$101.2	$47.1
Valuation allowance	(93.2)	(39.6)

Total deferred income tax assets	$8.0	$7.5
Deferred tax liabilities
Property and equipment	$0.3	$0.1
Provision for commission	0.2	—
Capitalized software	6.1	3.3
Acquired intangibles	0.2	0.5
Unrealized gains	—	0.4
Spinnaker stepped-up adjustment	—	2.9
Deferred acquisition costs	0.9	0.3
Other	0.3	—

Total deferred tax liabilities	$8.0	$7.5

Deferred income tax assets, net	$—	$—

Valuation Allowance
Recognition of deferred tax assets is appropriate when realization of these assets is more likely than not. Based upon the weight of all available evidence, with primary focus on the Company’s history of recent losses, the Company has concluded that it is not more likely than not that the recorded deferred tax assets will be realized. As a result, the Company has recorded a full valuation allowance against its net deferred tax assets recorded as of December 31, 2021 and 2020.
Unrecognized Tax Benefits
The Company recognizes the tax benefit of tax positions taken in the consolidated financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the tax technical merits of the position. The tax benefit of a position that meets this standard is measured at the largest amount of benefit that is expected to be more likely than not to be realized on settlement. A liability is established for the difference between the tax benefit of positions taken in a tax return and the tax benefit of tax positions recognized in the consolidated financial statements.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

The Company recognized $1.1 million and $0.0 million unrecognized tax benefit as of December 31, 2021 and 2020, respectively, fully offset by a valuation allowance. No interest or penalties were incurred during the years ended December 31, 2021 or 2020.
As of December 31, 2021, there were no material positions for which the Company believes it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months.
Net Operating Losses
As of December 31, 2021, the Company has U.S. federal and state net operating loss (“NOL”) carryforwards of $372.9 million and $136.3 million, respectively. The Company has $53.3 million of Dual Consolidating Losses in RHS, a 953(d) company. The provisions of the Tax Cuts and Jobs Act of 2017 eliminated the 20-year carryforward period and made it indefinite for federal NOLs generated in tax years after December 31, 2017. For such amounts generated prior to 2018, the 20-year carryforward periods continue to apply.
In general, a corporation’s ability to utilize its NOL carryforwards may be subject to a substantial limitation due to ownership changes that may have occurred or that could occur in the future, as required by section 382 of the Internal Revenue Code of 1986 (the “Code”), as amended, as well as similar state provisions. These ownership changes may limit the amount of NOL and research & development (“R&D”) credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change,” as defined by section 382 of the Code, results from transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the capital (as defined) of a company by certain stockholders or public groups. The Company has performed a section 382 analysis and experienced two historical ownership changes in 2016 and 2018, and the Company’s tax attributes subject to such limitations under section 382 have been considered. Components of the NOL carryforwards are as follows (in millions):

	20-year Carryforward Expires in 2035 - 2041	Indefinite Carryforward Period	Total
U.S. Federal	$62.4	$310.5	$372.9
U.S. State	136.3	—	136.3

Balance as of December 31, 2021	$198.7	$310.5	$509.2

Tax credit carryforwards
As of December 31, 2021, the Company has U.S. federal R&D credit carryforwards of $2.1 million, which have a 20-year carryforward and expire 2040-2041, as well as state R&D credit carryforwards of $1.8 million, which have an indefinite carryforward period.
Taxing Authority Audits
The Company’s income tax returns are subject to federal and state tax examinations. There are no pending tax examinations as of December 31, 2021. For U.S. federal purposes, the Company is open to examination for the 2018 – 2020 tax years and for state purposes, the Company is open for from 2017 – 2020 tax years. No interest or penalties were incurred during the years ended December 31, 2021 and 2020.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

19. Net Loss Per Share Attributable to Common
Stockholders
Net loss per share attributable to common stockholders was computed as follows:

	Year Ended December 31,
	2021	2020
Numerator:
Net loss attributable to Hippo – basic and diluted (in millions)	$(371.4)	$(141.5)

Denominator:
Weighted-average shares used in computing net loss per share attributable to Hippo — basic and diluted	272,168,933	86,897,893

Net loss per share attributable to Hippo — basic and diluted	$(1.36)	$(1.63)

Potential dilutive securities that were not included in the diluted loss per share calculations because they would be anti-dilutive were as follows:

	December 31,
	2021	2020
Convertible preferred stock (on an as if converted basis)	—	275,009,550
Outstanding options	47,538,926	58,168,262
Warrants to purchase common shares	9,000,000	33,127,646
Warrants to purchase preferred shares	—	17,344,906
Common stock subject to repurchase	5,008,767	9,499,253
RSU and PRSUs	28,939,349	—
Convertible notes	—	15,146,260

Total	90,487,042	408,295,877

20. Acquisitions
Spinnaker Insurance Company Acquisition
On August 31, 2020, the Company acquired 100% of all issued and outstanding share capital of Spinnaker, a privately-held entity that is an Illinois domiciled property and casualty insurance carrier licensed in 50 states plus the District of Columbia in exchange for cash consideration. The acquisition has been accounted for as a business combination and allows the Company to vertically integrate an insurance carrier and enhance the Company’s control over unit economics and future carrier capacity.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

There were no other components of purchase consideration other than cash payments. The following table summarizes the closing date fair value of the consideration transferred, reflecting the measurement period adjustments recorded at the acquisition date (in millions).

Fair value of Consideration Transferred
Cash paid	$95.6
Less: consideration for settlement of pre-existing liability due to Spinnaker	(5.1)

Total value of consideration transferred	$90.5

The Company recognized $0.8 million of acquisition transaction costs as general and administrative expense in the Company’s consolidated statements of operations and comprehensive loss during the year ended December 31, 2020. The following table presents the allocation of the purchase price for Spinnaker, measured as of the acquisition date:(in millions):

	Acquisition-Date Fair Value	Estimated Useful Life of Finite-Lived Intangible Assets
Tangible assets acquired and (liabilities) assumed:
Investments:
Fixed maturities available-for-sale, at fair value	$45.7
Short term investments	5.0

Total investments	$50.7
Cash and cash equivalents	16.9
Restricted cash	2.1
Accounts receivable, net	18.3
Reinsurance recoverable on paid and unpaid losses and LAE	116.3
Ceding commissions receivable	18.7
Prepaid reinsurance premiums	131.9
Other assets	0.6
Accrued expenses and other liabilities	(6.6)
Loss and loss adjustment expense reserves	(93.3)
Unearned premiums	(132.1)
Reinsurance premium payable	(76.1)

Net tangible assets acquired	$47.4
Intangible assets acquired
Agency relationships	3.4	8 years
VOBA	0.1	2 years
State licenses	7.1	Indefinite
Goodwill	32.5

Total purchase price	$90.5
Goodwill represents the excess of the Purchase Consideration over the fair value of the net tangible and intangible assets acquired and has been allocated to the Company’s one operating segment. Goodwill is primarily attributable to expected post-acquisition synergies from integrating Spinnaker’s property and casualty insurance carrier business into the Company’s homeowner’s insurance business to improve the Company’s speed to market

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

for new products and offers incremental revenue opportunities from Spinnaker’s existing programs. The goodwill recorded is not deductible for income tax purposes.
The results of operations of Spinnaker have been included in the Company’s consolidated statements of operations from the acquisition date. The following unaudited pro forma financial information gives effect to the acquisition of Spinnaker as if it were consummated on January 1, 2019, including pro forma adjustments related to the valuation and allocation of the purchase price, primarily amortization of acquired intangible assets; stock-based compensation expense; alignment of accounting policies; to Spinnaker’s historical financial statements; and direct transaction costs reflected in the historical financial statements. This data is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been reported had the acquisition occurred on the assumed date. It should not be taken as representative of future results of operations of the Company (in millions):

Year Ended December 31, 2020
Pro forma revenue	$54.1
Pro forma net loss	$(136.6)
Agency Acquisition
On December 31, 2020, the Company acquired an insurance agency aggregator for purchase consideration of $24.4 million, consisting primarily of cash and the issuance of a convertible promissory note of $12.5 million. See Note 13 for additional information of the convertible promissory note. The acquisition allows the Company to continue to expand its customer base.
Of the total purchase consideration, $11.0 million has been recorded to acquired intangible assets, $13.9 million to goodwill, and $0.5 million of net liabilities, primarily working capital. The Company incurred $0.1 million in acquisition related costs, which were recognized as general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss).
The intangible assets acquired primarily relate to carrier and agency relationships and have a useful life of eight years. The Company valued the intangibles using income-based approaches including the excess earnings and relief from royalty method as well as the with and without approach. The goodwill represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including expected future synergies. The goodwill recognized is expected to be deductible for tax purposes.
Other Acquisition
On August 31, 2021, the Company acquired a software development and engineering consulting firm for the aggregate purchase price of $7.8 million, consisting of cash and equity. The acquisition has been accounted for as a business combination under ASC 805 and was made to further strengthen the Company’s technology and development capabilities. Of the total purchase consideration, $5.3 million has been recorded to goodwill, $0.6 million to acquired intangible assets, and $2.0 million to net working capital. The Company incurred $0.4 million in acquisition related costs which were recognized as general and administrative expenses in the accompanying condensed consolidated statements of operations and comprehensive income (loss).
Included in the arrangement is $9.2 million in equity instruments granted to certain employees that have vesting conditions contingent on certain performance milestones and are accounted for as equity-settled stock-

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

based compensation transactions. These will be recorded as post-combination compensation expense over a service period of up to 18 months, when the performance milestones become probable, if not forfeited by the employees.
21. Related Party
In December 2020, the Company acquired First Connect Insurance Services, a wholesale P&C insurance provider for independent agents interested in gaining access to the advanced quoting platforms that are provided by insurtech companies. One of our executive officers, Richard McCathron, was the President and Chief Executive Officer of First Connect Insurance services from 2012 to 2017 and owned greater than 10% of First Connect Insurance Services prior to the time of the transaction. The Company paid Mr. McCathron $6.4 million for his equity interests in First Connect Insurance Services prior to the transaction. The Company also entered into an agency aggregator agreement with First Connect. The Company incurred a total of $9.9 million of expenses during the year ended December 31, 2020 related to this agreement.
In October 2020, Hippo entered into a Master Services Agreement with Forecast Labs, LLC, which operates a startup studio for Comcast Ventures, LP, which provides accelerator and incubator services to select portfolio companies of Comcast Ventures. Comcast Ventures and its affiliated funds are beneficial owners of more than 5% of outstanding Hippo capital stock. Hippo incurred a total of $2.2 million of expenses during the year ended December 31, 2020 related to this agreement. As of December 31, 2021 this entity is no longer a related party.
In February 2020, Comcast Neptune, LLC assumed the Master Services Agreement between Loop Labs, Inc. d/b/a Notion and the Company. Comcast Neptune, LLC and its affiliated funds is a beneficial owner of more than 5% of our outstanding capital stock. The Company incurred a total of $3.2 million of expenses during the year ended December 31, 2020 related to this services agreement. As of December 31, 2021 this entity is no longer a related party.
In February 2019, the Company entered into an Accelerate Agreement with Comcast Ventures, LLC. Comcast Ventures, LLC and its affiliated funds are beneficial owners of more than 5% of our outstanding capital stock. The Company incurred over $120,000 of expenses during the year ended December 31, 2020 related to this services agreement. As of December 31, 2021 this entity is no longer a related party.
22. Statutory Financial Information
The Company’s insurance subsidiaries are subject to insurance laws and regulations in the jurisdictions in which they operate. U.S. state insurance laws and regulations prescribe accounting practices for determining statutory net income and capital and surplus for insurance companies. In addition, state regulators may permit statutory accounting practices (SAP) that differ from prescribed practices. The principal differences between SAP and GAAP as they relate to the financial statements of the Company’s insurance subsidiaries are (a) policy acquisition costs are expensed as incurred under SAP, whereas they are deferred and amortized under GAAP, (b) certain assets are not admitted for purposes of determining surplus under SAP, (c) investments in fixed income securities are carried at amortized cost under SAP whereas such securities are carried at fair value under GAAP , and (d) the criteria for recognizing net DTAs and the methodologies used to determine such amounts are different under SAP and GAAP.
Risk-Based Capital (“RBC”) requirements promulgated by the National Association of Insurance Commissioners require property/casualty insurers to maintain minimum capitalization levels determined based on formulas incorporating various business risks of the insurance subsidiaries. As of December 31, 2021 and 2020, the company’s capital and surplus exceeds its authorized control level.

HIPPO HOLDINGS INC.
Notes to Consolidated Financial Statements

The statutory net income and statutory capital and surplus of the Company’s insurance subsidiaries in accordance with regulatory accounting practices were as follows (in millions):

	Statutory Net Income		Capital Surplus
	2021	2020	2021	2020
Statutory net income
U.S. insurance subsidiaries	$(0.5)	$6.6	$131.8	$69.6
International insurance subsidiary	(54.7)	(16.7)	7.7	22.6

Statutory capital and surplus	$(55.2)	$(10.1)	$139.5	$92.2

23. Dividend Restrictions
Spinnaker Insurance Company
The maximum amount of dividends that can be paid by an Illinois-domiciled property and casualty insurance company without prior approval of the Illinois Insurance Commissioner in a 12 month period, measured retrospectively from the date of payment, is the greater of (1) ten percent (10%) of surplus as regards policyholders as of December 31 of the preceding year; or (2) the net income of such insurer as of December 31 of the preceding year, provided unassigned funds (surplus) exceeds zero following payment of such dividends. At December 31, 2021, $11.7 million was available for the payment of dividends without prior approval of the Illinois Department of Insurance.
Spinnaker Specialty Insurance Company (“SSIC”) and Mainsail Insurance Company (“MIC”)
The maximum amount of dividends that can be paid by a Texas-domiciled property and casualty insurance company without prior approval of the Texas Insurance Commissioner in a 12 month period, measured retrospectively from the date of payment, is the greater of (1) ten percent (10%) of surplus as regards policyholders as of December 31, 2021; or (2) the net income of such insurer as of December 31, 2021. At December 31, 2021, surplus as regards policyholders for SSIC and MIC was $47.0 million and $10.0 million respectively. Net income was nil for SSIC and MIC for the year ended December 31, 2021.
RH Solutions Insurance (Cayman) Ltd.
The Company’s insurance subsidiary in the Cayman Islands, RHS, is regulated by the Cayman Islands Monetary Authority (“CIMA”). CIMA must be given advanced notice of any dividend payments. At December 31, 2021 and 2020, approximately $5.4 million and $28.0 million, respectively, of excess capital were available for the payment of dividends contingent on receiving the prior approval of CIMA. Dividend distributions to RH Solutions’ stakeholders are recognized in the period in which the dividends are declared by the Directors. In accordance with the terms of the Insurance (Capital and Solvency) (Class B, C, and D Insurers) Regulations, 2012, as a Class B(iii) issuer under the Law, RH Solutions is required to maintain the Prescribed Capital Requirement (“PCR”) of $2.3 million, which is based on net earned premium during the fiscal year.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock and warrants being registered hereby.

Securities and Exchange Commission registration fee	$183,510.65
Accounting fees and expenses	$35,000.00
Legal fees and expenses	$75,000.00
Financial printing and miscellaneous expenses	$115,000.00
Total	$408,510.65
Item 14. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require us to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Item 15. Recent Sales of Unregistered Securities.
Since January 1, 2018, we have made sales of the following unregistered securities:

•	On October 7, 2020, RTPZ issued an aggregate of 5,750,000 RTPZ Class B ordinary shares to the Sponsor for an aggregate gross proceeds of $25,000;

•	On November 23, 2020, RTPZ issued 4,400,000 warrants to purchase an equivalent number of RTPZ Class A ordinary shares to the Sponsor for aggregate gross proceeds of $6,600,000; and

•
On August 2, 2021, Hippo Holdings issued 55,000,000 shares of Hippo Holdings common stock to certain qualified institutional buyers and accredited investors that agreed to purchase such shares in connection with the Business Combination for aggregate gross proceeds of $550,000,000.

The foregoing securities were issued in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.
Item 16. Exhibits and Financial Statement Schedules.
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit Number	Description of Document

2.1*+	Agreement and Plan of Merger, dated as of March 3, 2021, by and among Reinvent Technology Partners Z, RTPZ Merger Sub Inc. and Hippo Enterprises, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-254691) filed on July 8, 2021).

3.1*	Amended and Restated Certificate of Incorporation of Hippo Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on November 10, 2021).

3.2*	Amended and Restated Bylaws of Hippo Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed on November 10, 2021).

4.1*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed with the SEC on November 2, 2020).

4.2*	Warrant Agreement, dated November 18, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 23, 2020).

4.3*	Description of Hippo Holdings Inc.’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K filed on March 14, 2022).

5.1*	Legal Opinion of Latham & Watkins LLP.

10.1*	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 5, 2021).

10.2*	Sponsor Support Agreement, dated March 3, 2021, by and among the Sponsor, each officer and director of RTPZ, RTPZ, and Old Hippo (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.3*	Company Support Agreement, dated March 3, 2021, by and among RTPZ, Old Hippo, each officer and director of Old Hippo and certain stockholders of Old Hippo (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.4*	Sponsor Agreement, dated March 3, 2021, by and among the Sponsor, RTPZ, and Old Hippo (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.5*	Registration Rights Agreement by and among the Company, the Sponsor and the other holders of Class B ordinary shares, certain former stockholders of Old Hippo, and Reinvent Capital Fund LP (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on August 5, 2021).

10.6*#	Hippo Holdings Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on August 5, 2021).

10.7*#	Hippo Holdings Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on August 5, 2021).

10.8*#	Form of Option Agreement under Hippo Holdings Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on August 5, 2021).

10.9*#	Form of Restricted Stock Unit Agreement under Hippo Holdings Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on August 5, 2021).

Exhibit Number	Description of Document

10.10*#	Form of Subscription Agreement (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.11*#	Offer Letter Agreement, dated as of February 5, 2019, by and between Hippo Analytics Inc. and Stewart Ellis (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.12*#	Employment Agreement, dated as of December 9, 2015, by and between Hippo Analytics Inc. and Aviad Pinkovezky (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.13*#	Offer Letter Agreement, dated as of October 14, 2020, by and between Hippo Analytics, Inc. and Simon Fleming-Wood (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.14*#	Employment Agreement, dated as of January 1, 2016, by and between Hippo Analytics Inc. and Assaf Wand (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.15*#	Employment Agreement, dated as of January 26, 2017, by and between Hippo Analytics Inc. and Rick McCathron (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-4 (File No. 333-256491) filed on July 8, 2021).

10.16*#	Hippo Holdings Inc. Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed on August 5, 2021).

10.17*	Lease Agreement by and between 601 Congress LP and Hippo Analytics Inc., dated as of January 30, 2019 (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed on August 5, 2021).

10.18*	First Amendment to Lease Agreement by and between 601 Congress LP and Hippo Analytics Inc., dated as of May 9, 2019 (incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed on August 5, 2021).

10.19*	Second Amendment to Lease Agreement by and between 601 Congress LP and Hippo Analytics Inc., dated as of June 26, 2019 (incorporated by reference to Exhibit 10.20 to the Current Report on Form 8-K filed on August 5, 2021).

10.20*	Lease Agreement by and between Tallwood Forest, LLC and Hippo Analytics Inc., dated as of June 14, 2019 (incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed on August 5, 2021).

10.21*	Amendment to Lease Agreement by and between Tallwood Forest, LLC and Hippo Analytics Inc., dated as of November 24, 2020 (incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K filed on August 5, 2021).

10.22*	Office Lease by and between Elevate Sabine, LLC and Hippo Analytics Inc., dated as of July 2, 2020 (incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K filed on August 5, 2021).

10.23*	First Amendment to Office Lease by and between Elevate Sabine, LLC and Hippo Analytics Inc., dated as of October 29, 2020 (incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K filed on August 5, 2021).

Exhibit Number	Description of Document

10.24*	Lease Agreement by and between 522 Congress, LP and Hippo Analytics Inc., dated as of December 15, 2017 (incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K filed on August 5, 2021).

10.25*	First Amendment to Lease Agreement by and between 522 Congress LP and Hippo Analytics Inc., dated as of June 26, 2019 (incorporated by reference to Exhibit 10.26 to the Current Report on Form 8-K filed on August 5, 2021).

10.26*	Second Amendment to Lease Agreement by and between 522 Congress LP and Hippo Analytics Inc., dated as of July 7, 2021 (incorporated by reference to Exhibit 10.27 to the Current Report on Form 8-K filed on August 5, 2021).

21.1*	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed on March 14, 2022).

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

†
Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(10)(iv), as applicable, of Regulation
S-K.
The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates a management contract or compensatory plan.
*	Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement
to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 19, 2022.

HIPPO HOLDINGS INC.

By:	/s/ Assaf Wand
Name: Assaf Wand Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Assaf Wand
Assaf Wand	Director, Co-Founder and Chief Executive Officer (Principal Executive Officer)	April 19, 2022

/s/ Stewart Ellis
Stewart Ellis	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 19, 2022

*
Amy Errett	Director	April 19, 2022

*
Eric Feder	Director	April 19, 2022

*
Lori Dickerson Fouché	Director	April 19, 2022

*
Hugh R. Frater	Director	April 19, 2022

*
Noah Knauf	Director	April 19, 2022

*
Sam Landman	Director	April 19, 2022

*
Sandra Wijnberg	Director	April 19, 2022

*By	/s/ Stewart Ellis	April 19, 2022
Stewart Ellis
Attorney-in-fact